Filed pursuant to Rule 424(b)(3)

Registration No. 333-179121

PROSPECTUS

HUGHES SATELLITE SYSTEMS CORPORATION

Offer to Exchange up to $1,100,000,000 aggregate principal amount of new

6½% Senior Secured Notes due 2019 and
up to $900,000,000 aggregate principal amount of new 7 5/8% Senior Notes due 2021,

which have been registered under the Securities Act of 1933,

for any and all of its outstanding 6½% Senior Secured Notes due 2019 and 7 5/8% Senior Notes
due 2021, respectively

Subject to the Terms and Conditions described in this Prospectus

The Exchange Offer will expire at 5:00 p.m., New York City time, on February 27, 2012, unless extended

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our new 6½% Senior Secured Notes due 2019 for all of our outstanding 6½% Senior Secured Notes due 2019 and our new 7 5/8% Senior Notes due 2021 for all of our outstanding 7 5/8% Senior Notes due 2021.  We refer to our outstanding 6½% Senior Secured Notes due 2019 as the “Old Secured Notes,” our outstanding 7 5/8% Senior Notes due 2021 as the “Old Unsecured Notes” (together with the Old Secured Notes, the “Old Notes”), the new 6½% Senior Secured Notes due 2019 issued in this offer as the “Secured Notes” and the new 7 5/8% Senior Notes due 2021 issued in this offer as the “Unsecured Notes” (together with the Secured Notes, the “Notes”).  The Secured Notes and the Unsecured Notes are substantially identical to the Old Secured Notes and the Old Unsecured Notes, respectively, that we issued on June 1, 2011, except for certain transfer restrictions and registration rights provisions relating to the Old Notes.  The CUSIP numbers for the Old Secured Notes are 268520 AA1 and U2792Q AA5. The CUSIP numbers for the Old Unsecured Notes are 268520 AC7 and U2792Q AB3.

MATERIAL TERMS OF THE EXCHANGE OFFER

•              You will receive an equal principal amount of Secured Notes for all Old Secured Notes that you validly tender and do not validly withdraw, and an equal principal amount of Unsecured Notes for all Old Unsecured Notes that you validly tender and do not validly withdraw.

•              The exchange should not be a taxable exchange for United States federal income tax purposes.

•              There has been no public market for the Old Notes and we cannot assure you that any public market for the Notes will develop.  We do not intend to list the Notes on any securities exchange or to arrange for them to be quoted on any automated quotation system.

•              The terms of the Secured Notes and the Unsecured Notes are substantially identical to the Old Secured Notes and the Old Unsecured Notes, respectively, except for transfer restrictions and registration rights relating to the Old Notes.

•              If you fail to tender your Old Notes for the Notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

Investing in the Notes involves risks.  Consider carefully the “Risk Factors” beginning on page 20 of this prospectus.

We are not making this exchange offer in any state where it is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2012.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is accurate only as of its date.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 throughout this prospectus, including the documents incorporated herein by reference.  Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we “believe,” “intend,” “plan,” “estimate,” “expect” or “anticipate” will occur, and other similar statements), you must remember that our expectations may not be achieved, even though we believe they are reasonable.  We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all.  You should read this prospectus in its entirety and with the understanding that actual future results may be materially different from what we expect.  Whether actual events or results will conform to our expectations and predictions is subject to a number of risks and uncertainties.  The risks and uncertainties include, but are not limited to, the following:

General Risks Affecting Our Business

•                  One of our principal operating subsidiaries, EchoStar Satellite Services L.L.C. (“ESS”), currently derives a substantial portion of its revenue from its two primary customers, DISH Network Corporation (“DISH Network”) and Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”).  The loss of, or a significant reduction in orders from or a decrease in selling price of transponder leasing and/or providing digital broadcast operations to DISH Network or Dish Mexico would also significantly reduce our revenue and adversely impact our results of operations derived from ESS.

•                  Economic weakness, including high unemployment and reduced consumer spending, may adversely affect our ability to grow or maintain our business.

•                  If we are unable to properly respond to technological changes, our business could be significantly harmed.

•                  The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.

•                  We currently have unused satellite capacity, and our results of operations may be materially adversely affected if we are not able to lease more of this capacity to third parties.

•                  Certain of our sales to DISH Network could be terminated or substantially curtailed on short notice, which would have a detrimental effect on us.

•                  We currently face competition from established competitors in the satellite service business and may face competition from others in the future.

•                  The enterprise network communications industry is highly competitive.  We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our enterprise groups.

•                  The consumer network communications market is highly competitive.  We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in the consumer market. Following the commencement of service on ViaSat-1 by WildBlue and prior to the commencement of service on Jupiter 1, we will be at a competitive disadvantage to WildBlue.

•                  If we are unable to develop, introduce and market new products, applications and services on a cost-effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

•                  Any failure or inadequacy of our information technology infrastructure or those of our third-party service providers could harm our business.

•                  We are dependent upon third-party providers for components, manufacturing outsourcing, installation, and customer support service, and our results of operations may be materially adversely affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

•                  Our dependence on outside contractors could result in delays related to the design, manufacture and launch of our new satellites, which could in turn adversely affect our operating results.

•                  If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could adversely affect our revenues.

•                  We may be unable to raise additional capital in the future to, among other things, continue investing in our business, construct and launch new satellites and pursue acquisitions and other strategic transactions.

•                  We may experience significant financial losses on our existing investments.

•                  Our business depends on certain intellectual property rights and on not infringing the intellectual property rights of others.  The loss of or infringement of our intellectual property rights could have a significant adverse impact on our business.

•                  From time to time, we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business, particularly lawsuits regarding intellectual property.

•                  We are a wholly owned subsidiary of EchoStar Corporation (“EchoStar”) and do not operate as an independent company.

•                  EchoStar has not been an independent company for a significant amount of time and it may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

•                  We rely on key personnel and the loss of their services may negatively affect our businesses.

•                  Although we expect that the Acquisition (as defined below) will benefit us, those expected benefits may not occur because of the complexity of integration and other challenges.

•                  We may pursue acquisitions and other strategic transactions to complement or expand our business, which may not be successful and we may lose up to the entire value of our investment in these acquisitions and transactions.

•                  The pro forma financial information is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations in the future.

Risks Related to Our Satellites

•                  Our owned and leased satellites in orbit are subject to significant operational and environmental risks that could limit our ability to utilize these satellites.

•                  Our satellites have minimum design lives ranging from 12 to 15 years, but could fail or suffer reduced capacity before then.

•                  We generally do not have commercial insurance coverage on the satellites we use and could face significant impairment charges if one of our uninsured satellites fails.

•                  Our satellites under construction are subject to risks related to construction and launch that could limit our ability to utilize these satellites.

Risks Related to the Regulation of Our Business

•                  Our business is subject to risks of adverse government regulation.

•                  Our use of satellites is dependent on satellite coordination agreements, which may be difficult to obtain.

•                  Our business depends on Federal Communications Commission (“FCC”) licenses that can expire or be revoked or modified and applications for FCC licenses that may not be granted.

•                  We may face difficulties in accurately assessing and collecting contributions towards the Universal Service Fund.

•                  Our foreign operations expose us to regulatory risks and restrictions not present in our domestic operations.

•                  We may not be aware of certain foreign government laws or regulations or changes to them which could have a significant adverse impact on our business.

•                  Our international sales and operations require access to international markets and are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

Risks Relating to Our Relationship with DISH Network

•                  We have potential conflicts of interest with DISH Network due to our common ownership and management.

•                  We may not be able to resolve any potential conflicts of interest with DISH Network and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

Risks Related to the Notes and the Exchange Offer

•                  We have substantial debt outstanding and may incur additional debt.

•                  We may be required to raise and refinance indebtedness during unfavorable market conditions.

•                  We depend upon our subsidiaries’ earnings to make payments on our indebtedness.

•                  The guarantees of the Notes by our subsidiaries may be subject to challenge.

•                  Certain subsidiaries are not included as guarantor subsidiaries.

•                  The covenants in the indentures will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.

•                  We may be unable to repay or repurchase the Notes upon a change of control.

•                  There may be no public market for the Notes.

Additional Risks Related to the Secured Notes

•                  The Collateral (as defined below) securing the Secured Notes is subject to priority liens held by holders of indebtedness secured by priority liens and holders of other indebtedness secured by permitted prior liens.  If there is a default, such collateral may not be sufficient to repay both the holders of such priority liens and the holders of the Secured Notes.

•                  State law may limit the ability of the Collateral Agent and the noteholders to foreclose on the real property and improvements included in the Collateral.

•                  We may not be able to grant you a collateral interest in our leased satellites.

•                  The value of the Collateral securing the Secured Notes may not be sufficient to satisfy our obligations under the Secured Notes or to secure post-petition interest under U.S. federal bankruptcy law.

•                  The ability of the Trustee to foreclose on certain of the collateral securing the Secured Notes may be limited by U.S. law.

•                  The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Secured Notes will automatically be released from the lien on them and no longer constitute Collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

•                  Foreclosing on any of the Collateral located outside the United States may be difficult due to the laws of certain jurisdictions.

•                  The Collateral securing the Secured Notes may be diluted under certain circumstances.

•                  The rights of holders of the Secured Notes to the Collateral securing the Secured Notes may be materially limited by any intercreditor agreement to the extent we have incurred or will incur any priority lien debt.

•                  There are circumstances other than repayment or discharge of the Secured Notes under which the Collateral securing the Secured Notes will be released automatically, without your consent or the consent of the Collateral Agent.

•                  The rights of holders of the Secured Notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral and other issues generally associated with the realization of security interests in the Collateral.

•                  The Collateral is subject to casualty risks.

•                  Any future note guarantees or additional liens on the Collateral provided after the Secured Notes are issued could also be avoided by a trustee in bankruptcy.

•                  U.S. federal bankruptcy laws may significantly impair noteholders’ ability to realize value from the Collateral.

Additional Risks Related to the Unsecured Notes

•                  The Unsecured Notes are unsecured, and the Unsecured Notes will be effectively subordinated to any existing and future secured debt.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear.  In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements.  We do not assume responsibility for the accuracy and completeness of the forward-looking statements.  All forward-looking statements contained in this prospectus only speak as of the date of this document.  We assume no responsibility for updating forward-looking information contained herein.

Should one or more of the risks or uncertainties described in this prospectus take place, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

You should read carefully the section of this prospectus under the heading “Risk Factors” beginning on page 20.

SUMMARY

In this prospectus, the words “Company,” “we,” “our” and “us” refer to Hughes Satellite Systems Corporation, formerly known as EH Holding Corporation (“HSS”) and its subsidiaries, unless otherwise stated or the context otherwise requires. “ESS” refers to EchoStar Satellite Services L.L.C., our wholly owned subsidiary, and its subsidiaries.  “Hughes Communications” refers to Hughes Communications, Inc. and its subsidiaries. “EchoStar” refers to EchoStar Corporation, our ultimate parent company, and its subsidiaries, including us.  The “Acquisition” refers to the completed merger of a wholly owned subsidiary of HSS with and into Hughes Communications, Inc. on June 8, 2011, following which Hughes Communications, Inc. became a direct wholly owned subsidiary of HSS.  The use of the phrase “the Acquisition and related financing transactions” refers to the Acquisition, the other transactions contemplated by the merger agreement governing the Acquisition (referred to as the “Merger Agreement”), and the issuance of the Old Notes.  Historical financial information of HSS presented in this prospectus includes both “combined” historical financial statements and “consolidated” historical financial statements, both of which we refer to as “consolidated” for purposes of this prospectus.  This summary highlights selected information contained in greater detail elsewhere in this prospectus herein.  This summary may not contain all of the information that you should consider before investing in the Notes.  You should carefully read the entire prospectus, including the sections under the headings “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.”

Background

Effective January 1, 2008, EchoStar Corporation became the holding company of certain businesses, infrastructure and other assets that had been part of DISH Network, including certain satellites, uplink and satellite transmission assets and other assets and related liabilities, as a result of the completion of the related distribution (the “Spin-off”) by DISH Network.  Following the Spin-off, EchoStar has been able to pursue strategic satellite transactions, focus on the commercialization of previously under-utilized satellite capacity, expand the sales of set top boxes and pursue international opportunities.

Since the Spin-off, EchoStar and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our and EchoStar’s Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family. EchoStar and DISH Network share significant intercompany agreements such as receiver, broadcast and satellite capacity contracts.

On June 8, 2011, EchoStar completed its previously announced acquisition of Hughes Communications, pursuant to which a wholly owned subsidiary of EchoStar Corporation merged with and into Hughes Communications, Inc., with Hughes Communications, Inc. becoming an indirect wholly owned subsidiary of EchoStar Corporation and a direct wholly owned subsidiary of HSS.  The cash portion of the Acquisition, related costs and repayment of certain indebtedness of Hughes Communications, Inc., including of its wholly owned subsidiary Hughes Network Systems, LLC (“HNS”), was financed with a combination of the net proceeds from the offering of the Old Notes and existing cash balances and marketable securities at EchoStar Corporation and Hughes Communications.

Hughes Satellite Systems Corporation (Issuer of the Notes)

HSS is a holding company wholly owned by EchoStar Corporation that was formed in March 2011 as EH Holding Corporation to facilitate the Acquisition and related financing transactions.  EH Holding Corporation was renamed Hughes Satellite Systems Corporation in October 2011.  The principal operating subsidiaries of HSS include ESS and Hughes Communications.  HSS is a leading provider of diverse satellite services, including broadcast satellites services (“BSS”), fixed satellite services (“FSS”), consumer satellite broadband services and enterprise satellite broadband services.

We rank among the leading fixed global satellite service providers in terms of revenues and satellite fleet size.  We are the largest provider of satellite Internet broadband in North America to the consumer market in terms of the number of subscribers and a global leader in providing satellite network services and systems to the enterprise market.  We have a satellite fleet of 11 owned and leased satellites that have Ka-band and Ku-band transponder capacity, enabling us to be a leader in the consumer and enterprise markets. We serve broadband consumers, small and medium sized businesses, large enterprises, governments, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers around the world.

For the nine months ended September 30, 2011, our revenues, net loss and EBITDA were $576 million, $8 million and $203 million, respectively.  As of September 30, 2011, we had contracted revenue backlog attributable to satellites currently in orbit of approximately $905 million and contracted backlog attributable to satellites under construction, including QuetzSat-1, of $1.305 billion, and we had a total non-consumer revenue backlog (excluding backlog of satellites under construction) of $818 million, each providing significant visibility into future revenue, EBITDA and cash flow.

Our Satellite Fleet

We have a satellite fleet of 11 owned and leased satellites that have Ka-band and Ku-band transponder capacity and that represent approximately $741 billion in net book value as of September 30, 2011.  We cover the North American market with our owned satellite fleet and North American and international markets with our significant leased Ku-band capacity.  Our satellite fleet has substantial average life remaining, which will increase materially following the anticipated launches of EchoStar XVI and Jupiter 1.  The table below does not include any of our individual satellite transponder leases.

Satellites (1)	Launch Date	Degree Orbital Location (West Longitude)	Initial Useful Life/Lease Term (In Years)
Owned:
EchoStar III (2)	October 1997	61.5	12

EchoStar VI	July 2000	77	12
EchoStar VIII	August 2002	77	12
EchoStar IX	August 2003	121	12
EchoStar XII	July 2003	61.5	10
SPACEWAY 3	August 2007	94.95	15

Leased from DISH Network:
EchoStar I	December 1995	77	12

Leased from Other Third Parties:
AMC-15 (3)	December 2004	105	10
AMC-16 (3)	January 2005	85	10
Nimiq 5 (3)	September 2009	72.7	15
QuetzSat-1 (3)	September 2011	67.1	10

Under Construction:
EchoStar XVI (owned)	Expected in 2012	61.5	15
Jupiter 1 (owned)	Expected in 2012	107	15

(1)          EchoStar IV, which was launched in May 1998 and operated at the 77 degree west longitude orbital location, is fully depreciated and was retired from service in the third quarter of 2011.

(2)          Fully depreciated.

(3)          These satellites are accounted for as capital leases.

EchoStar Corporate Structure

The diagram below depicts, in simplified form, the corporate structure of EchoStar.

Neither EchoStar Corporation nor any of its subsidiaries (other than HSS and its domestic subsidiaries that are Restricted Subsidiaries) will have any obligations or liability with respect to the Notes at any time.

EchoStar Satellite Services

ESS, a principal subsidiary of ours, uses its 10 owned and leased in-orbit satellites and related FCC licenses to provide service capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  ESS also continues to pursue expanding its business offerings by providing value added services such as telemetry, tracking and control services to third parties.

ESS’ transponder capacity is currently used by its customers for a variety of applications:

•                  Direct To Home (“DTH”) Services. ESS provides satellite transponder capacity to satellite TV providers, broadcasters and programmers that use its satellites to deliver programming. ESS’ satellites are also used for the transmission of live sporting events, Internet, disaster recovery, and satellite news gathering services.

•                  Government Services. ESS provides satellite services and technical services to U.S. government service providers and directly to some state agencies. ESS believes its commercial satellites may be used for government services such as homeland security, emergency response, continuing education, distance learning, and training.

•                  Network Services. ESS provides satellite transponder capacity and provides terrestrial network services to corporations. These networks are dedicated private networks that allow delivery of video and data services for corporate communications. ESS’ satellites can be used for point-to-point or point-to-multi-point communications.

ESS’ primary customer is DISH Network, the nation’s third largest pay-TV provider, with more than 13.9 million customers across the United States as of September 30, 2011. DISH Network provides significant coverage throughout the United States, including local channel coverage in standard definition to markets covering 100% of U.S. TV households and local HD channel coverage to markets representing approximately 94% of U.S. TV households as of December 31, 2010.  In 2010, DISH Network represented approximately 80% of ESS revenue.

Hughes Communications

Hughes Communications, our other principal subsidiary, is a leading provider of broadband satellite network services and systems to the enterprise market and is the largest satellite Internet broadband access provider to North American consumers in terms of the number of subscribers.  In addition, Hughes Communications provides managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost effective for specific customers. Hughes Communications also provides networking systems solutions to customers for mobile satellite and wireless backhaul systems.

Since Hughes Communications’ deployment of the first very small aperture terminal (“VSAT”) network in 1983, the company has been a leader in commercial digital satellite communications and has achieved extensive depth and experience in the development, manufacturing and operation of satellite-based data, voice and video networks.

Hughes Communications has three main businesses: (i) North American broadband; (ii) international broadband; and (iii) telecom systems.

North American Broadband. Hughes Communications delivers broadband Internet service to more than approximately 626,000 consumers as of September 30, 2011 and provides satellite, wire line and wireless communication network products and services to enterprises in North America. To support the growth of its North American enterprise and consumer business, Hughes Communications launched its SPACEWAY™ 3 satellite (“SPACEWAY 3”) in August 2007. SPACEWAY 3 was designed and developed as the next generation Ka-band broadband satellite system with a unique architecture for broadband data communications. Because SPACEWAY 3 supports higher data rates and offers direct user-to-user network connectivity, Hughes Communications is able to offer its North American enterprise and consumer customers faster communication rates, reduce its operating costs substantially through the reduction of third-party transponder capacity expenses as the company utilizes the additional capacity of SPACEWAY 3, and as a result, significantly improve its margins. In addition, in June 2009, Hughes Communications entered into an agreement with Space Systems/Loral, Inc. for the design and manufacture of a next-generation, high throughput geostationary satellite (“Jupiter 1”). Jupiter 1 will employ a multi-spot beam, bent pipe Ka-band architecture and is expected to provide additional capacity of approximately 100 gigabits per second for satellite broadband Internet service to the consumer market in North America. Hughes Communications anticipates launching Jupiter 1 in the second quarter of 2012.

International Broadband. Hughes Communications provides satellite communication networks and services to customers worldwide. The international broadband business suite of products and services are particularly well-suited to many international markets because of the geographic dispersion of customers as well as the lack of local infrastructure.  Hughes Communications also provides hardware and shared-hub services, modeled in part on its North American enterprise business. Shared-hub services are available both via Hughes Communications’ own hubs covering Europe, Brazil, Northern Africa, India and the Middle East and through third-party and joint venture operations. Hughes Communications leases transponder capacity on satellites from multiple providers for its enterprise customers. International customers span a wide variety of industries and include state-owned operators as well as private businesses.

Telecom Systems. The telecom systems business consists of the Mobile Satellite Systems group and the Terrestrial Microwave group. This ancillary business line gives Hughes Communications the opportunity to exploit its extensive technological capabilities by developing and supplying turnkey technologies in the L and S band. This business has the technology, engineering talent and manufacturing and customer support capability to offer design and equipment of mobile satellite systems and terrestrial microwave networking equipment for point-to-multipoint and cellular backhaul solutions.  The telecom systems business customers include leading mobile satellite operators, telecom and cellular mobile operators and aeronautical and maritime customers (including airlines, workboats and offshore oil rigs).

Our Competitive Strengths

Leading satellite services provider with key assets. We have significant assets with orbital slots in key locations serving leading global markets, and a long history and expertise in providing satellite services to consumers and enterprises.

Leading satellite Internet access provider to underserved rural consumer markets in North America. We are one of the few satellite broadband service providers to address underserved markets that are less likely to receive terrestrial broadband service. We believe there is significant growth opportunity in these markets.

Strong and predictable cash flow driven by long-term contracts with high renewal rates. Both ESS and Hughes Communications have been able to generate strong and predictable cash flow due to a significant contracted revenue backlog from long-term customer contracts, high customer retention, pre-contracted service on expansion satellites, the relatively fixed-cost nature of the business and disciplined expense management. Enterprise customers include blue chip companies and leaders in the retail, energy, financial, hospitality and services industries, with a high historical rate of renewals.

New satellite launches expected to provide significant additional capacity. During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”) to lease all of the capacity on the QuetzSat-1 satellite, which was launched on September 29, 2011. In addition, we have two satellites under construction that are expected to be launched in the near term. Jupiter 1, our next-generation high-throughput satellite, is expected to launch in the second quarter of 2012.  Jupiter 1 is expected to provide approximately 100 gigabits per second of data capacity for between 1.5 and 2.0 million additional broadband Internet subscribers. EchoStar XVI is expected to launch in the second half of 2012.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.

Global operations providing revenue diversification and economies of scale. We benefit from a geographically diverse revenue stream that consists of a mix of services and hardware revenues. In 2010, on a pro forma basis after giving effect to the Acquisition, HSS derived approximately 80.6% of global revenues from providing services and 19.4% from hardware revenues and enterprise equipment leases.

Our Strategies

Leverage our available satellite capacity.  We benefit from available satellite capacity.  We believe market opportunities exist to lease our capacity to a broader customer base, including providers of pay-TV service, satellite-delivered broadband, corporate communications and government services. We plan to use this capacity to seek cross selling opportunities, including bundling wholesale broadband services from Hughes Communications together with video DTH services under a single package.

Capitalize on demand for broadband services.  We intend to capitalize on the increasing demand for satellite-delivered broadband services and enterprise solutions by utilizing our industry expertise, technology leadership and high level of reliable and quality service to continue subscriber growth both among consumers and enterprise customers.

Develop improved technologies.  We believe HSS will be one of the prime beneficiaries of the combined engineering power of EchoStar and Hughes Communications. This will allow us to continue to develop and deploy cutting edge technology and maintain a leading technological position in our industry.

Exploit international opportunities.  We believe that international DTH satellite and broadband services are particularly well-suited for countries without extensive telecommunications and cable infrastructure, and we intend to continue to seek new investments and customer relationships with international DTH satellite and broadband service providers.  Our available satellite capacity provides us, in certain cases, with the ability to initiate new services quickly, which gives us a competitive advantage.

Pursue strategic partnerships, joint ventures and acquisitions.  We intend to selectively pursue partnerships, joint ventures and strategic acquisition opportunities, both domestically and internationally, that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers.

HSS Corporate Structure

The diagram below depicts, in simplified form, our corporate and financing structure.

(1)          HSS is 100% owned by EchoStar Corporation.  Neither EchoStar Corporation nor any of its subsidiaries (including those forming part of EchoStar’s digital set-top box business, but excluding those identified above) are guarantors; nor do any of their assets or share interests form any part of the collateral securing the Old Secured Notes and the Secured Notes.

(2)          Each of EchoStar Satellite Services L.L.C. and Hughes Communications, Inc. has subsidiaries that are guarantors and subsidiaries that are non-guarantors.

(3)          Our non-guarantor subsidiaries, which are primarily comprised of our foreign subsidiaries, accounted for approximately $164 million, or 12.6%, of our revenues for the year ended December 31, 2010 on a pro forma basis after giving effect to the Acquisition and related financing transactions, and approximately $126 million, or 3.0% of our consolidated total assets, and approximately $67 million, or 2.2% of our liabilities, in each case as of September 30, 2011.

Our principal executive offices are located at 100 Inverness Terrace East, Englewood, Colorado 80112, and our telephone number is (303) 706-4000.

The Exchange Offer

The exchange offer relates to the exchange of up to $1,100,000,000 aggregate principal amount of outstanding 6½% Senior Secured Notes due 2019 and up to $900,000,000 aggregate principal amount of outstanding 7 5/8% Senior Notes due 2021, for an equal aggregate principal amount of the Secured Notes and the Unsecured Notes, respectively.  The form and terms of the Secured Notes and the Unsecured Notes are identical in all material respects to the form and terms of the corresponding outstanding Old Secured Notes and Old Unsecured Notes, respectively, except that the Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.

The Exchange Offer

We are offering to exchange $1,000 principal amount of our Secured Notes that we have registered under the Securities Act for each $1,000 principal amount of outstanding Old Secured Notes, and $1,000 principal amount of our Unsecured Notes that we have registered under the Securities Act for each $1,000 principal amount of outstanding Old Unsecured Notes.  Old Notes tendered in the exchange offer must be in minimum denominations of $2,000 principal amount and any integral multiples of $1,000 in excess thereof.  In order for us to exchange your Old Notes, you must validly tender them to us and we must accept them.  We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn.

Resale of the Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your Notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the Notes issued in the exchange offer in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the Notes we issue to you in the exchange offer.

Each broker-dealer that receives Notes in the exchange offer for its own account in exchange for Old Notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Notes issued in the exchange offer.  You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

Expiration date

The exchange offer will expire at 5:00 p.m., New York City time, on February 27, 2012, unless we decide to extend the expiration date.  We may extend the expiration date for any reason.  If we fail to consummate the exchange offer, you will have certain rights against us under the registration rights agreement we entered into as part of the offering of the Old Notes.

Special procedures for beneficial owners

If you are the beneficial owner of Old Notes and you registered your Old Notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your Old Notes and instruct that person to tender the Old Notes on your behalf.  If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Old Notes, either make appropriate arrangements to register ownership of the outstanding Old Notes in your name or obtain a properly completed bond power from the registered holder.  The transfer of record ownership may take considerable time.

Guaranteed delivery procedures

If you wish to tender your Old Notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered Old Notes on time, you may tender your Old Notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer—How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us.”

Withdrawal rights	You may withdraw the tender of your Old Notes at any time prior to the expiration date.

Material United States federal income tax consequences	An exchange of Old Notes for Notes should not be subject to United States federal income tax. See “Material United States Federal Income Tax Considerations.”

Use of proceeds

We will not receive any proceeds from the issuance of Notes pursuant to the exchange offer.  Old Notes that are validly tendered and exchanged will be retired and canceled.  We will pay all expenses incident to the exchange offer.

Exchange Agent

You can reach the Exchange Agent, Wells Fargo Bank, National Association at MAC - N9303-121, Corporate Trust Operations, P.O. Box 1517, Minneapolis, Minnesota 55480-1517.  For more information with respect to the exchange offer, you may call the Exchange Agent at (800) 344-5128; the fax number for the Exchange Agent is (612) 667-6282.

The Notes

The exchange offer applies to $1,100,000,000 aggregate principal amount of 6½% Senior Secured Notes due 2019 and $900,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2021.  The form and terms of the Secured Notes and the Unsecured Notes are identical in all material respects to the form and terms of the corresponding outstanding Old Secured Notes and Old Unsecured Notes, respectively, except that the Notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer.  The Notes will be entitled to the benefits of the respective indentures governing the Notes.  See “Description of the Secured Notes” and “Description of the Unsecured Notes.” As used in this summary of the Notes, “subsidiaries” refers to our direct and indirect subsidiaries.

Issuer	Hughes Satellite Systems Corporation.

Notes Offered	$1,100,000,000 aggregate principal amount of 6½% Senior Secured Notes due 2019; and $900,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2021.

Maturity	Secured Notes: June 15, 2019 Unsecured Notes: June 15, 2021

Interest Payment Dates	June 15 and December 15 of each year, starting on June 15, 2012

Security

The Secured Notes will be secured by first-priority Liens on substantially all existing and future tangible and intangible assets of HSS and the guarantors subject to certain excluded assets and permitted liens (the “Collateral”).  Certain other pari passu lien obligations incurred after issuance may share in the Collateral equally and ratably with the Secured Notes and the guarantees thereof.

For more information, see “Description of the Secured Notes — Security.”

Ranking

The Notes and the guarantees thereof are HSS’s senior indebtedness, and rank pari passu in right of payment with all of its existing and future senior debt.

Indebtedness under the Secured Notes and all related guarantees are secured by the Collateral (as defined herein) and will rank effectively senior to any of HSS’s future senior unsecured debt to the extent of the Collateral securing the Secured Notes.

The Secured Notes will rank effectively junior to HSS’s obligations that are secured by assets that do not constitute Collateral. As of September 30, 2011, the Old Secured Notes ranked effectively junior to $393 million of debt secured by assets not constituting Collateral or assets that secure such other debt on a higher priority basis.

Indebtedness under the Unsecured Notes will be unsecured senior obligations of the issuer and will rank effectively junior to HSS’s existing and future senior secured indebtedness to the extent of the collateral securing such indebtedness. As of

September 30, 2011, the Old Unsecured Notes ranked effectively junior to $1.5 billion of debt of which $1.1 billion was attributed to the Old Secured Notes.

Guarantees

The Notes will be fully and unconditionally guaranteed, on a joint and several basis, by each of HSS’s domestic subsidiaries, including Hughes Communications and its domestic subsidiaries, other than immaterial subsidiaries, that are Restricted Subsidiaries (as defined herein), and by any other parties that become guarantors of the Notes after the issue date.

Our non-guarantor subsidiaries accounted for approximately $164 million, or 12.6%, of our revenues for the year ended December 31, 2010 on a pro forma basis after giving effect to the Acquisition and related financing transactions, and approximately $126 million, or 3.0% of our consolidated total assets, and approximately $67 million, or 2.2% of our liabilities, in each case as of September 30, 2011.

Neither EchoStar Corporation nor any of its subsidiaries (other than HSS and its domestic subsidiaries that are Restricted Subsidiaries) will have any obligations or liability with respect to the Notes.

Optional Redemption

We may redeem the Secured Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued interest and unpaid interest, if any.  In addition, we may redeem up to 10% of the outstanding Secured Notes per year at any time prior to June 15, 2015 at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest, if any.  For more information, see “Description of the Secured Notes — Optional Redemption.”

We may redeem the Unsecured Notes, in whole or in part, at any time at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued interest and unpaid interest, if any.  For more information, see “Description of the Unsecured Notes — Optional Redemption.”

Optional Redemption After Equity Offering

At any time (which may be more than once) before June 15, 2014, we may redeem up to 35% of the aggregate principal amount of Notes issued with the net proceeds that we raise in one or more equity offerings, as long as at least 65% of the aggregate principal amount of Notes issued remains outstanding afterwards.

Change of Control

If a Change of Control occurs, as that term is defined in “Description of the Secured Notes — Certain Definitions” and “Description of the Unsecured Notes — Certain Definitions,” holders of Notes will have the right, subject to certain conditions, to require us to repurchase their Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Secured Notes — Change of Control Offer” and “Description of the Unsecured Notes — Change of Control Offer.”

Certain Covenants

The indentures governing the Notes, among other things, limit our ability and the ability of our restricted subsidiaries to:

•     pay dividends or distributions, repurchase equity, prepay subordinated debt or make certain investments;

•     incur additional debt or issue certain disqualified stock and preferred stock;

•     incur liens on assets;

•     merge or consolidate with another company or sell all or substantially all assets;

•     enter into transactions with affiliates; and

•     allow to exist certain restrictions on the ability of the guarantors to pay dividends or make other payments to us.

These covenants are subject to important exceptions and qualifications as described under “Description of the Secured Notes — Certain Covenants” and “Description of the Unsecured Notes — Certain Covenants.”

Registration Rights

Pursuant to a registration rights agreement between us and the initial purchaser of the Old Notes, we agreed to use our reasonable best efforts to cause an exchange offer registration statement to be declared effective within 365 days after June 8, 2011. We intend the registration statement relating to this prospectus to satisfy these obligations.  In certain circumstances, we will be required to file a shelf registration statement to cover resales of the Notes.  If we do not comply with our obligations under the registration rights agreement, we will be required to pay additional interest on the Notes.  See “Registration Rights.”

Risk Factors

Investing in the Notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to investing in the Notes. In particular, we urge you to carefully consider the information set forth in the section under the heading “Risk Factors” for a description of certain risks you should consider before investing in the Notes.

Indentures

The Secured Notes will be issued under an indenture, dated as of June 1, 2011, with Wells Fargo Bank, National Association, as trustee and collateral agent, as supplemented by a supplemental indenture, dated as of June 8, 2011.  The rights of holders of the Secured Notes, including rights with respect to default, waivers and amendments will be governed by the indenture, as supplemented.

The Unsecured Notes will be issued under an indenture, dated as of June 1, 2011, with Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture, dated as of June 8, 2011.  The rights of holders of the Unsecured Notes, including rights with respect to default, waivers and amendments will be governed by the indenture, as supplemented.

Governing Law	The indentures, as supplemented, are, and the Notes will be, governed by the laws of the State of New York.

Unaudited Summary Pro Forma Condensed Combined Financial Data

The unaudited summary pro forma condensed combined statement of operations data have been prepared to give effect to the Acquisition and related financing transactions as if they had been completed on January 1, 2010.

The unaudited summary pro forma condensed combined financial data are for informational purposes, should not be considered indicative of actual results that would have been achieved had the Acquisition and related financing transactions been consummated on the date or for the periods indicated and do not purport to indicate combined statement of operations data or other financial data for any future period.

You should read the data below in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” the historical consolidated financial statements of HSS and related notes, and the historical consolidated financial statements of Hughes Communications and related notes appearing elsewhere in this prospectus.

HSS

Unaudited Pro Forma Condensed Combined Statements of Operations

(In thousands)

	For the	For the
	Nine Months Ended	Year Ended
	September 30, 2011	December 31, 2010
Revenue:
Services and other revenue	$715,713	$839,421
Services and other revenue — DISH Network	160,457	208,364
Equipment revenue	164,795	252,003
Equipment revenue — DISH Network	97	—
Total revenue	1,041,062	1,299,788

Costs and Expenses: (exclusive of depreciation shown separately below):
Cost of sales - services and others	369,243	457,583
Cost of sales — equipment	148,137	218,410
Selling, general and administrative expenses	191,744	219,883
Depreciation and amortization	231,413	337,352
Total costs and expenses	940,537	1,233,228

Operating income (loss)	100,525	66,560

Other Income (Expense):
Interest income	2,489	2,069
Interest expense, net of amounts capitalized	(117,154)	(163,175)
Other, net	9,455	1,663
Total other income (expense)	(105,210)	(159,443)
Income (loss) before income taxes	(4,685)	(92,883)
Income tax (provision) benefit, net	(1,618)	39,148
Net income (loss)	(6,303)	(53,735)
Less: Net income (loss) attributable to noncontrolling interests	103	193
Net income (loss) attributable to the HSS common shareholder	$(6,406)	$(53,928)

Summary Historical Consolidated Financial Data

The following tables present the summary historical consolidated financial data of HSS and its subsidiaries at the dates and for the periods indicated. We derived the following summary historical consolidated financial data for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 from the audited consolidated financial statements of HSS and its subsidiaries included elsewhere in this prospectus.  We derived the following summary historical consolidated financial data for the nine months ended September 30, 2011 and 2010 and as of September 30, 2011 from the unaudited consolidated financial statements of HSS and its subsidiaries included elsewhere in this prospectus.  The unaudited condensed consolidated financial statements of HSS were prepared on a basis consistent with its audited consolidated financial statements. In the opinion of HSS’ management, the unaudited condensed consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods.  Results for the nine months ended September 30, 2011 also include the operating results of Hughes Communications subsequent to June 8, 2011, the date of completion of the Acquisition, and are not necessarily indicative of the results that may be expected for the full year.

You should read this data in conjunction with, and it is qualified by reference to, the sections entitled “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2010	2009	2008	2011	2010
	(In thousands)
				(unaudited)
Revenue:
Services and other revenue	$52,643	$40,284	$30,014	$331,775	$38,571
Services and other revenue — DISH Network	208,364	131,111	149,513	160,457	157,114
Equipment revenue	1,172	851	124	83,444	946
Equipment revenue — DISH Network	—	—	—	97	—
Total revenue	262,179	172,246	179,651	575,773	196,631

Costs and Expenses: (exclusive of depreciation shown below)
Cost of sales — services and other	64,593	35,025	37,271	185,277	48,193
Cost of sales — equipment	876	10	11	68,541	700
Selling, general and administrative expenses	12,072	9,512	6,868	93,029	9,133
Depreciation and amortization	95,069	107,471	141,701	163,976	71,799
Impairments of long-lived assets	—	—	234,959	—	—
Total costs and expenses	172,610	152,018	420,810	510,823	129,825

Operating income (loss)	89,569	20,228	(241,159)	64,950	66,806

Other Income (Expense):
Interest income	26	23	53	1,823	5
Interest expense, net of amounts capitalized	(23,640)	(23,567)	(30,836)	(50,904)	(19,527)
Acquisition costs	—	—	—	(35,230)	—
Other, net	1,289	92	3	9,703	1,082
Total other income (expense)	(22,325)	(23,452)	(30,780)	(74,608)	(18,440)

Income (loss) before income taxes	67,244	(3,224)	(271,939)	(9,658)	48,366
Income tax (provision) benefit, net	(24,812)	396	98,126	1,697	(17,846)
Net income (loss)	42,432	(2,828)	(173,813)	(7,961)	30,520
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	357	—
Net income (loss) attributable to the HSS common shareholder	$42,432	$(2,828)	$(173,813)	$(8,318)	$30,520

	As of
	December 31,		September 30,
	2010	2009	2011
	(In thousands)
			(unaudited)

Balance Sheet Data:
Cash and cash equivalents	$106	$—	$194,212
Total assets	$996,676	$942,729	$4,173,407
Total debt	$411,763	$443,893	$2,396,312
Total shareholder’s equity	$480,633	$437,580	$1,084,437

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2010	2009	2008	2011	2010
	(In thousands)
				(unaudited)
Other Data:

EBITDA(1)	$185,927	$127,791	$(99,455)	$203,042	$139,687
Net cash flows from:
Operating activities	$167,527	$78,185	$80,673	$192,696	$114,690
Investing activities	$(120,191)	$(138,196)	$(28,031)	$(2,067,020)	$(97,710)
Financing activities	$(47,230)	$60,011	$(52,642)	$2,067,675	$(16,855)

(1)

EBITDA is defined as net income (loss) attributable to the HSS common shareholder plus net interest expense, taxes and depreciation and amortization. EBITDA is not a measure determined in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. EBITDA is used as a measurement of operating efficiency and overall financial performance and we believe it to be a helpful measure for those evaluating companies in the multi-channel video programming distribution industry. Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures because EBITDA is independent of the actual leverage and capital expenditures employed by the business. EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The following table reconciles EBITDA to net income (loss) attributable to the HSS common shareholder:

	For the Years			For the Nine Months
	Ended December 31,			Ended September 30,
	2010	2009	2008	2011	2010
	(In thousands)
				(unaudited)

EBITDA	$185,927	$127,791	$(99,455)	$203,042	$139,687
Interest income (expense), net	(23,614)	(23,544)	(30,783)	(49,081)	(19,522)
Income tax (provision) benefit, net	(24,812)	396	98,126	1,697	(17,846)
Depreciation and amortization	(95,069)	(107,471)	(141,701)	(163,976)	(71,799)
Net income (loss) attributable to the HSS common shareholder	$42,432	$(2,828)	$(173,813)	$(8,318)	$30,520

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before deciding whether to invest in the Notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently believe to be immaterial, may also become important factors that affect us.

If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the value of the Notes could decline and you may lose some or all of your investment.

General Risks Affecting Our Business

One of our principal operating subsidiaries, ESS, currently derives a substantial portion of its revenue from its two primary customers, DISH Network and Dish Mexico.  The loss of, or a significant reduction in orders from or a decrease in selling price of transponder leasing and/or providing digital broadcast operations to DISH Network or Dish Mexico would also significantly reduce our revenue and adversely impact our results of operations derived from ESS.

Revenues generated by ESS from DISH Network accounted for 79.5%, 76.1% and 83.2% of our total revenue for the years ended December 31, 2010, 2009 and 2008, respectively, and 27.9% of our total revenue for the nine months ended September 30, 2011.  Furthermore, Dish Mexico accounted for 3.2%, 4.8% and 0.1% of our total revenue for the years ended December 31, 2010, 2009 and 2008, respectively, and 1.1% of our total revenue for the nine months ended September 30, 2011. Any reduction in sales to DISH Network or Dish Mexico or in the prices they pay for the services they purchase from us could have a significant negative impact on our business.  In addition, because a substantial portion of ESS’ revenue is derived from DISH Network and Dish Mexico, ESS’ success also depends to a significant degree on the continued success of DISH Network and Dish Mexico in attracting new subscribers.

There are a relatively small number of potential new customers for ESS’ satellite services, and we expect this customer concentration to continue for the foreseeable future.  Therefore, our operating results from ESS will likely continue to depend on sales to a relatively small number of customers, as well as the continued success of these customers.  In addition, we may from time to time enter into customer agreements providing for exclusivity periods during which we may sell a specified product only to that customer.  If we do not develop relationships with new customers, we may not be able to expand our customer base or maintain or increase our revenue.

Historically, many of ESS’ potential customers have perceived it as a competitor due to our affiliation with DISH Network.  There can be no assurance that we will be successful in entering into any commercial relationships with potential customers who are competitors of DISH Network (particularly if we continue to be perceived as affiliated with DISH Network as a result of common ownership and shared management services).

Economic weakness, including high unemployment and reduced consumer spending, may adversely affect our ability to grow or maintain our business.

Our business depends on the economic health and willingness of our customers and potential customers to make and adhere to capital and financial commitments to purchase our products and services. The U.S. and world  economy experienced significant slowdown and other weaknesses in the past few years, and the economic environment may continue to be unfavorable in the future. In addition, the telecommunications industry has been facing significant challenges resulting from excess capacity, new technologies and intense price competition. If the U.S. and world economic conditions continue to be volatile or deteriorate further or if the telecommunications industry experiences future weaknesses, we could experience reduced demand for, and pricing pressure on, our products and services, which could lead to a reduction in our revenues and adversely affect our business, financial condition and results of operations.  In addition, a substantial portion of ESS’ revenue comes from providers of pay-TV services that in turn derive a substantial majority of their revenue from residential customers whose spending is affected by economic uncertainty  Our ability to grow or maintain our business may be adversely affected by sustained economic weakness, including the effect of wavering consumer confidence, high unemployment and other factors that may adversely affect providers of pay-TV services and the telecommunications industry.  In particular, the weak economic conditions may result in the following:

•     Decreased Demand and Increased Pricing Pressure.  Subscribers to pay-TV services may delay purchasing decisions or reduce or reallocate their discretionary spending, which may in turn decrease demand for programming packages from pay-TV providers.  Increased pricing pressures may also result in reduced margins for pay-TV providers, which are the primary customers of ESS.

•     Excess Satellite Capacity.  There is an increased risk of excess satellite capacity resulting from possible decreased demand for pay-TV services and other services utilizing satellite transmission.

•      Increased Impairment Charges.  Sustained economic weakness could result in substantial future impairment charges relating to, among other things, satellites, FCC authorizations, goodwill and intangibles, and our debt and equity investments.

If we are unable to properly respond to technological changes, our business could be significantly harmed.

Our business and the market in which we operate are characterized by rapid technological changes, evolving industry standards and frequent product and service enhancements.  If we are unable to properly respond to technological developments, our existing products and services may become obsolete and demand for our products and services may decline.  We and our suppliers may not be able to keep pace with technological developments.  If we fail to timely obtain such technologies from our suppliers or introduce products and services with superior technologies, if the new technologies developed by us or our partners fail to achieve sustained acceptance in the marketplace or become obsolete, or if our competitors obtain or develop proprietary technologies that are perceived by the market as being superior to ours, we could suffer a material adverse effect on our future competitive position that could in turn decrease our revenues and earnings.  Furthermore, after we have incurred substantial research and development costs, one or more of the technologies under our development, or under development by one or more of our strategic partners, could become obsolete prior to its introduction.  Even if we keep up with technological innovation, we may not meet market demands.

Our response to technological developments depends, to a significant degree, on the work of technically skilled employees.  Competition for the services of such employees is intense.  Although we strive to attract and retain these employees, we may not succeed in this respect.  Moreover, issues arising from the integration of EchoStar and Hughes Communications, including, among others, differences in corporate culture, may affect our ability to retain technically skilled employees. If we are unable to attract and retain technically skilled employees, we may not be able to respond to changes in technologies and, as a result, our competitive position could be materially and adversely affected.

The failure to adequately anticipate the need for transponder capacity or the inability to obtain transponder capacity could harm our results of operations.

Our Hughes segment has made substantial contractual commitments for transponder capacity based on its existing customer contracts and backlog, as well as anticipated future business, to the extent its existing broadband customers are not expected to utilize our SPACEWAY 3 satellite.  If future demand does not meet our expectations, we will be committed to maintaining excess transponder capacity for which we will have no or insufficient revenues to cover our costs, which would have a negative impact on our margins and results of operations.  Our transponder leases are generally for two to five years, and different leases cover satellites with coverage of different geographical areas or support different applications and features, so we may not be able to quickly or easily adjust our capacity to changes in demand.  If we only purchase transponder capacity based on existing contracts and bookings, capacity for certain types of coverage in the future that cannot be readily served by SPACEWAY 3 may be unavailable to us, and we may not be able to satisfy certain needs of our customers, which could result in a loss of possible new business and could negatively impact the margins earned for those services.  At present, until the launch and operation of additional satellites, there is limited availability of capacity on the Ku-band frequencies in North America.  In addition, the FSS industry has seen consolidation in the past decade, and today, the three main FSS providers in North America and a number of smaller regional providers own and operate the current satellites that are available for our capacity needs.  The failure of any of these FSS providers to replace existing satellite assets at the end of their useful lives or a downturn in their industry as a whole could reduce or interrupt the Ku-band capacity available to us.  If we are not able to renew our capacity leases at economically viable rates, or if capacity is not available due to any problems of the FSS providers, our business and results of operations could be adversely affected, to the extent SPACEWAY 3 and Jupiter 1 are unable to satisfy the associated demand.

We currently have unused satellite capacity, and our results of operations may be materially adversely affected if we are not able to lease more of this capacity to third parties.

While we are currently evaluating various opportunities to make profitable use of our satellite capacity (including, but not limited to, supplying satellite capacity for new international ventures), we do not have firm plans to utilize all of our satellite capacity.  In addition, especially in light of the potential continued lack of demand for satellite services as a result of sustained economic weakness, there can be no assurance that we can successfully develop the business opportunities we currently plan to pursue with this capacity.  If we are unable to lease our excess satellite capacity to third parties, our margins would be negatively impacted and we may be required to record impairments related to our satellites.

Certain of our sales to DISH Network could be terminated or substantially curtailed on short notice, which would have a detrimental effect on us.

DISH Network has only certain obligations to continue to purchase certain of ESS’ services.  Therefore, our relationship with DISH Network could be terminated or substantially curtailed with little or no advance notice.  Any material reduction in our sales to DISH Network would have a significant adverse effect on our business, results of operations and financial position.  Furthermore, because there are a relatively small number of potential customers for our products and services and because we have had limited success to date in attracting such potential customers, if we lose DISH Network as a customer, it will be difficult for us to replace, in whole or in part, ESS’ historical revenues from DISH Network.

We currently face competition from established competitors in the satellite service business and may face competition from others in the future.

We compete against larger, well-established satellite service companies, such as Intelsat, SES and Telesat.  Because the satellite services industry is relatively mature, our growth strategy depends largely on our ability to displace current incumbent providers, which often have the benefit of long-term contracts with customers.  These long-term contracts and other factors result in relatively high costs for customers to change service providers, making it more difficult for us to displace customers from their current relationships with our competitors.  In addition, the supply of satellite capacity has increased in recent years, which makes it more difficult for us to sell our services in certain markets and to price our capacity at acceptable levels.  Competition may cause downward pressure on prices and further reduce the utilization of our fleet capacity, both of which could have an adverse effect on our financial performance.  Our satellite services business also competes with fiber optic cable and other terrestrial delivery systems, which may have a cost advantage, particularly in point-to-point applications where such delivery systems have been installed.

The enterprise network communications industry is highly competitive. We may be unsuccessful in competing effectively against other terrestrial and satellite-based network providers in our enterprise groups.

We operate in a highly competitive enterprise network communications industry in the sale and lease of our products and services.  This industry is characterized by competitive pressures to provide enhanced functionality for the same or lower price with each new generation of technology.  As the prices of our products decrease, we will need to sell more products and/or reduce the per-unit costs to improve or maintain our results of operations.  We face competition from providers of terrestrial-based networks, such as Digital Subscriber Line (“DSL”), cable modem service, Multiprotocol Label Switching and Internet protocol-based virtual private networks, which may have advantages over satellite networks for certain customer applications.  Terrestrial-based networks are offered by telecommunications carriers and other large companies, many of which have substantially greater financial resources and greater name recognition than us.

The costs of a satellite network may exceed those of a terrestrial-based network, especially in areas that have experienced significant DSL and cable Internet build-out.  It may become more difficult for us to compete with terrestrial providers as the number of these areas increases and the cost of their network and hardware services declines.  We also compete for enterprise clients with other satellite network providers, satellite providers that are targeting small and medium businesses and smaller independent systems integrators on procurement projects.

The consumer network communications market is highly competitive. We may be unsuccessful in competing effectively against DSL and cable service providers and other satellite broadband providers in the consumer market.  Following the commencement of service on ViaSat-1 by WildBlue and prior to the commencement of service on Jupiter 1, we will be at a competitive disadvantage to WildBlue.

We face competition in our consumer group primarily from DSL and cable Internet service providers.  Also, other satellite and wireless broadband companies have launched or are planning the launch of consumer satellite Internet access services in competition with ours in North America.  Some of these competitors offer consumer services and hardware at lower prices than ours.  In addition, terrestrial alternatives do not require our external dish which may limit customer acceptance of our products.

Our primary competitor for consumer satellite Internet access services is WildBlue Communications, Inc. (“WildBlue”), which is owned by ViaSat, Inc. (“ViaSat”).   Following the commencement of service on ViaSat-1 by WildBlue and prior to the commencement of service on Jupiter 1, WildBlue may be in a better position economically to offer faster connection speeds than us, and there can therefore be no assurance that our product offerings will remain competitive with those of WildBlue.  As discussed above, there can be no assurance that the expected launch of Jupiter 1 in the second quarter of 2012 will not be delayed or will not fail. See “Risks Related to Our Satellites—Our satellites under construction are subject to risks related to construction and launch that could limit our ability to utilize these satellites.”

If we are unable to develop, introduce and market new products, applications and services on a cost-effective and timely basis, or if we are unable to sell our new products and services to existing and new customers, our business could be adversely affected.

The network communications market is characterized by rapid technological changes, frequent new product introductions and evolving industry standards.  If we fail to develop new technology or keep pace with significant industry technological changes, our existing products and technology could be rendered obsolete.  Even if we keep up with technological innovation, it may not meet the demands of the network communications market.  For example, our large enterprise customers may only choose to renew services with us at substantially lower prices or for a decreased level of service.  Many of our large enterprise customers have existing networks available to them and may opt to find alternatives to our VSAT services or may renew with us solely as a backup network.  If we are unable to respond to technological advances on a cost-effective and timely basis, or if our products or applications are not accepted by the market, then our business, financial condition and results of operations would be adversely affected.

Any failure or inadequacy of our information technology infrastructure or those of our third-party service providers could harm our business.

The capacity, reliability and security of our information technology hardware and software infrastructure are important to the operation of our current business, which would suffer in the event of system failures.  Likewise, our ability to expand and update our information technology infrastructure in response to our growth and changing needs is important to the continued implementation of our new service offering initiatives.  Our networks and those of our third-party service providers and our customers may be vulnerable to unauthorized access, computer viruses and other security problems.  Persons who circumvent security measures could wrongfully obtain or use information on the network or cause interruptions, delays or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and results of operations.  We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches.  Although we have implemented and intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower network operations center availability and have a material adverse effect on our business, financial condition and results of operations. In addition, our inability to expand or upgrade our technology infrastructure could have adverse consequences, which could include the delayed implementation of new offerings, product or service interruptions, and the diversion of development resources.

We are dependent upon third-party providers for components, manufacturing outsourcing, installation, and customer support service, and our results of operations may be materially adversely affected if any of these third-party providers fail to appropriately deliver the contracted goods or services.

We are dependent upon third-party services and products provided to us, including the following:

•      Components.  A limited number of suppliers manufacture some of the key components required to build our products.  These key components may not be continually available and we may not be able to forecast our component requirements sufficiently in advance, which may have a detrimental effect on supply.  If we are required to change suppliers for any reason, we would experience a delay in manufacturing our products if another supplier is not able to meet our requirements on a timely basis.  In addition, if we are unable to obtain the necessary volumes of components on favorable terms or prices on a timely basis, we may be unable to produce our products at competitive prices and we may be unable to satisfy demand from our customers.

•      Commodity Price Risk.  Many of our products contain components whose base raw materials have undergone dramatic cost fluctuations in the last 24 months.  Fluctuations in pricing of raw materials have the ability to affect our product costs.  Although we have been successful in offsetting or mitigating our exposure to these fluctuations, such changes could have an adverse impact on our product costs.

•      Manufacturing outsourcing.  While we develop and manufacture prototypes for our products, we use contract manufacturers to produce a significant portion of our hardware.  If these contract manufacturers fail to provide products that meet our specifications in a timely manner, then our customer relationships may be harmed.

•      Installation and customer support service.  Each of our North American and international operations utilizes a network of third-party installers to deploy our hardware.  In addition, a portion of our customer support and management is provided by offshore call centers.  Since we provide customized services for our customers that are essential to their operations, a decline in levels of service or attention to the needs of our customers could adversely affect our reputation, renewal rates and ability to win new business.

Our dependence on outside contractors could result in delays related to the design, manufacture and launch of our new satellites, which could in turn adversely affect our operating results.

There are a limited number of manufacturers that are able to design and build satellites according to the technical specifications and standards of quality we require, including Astrium Satellites, Boeing Satellite Systems, Lockheed Martin, Space Systems/Loral and Thales Alenia Space.  There are also a limited number of launch service providers able to launch such satellites, including International Launch Services, Arianespace, United Launch Alliance, Space Exploration Technologies Corp. and Sea Launch Company.  The loss of any of our manufacturers or launch service providers could increase the cost and result in the delay of the design, construction or launch of our satellites.  Even if alternate suppliers for such services are available, we may have difficulty identifying them in a timely manner or we may incur significant additional expense in changing suppliers, and this could result in difficulties or delays in the design, construction or launch of our satellites.  Any delays in the design, construction or launch of our satellites could have a material adverse effect on our business, financial condition and results of operations.

If our products contain defects, we could be subject to significant costs to correct such defects and our product and network service contracts could be delayed or cancelled, which could adversely affect our revenues.

The products and the networks we deploy are highly complex, and some may contain defects when first introduced or when new versions or enhancements are released, despite extensive testing and our quality control procedures.  In addition, many of our products and network services are designed to interface with our customers’ existing networks, each of which has different specifications and utilizes multiple protocol standards.  Our products and services must interoperate with the other products and services within our customers’ networks, as well as with future products and services that might be added to these networks, to meet our customers’ requirements.  The occurrence of any defects, errors or failures in our products or network services could result in: (i) additional costs to correct such defects; (ii) cancellation of orders; (iii) a reduction in revenue backlog; (iv) product returns or recalls;

(v) diversion of our resources; and (vi) the issuance of credits to customers and other losses to us, our customers or end users.  Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services and loss of sales, which would harm our reputation and our business and adversely affect our revenues and profitability.

We may be unable to raise additional capital in the future to, among other things, continue investing in our business, construct and launch new satellites, and pursue acquisitions and other strategic transactions.

Weakness in the financial markets could make it difficult for us to access capital markets at acceptable terms or at all.  Instability in the equity markets could make it difficult for us to raise equity financing without incurring substantial dilution to our existing shareholders.  In addition, sustained economic weakness may limit our ability to generate sufficient internal cash to fund investments, capital expenditures, acquisitions and other strategic transactions.  We cannot predict with any certainty whether or not we will be impacted by sustained economic weakness.  As a result, these conditions make it difficult for us to accurately forecast and plan future business activities because we may not have access to funding sources necessary for us to pursue organic and strategic business development opportunities.

We may experience significant financial losses on our existing investments.

We have entered into certain strategic transactions and investments in North America, Asia and elsewhere.  These investments involve a high degree of risk and could diminish our ability to invest capital in our business.  The overall sustained economic uncertainty, as well as financial, operational and other difficulties encountered by certain companies in which we have invested, increases the risk that the actual amounts realized in the future on our debt and equity investments will differ significantly from the fair values currently assigned to them.  These investments could also expose us to significant financial losses and may restrict our ability to make other investments or limit alternative uses of our capital resources.  In particular, the laws, regulations and practices of certain countries may make it harder for our international investments to be successful.  If our investments suffer losses, our financial condition could be materially adversely affected.  In addition, the companies in which we invest or with whom we partner may not be able to compete effectively or there may be insufficient demand for the services and products offered by these companies.

Our business depends on certain intellectual property rights and on not infringing the intellectual property rights of others.  The loss of or infringement of our intellectual property rights could have a significant adverse impact on our business.

We rely on our patents, copyrights, trademarks and trade secrets, as well as licenses and other agreements with our vendors and other parties, to use our technologies, conduct our operations and sell our products and services.  Legal challenges to our intellectual property rights and claims by third parties of intellectual property infringement could require that we enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question or from the continuation of our businesses as currently conducted, which could require us to change our business practices or limit our ability to compete effectively or could otherwise have an adverse effect on our results of operations.  Even if we believe any such challenges or claims are without merit, they can be time-consuming and costly to defend and may divert management’s attention and resources away from our business.  Moreover, due to the rapid pace of technological change, we rely in part on technologies developed or licensed by third parties, and if we are unable to obtain or continue to obtain licenses or other required intellectual property rights from these third parties on reasonable terms, our business, financial position and results of operations could be adversely affected.  In addition, technology licensed from third parties may have undetected errors that impair the functionality or prevent the successful integration of our products or services. As a result of any such changes or loss, we may need to incur additional development costs to ensure continued performance of our products or suffer delays until replacement technology, if available, can be obtained and integrated.

From time to time, we are party to various lawsuits which, if adversely decided, could have a significant adverse impact on our business, particularly lawsuits regarding intellectual property.

From time to time, we are subject to various legal proceedings and claims, which arise in the ordinary course of business.  Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer.  In general, if a court determines that one or more of our products or services infringes valid intellectual property rights held by others, we may be required to cease developing or marketing those products or services, to obtain licenses from the holders of the intellectual property at a material cost, or to redesign those products or services in such a way as to avoid infringement.  If those intellectual property rights are held by a competitor, we may be unable to license the necessary intellectual property rights at any price, which could adversely affect our competitive position.

We are a wholly owned subsidiary of EchoStar Corporation and do not operate as an independent company.

We rely on EchoStar Corporation for a substantial portion of our administrative and management functions and services including human resources-related functions, accounting, tax administration, legal, external reporting, treasury administration, internal audit and insurance functions, information technology and telecommunications services and other support services.  While HSS has access to certain of Hughes Communications’ infrastructure, we do not have in place the systems and resources to perform all these functions or services.  Instead, we generally receive these services pursuant to an arrangement between us and EchoStar.  As discussed in more detail below, EchoStar in turn receives certain of these services from DISH Network pursuant to a management services agreement and a professional services agreement entered into between them. We anticipate continuing to rely upon DISH Network to provide many of these services. If our intercompany arrangement with EchoStar were to terminate, or if EchoStar no longer receives certain services from DISH Network, we would need to obtain agreements with third-party service providers or obtain additional internal resources, neither of which may be available on acceptable terms or at all.

EchoStar has not been an independent company for a significant amount of time and it may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.

Prior to the Spin-off, EchoStar’s business (including ESS) was operated by DISH Network as part of its broader corporate organization, rather than as an independent company.  DISH Network’s senior management oversaw the strategic direction of our businesses and DISH Network performed various corporate functions for us, including, but not limited to:

•      human resources related functions;

•      accounting;

•      tax administration;

•      legal and external reporting;

•      treasury administration, investor relations, internal audit and insurance functions; and

•      information technology and telecommunications services.

DISH Network and its affiliates are currently obligated to provide certain of these functions to EchoStar pursuant to the management services agreement and the professional services agreement between EchoStar and DISH Network.  If DISH Network does not continue to perform effectively the services that are called for under the management services agreement and the professional services agreement, we may not be able to operate our business effectively.  In addition if, once the management services agreement and the professional services agreement terminate, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost-effectively, we may not be able to operate our business effectively and our profitability may decline.

We rely on key personnel and the loss of their services may negatively affect our businesses.

We believe that our future success will depend to a significant extent upon the performance of Mr. Charles W. Ergen, our and EchoStar’s Chairman, and certain other key executives.  Certain of these key executives will also continue to devote significant time to their employment at DISH Network.  The loss of Mr. Ergen or of certain other key executives or the ability of these certain other key executives to devote sufficient time and effort to our business could have a material adverse effect on our business, financial condition and results of operations.  Although all of EchoStar’s executives have certain agreements limiting their ability to work for or consult with competitors if they leave EchoStar, EchoStar does not have employment agreements with any of them.

Although we expect that the Acquisition will benefit us, those expected benefits may not occur because of the complexity of integration and other challenges.

We acquired Hughes Communications on June 8, 2011.  Achieving the expected benefits of the Acquisition will depend in part on our ability to integrate Hughes Communications’ operations, technology and personnel in a timely and efficient manner.  We have incurred substantial direct transaction costs associated with the Acquisition, and will incur additional costs associated with consolidation and integration of operations.  The integration of Hughes Communications is complex, time-consuming, and expensive, and may disrupt our business or result in the loss of our or Hughes Communications’ customers or key employees or the diversion of our management’s attention. In addition, the integration process may strain our financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from our principal core business objectives.  Moreover, we cannot assure you that the integration will be completed as quickly as we expect or that the Acquisition will achieve its expected benefits.

If the total costs of the Acquisition exceed estimates or if the expected benefits of the Acquisition do not exceed the total costs of the Acquisition, our business, financial condition and results of operations could be materially adversely affected.

We may pursue acquisitions and other strategic transactions to complement or expand our business, which may not be successful and we may lose up to the entire value of our investment in these acquisitions and transactions.

Our future success may depend on the existence of, and our ability to capitalize on, opportunities to buy other businesses or technologies or partner with other companies that could complement, enhance or expand our current business or products or that may otherwise offer us growth opportunities.  We may pursue acquisitions, joint ventures or other business combination activities to complement or expand our business.  In addition, we have entered, and may continue to enter, into strategic transactions and investments in North America, Asia and elsewhere.  Any such acquisitions, transactions or investments that we are able to identify and complete, which may become substantial over time, involve a high degree of risk, including, but not limited to, the following:

•      the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•      possible adverse effects on our operating results during the integration process; and

•      exposure to significant financial losses if the transactions and/or the underlying ventures are not successful and/or we are unable to achieve the intended objectives of the transaction.

New acquisitions, joint ventures and other transactions may require the commitment of significant capital that may otherwise be directed to investments in our existing businesses. Commitment of this capital may cause us to defer or suspend any capital expenditures that we otherwise may have made.

We have made and will continue to make significant investments in research, development, and marketing for new products, services and related technologies, as well as entry into new business areas.  Investments in new technologies and business areas are inherently speculative and commercial success thereof depends on numerous factors including innovativeness, quality of service and support, and effectiveness of sales and marketing.  We may not achieve revenue or profitability from such investments for a number of years, if at all.  Moreover, even if such products, services, technologies and business area become profitable, their operating margins may be minimal.

The pro forma financial information is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations in the future.

The pro forma financial information contained in this prospectus is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations in the future for several reasons. For example, the pro forma financial information has been derived from the historical financial statements of HSS and Hughes Communications and certain adjustments and assumptions have been made regarding us after giving effect to the Acquisition and related financing transactions. These kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial information may not reflect all costs that are expected to be incurred by us in connection with the transaction. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial information. As a result, our actual financial condition and results of operations following the transaction may not be consistent with, or evident from, this pro forma financial information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the transaction. Any potential deterioration in our financial condition or results of operations may cause a significant decline in the value of your investment. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Our Satellites

Our owned and leased satellites in orbit are subject to significant operational and environmental risks that could limit our ability to utilize these satellites.

Satellites are subject to significant operational risks while in orbit.  These risks include malfunctions, commonly referred to as anomalies, which have occurred in our satellites and the satellites of other operators as a result of various factors, such as satellite design and manufacturing defects, problems with the power systems or control systems of the satellites and general failures resulting from operating satellites in the harsh environment of space.

Although we work closely with the satellite manufacturers to determine and eliminate the cause of anomalies in new satellites and provide for redundancies of many critical components in the satellites, we may experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components.

Any single anomaly or series of anomalies could materially and adversely affect our operations and revenues and our relationship with current customers, as well as our ability to attract new customers.  In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly.  Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite, or create additional expenses due to the need to provide replacement or back-up satellites or satellite capacity.

Meteoroid events pose a potential threat to all in-orbit satellites.  The probability that meteoroids will damage those satellites increases significantly when the Earth passes through the particulate stream left behind by comets.  Occasionally, increased solar activity also poses a potential threat to all in-orbit satellites.

Some decommissioned spacecraft are in uncontrolled orbits, which pass through the geostationary belt at various points and present hazards to operational spacecraft, including our satellites.  We may be required to perform maneuvers to avoid collisions and these maneuvers may prove unsuccessful or could reduce the useful life of the satellite through the expenditure of fuel to perform these maneuvers.  The loss, damage or destruction of any of our satellites as a result of an electrostatic storm, collision with space debris, malfunction or other event could have a material adverse effect on our business, financial condition and results of operations.

Our satellites have minimum design lives ranging from 12 to 15 years, but could fail or suffer reduced capacity before then.

Generally, the minimum design life of each of our satellites ranges from 12 to 15 years.  We can provide no assurance, however, as to the actual operational lives of our satellites, which may be shorter than their design lives.  Our ability to earn revenue depends on the continued operation of our satellites, each of which has a limited useful life.  A number of factors affect the useful lives of the satellites, including, among other things, the quality of their design and construction, the durability of their component parts, the ability to continue to maintain proper orbit and control over the satellite’s functions, the efficiency of the launch vehicle used, and the remaining on-board fuel following orbit insertion.

In the event of a failure or loss of any of our satellites, we may relocate another satellite and use it as a replacement for the failed or lost satellite, which could have a material adverse effect on our business, financial condition and results of operations.  Such a relocation would require FCC approval and, among other things, a showing to the FCC that the replacement satellite would not cause additional interference compared to the failed or lost satellite.  We cannot be certain that we could obtain such FCC approval.  In addition, we cannot guarantee that another satellite will be available for use as a replacement for a failed or lost satellite, or that such relocation can be accomplished without a substantial utilization of fuel.  Any such utilization of fuel would reduce the operational life of the replacement satellite.

We generally do not have commercial insurance coverage on the satellites we use and could face significant impairment charges if one of our uninsured satellites fails.

Historically, we have not carried launch or in-orbit insurance on the satellites we use.  We currently do not carry in-orbit insurance on any of our satellites, other than on SPACEWAY 3, and often do not use commercial insurance to mitigate the potential financial impact of launch or in-orbit failures because we believe that the cost of insurance premiums is uneconomical relative to the risk of such failures. If one or more of our in-orbit uninsured satellites fail, we could be required to record significant impairment charges.  However, pursuant to the terms of the indentures governing the Notes, we are required, subject to certain limitations on coverage, to obtain launch and in-orbit insurance for Jupiter 1 and EchoStar XVI.

Our satellites under construction are subject to risks related to construction and launch that could limit our ability to utilize these satellites.

Satellite construction and launch are subject to significant risks, including delays, launch failure and incorrect orbital placement.  Certain launch vehicles that may be used by us have either unproven track records or have experienced launch failures in the past.  The risks of launch delay and failure are usually greater when the launch vehicle does not have a track record of previous successful flights.  Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take more than three years, and to obtain other launch opportunities.  Construction and launch delays could materially and adversely affect our ability to generate revenues.  Because we generally do not carry launch insurance on our satellites, if a launch failure were to occur, it could have a material adverse effect on our ability to generate revenues and fund future satellite procurement and launch opportunities.  In addition, the occurrence of launch failures whether on our satellites or those of others may significantly reduce the availability of launch insurance on our satellites or make launch insurance premiums uneconomical.

Risks Related to the Regulation of Our Business

Our business is subject to risks of adverse government regulation.

Our business is subject to varying degrees of regulation in the United States by the FCC and other entities, and in foreign countries by similar entities and internationally by the International Telecommunication Union (“ITU”).  These regulations are subject to the political process and have changed from time to time.  Moreover, a substantial number of foreign countries in which we have, or may in the future make, an investment, regulate, in varying degrees, the ownership of satellites and the distribution and ownership of programming services and foreign investment in telecommunications companies.  Violations of laws or regulations may result in various sanctions including fines, loss of authorizations and the denial of applications for new authorizations or for the renewal of existing authorizations.  Further material changes in law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

Our use of satellites is dependent on satellite coordination agreements, which may be difficult to obtain.

Because satellite transmissions and the use of frequencies often are dependent on coordination with other satellite systems operated by U.S. or foreign satellite operators, it can be difficult to determine the outcome of these coordination agreements with these other entities.  The impact of a coordination agreement may result in the loss of rights to the use of certain frequencies or access to certain markets. The significance of such a loss would vary and it can therefore be difficult to determine which portion of our revenues will be impacted.

Furthermore the satellite coordination process is conducted under the guidance of the International Telecommunications Union, ITU, radio regulations and the national regulations of the satellites involved in the coordination process.  These rules and regulations could be amended and could therefore materially adversely affect our business, financial condition and results of operations.

We cannot predict the outcomes of these coordination processes and proceedings, amendments to the rules and regulations under which they are conducted or their effect on our business.

Our business depends on FCC licenses that can expire or be revoked or modified and applications for FCC licenses that may not be granted.

If the FCC were to cancel, revoke, suspend, or fail to renew any of our licenses or authorizations, or fail to grant our applications for FCC licenses, it could have a material adverse effect on our business, financial condition and results of operations.  Specifically, loss of a frequency authorization would reduce the amount of spectrum available to us, potentially reducing the amount of services we provide to our customers.  The significance of such a loss of authorizations would vary based upon, among other things, the orbital location, the frequency band and the availability of replacement spectrum.  In addition, Congress often considers legislation that could affect us and enacts legislation that does affect us, and FCC proceedings to implement the Communications Act of 1934, as amended (the “Communications Act”) and enforce its regulations are ongoing.  We cannot predict the outcomes of these legislative or regulatory proceedings or their effect on our business.

We may face difficulties in accurately assessing and collecting contributions towards the Universal Service Fund.

As a provider of telecommunications in the United States, we are presently required to contribute a percentage of our revenues from telecommunications services to the Universal Service Fund to support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers.  This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this Universal Service Fund contribution onto our customers.

Because our customer contracts often include both telecommunications services, which create such support obligations, and other goods and services, which do not, it can be difficult to determine which portion of our revenues forms the basis for this contribution and the amount that we can recover from our customers.  If the FCC, which oversees the support mechanisms, or a court or other governmental entity were to determine that we computed our contribution obligation incorrectly or passed the wrong amount onto our customers, we could become subject to additional assessments, liabilities, or other financial penalties.  In addition, the FCC is considering substantial changes to its Universal Service Fund contribution and distribution rules.  These changes could impact our future contribution obligations and those of third parties that provide communication services to our business.  Any such change to the Universal Service Fund contribution rules could adversely affect our costs of providing service to our customers. In addition, changes to the Universal Service Fund distribution rules could intensify the competition we face by offering subsidies to competing firms and/or technologies.

Our foreign operations expose us to regulatory risks and restrictions not present in our domestic operations.

Our operations outside the United States accounted for approximately 3.2%, 4.8% and 0.1% of our total revenues for the years ended December 31, 2010, 2009 and 2008, respectively, and 16.3% of our total revenues for the nine months ended September 30, 2011.  We expect our foreign operations to continue to represent a significant portion of our business.  We have operations in Brazil, Germany, India, Indonesia, Italy, Mexico, the Russian Federation, South Africa, the United Arab Emirates, the United Kingdom and China, among other nations.  Over the last 20 years, Hughes Communications has sold products in over 100 countries. Our foreign operations involve varying degrees of risks and uncertainties inherent in doing business abroad. Such risks include:

•      Complications in complying with restrictions on foreign ownership and investment and limitations on repatriation.  We may not be permitted to own our operations in some countries and may have to enter into partnership or joint venture relationships. Many foreign legal regimes restrict our repatriation of earnings to the United States from our subsidiaries and joint venture entities. We may also be limited in our ability to distribute or access our assets by the governing documents pertaining to such entities. In such event, we will not have access to the cash flow and assets of our joint ventures.

•      Difficulties in following a variety of foreign laws and regulations, such as those relating to data content retention, privacy and employee welfare.  Our international operations are subject to the laws of many different jurisdictions that may differ significantly from United States law.  For example, local political or intellectual property law may hold us responsible for the data that is transmitted over our network by our customers.  Also, other nations have more stringent employee welfare laws that guarantee perquisites that we must offer. Compliance with these laws may lead to increased operations costs, loss of business opportunities or violations that result in fines or other penalties.

•      Restrictions on space station landing rights/coordination.  Satellite market access and landing rights are dependent on the national regulations established by foreign governments, including, but not limited to: (a) national coordination requirements and registration requirements for satellites; and (b) reporting requirements of national telecommunications regulators with respect to service provision and satellite performance.

•      Financial and legal constraints and obligations.  Operating pursuant to foreign licenses subjects us to certain financial constraints and obligations, including, but not limited to: (a) tax liabilities that may or may not be dependent on revenues; (b) the burden of creating and maintaining additional facilities and staffing in foreign jurisdictions; and (c) legal regulations requiring that we make available “free” satellite capacity for national social programing, which may impact our revenue.

•      Significant competition in our international markets.  Outside North America, we have traditionally competed for hardware and services sales primarily in Europe, Brazil and India and focused only on hardware revenues in other regions. In Europe, we face intense competition which is not expected to abate in the near future.

•      Changes in exchange rates between foreign currencies and the United States dollar.  We conduct our business and incur cost in the local currency of a number of the countries in which we operate.  Accordingly, our results of operations are reported in the relevant local currency and then translated to U.S. dollars at the applicable currency exchange rate for inclusion in our financial statements.  These fluctuations in currency exchange rates have affected, and may in the future affect, revenue, profits and cash earned on international sales.  In addition, we sell our products and services and acquire supplies and components from countries that historically have been, and may continue to be, susceptible to recessions or currency devaluation.

•      Greater exposure to the possibility of economic instability, the disruption of operations from labor and political disturbances, expropriation or war.  As we conduct operations throughout the world, we could be subject to regional or national economic downturns or instability, labor or political disturbances or conflicts of various sizes.  Any of these disruptions could detrimentally affect our sales in the affected region or country or lead to damage to, or expropriation of, our property or danger to our personnel.

•      Competition with large or state-owned enterprises and/or regulations that effectively limit our operations and favor local competitors.  Many of the countries in which we conduct business have traditionally had state owned or state granted monopolies on telecommunications services that favor an incumbent service provider.  We face competition from these favored and entrenched companies in countries that have not deregulated.  The slower pace of deregulation in these countries, particularly in Asia and Latin America, has adversely affected the growth of our business in these regions.

•      Customer credit risks.  Customer credit risks are exacerbated in foreign operations because there is often little information available about the credit histories of customers in the foreign countries in which we operate.

We may not be aware of certain foreign government laws or regulations or changes to them which could have a significant adverse impact on our business.

Because regulatory schemes vary by country, we may be subject to laws or regulations in foreign countries of which we are not presently aware.  If that were to be the case, we could be subject to sanctions by a foreign government that could materially and adversely affect our ability to operate in that country.  There is no assurance that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis or at all, in all jurisdictions in which we wish to operate new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome.  The failure to obtain the authorizations necessary to operate satellites internationally could have a material adverse effect on our ability to generate revenue and our overall competitive position.

We, our customers and companies with whom we do business may be required to have authority from each country in which we or they provide services or provide our customers use of our satellites.  Because laws and regulations in each country are different, we may not be aware if some of our customers and/or companies with which we do business do not hold the requisite licenses and approvals.

Our international sales and operations require access to international markets and are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

We must comply with foreign national requirements for the registration of satellites and associated obligations.  We may not be aware of the laws for new markets in which we intend to conduct business.  Furthermore, for those countries in which we are presently conducting business, the requirements relating to satellite registration and satellite services could be changed. Non-compliance with these requirements may result in the loss of the authorizations and licenses to conduct business in these countries.

We must comply with all applicable export control laws and regulations of the United States and other countries. United States laws and regulations applicable to us include the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the Export Administration Regulations (“EAR”) and the trade sanctions laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”). The export of certain hardware, technical data and services relating to satellites is regulated by the United States Department of State’s Directorate of Defense Trade Controls under ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security under EAR. We cannot provide services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. Violations of these laws or regulations could result in significant sanctions including fines, more onerous compliance requirements, debarments from export privileges or loss of authorizations needed to conduct aspects of our international business.  A violation of ITAR or the other regulations enumerated above could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to the Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions that prohibit companies and their intermediaries from making improper payments to foreign officials and other individuals for the purpose of obtaining or retaining business.  Our policies mandate compliance with these laws.  However, we operate in many parts of the world that have experienced corruption to some degree.  If we are found to be liable for violating these laws, we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse impact on our business, financial condition, and results of operations.

Risks Relating to Our Relationship with DISH Network

We have potential conflicts of interest with DISH Network due to our common ownership and management.

Questions relating to conflicts of interest may arise between DISH Network and us in a number of areas relating to our past and ongoing relationships. Areas in which conflicts of interest between DISH Network and us could arise include, but are not limited to, the following:

•      Cross officerships, directorships and stock ownership.  We continue to have significant overlap in directors and executive officers with DISH Network, which may lead to conflicting interests.  Certain of EchoStar’s executive officers and directors also serve as executive officers of DISH Network.  DISH Network’s Corporate Controller provides us with services pursuant to a management services agreement between EchoStar and DISH Network and provides the same services to DISH Network.  EchoStar’s Board of Directors includes persons who are members of the Board of Directors of DISH Network, including Charles W. Ergen, who serves as the Chairman of DISH Network, EchoStar and us.  The executive officers and the members of EchoStar’s Board of Directors who overlap with DISH Network have fiduciary duties to DISH Network’s shareholders.  Therefore, these individuals may have actual or apparent conflicts of interest with respect to matters involving or affecting each company.  For example, there is potential for a conflict of interest when we or DISH Network look at acquisitions and other corporate opportunities that may be suitable for both companies.  In addition, many of EchoStar’s directors and officers own DISH Network stock and options to purchase DISH Network stock, certain of which they acquired or were granted prior to the spin-off, including Mr. Ergen, who beneficially owns approximately 53.2% of the total equity (assuming conversion of only the Class B Common Stock held by Mr. Ergen into Class A Common Stock) and controls approximately 90.4% of the voting power of DISH Network (assuming no conversion of the Class B Common Stock).  Mr. Ergen’s beneficial ownership of DISH Network excludes 4,245,151 shares of DISH Network Class A Common Stock issuable upon conversion of shares of DISH Network Class B Common Stock currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 2.0% of the total equity securities of DISH Network (assuming conversion of only the Class B Common Stock held by such trusts into Class A Common Stock) and possess approximately 1.6% of the total voting power of DISH Network (assuming no conversion of the Class B Common Stock).  Mr. Ergen beneficially owns approximately 50.4% of EchoStar’s total equity securities (assuming conversion of only the Class B Common Stock held by Mr. Ergen into Class A Common Stock) and possesses approximately 75.6% of EchoStar’s total voting power (assuming no conversion of the Class B Common Stock).  Mr. Ergen’s beneficial ownership of EchoStar excludes 8,734,250 shares of EchoStar’s Class A Common Stock issuable upon conversion of shares of its Class B Common Stock currently held by certain trusts established by Mr. Ergen for the benefit of his family.  These trusts beneficially own approximately 18.3% of EchoStar’s total equity securities (assuming conversion of only the Class B Common Stock held by such trusts into Class A Common Stock) and possess approximately 16.9% of EchoStar’s total voting power (assuming no conversion of the Class B Common Stock).  These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for our company and DISH Network.

•      Intercompany agreements related to the Spin-off.  EchoStar entered into agreements with DISH Network pursuant to which DISH Network provides EchoStar certain management, administrative, accounting, tax, legal and other services, for which EchoStar pays DISH Network an amount equal to DISH Network’s cost plus a fixed margin.  In addition, EchoStar entered into a number of intercompany agreements covering matters such as tax sharing and its responsibility for certain liabilities previously undertaken by DISH Network for certain of our businesses.  The terms of certain of these agreements were established while EchoStar was a wholly owned subsidiary of DISH Network and were not the result of arm’s length negotiations.  The allocation of assets, liabilities, rights, indemnifications and other obligations between DISH Network and EchoStar under the separation and ancillary agreements EchoStar entered into with DISH Network did not necessarily reflect what two unaffiliated parties might have agreed to.  Had these agreements been negotiated with unaffiliated third parties, their terms may have been more favorable, or less favorable, to EchoStar.  In addition, conflicts could arise in the interpretation or any extension or renegotiation of these existing agreements.

•      Future intercompany transactions.  In the future, DISH Network or its affiliates may enter into transactions with us or our subsidiaries or other affiliates.  Although the terms of any such transactions will be established based upon negotiations between DISH Network and us and, when appropriate, subject to the approval of the committee of the non-interlocking directors or in certain instances non-interlocking management, there can be no assurance that the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as may otherwise be obtained in negotiations between unaffiliated third parties.

•      Competition for business opportunities.  DISH Network retains its interests in various companies that have subsidiaries or controlled affiliates that own or operate domestic or foreign services that may compete with services offered by our businesses.  We may also compete with DISH Network when we participate in auctions for spectrum or orbital slots for our satellites.

We may not be able to resolve any potential conflicts of interest with DISH Network and, even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

We do not have any agreements with DISH Network that restrict us from selling our services to competitors of DISH Network, nor do we have any agreement that prevents DISH Network from purchasing services from our competitors.  We also do not have any agreements with DISH Network that would prevent us from competing with each other. In addition, the corporate opportunity policy set forth in EchoStar’s articles of incorporation addresses potential conflicts of interest for officers and directors of DISH Network who are also officers or directors of EchoStar.  This policy could restrict our ability to take advantage of certain corporate opportunities.

Risks Related to the Notes and the Exchange Offer

We have substantial debt outstanding and may incur additional debt.

As of September 30, 2011, our total debt, including the debt of our subsidiaries, was approximately $2.4 billion. Our debt levels could have significant consequences, including:

•      making it more difficult to satisfy our obligations;

•      having a dilutive effect on our outstanding equity capital or future earnings;

•      increasing our vulnerability to general adverse economic conditions, including changes in interest rates;

•      limiting our ability to obtain additional financing;

•      requiring us to devote a substantial portion of our available cash and cash flow to make interest and principal payments on our debt, thereby reducing the amount of available cash for other purposes;

•      limiting our financial and operating flexibility in responding to changing economic and competitive conditions; and

•      placing us at a disadvantage compared to our competitors that have relatively less debt.

In addition, we may incur substantial additional debt in the future. The terms of the indentures governing the Notes permit us to incur substantial additional debt and will allow us to issue additional secured debt under certain circumstances which will also be guaranteed by the guarantors and will share in the Collateral that will secure the Secured Notes and the guarantees thereof, and, in some cases, such debt can be secured by a lien on the Collateral that is pari passu with the lien on certain Collateral securing the Secured Notes.  The indentures will also allow our foreign subsidiaries to incur additional debt, which would be structurally senior to the Notes.  In addition, the indentures will not prevent us from incurring other liabilities that do not constitute indebtedness.  See “Description of the Secured Notes” and “Description of the Unsecured Notes.”  This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the risks we now face could intensify.

We may be required to raise and refinance indebtedness during unfavorable market conditions.

Our business plans may require that we raise additional debt to capitalize on our business opportunities.  Recent developments in the financial markets have made it more difficult for issuers of high yield indebtedness such as us to access capital markets at reasonable rates. Currently, we have not been materially impacted by events in the current credit market. However, we cannot predict with any certainty whether or not we will be impacted in the future by the current conditions which may adversely affect our ability to secure additional financing to support our growth initiatives.

We depend upon our subsidiaries’ earnings to make payments on our indebtedness.

Since we conduct all of our operations through subsidiaries, our ability to service our debt obligations will depend upon the earnings of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or other payments. We have few assets of significance other than the capital stock of our subsidiaries. Our subsidiaries are separate legal entities and are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to certain of our subsidiaries’ assets. In addition, our subsidiaries’ ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations, and legal restrictions. We cannot assure you that our subsidiaries will be able to pay dividends or otherwise contribute or distribute funds to us in an amount sufficient to pay the principal of or interest on the indebtedness owed by us.

The guarantees of the Notes by our subsidiaries may be subject to challenge.

Our obligations under the Notes will be guaranteed jointly and severally by our principal domestic operating subsidiaries. It is possible that if the creditors of the subsidiary guarantors challenge the subsidiary guarantees as a fraudulent conveyance under relevant federal and state statutes, under certain circumstances (including a finding that a subsidiary guarantor was insolvent at the time its guarantee of the Notes was issued), a court could hold that the obligations of a subsidiary guarantor under a subsidiary guarantee may be voided or are subordinate to other obligations of a subsidiary guarantor. In addition, it is possible that the amount for which a subsidiary guarantor is liable under a subsidiary guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending on the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The indentures governing the Notes will provide that the obligations of the subsidiary guarantors under the subsidiary guarantees will be limited to amounts that will not result in the subsidiary guarantees being a fraudulent conveyance under applicable law. See “Description of the Secured Notes — Guarantees” and “Description of the Unsecured Notes — Guarantees.”

Certain subsidiaries are not included as guarantor subsidiaries.

The guarantors of the Notes include only certain of our direct and indirect subsidiaries.  Because a portion of our operations is conducted by the non-guarantor subsidiaries, our cash flow and our ability to service debt, including our and the guarantor subsidiaries’ ability to pay the interest on and principal of the Notes when due, are dependent to some extent upon interest payments, cash dividends and distributions or other transfers from the non-guarantor subsidiaries. In addition, any payment of interest, dividends, distributions, loans or advances by the non-guarantor subsidiaries to us and to the guarantor subsidiaries, as applicable, could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which those non-guarantor subsidiaries operate. Moreover, payments to us and the guarantor subsidiaries by the non-guarantor subsidiaries will be contingent upon non-guarantor subsidiaries’ earnings.

Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or the guarantees or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.

The covenants in the indentures will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.

Although the indentures governing the Notes include covenants that will restrict us from taking certain actions, the terms of these covenants include important exceptions that you should review carefully before investing in the Notes. Notwithstanding the covenants in the indentures, we expect that we will continue to be able to incur substantial additional indebtedness and to make significant investments and other restricted payments without significant restrictions under the indentures, including actions which may adversely affect our ability to perform our obligations under the indentures.  We are able to incur additional indebtedness based on a multiple of our Consolidated Cash Flow for the most recent four fiscal quarters, and we are able to make restricted payments (including investments) in an amount that is based in part upon our cumulative Consolidated Cash Flow since the issue date of the Notes.  However, this may change in the future depending on, among other things, our expectations as to future cash needs as well as our operations, earnings and general financial condition, as well as other internal and external factors that we may deem relevant.  See “Description of the Secured Notes — Certain Covenants” and “Description of the Unsecured Notes — Certain Covenants.”

We may be unable to repay or repurchase the Notes upon a change of control.

There is no sinking fund with respect to the Notes, and the entire outstanding principal amount of the Notes will become due and payable on its maturity date. If we experience a Change of Control Event, as defined in the indentures, you may require us to repurchase all or a portion of your Notes prior to maturity. See “Description of the Secured Notes — Change of Control Offer” and “Description of the Unsecured Notes — Change of Control Offer.” We may not have sufficient funds or be able to arrange for additional financing to repay the Notes at maturity or to repurchase Notes tendered to us following a change of control.

If we have insufficient funds to redeem all Notes that holders tender for purchase upon the occurrence of a change of control, and we are unable to raise additional capital, an event of default could occur under the indentures governing the Notes that have not been redeemed. An event of default could cause any other debt that we have to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the Notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all.

There may be no public market for the Notes.

The Notes will be a new issue of securities with no established trading market.  We cannot assure you that any market for the Notes will develop or, if it does develop, that it will be maintained.  If a trading market is established, various factors could have a material adverse effect on the trading of the Notes, including fluctuations in the prevailing interest rates.  We do not intend to apply for a listing of the Notes on any securities exchange.

Additional Risks Related to the Secured Notes

The Collateral securing the Secured Notes is subject to priority liens held by holders of indebtedness secured by priority liens and holders of other indebtedness secured by permitted prior liens.  If there is a default, such collateral may not be sufficient to repay both the holders of such priority liens and the holders of the Secured Notes.

The indenture governing the Secured Notes permits us to issue and permits to exist additional indebtedness, including without limitation, indebtedness secured by Permitted Liens, that may be secured on a first-priority or equal and ratable basis by liens on the Collateral securing the Secured Notes.  The holders of indebtedness secured by priority liens on the Collateral will be entitled to receive proceeds from any realization of their Collateral to repay their obligations in full before the holders of the Secured Notes will be entitled to any recovery from the Collateral.  Thus, there can be no assurance that holders of the Secured Notes will realize any proceeds from the Collateral.

The Secured Notes will rank effectively junior to HSS’s obligations that are secured by assets that do not constitute Collateral. As of September 30, 2011, the Old Secured Notes ranked effectively junior to $393 million of debt secured by assets not constituting Collateral or assets that secure such other debt on a higher priority basis.

State law may limit the ability of the Collateral Agent and the noteholders to foreclose on the real property and improvements included in the Collateral.

The Secured Notes will be secured by, among other things, liens on owned and, to the extent applicable, certain leased or otherwise held real property and related improvements.  State law may limit the ability of the Collateral Agent or the noteholders to foreclose on the improved real property Collateral located in those states.  The perfection, enforceability and foreclosure of mortgage liens against real property interests that secure debt obligations such as the Secured Notes are generally governed by the laws of those states where the Collateral is located.  In addition, these laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property.  Debtors may have the right to reinstate defaulted debt (even if it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure.  Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the Collateral and may limit the right to recover a deficiency following a foreclosure.

The Collateral Agent and the noteholders also may be limited in their ability to enforce a breach of the “no liens” covenant.  Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and the Collateral Agent and the noteholders may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default.  Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain.  Accordingly, a court could prevent the Trustee and the holders of the Secured Notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of such holders to enforce the covenant.

We may not be able to grant you a collateral interest in our leased satellites.

We currently lease 5 satellites and may in the future lease additional satellites.  We have agreed to use our commercially reasonable efforts to have the owners of such current and future leased satellites agree to consent to our granting a security interest in our rights as lessee under such leases to the Collateral Agent for the benefit of the noteholders.  We have agreed to use commercially reasonable efforts to obtain those consents prior to 180 days after June 8, 2011 (in the case of existing satellite leases) or prior to 180 days after entering into a new lease for a satellite.  We cannot assure that the owners of such satellites will consent to our grant of a security interest in such leases to the Collateral Agent for the benefit of the noteholders.  In the event they do not consent to our grant of such a security interest, the noteholders will not have a collateral interest in such leased satellite.

The value of the Collateral securing the Secured Notes may not be sufficient to satisfy our obligations under the Secured Notes or to secure post-petition interest under U.S. federal bankruptcy law.

The value of the Collateral is subject to fluctuations based on factors that include general economic conditions, the actual fair market value of the Collateral at such time, the timing and the manner of the sale and availability of buyers and similar factors.  By its nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value.  We cannot assure you that the Collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation.  Further, to the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or the guarantors or constitute senior or pari passu or subordinate liens on the Collateral, those third parties have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the Collateral located at a particular site and the ability of the Collateral Agent to realize or foreclose on the Collateral at that site.  Further, the Collateral Agent’s rights to foreclose on certain Collateral consisting of equity interests in our first-tier foreign subsidiaries will be subject to local law, and the Collateral Agent may not be able to realize or foreclose on such Collateral due to foreign law restrictions.

As a result, liquidating the Collateral securing the Secured Notes may not produce proceeds in an amount sufficient to pay any amounts due on the Secured Notes.  In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the Collateral with respect to the Secured Notes on the date of the bankruptcy filing was less than the then-current principal amount of the Secured Notes.  If a bankruptcy court determines that the Secured Notes are under-collateralized, a claim in the bankruptcy proceeding with respect to a Secured Note would be bifurcated between a secured claim and unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral and may not receive other “adequate protection,” including any post-petition interest, under U.S. federal bankruptcy laws.  See “—U.S. federal bankruptcy laws may significantly impair noteholders’ ability to realize value from the Collateral.”

In addition, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or the guarantors, noteholders will be entitled to post-petition interest under the Bankruptcy Code only if the value of their security interest in the Collateral is greater than their pre-bankruptcy claim.  Further, if any payments of post-petition interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Secured Notes.

We therefore cannot assure you of the value of the Collateral or of the amount of gross proceeds that would be received upon a sale or liquidation of the Collateral.

The ability of the Trustee to foreclose on certain of the collateral securing the Secured Notes may be limited by U.S. law.

The ability to foreclose on, or to exercise certain rights or remedies with respect to, certain of the Collateral requires prior approval from the FCC to the extent it would result in an assignment or change of control of the FCC licenses of us or any subsidiary (whether as a matter of law or fact).  Equity and voting rights in certain of the collateral, and control over such collateral, must remain with us even in the event of default until the FCC gives its consent to the exercise of security holder rights by a purchaser at a public or private sale of such Collateral or to the exercise of such rights by a receiver, trustee, conservator, or other agent duly appointed pursuant to applicable law.  There is no assurance that any such required FCC approval can be obtained on a timely basis or at all.  In addition, applicable foreign ownership restrictions could prevent non-United States citizens from foreclosing on certain of the collateral securing the Secured Notes.

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the Secured Notes will automatically be released from the lien on them and no longer constitute Collateral for so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The Secured Notes and the guarantees of the Secured Notes will be secured by a pledge of the stock of some of our subsidiaries.  Under the SEC regulations currently in effect, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the Collateral is greater than or equal to 20% of the aggregate principal amount of the Secured Notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC.  The indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries will be excluded from the Collateral for so long as the pledge of such capital stock or other securities to secure the Secured Notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the Secured Notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period.  It may be more difficult, costly and time-consuming for holders of the Secured Notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary.  See “Description of the Secured Notes — Security.”

Foreclosing on any of the Collateral located outside the United States may be difficult due to the laws of certain jurisdictions.

Some of the Collateral securing the Secured Notes may be located outside of the United States. If we default under the indenture or if a guarantor defaults under its guarantee, the holders of a majority of the aggregate principal amount of the Old Secured Notes and the Secured Notes may direct the Trustee to instruct the Collateral Agent to bring a foreclosure action against the defaulting party. We cannot assure you that the Collateral or the guarantors will be located in a jurisdiction having effective or favorable foreclosure procedures and lien priorities. Any foreclosure proceedings could be subject to lengthy delays, resulting in increased custodial costs, deterioration in the condition of the Collateral and substantial reduction of the value of such Collateral. In addition, some jurisdictions may not provide a legal remedy for the enforcement of mortgages on the Collateral.

Such laws may vary significantly from jurisdiction to jurisdiction. Furthermore, all or some of those laws and procedures may be less favorable to mortgagees than those in other jurisdictions and may be less favorable than those applicable in the United States. The costs of enforcement in foreign jurisdictions can be high and can include fees based on the face amount of the mortgage(s) being enforced.  Foreign court proceedings can also be slow and have unexpected procedural hurdles. Priorities accorded lien claims and mortgages can vary in foreign jurisdictions, and some jurisdictions prefer certain local claimants to foreign claimants. Consequently, there are no assurances that the Collateral Agent will be able to enforce any one or more of the mortgages covering any of the Collateral that is located outside the United States.

The Collateral securing the Secured Notes may be diluted under certain circumstances.

The indenture permits us to issue additional senior secured indebtedness, including other indebtedness that may be secured on a pari passu basis with the Secured Notes, subject to our compliance with the restrictive covenants in the indenture and the agreements governing our other indebtedness at the time we issue or incur such additional senior secured indebtedness.  As a result, the Collateral securing the Secured Notes would be shared by any such other indebtedness, which would dilute the value of the Collateral compared to the aggregate principal amount of indebtedness issued or incurred such that there can be no assurance that the holders of the Secured Notes will realize any proceeds from the Collateral.  As of September 30, 2011, the Old Unsecured Notes ranked effectively junior to $1.5 billion of debt of which $1.1 billion was the Old Secured Notes.

The rights of holders of the Secured Notes to the Collateral securing the Secured Notes may be materially limited by any intercreditor agreement to the extent we have incurred or will incur any priority lien debt.

The Collateral will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by creditors that have the benefit of senior-priority liens on such Collateral from time to time, whether on or after the date the Secured Notes and guarantees thereof are issued.  The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the Collateral securing the Secured Notes as well as the ability of the Collateral Agent to realize or foreclose on such Collateral.

There are circumstances other than repayment or discharge of the Secured Notes under which the Collateral securing the Secured Notes will be released automatically, without your consent or the consent of the Collateral Agent.

Under various circumstances, Collateral securing the Secured Notes will be released automatically, including: (a) upon a sale, transfer or other disposal of such Collateral in a transaction not prohibited under the indenture; and (b) with respect to Collateral held by a guarantor, upon the release of the guarantor from its guarantee in accordance with the indenture.

The indenture also permits us to designate one or more of our Restricted Subsidiaries that is a guarantor of the Secured Notes as an Unrestricted Subsidiary.  If we designate a subsidiary guarantor as an Unrestricted Subsidiary for purposes of the indenture, all of the liens on any Collateral owned by that subsidiary or any of its subsidiaries and any guarantees of the Secured Notes by that subsidiary or any of its subsidiaries will be released under the indenture if so permitted pursuant to the terms of the indenture.

The rights of holders of the Secured Notes in the Collateral may be adversely affected by the failure to perfect security interests in the Collateral and other issues generally associated with the realization of security interests in the Collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party.  The senior liens in all Collateral from time to time owned by us or the guarantors and/or the liens in all Collateral from time to time owned by us or the guarantors may not be perfected with respect to the Secured Notes and the guarantees thereof if the Collateral Agent has not taken the actions necessary to perfect any of those liens upon or prior to the issuance of the Secured Notes.  The inability or failure of the Collateral Agent to take all actions necessary to create properly perfected security interests in the Collateral may result in the loss of the priority of the security interest for the benefit of the noteholders to which they would have been otherwise entitled.

In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified.  We and the guarantors will have limited obligations to perfect the security interest of the holders of the Secured Notes in specified Collateral.  We cannot assure you that the Collateral Agent will monitor, or that we or the guarantors will inform the Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral.  The Collateral Agent for the Secured Notes has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest.  Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of the Secured Notes and the guarantees thereof against third parties.

The security interest of the Collateral Agent will be subject to practical challenges generally associated with the realization of security interests in the Collateral.  For example, the Collateral Agent may need to obtain the consent of a third party to obtain or enforce a security interest in an asset.  We cannot assure you that the Collateral Agent will be able to obtain any such consent or that the consents of any third parties will be given when required to facilitate a foreclosure on such assets.  As a result, the Collateral Agent may not have the ability to foreclose upon those assets and the value of the Collateral may significantly decrease.

In addition, because a portion of the Collateral will consist of pledges of 65% of the capital stock of certain of our foreign subsidiaries, the validity of those pledges under local law, if applicable, and the ability of the holders of the Secured Notes to realize upon that Collateral under local law, to the extent applicable, may be limited by such local law, which limitations may or may not affect the liens securing the Secured Notes.

The Collateral is subject to casualty risks.

Certain losses, including losses resulting from terrorist acts, may be either uninsurable or not economically insurable, in whole or in part.  As a result, we cannot assure you that the insurance proceeds, if any, will compensate us fully for our losses.  If there is a total or partial loss of any of the Collateral securing the Secured Notes, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the Secured Notes.  We currently do not carry in-orbit insurance on any of our satellites, other than for SPACEWAY 3, and, except for the planned launches of Jupiter 1 and EchoStar XVI, we often do not use commercial insurance to mitigate the potential financial impact of launch or in-orbit failures.

Any future note guarantees or additional liens on the Collateral provided after the Secured Notes are issued could also be avoided by a trustee in bankruptcy.

The indenture governing the Secured Notes provides that certain of our future subsidiaries will guarantee the Secured Notes and secure the guarantees thereof with liens on their assets.  The indenture also requires us and the guarantors to grant liens on certain assets that are acquired after the Secured Notes are issued.  Any future Secured Note guarantee or additional lien in favor of the Collateral Agent for the benefit of the holders of the Secured Notes might be avoidable by the grantor (as debtor-in-possession) or by its trustee in bankruptcy or other third parties if certain events or circumstances exist or occur.  For instance, if the entity granting the future note guarantee or additional lien were insolvent at the time of the grant and if such grant were made within 90 days before that entity commenced a bankruptcy proceeding (or one year before commencement of a bankruptcy proceeding if the creditor that benefited from the note guarantee or lien is an “insider” under the Bankruptcy Code), and the granting of the future note guarantee or additional lien enabled the noteholders to receive more than they would if the grantor were liquidated under Chapter 7 of the Bankruptcy Code, then such note guarantee or lien could be avoided as a preferential transfer.

U.S. federal bankruptcy laws may significantly impair noteholders’ ability to realize value from the Collateral.

The right of the Collateral Agent to repossess and dispose of the Collateral securing the Secured Notes upon the occurrence of an event of default under the indenture governing the Secured Notes or any instrument governing future indebtedness is likely to be significantly impaired by U.S. federal bankruptcy law if bankruptcy proceedings were to be commenced by or against us or any guarantor prior to or possibly even after the Collateral Agent has repossessed and disposed of the Collateral.  Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy proceeding, or from disposing of security repossessed from such debtor, without the approval of the bankruptcy court.  Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use the Collateral, and the proceeds, products, rents or profits of the Collateral, even after the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay of repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy proceeding.  In view of the broad discretionary powers of a bankruptcy court, we cannot predict (1) how long payments on the Secured Notes could be delayed following commencement of a bankruptcy proceeding, (2) whether or when the Collateral Agent would repossess or dispose of the Collateral or (3) whether or to what extent noteholders would be compensated for any delay in payment of loss of value of the Collateral through the requirements of “adequate protection.”  Furthermore, in the event the bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the Secured Notes, noteholders would have “undersecured claims.” U.S. federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for ‘‘undersecured claims” during the debtor’s bankruptcy proceeding.

Additional Risks Relating to the Unsecured Notes

The Unsecured Notes are unsecured, and the Unsecured Notes will be effectively subordinated to any existing and future secured debt.

The Unsecured Notes are unsecured and will rank equal in right of payment with our existing and future unsecured and unsubordinated senior debt. The Unsecured Notes will be effectively subordinated to the Unsecured Notes and any future secured debt to the extent of the value of the assets that secure the indebtedness. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the Unsecured Notes, payment on the Unsecured Notes could be less, ratably, than on any secured indebtedness.  We may not have sufficient assets remaining after payment to our secured creditors to pay amounts due on any or all of the Unsecured Notes then outstanding.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the issuance of the Old Notes. We will not receive any cash proceeds from the issuance of the Notes in the exchange offer. In consideration for issuing the Notes as contemplated in this prospectus, we will receive in exchange the Old Notes in like principal amount. We will cancel and retire the Old Notes surrendered in exchange for the Notes in the exchange offer. As a result, the issuance of the Notes will not result in any increase or decrease in our indebtedness.

CAPITALIZATION

The following table presents our cash position plus consolidated capitalization as of September 30, 2011.  The table below should be read in conjunction with our consolidated financial statements and related notes thereto included in this prospectus.

As of
September 30, 2011
(In thousands)
(unaudited)
Cash, cash equivalents and marketable investment securities	$453,708
Debt:
6 1/2% Senior Secured Notes due 2019	1,100,000
7 5/8% Senior Notes due 2021	900,000
Other (1)	396,312
Total debt	2,396,312
Total shareholder’s equity	1,084,437
Total capitalization	$3,480,749

(1)        Represents amounts relating to certain capital lease obligations, mortgages and other notes payable, including current portion, VSAT hardware financing, 8% note payable for EchoStar IX, and satellite vendor financing payable over 14 years from launch.  See “Description of Certain Other Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables present the selected historical consolidated financial data of HSS and its subsidiaries at the dates and for the periods indicated. We derived the following selected historical consolidated financial data for the years ended December 31, 2008, 2009 and 2010 and as of December 31, 2009 and 2010 from the audited consolidated financial statements of HSS and its subsidiaries included in this prospectus.  We derived the following selected historical consolidated financial data for the nine months ended September 30, 2010 and 2011 and as of September 30, 2011 from the unaudited consolidated financial statements of HSS and its subsidiaries included elsewhere in this prospectus.  The unaudited consolidated financial statements of HSS were prepared on a basis consistent with its audited consolidated financial statements.  In the opinion of HSS’s management, the unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods.  Results for the nine months ended September 30, 2011 also include the operating results of Hughes Communications from June 8, 2011, the date of completion of the Acquisition, and are not necessarily indicative of the results that may be expected for the full year.  No historical consolidated financial data of HSS and its subsidiaries are available as of any date or for any period prior to the Spin-off, which was effected as of January 1, 2008.

You should read this data in conjunction with, and it is qualified by reference to, the sections entitled “Summary—Summary Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	For the Years Ended December 31,			For the Nine Months Ended September 30,
	2010	2009	2008	2011	2010
	(In thousands)
				(unaudited)
Revenue:
Services and other revenue	$52,643	$40,284	$30,014	$331,775	$38,571
Services and other revenue — DISH Network	208,364	131,111	149,513	160,457	157,114
Equipment revenue	1,172	851	124	83,444	946
Equipment revenue — DISH Network	—	—	—	97	—
Total revenue	262,179	172,246	179,651	575,773	196,631

Costs and Expenses: (exclusive of depreciation shown separately below)
Cost of sales — services and other	64,593	35,025	37,271	185,277	48,193
Cost of sales — equipment	876	10	11	68,541	700
Selling, general and administrative expenses	12,072	9,512	6,868	93,029	9,133
Depreciation and amortization	95,069	107,471	141,701	163,976	71,799
Impairments of long-lived assets	—	—	234,959	—	—
Total costs and expenses	172,610	152,018	420,810	510,823	129,825

Operating income (loss)	89,569	20,228	(241,159)	64,950	66,806

Other Income (Expense):
Interest income	26	23	53	1,823	5
Interest expense, net of amounts capitalized	(23,640)	(23,567)	(30,836)	(50,904)	(19,527)
Acquisition costs	—	—	—	(35,230)	—
Other, net	1,289	92	3	9,703	1,082
Total other income (expense)	(22,325)	(23,452)	(30,780)	(74,608)	(18,440)

Income (loss) before income taxes	67,244	(3,224)	(271,939)	(9,658)	48,366
Income tax (provision) benefit, net	(24,812)	396	98,126	1,697	(17,846)
Net income (loss)	42,432	(2,828)	(173,813)	(7,961)	30,520
Less: Net income (loss) attributable to noncontrolling interests	—	—	—	357	—
Net income (loss) attributable to the HSS common shareholder	$42,432	$(2,828)	$(173,813)	$(8,318)	$30,520

	As of
	December 31,		September 30,
Balance Sheet Data:	2010	2009	2011
	(In thousands)
			(unaudited)
Cash and cash equivalents	$106	$—	$194,212
Total assets	$996,676	$942,729	$4,173,407
Total debt	$411,763	$443,893	$2,396,312
Total shareholder’s equity	$480,633	$437,580	$1,084,437

	For the Years Ended December 31,			For the Nine Months Ended September 30,
Other Data (unaudited):	2010	2009	2008	2011
	(Dollars in thousands)
Ratio of earnings to fixed charges (1)	2.24	—	—	—
Deficiency of earnings to fixed charges (1)	—	$(6,014)	$(267,280)	$(36,008)

(1)       For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges. Fixed charges consist of interest incurred on all indebtedness, including capitalized interest and the imputed interest component of rental expense under noncancelable operating leases.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The pro forma information has been prepared in accordance with the rules and regulations of the SEC.  The following unaudited pro forma condensed combined statements of operations give effect to the Acquisition and the other transactions contemplated by the Merger Agreement and the issuance by HSS of $1.1 billion of its 6½% Secured Notes due 2019 and $900 million of its 7 5/8% Unsecured Notes due 2021, as if the Acquisition and related financing transactions had been completed on January 1, 2010.

The unaudited pro forma adjustments are based on historical information and certain assumptions that we believe are reasonable.  The unaudited pro forma condensed combined financial information is for informational purposes only and does not purport to reflect the results of operations that would have occurred if the Acquisition and related financings had been consummated on the date indicated above; nor does it purport to represent or be indicative of the results of operations of HSS for any future dates or periods.  The historical consolidated results of operations of HSS include Hughes Communications’ results of operations subsequent to the Acquisition.  A pro forma balance sheet is not included within this financial information as the effect of the Acquisition is reflected in the September 30, 2011 consolidated balance sheet of HSS included in this prospectus.

HSS

Unaudited Pro Forma Condensed Combined Statements of Operations

	For the Nine Months Ended September 30, 2011
	HSS Historical	Pre-Acquisition Hughes Communications Historical	Pro Forma Adjustments		Total
	(In thousands)
Revenue:
Services and other revenue	$331,775	$385,620	$(1,682	)(a)	$715,713
Services and other revenue - DISH Network	160,457	—	—		160,457
Equipment revenue	83,444	81,351	—		164,795
Equipment revenue - DISH Network	97	—	—		97
Total revenue	575,773	466,971	(1,682)		1,041,062
Costs and Expenses: (exclusive of depreciation shown below)
Cost of sales - services and other	185,277	240,436	(56,470	)(b)	369,243
Cost of sales - equipment	68,541	83,925	(4,329	)(a)(b)	148,137
Selling, general and administrative expenses	93,029	138,029	(39,314	)(a)(b)	191,744
Depreciation and amortization	163,976	1,237	5,515	(c)	231,413
			60,685	(b)
Total costs and expenses	510,823	463,627	(33,913)		940,537
Operating income (loss)	64,950	3,344	32,231		100,525
Other Income (Expense):
Interest income	1,823	666	—		2,489
Interest expense, net of amounts capitalized	(50,904)	(21,983)	(44,267	)(d)	(117,154)
Acquisition costs	(35,230)	—	35,230	(a)	—
Other, net	9,703	(248)	—		9,455
Total other income (expense)	(74,608)	(21,565)	(9,037)		(105,210)
Income (loss) before income taxes	(9,658)	(18,221)	23,194		(4,685)
Income tax (provision) benefit, net	1,697	(3,316)	1	(e)	(1,618)
Net income (loss)	(7,961)	(21,537)	23,195		(6,303)
Less: Net income (loss) attributable to noncontrolling interests	357	(254)	—		103
Net income (loss) attributable to the HSS common shareholder	$(8,318)	$(21,283)	$23,195		$(6,406)

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Combined Financial Information.

	For the Year Ended December 31, 2010
	HSS Historical	Pre-Acquisition Hughes Communication Historical	Pro Forma Adjustments		Total
	(In thousands)
Revenue:
Services and other revenue	$53,815	$791,324	$(5,718	)(a)	$839,421
Services and other revenue - DISH Network	208,364	—	—		208,364
Equipment revenue	—	252,003	—		252,003
Total revenue	262,179	1,043,327	(5,718)		1,299,788
Costs and Expenses: (exclusive of depreciation shown below)
Cost of sales - services and other	65,469	493,023	(100,909	)(b)	457,583
Cost of sales - equipment	—	234,805	(16,395	)(a)(b)	218,410
Selling, general and administrative expenses	12,072	226,791	(18,980	)(a)(b)	219,883
Depreciation and amortization	95,069	3,084	127,912	(c)	337,352
			111,287	(b)
Total costs and expenses	172,610	957,703	102,915		1,233,228
Operating income (loss)	89,569	85,624	(108,633)		66,560
Other Income (Expense):
Interest income	26	2,043	—		2,069
Interest expense, net of amounts capitalized	(23,640)	(59,345)	(80,190	)(d)	(163,175)
Other, net	1,289	374	—		1,663
Total other income (expense)	(22,325)	(56,928)	(80,190)		(159,443)
Income (loss) before income taxes	67,244	28,696	(188,823)		(92,883)
Income tax (provision) benefit, net	(24,812)	(5,716)	69,676	(e)	39,148
Net income (loss)	42,432	22,980	(119,147)		(53,735)
Less: Net income (loss) attributable to noncontrolling interests	—	193	—		193
Net income (loss) attributable to the HSS common shareholder	$42,432	$22,787	$(119,147)		$(53,928)

The accompanying notes are an integral part of the

Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(a)          Represents pro forma adjustments necessary to reflect the Acquisition and related financing transactions, including (i) the reduction of revenue and the associated expenses on the pro forma condensed combined statements of operations to reflect elimination of deferred revenue and subscriber acquisition costs in the preliminary purchase price allocation; and (ii) the removal of material nonrecurring charges related to (a) compensation arrangements with executive management and (b) direct and incremental transaction costs associated with the Acquisition that are recorded in the historical financial statements of HSS.

(b)         Represents the pro forma re-classification adjustments to conform Hughes Communications’ accounting policies to those of HSS, including but not limited to, depreciation expense which is no longer recorded as a component of cost of sales, or selling general and administrative expenses based on the nature of the underlying long-lived asset but is presented in the caption depreciation and amortization.

(c)          Represents net incremental depreciation and amortization expense of $128 million and $6 million for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively, as a result of the allocation of purchase price to identified intangible assets.  Estimated future amortization over the next five years for identifiable intangible assets is as follows:

Year Subsequent to the Acquisition	Amortization
(In thousands)
1	$114,282
2	$57,953
3	$53,524
4	$50,185
5	$39,628

(d)         Represents the estimated net increase in interest expense incurred on the $2.0 billion in Old Notes issued in connection with the Acquisition based on a weighted average interest rate of 7.01%.

	For the Nine Months Ended September 30, 2011	For the Year Ended December 31, 2010
	(In thousands)
Interest on new debt instruments	$(58,385)	$(140,125)
Hughes Communications historical interest expense elimination	21,983	59,345
Amortization of deferred financing costs and changes in capitalized interest	(7,865)	590
Total	$(44,267)	$(80,190)

(e)          Represents the tax effect of pro forma adjustments using the HSS blended federal, state and international statutory tax rates adjusted for permanent differences.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and notes to the financial statements included elsewhere in this prospectus.  This management’s discussion and analysis is intended to help provide an understanding of our financial condition, changes in financial condition and results of our operations and contains forward-looking statements that involve risks and uncertainties.  The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results.  Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in this prospectus, including under the captions “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.”

EXECUTIVE SUMMARY

HSS is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation, a publicly traded company listed on the Nasdaq Global Select Market under the symbol “SATS.”  HSS was formed under Colorado law in March 2011 as EH Holding Corporation, and was renamed Hughes Satellite Systems Corporation in October 2011. Its common stock is held by EchoStar Corporation.

On June 8, 2011, EchoStar completed its acquisition of Hughes Communications, pursuant to which a wholly owned subsidiary of EchoStar Corporation merged with and into Hughes Communications, with Hughes Communications becoming an indirect wholly owned subsidiary of EchoStar Corporation and a direct wholly owned subsidiary of HSS.  The cash portion of the Acquisition, related costs and repayment of certain indebtedness of Hughes Communications, including of its wholly owned subsidiary HNS, was financed with a combination of the net proceeds from the offering of the Old Notes and existing cash balances and marketable securities at EchoStar Corporation and Hughes Communications.  The principal operating subsidiaries of HSS currently include ESS and Hughes Communications.

The following discussion and analysis of our consolidated results of operations, financial condition and liquidity are presented on a historical basis.  Our historical financial statements prior to the Acquisition and related financing transactions reflect the historical financial position and results of combined operations of entities included in the consolidated financial statements of EchoStar that generally represent EchoStar’s satellite services business.  The assets and liabilities included in these historical financial statements were contributed to HSS, effective March 2011.  Our results of operations for the nine months ended September 30, 2011 also include those of Hughes Communications from June 8, 2011, the date of completion of the Acquisition.  Therefore, our results of operations for the nine months ended September 30, 2011 are not comparable to our results of operations for the nine months ended September 30, 2010.

Following the Acquisition, we operate two segments: the EchoStar Satellite Services segment, consisting of ESS, and the Hughes segment, consisting of Hughes Communications.

EchoStar Satellite Services Segment

Our EchoStar Satellite Services segment uses ten of our owned and leased in-orbit satellites and related FCC licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  Furthermore, we continue to pursue expanding our business offerings by providing value added services such as telemetry, tracking and control services to third parties.  However, there can be no assurance that we will be able to effectively compete against our competitors due to their significant resources and operating history.

As of September 30, 2011, our EchoStar Satellite Services segment had contracted revenue backlog attributable to satellites currently in orbit of approximately $905 million and contracted backlog attributable to satellites under construction of $1.053 billion, including QuetzSat-1, which provide significant visibility into future revenue.

Dependence on DISH Network.  We depend on DISH Network for a substantial portion of the revenue for our EchoStar Satellite Services segment.  Therefore, our results of operations are and will for the foreseeable future be closely linked to the performance of DISH Network’s satellite pay-TV business.

While we expect to continue to provide satellite services to DISH Network for the foreseeable future, its satellite capacity requirements may change for a variety of reasons, including the launch of its own additional satellites.  Any termination or reduction in the services we provide to DISH Network would increase excess capacity on our satellites and require that we aggressively pursue alternative sources of revenue for this business.

In addition, because the number of potential new customers for our EchoStar Satellite Services segment is small, our current customer concentration is likely to continue for the foreseeable future.  Our future success may also depend on the extent to which prospective customers that have been competitors of DISH Network are willing to purchase services from us.  Many of these customers may continue to view us as a competitor given the common ownership and management team EchoStar continues to share with DISH Network.

Additional Challenges for Our EchoStar Satellite Services Segment.  Our ability to expand revenues in the EchoStar Satellite Services segment will likely require that we displace incumbent suppliers that generally have well established business models and often benefit from long-term contracts with their customers.  As a result, to grow our EchoStar Satellite Services segment we may need to develop or otherwise acquire access to new satellite-delivered services so that we may offer differentiated services to prospective customers.  However, there can be no assurance that we would be able to develop or otherwise acquire access to such differentiated services or develop the sales and marketing expertise necessary to sell such services profitably.

In addition, as our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity, which may require us to seek additional financing.  However, there can be no assurance that such financing will be available to fund any such replacement alternatives on terms that would be attractive to us or at all.

Hughes Segment

On June 8, 2011, we acquired all of the outstanding equity of Hughes Communications, Inc. pursuant to the Merger Agreement, following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Merger Agreement, each issued and outstanding share of common stock and vested stock options of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  In addition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  The funding of the Acquisition was supported by the issuance of $1.1 billion of Old Secured Notes and $900 million of Old Unsecured Notes.  In addition to the debt securities issued, EchoStar contributed cash and marketable investment securities to, and forgave certain net intercompany accounts payable of, HSS, totaling $609 million.

Our Hughes segment provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the consumer market.  Our Hughes segment also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  We incorporate advances in technology to reduce costs and to increase the functionality and reliability of our products and services.  Through the usage of advanced spectrally efficient modulation and coding methodologies, such as DVB-S2 and proprietary software web acceleration and compression techniques, we continue to improve the efficiency of our networks.  In addition, we invest in technologies to enhance our system and network management capabilities, specifically our managed services for enterprises.  We also continue to invest in next generation technologies that can be applied to our future products and services.

In June 2009, Hughes Communications entered into a contract for construction of our next-generation, geostationary high throughput satellite (“Jupiter 1”). Jupiter 1 will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the HughesNet consumer broadband Internet service in North America.  We anticipate launching Jupiter 1 in the second quarter of 2012.

In August 2010, Hughes Communications was awarded $59 million from the U.S. government as the only recipient of a national award under the $100 million satellite project component of the broadband stimulus program, established pursuant to the American Recovery and Reinvestment Act of 2009.  This award is part of the U.S. government’s investments in broadband projects to expand access to broadband service and create jobs and economic opportunity in rural, underserved communities nationwide.  Hughes Communications began to offer services to customers under this program in October 2010.

As of September 30, 2011, we had approximately 626,000 customers that subscribe to our consumer and small/medium enterprise service.  In addition, as of September 30, 2011, our Hughes segment had total revenue backlog, which we define as our expected future revenue under customer contracts that are non-cancelable and excluding agreements with our customers in our consumer market, of approximately $1.070 billion, which provides significant visibility into future revenue.

Additional Challenges for Our Hughes Segment.  Our ability to continue to grow our consumer revenue will depend on our success in adding new subscribers on our satellite network and successful launch and deployment of our Jupiter 1 satellite as planned.  We may need to adjust our service offerings in response to the offerings of our competitors, including WildBlue, following its commencement of service on the ViaSat-1 satellite which launched in October 2011.  In addition, following the commencement of service on ViaSat-1 and prior to the commencement of service on Jupiter 1, WildBlue may be in a better position to offer faster connection speeds more economically than us, which could adversely impact our ability to add new subscribers and increase our consumer revenues.

An additional focus in this business is our ability to grow our revenue in the enterprise business, both domestically and internationally.

International DTH Platforms

During 2008, EchoStar entered into a joint venture for a direct-to-home satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide satellite capacity to Dish Mexico.  For the three and nine months ended September 30, 2011, we recognized $2 million and $6 million, respectively, of satellite services to Dish Mexico.

New Business Opportunities

We are exploring opportunities to selectively pursue partnerships, joint ventures and strategic acquisition opportunities that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers.

The Acquisition brings together two of the leading providers of satellite communications services.  By combining Hughes Communications’ operational strength and proven record of customer satisfaction with ESS’ expertise in cutting edge satellite video technology, we expect that customers will benefit significantly from our shared institutional strengths.  We expect that the combination of ESS and Hughes Communications will create a strong leader in video and data transport, as it enables us to enter the Ka-broadband retail (and wholesale) satellite services market, and would provide us with broad exposure to the global enterprise VSAT market.  Furthermore, we expect that the Acquisition will enable us to export Ka-band consumer expertise internationally, and provide two and three-way bundled service offerings to global markets.  We also view the Acquisition as an opportunity for revenue and cost synergies.

Adverse Economic Conditions

Our ability to grow or maintain our business may be adversely affected by weak global and domestic economic conditions, including wavering consumer confidence and constraints on discretionary purchasing, unemployment, tight credit markets, declines in global and domestic stock markets, falling home prices and other factors that may adversely affect the markets in which we operate.  Our ability to increase our income or to generate additional revenues will depend in part on our ability to organically grow our businesses, identify and successfully exploit opportunities to acquire other businesses or technologies, and enter into strategic partnerships.  These activities may require significant additional capital that may not be available on terms that would be attractive to us or at all.  In particular, volatile credit markets, which have significantly impacted the availability and cost of financing, specifically in the leveraged finance markets, may significantly constrain our ability to obtain financing to support our growth initiatives.  These developments in the credit markets may increase our cost of financing and impair our liquidity position.  In addition, these developments may cause us to defer or abandon business strategies and transactions that we would otherwise pursue if financing were available on acceptable terms.

Future Capital Sources

As contemplated by the terms of the Acquisition and related financing transactions, we received a contribution in cash and marketable securities from, and a forgiveness of certain net intercompany accounts payable to, our parent EchoStar Corporation, totaling $609 million, and raised $2 billion in the offering of the Old Notes in June 2011.  We expect our future working capital, capital expenditures and debt service requirements to be funded with cash generated from operations and future financings.  Since we depend on DISH Network for a substantial portion of our revenue, our cash flow from operations depends heavily on their needs for services.  There can be no assurance that we will always have positive cash flows from operations.

Basis of Presentation

Our consolidated statements of operations include expenses that are clearly identifiable to us as a specific entity or subsidiary of EchoStar engaged in the satellite services business, as well as expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that are clearly identifiable to us, allocations are made to us on a specific identification basis.  For expenses that are not clearly identifiable to us, allocations are based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.

These consolidated financial statements may not include all of the actual expenses that would have been incurred had HSS been a stand-alone entity.  While we believe the allocations, including their related assumptions, are reasonable, the amounts may not reflect our future results of operations, financial position and cash flows or reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

EXPLANATION OF KEY METRICS AND OTHER ITEMS

Services and other revenue. “Services and other revenue” primarily includes the sale of enterprise and consumer broadband services, as well as maintenance and other contracted services.  “Services and other revenue” also includes revenue associated with satellite and transponder leasing, satellite uplinking/downlinking and other services provided to customers other than DISH Network.

Services and other revenue — DISH Network. “Services and other revenue — DISH Network” primarily includes revenue associated with satellite and transponder leasing, satellite uplinking/downlinking, telemetry, tracking and control, and other services provided to DISH Network.

Equipment revenue. “Equipment revenue” primarily includes the sale of broadband equipment and networks to customers in our enterprise and consumer markets.

Cost of sales - services and other. “Cost of sales — services and other” principally includes the cost of broadband services sold to customers in our enterprise and consumer markets, as well the cost of providing maintenance and other contracted services. “Cost of sales — services and other” also includes costs associated with satellite and transponder leasing, satellite uplinking/downlinking, telemetry, tracking and control, and other services.

Cost of sales — equipment. “Cost of sales — equipment” consists primarily of the cost of broadband equipment and networks sold to customers in our enterprise and consumer markets.

Selling, general and administrative expenses. “Selling, general and administrative expenses” consists primarily of selling and marketing costs and employee-related costs associated with administrative services (i.e., information systems, human resources and other services), including non-cash, stock-based compensation expense. It also includes research and development expense, professional fees (i.e., legal, information systems and accounting services) and other items associated with facilities and administrative services provided by DISH Network and other third parties.

Interest income.  “Interest income” consists primarily of interest earned on our cash, cash equivalents and marketable investment securities, including accretion on debt securities.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” primarily includes interest expense associated with our debt and capital lease obligations (net of capitalized interest), and amortization of debt issuance costs.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is defined as “Net income (loss) attributable to HSS” plus “Interest expense, net of amounts capitalized” net of “Interest income,” “Income taxes” and “Depreciation and amortization.”  This “non-GAAP financial measure” is reconciled to “Net income (loss) attributable to the HSS common shareholder” in our discussion of “Results of Operations” below.

RESULTS OF OPERATIONS

Three Months Ended September 30, 2011 Compared to the Three Months Ended September 30, 2010.

	For the Three Months
	Ended September 30,		Variance
Statements of Operations Data	2011	2010	Amount	%
	(Dollars in thousands)
	(unaudited)
Revenue:
Services and other revenue	$243,569	$14,751	$228,818	*
Services and other revenue - DISH Network	54,429	51,691	2,738	5.3%
Equipment revenue	58,257	428	57,829	*
Equipment revenue - DISH Network	97	—	97	*
Total revenue	356,352	66,870	289,482	*
Costs and Expenses:
Costs of sales - services and other	125,380	17,888	107,492	*
% of Total services and other revenue	42.1%	26.9%
Cost of sales — equipment	48,729	348	48,381	*
% of Total equipment revenue	83.5%	81.3%
Selling, general and administrative expenses	69,733	3,440	66,293	*
% of Total revenue	19.6%	5.1%
Depreciation and amortization	101,048	23,146	77,902	*
Total costs and expenses	344,890	44,822	300,068	*
Operating income (loss)	11,462	22,048	(10,586)	(48.0)%
Other Income (Expense):
Interest income	1,538	1	1,537	*
Interest expense, net of amounts capitalized	(33,791)	(4,204)	(29,587)	*
Acquisition costs	(730)	—	(730)	*
Other, net	336	1,070	(734)	(68.6)%
Total other income (expense)	(32,647)	(3,133)	(29,514)	*
Income (loss) before income taxes	(21,185)	18,915	(40,100)	*
Income tax (provision) benefit, net	9,134	(6,979)	16,113	*
Effective tax rate	(43.1)%	(36.9)%
Net income (loss)	(12,051)	11,936	(23,987)	*
Less: Net income (loss) attributable to noncontrolling interests	270	—	270	*
Net income (loss) attributable to the HSS common shareholder	$(12,321)	$11,936	$(24,257)	*
Other Data:
EBITDA	$111,846	$46,264	$65,582	*

* Percentage is not meaningful.

Services and other revenue. “Services and other revenue,” including “Services and other revenue - DISH Network,” totaled $298 million during the three months ended September 30, 2011, an increase of $232 million compared to the same period in 2010.  This increase was primarily related to services revenue contributed by our Hughes segment from the sale of broadband services to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services.

Equipment revenue.  “Equipment revenue,” including “Equipment revenue - DISH Network,” totaled $58 million during the three months ended September 30, 2011, an increase of $58 million compared to the same period in 2010.  This change primarily related to equipment revenue contributed by our Hughes segment from the sale of broadband equipment and networks sold to customers in our enterprise and consumer markets.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $125 million during the three months ended September 30, 2011, an increase of $107 million compared to the same period in 2010.  This change primarily related to costs associated with the sale of broadband services provided to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services from our Hughes segment.  “Cost of sales — services and other” represented 42.1% and 26.9% of total services and other revenue for the three months ended September 30, 2011 and 2010, respectively.  The increase in the expense to revenue ratio principally resulted from an increase in revenue and expenses from our Hughes segment.

Cost of sales — equipment.  “Cost of sales — equipment” totaled $49 million during the three months ended September 30, 2011, an increase of $48 million compared to the same period in 2010.  This increase primarily related to costs associated with the sale of broadband equipment and networks to customers in our enterprise and consumer markets resulting from our Hughes segment. “Cost of sales — equipment” represented 83.5% and 81.3% of total equipment revenue for the three months ended September 30, 2011 and 2010, respectively. The increase in the expense to revenue ratio principally resulted from an increase in revenue and expenses from our Hughes segment.

Selling, general and administrative expenses.  “Selling, general and administrative expenses” totaled $70 million during the three months ended September 30, 2011, an increase of $66 million compared to the same period in 2010.  This change primarily resulted from an increase in marketing and advertising expenses and other general and administrative expenses resulting from our Hughes segment. Of the $66 million increase in “Selling, general and administrative expenses,” $9 million was associated with the change of control bonuses given to certain of the executives of Hughes Communications. See Note 9 in the Notes to the Condensed Consolidated Financial Statements of HSS for further discussion.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $101 million during the three months ended September 30, 2011, an increase of $78 million compared to the same period in 2010. This change related to an increase in depreciation expense on equipment and satellites as well as amortization expense on intangibles in our Hughes segment.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” totaled $34 million during the three months ended September 30, 2011, an increase of $30 million compared to the same period in 2010.  This change primarily resulted from an increase in interest expense related to the issuance of the Old Notes during the second quarter of 2011, partially offset by an increase in capitalized interest.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $112 million during the three months ended September 30, 2011, an increase of $66 million compared to the same period in 2010.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Three Months
	Ended September 30,
	2011	2010
	(Dollars in thousands)
	(unaudited)
EBITDA	$111,846	$46,264
Interest expense, net	(32,253)	(4,203)
Income tax (provision) benefit, net	9,134	(6,979)
Depreciation and amortization	(101,048)	(23,146)
Net income (loss) attributable to the HSS common shareholder	$(12,321)	$11,936

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industries.

Income tax (provision) benefit, net.  The income tax benefit totaled $9 million during the three months ended September 30, 2011 compared to an income tax provision of $7 million in the same period in 2010, as we incurred a loss before income taxes for the three months ended September 30, 2011 while we generated income before income taxes in the same period in 2010.  Our effective tax rate for the three months ended September 30, 2011 was impacted by accounting for income taxes in interim periods.

Net income (loss) attributable to the HSS common shareholder.  Our net loss attributable to the HSS common shareholder was $12 million during the three months ended September 30, 2011, as opposed to net income attributable to HSS of $12 million in  the same period in 2010.  This change was primarily attributable to the changes in revenue and expenses discussed above.

Nine Months Ended September 30, 2011 Compared to the Nine Months Ended September 30, 2010.

	For the Nine Months
	Ended September 30,		Variance
Statements of Operations Data	2011	2010	Amount	%
	(Dollars in thousands)
	(unaudited)
Revenue:
Services and other revenue	$331,775	$38,571	$293,204	*
Services and other revenue - DISH Network	160,457	157,114	3,343	2.1%
Equipment revenue	83,444	946	82,498	*
Equipment revenue - DISH Network	97	—	97	*
Total revenue	575,773	196,631	379,142	*
Costs and Expenses:
Costs of sales - services and other	185,277	48,193	137,084	*
% of Total services and other revenue	37.6%	24.6%
Cost of sales — equipment	68,541	700	67,841	*
% of Total equipment revenue	82.0%	74.0%
Selling, general and administrative expenses	93,029	9,133	83,896	*
% of Total revenue	16.2%	4.6%
Depreciation and amortization	163,976	71,799	92,177	*
Total costs and expenses	510,823	129,825	380,998	*
Operating income (loss)	64,950	66,806	(1,856)	(2.8)%
Other Income (Expense):
Interest income	1,823	5	1,818	*
Interest expense, net of amounts capitalized	(50,904)	(19,527)	(31,377)	*
Acquisition costs	(35,230)	—	(35,230)	*
Other, net	9,703	1,082	8,621	*
Total other income (expense)	(74,608)	(18,440)	(56,168)	*
Income (loss) before income taxes	(9,658)	48,366	(58,024)	*
Income tax (provision) benefit, net	1,697	(17,846)	19,543	*
Effective tax rate	(17.6)%	(36.9)%
Net income (loss)	(7,961)	30,520	(38,481)	*
Less: Net income (loss) attributable to noncontrolling interest	357	—	357	*
Net income (loss) attributable to the HSS common shareholder	$(8,318)	$30,520	$(38,838)	*
Other Data:
EBITDA	$203,042	$139,687	$63,355	45.4%

* Percentage is not meaningful.

Services and other revenue.  “Services and other revenue,” including “Services and other revenue - DISH Network,” totaled $492 million during the nine months ended September 30, 2011, an increase of $297 million compared to the same period in 2010.  This increase was primarily related to services revenue contributed by our Hughes segment from the sale of broadband services to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services.

Equipment revenue.  “Equipment revenue,” including “Equipment revenue - DISH Network,” totaled $84 million during the nine months ended September 30, 2011, an increase of $83 million compared to the same period in 2010.  This change primarily related to equipment revenue contributed by our Hughes segment from the sale of broadband equipment and networks sold to customers in our enterprise and consumer markets.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $185 million during the nine months ended September 30, 2011, an increase of $137 million compared to the same period in 2010.  This change primarily related to costs associated with the sale of broadband services provided to customers in our enterprise and consumer markets, and customers’ maintenance and other contracted services from our Hughes segment.  “Cost of sales — services and other” represented 37.6% and 24.6% of total services and other revenue for the nine months ended September 30, 2011 and 2010, respectively.  The increase in the expense to revenue ratio principally resulted from an increase in revenue and expenses from our Hughes segment.

Cost of sales — equipment.  “Cost of sales — equipment” totaled $69 million during the nine months ended September 30, 2011, an increase of $68 million compared to the same period in 2010.  This change primarily related to costs associated with the sale of broadband equipment and networks sold to customers in our enterprise and consumer markets in our Hughes segment. “Cost of sales — equipment” represented 82.0% and 74.0% of total equipment revenue for the nine months ended September 30, 2011 and 2010, respectively.  The increase in the expense to revenue ratio principally resulted from an increase in revenue and expenses from our Hughes segment.

Selling, general and administrative expenses.  “Selling, general and administrative expenses” totaled $93 million during the nine months ended September 30, 2011, an increase of $84 million compared to the same period in 2010.  This change primarily resulted from an increase in marketing and advertising expenses and other general and administrative expenses resulting from our Hughes segment. Of the $84 million increase in “Selling, general and administrative expenses,” $11 million was associated with the change of control bonuses given to certain of the executives of Hughes Communications. See Note 9 in the Notes to the Condensed Consolidated Financial Statements of HSS for further discussion.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $164 million during the nine months ended September 30, 2011, an increase of $92 million compared to the same period in 2010. This change related to an increase in depreciation expense on equipment and satellites as well as amortization expense on intangibles in our Hughes segment.

Interest expense, net of amounts capitalized.  “Interest expense, net of amounts capitalized” totaled $51 million during the nine months ended September 30, 2011, an increase of $31 million compared to the same period in 2010.  This change primarily resulted from an increase in interest expense related to the issuance of the Old Notes during the second quarter of 2011, partially offset by an increase in capitalized interest.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $203 million during the nine months ended September 30, 2011, an increase of $63 million or 45.4% compared to the same period in 2010.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Nine Months
	Ended September 30,
	2011	2010
	(In thousands)
	(unaudited)
EBITDA	$203,042	$139,687
Interest expense, net	(49,081)	(19,522)
Income tax (provision) benefit, net	1,697	(17,846)
Depreciation and amortization	(163,976)	(71,799)
Net Income (loss) attributable to the HSS common shareholder	$(8,318)	$30,520

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industries.

Income tax (provision) benefit, net.  The income tax benefit totaled $2 million during the nine months ended September 30, 2011 compared to an income tax provision of $18 million in the same period in 2010, as we incurred a loss before income taxes for the nine months ended September 30, 2011 while we generated income before income taxes in the same period in 2010. Our effective tax rate for the nine months ended September 30, 2011 was impacted by a significant amount of permanent differences in relation to “Income (loss) before income taxes.”

Net income (loss) attributable to the HSS common shareholder.  Our net loss attributable to the HSS common shareholder was $8 million during the nine months ended September 30, 2011 compared to a net income attributable to HSS of $31 million for the same period in 2010.  The change was primarily attributable to the changes in revenue and expenses discussed above.

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009.

	For the Years Ended
	December 31,		Variance
Statements of Operations Data	2010	2009	Amount	%
	(Dollars in thousands)
Revenue:
Services and other revenue- DISH Network	$208,364	$131,111	$77,253	58.9
Services and other revenue - other	53,815	41,135	12,680	30.8
Total revenue	262,179	172,246	89,933	52.2
Costs and Expenses:
Costs of sales - services and other	65,469	35,035	30,434	86.9
% of Total revenue	25.0%	20.3%
Selling, general and administrative expenses	12,072	9,512	2,560	26.9
% of Total revenue	4.6%	5.5%
Depreciation and amortization	95,069	107,471	(12,402)	(11.5)
Total costs and expenses	172,610	152,018	20,592	13.5
Operating income (loss)	89,569	20,228	69,341	*
Other Income (Expense):
Interest income (1)	26	23	3	13.0
Interest expense, net of amounts capitalized	(23,640)	(23,567)	(73)	(0.3)
Other, net	1,289	92	1,197	*
Total other income (expense)	(22,325)	(23,452)	1,127	4.8
Income (loss) before income taxes	67,244	(3,224)	70,468	*
Income tax (provision) benefit, net	(24,812)	396	(25,208)	*
Effective tax rate	36.9%	12.3%
Net income (loss)	$42,432	$(2,828)	$45,260	*
Other Data:
EBITDA	$185,927	$127,791	$58,136	45.5

*	Percentage is not meaningful.
(1)	Although interest income is included in “Other, net” on our audited consolidated statements of operations, it is disclosed separately here because it is a component of EBITDA.

Services and other revenue — DISH Network.  “Services and other revenue — DISH Network” totaled $208 million during the year ended December 31, 2010, an increase of $77 million or 58.9% compared to 2009.  The change was driven by an increase in transponder leasing primarily related to the Nimiq 5 satellite, which was placed into service in October 2009 and the increase in monthly lease rates per transponder on certain satellites based on the terms of our amended lease agreements.  See Note 12 to our audited consolidated financial statements for further discussion.

Services and other revenue — other.  “Services and other revenue — other” totaled $54 million during the year ended December 31, 2010, an increase of $13 million or 30.8% compared to 2009.  The change was driven primarily by an increase in transponder leasing provided to customers other than DISH Network.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $65 million during the year ended December 31, 2010, an increase of $30 million or 86.9% compared to 2009.  This change primarily resulted from an increase in costs related to the EchoStar I satellite, which we began leasing from DISH Network during the first quarter of 2010, and costs related to the Nimiq 5 satellite, which was placed into service in October 2009.  “Cost of sales — services and other” represented 25.0% and 20.3% of “Total revenue” during the year ended December 31, 2010 and 2009, respectively.  The increase in this expense to revenue ratio was primarily driven by an increase in costs related to the EchoStar I and Nimiq 5 satellites, partially offset by an increase in transponder leasing revenue, discussed above.  The majority of our costs associated with transponder leasing are related to satellites, which are included in “Depreciation and amortization” expense and not included as part of the cost of sales.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $95 million during the year ended December 31, 2010, a $12 million or 11.5% decrease compared to 2009.  The change in “Depreciation and amortization” expense was primarily related to declines in depreciation expense related to satellites that became fully depreciated in 2010 and lower depreciation expense on AMC-16 as a result of the reduction in its asset value, partially offset by depreciation expense associated with Nimiq 5, which was placed into service in October 2009.

Earnings before interest, taxes, depreciation and amortization.  EBITDA was $186 million during the year ended December 31, 2010, an increase of $58 million compared to 2009.  The following table reconciles EBITDA to the accompanying financial statements.

	For the Years Ended
	December 31,
	2010	2009
	(In thousands)
EBITDA	$185,927	$127,791
Interest expense, net	(23,614)	(23,544)
Income tax (provision) benefit, net	(24,812)	396
Depreciation and amortization	(95,069)	(107,471)
Net Income (loss)	$42,432	$(2,828)

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

Income tax (provision) benefit, net.  The income tax provision totaled $25 million during the year ended December 31, 2010, compared to an income tax benefit of less than $1 million in 2009.  The income tax provision resulted primarily from our income before income taxes during the year ended December 31, 2010, compared to our loss before income taxes incurred in 2009, and an increase in our effective tax rate from 2009 to 2010.  During the year ended December 31, 2009, our state tax rates increased, which caused an increase in our state income tax provision and cumulative deferred tax liabilities, leading to a decline in our total income tax benefit and a decrease in our overall effective tax rate in 2009.

Net income (loss).  Our net income was $42 million during the year ended December 31, 2010, compared to a net loss of $3 million in 2009.  This change was primarily attributable to the changes in revenue and expenses discussed above.

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008.

	For the Years Ended
	December 31,		Variance
Statements of Operations Data	2009	2008	Amount	%
	(Dollars in thousands)
Revenue:
Services and other revenue- DISH Network	$131,111	$149,513	$(18,402)	(12.3)
Services and other revenue - other	41,135	30,138	10,997	36.5
Total revenue	172,246	179,651	(7,405)	(4.1)
Costs and Expenses:
Costs of sales - services and other	35,035	37,282	(2,247)	(6.0)
% of Total revenue	20.3%	20.8%
Selling, general and administrative expenses	9,512	6,868	2,644	38.5
% of Total revenue	5.5%	3.8%
Depreciation and amortization	107,471	141,701	(34,230)	(24.2)
Impairments of long-lived assets	—	234,959	(234,959)	(100.0)
Total costs and expenses	152,018	420,810	(268,792)	(63.9)
Operating income (loss)	20,228	(241,159)	261,387	*
Other Income (Expense):
Interest income (1)	23	53	(30)	(56.6)
Interest expense, net of amounts capitalized	(23,567)	(30,836)	7,269	23.6
Other, net	92	3	89	*
Total other income (expense)	(23,452)	(30,780)	7,328	23.8
Income (loss) before income taxes	(3,224)	(271,939)	268,715	98.8
Income tax (provision) benefit, net	396	98,126	(97,730)	(99.6)
Effective tax rate	12.3%	36.1%
Net income (loss)	$(2,828)	$(173,813)	$170,985	98.4
Other Data:
EBITDA	$127,791	$(99,455)	$227,246	*

*                             Percentage is not meaningful.

(1)                 Although interest income is included in “Other, net” on our audited consolidated statements of operations, it is disclosed separately here because it is a component of EBITDA.

Services and other revenue — DISH Network.  “Services and other revenue — DISH Network” totaled $131 million during the year ended December 31, 2009, a decrease of $18 million or 12.3% compared to 2008.  The change was driven primarily by a reduction in the number of transponders leased to DISH Network as a result of the launch of a satellite owned by DISH Network in July 2008.

Services and other revenue — other.  “Services and other revenue — other” totaled $41 million during the year ended December 31, 2009, an increase of $11 million or 36.5% compared to 2008.  The change was primarily related to an increase in transponder leasing to Dish Mexico which began service in November 2008.

Cost of sales — services and other.  “Cost of sales — services and other” totaled $35 million during the year ended December 31, 2009, a decrease of $2 million or 6.0% compared to 2008.  This change primarily resulted from a decline in transponder leasing and other services provided to DISH Network, partially offset by the increase in costs related to the Nimiq 5 satellite, which was placed into service in October 2009.

Depreciation and amortization.  “Depreciation and amortization” expense totaled $107 million during the year ended December 31, 2009, a $34 million or 24.2% decrease compared to 2008.  The decrease in “Depreciation and amortization” expense was primarily due to less depreciation expense on our AMC-15 and AMC-16 satellites, with respect to which we incurred combined impairments of $218 million in 2008.  See Note 4 to our audited consolidated financial statements for further discussion.  This decrease was partially offset by an increase in depreciation expense associated with the Nimiq 5 satellite, which was placed into service in October 2009.

Impairments of long-lived assets.  “Impairments of long-lived assets” totaled $235 million during the year ended December 31, 2008, which primarily resulted from impairments of our AMC-15 and AMC-16 satellites.  See Note 4 to our audited consolidated financial statements for further discussion.

Earnings before interest, taxes, depreciation and amortization. EBITDA was $128 million during the year ended December 31, 2009, an increase of $227 million compared to 2008. EBITDA for the year ended December 31, 2008 included “Impairments of long-lived assets” of $235 million. The following table reconciles EBITDA to the accompanying financial statements.

	For the Years Ended
	December 31,
	2009	2008
	(In thousands)
EBITDA	$127,791	$(99,455)
Interest expense, net	(23,544)	(30,783)
Income tax (provision) benefit, net	396	98,126
Depreciation and amortization	(107,471)	(141,701)
Net Income (loss)	$(2,828)	$(173,813)

EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

Income tax (provision) benefit, net.  During the year ended December 31, 2009, we recorded an income tax benefit of less than $1 million, a decrease of $98 million in the benefit compared to 2008.  This change resulted primarily from the decline in our loss before income taxes and the change in our effective tax rate.  During the year ended December 31, 2009, our state tax rates increased, which caused an increase in our state income tax provision and cumulative deferred tax liabilities, leading to a decline in our total income tax benefit and a decrease in our overall effective tax rate in 2009.

Net income (loss).  Our net loss was $3 million during the year ended December 31, 2009, a $171 million decrease in the net loss compared to 2008. This decrease was primarily attributable to the changes in revenue and expenses discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Cash and Cash Equivalents

We consider all liquid investments purchased within 90 days of their maturity to be cash equivalents.  As of December 31, 2010, our cash and cash equivalents totaled $106,000 compared to zero as of December 31, 2009.  As of September 30, 2011, our cash and cash equivalents totaled $194 million.  The following discussion highlights our cash flow activities during the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011.

Cash flows from operating activities.  We typically reinvest the cash flow from operating activities in our business.  For the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011, we reported net cash inflows from operating activities of $168 million, $78 million, $81 million and $193 million, respectively.

The $90 million improvement in net cash inflows from operating activities during the year ended December 31, 2010 compared to 2009 was primarily attributable to an increase of $58 million in net income adjusted to exclude non-cash changes in “Depreciation and amortization” and “Deferred tax expense (benefit).”  This improvement was also attributable to an increase in cash resulting from changes in operating assets and liabilities of $33 million.

The $3 million decrease in net cash inflows from operating activities during the year ended December 31, 2009 compared to 2008 was primarily attributable to a decrease in cash resulting from changes in operating assets and liabilities of $2 million and a decrease in net loss adjusted to exclude non-cash changes in “Impairments of long-lived assets,” “Depreciation and amortization” and “Deferred tax expense (benefit).”

The net cash inflows from operating activities of $193 million during the nine months ended September 30, 2011 were primarily comprised of net income adjusted to exclude non-cash charges for “Depreciation and amortization” expense of $164 million and by changes in operating assets and liabilities related to timing differences between book expense and cash payments.

Cash flows from investing activities.  Our investing activities generally include capital expenditures and strategic investments.  For the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011, we reported net cash outflows from investing activities of $120 million, $138 million, $28 million and $2.1 billion, respectively.

The decrease in net cash outflows from investing activities from 2009 to 2010 of $18 million primarily resulted from changes in restricted cash and cash equivalents of $16 million, including $1 million of cash inflows in 2010 and $15 million of cash outflows in 2009, and from a decline in capital expenditures of $3 million compared to 2009.

The increase in net cash outflows from investing activities from 2008 to 2009 of $110 million primarily resulted from an increase in cash outflows related to capital expenditures for satellites of $53 million, proceeds from an insurance settlement of $41 million in 2008 and an increase in cash outflows related to changes in restricted cash and cash equivalents of $16 million.

The net cash outflows from investing activities of $2.1 billion during the nine months ended September 30, 2011 were primarily related to the Acquisition.

Cash flows from financing activities.  Our financing activities generally include cash used for payment of capital lease obligations and cash inflows from, or outflows to, EchoStar Corporation in the form of advances or distributions.  For the years ended December 31, 2010, 2009 and 2008 and the nine months ended September 30, 2011, we reported financing activities of $47 million in net cash outflows, $60 million in net cash inflows, $53 million in net cash outflows and $2.1 billion in net cash inflows, respectively.

The increase in net cash outflows from financing activities from 2009 to 2010 of $107 million principally resulted from a decrease in advances from EchoStar Corporation of $104 million.

The increase in net cash inflows from financing activities from 2008 to 2009 of $113 million principally resulted from changes in “Advances (distributions) to owner” of $118 million, partially offset by an increase in repayments of long-term debt and capital lease obligations of $5 million.

The net cash inflows from financing activities of $2.1 billion during the nine months ended September 30, 2011 primarily resulted from the issuance of the Old Notes during the second quarter of 2011.

Satellites

As our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity.

Obligations and Future Capital Requirements

Contractual Obligations and Off-Balance Sheet Arrangements

In general, we do not engage in off-balance sheet financing activities.  Future maturities of our contractual obligations as of December 31, 2010 are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$6,314	$707	$764	$826	$892	$963	$2,162
Capital lease obligations	405,449	51,506	56,832	62,651	64,850	11,088	158,522
Interest expense on long-term debt and capital lease obligations	222,005	37,230	32,493	27,259	21,484	17,850	85,689
Satellite-related obligations	986,285	140,066	158,664	78,189	75,057	63,895	470,414
Purchase and other obligations	9,923	9,923	—	—	—	—	—
Total	$1,629,976	$239,432	$248,753	$168,925	$162,283	$93,796	$716,787

In certain circumstances, the dates on which we are obligated to make these payments could be delayed.  These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Future maturities of our contractual obligations as of September 30, 2011 are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$2,006,706	$222	$1,134	$1,009	$1,068	$1,100	$2,002,173
Capital lease obligations	389,606	13,573	57,486	62,528	64,284	12,487	179,248
Interest expense on long-term debt and capital lease obligations	1,481,289	85,351	175,292	169,982	164,219	160,528	725,917
Satellite-related obligations	1,165,149	105,056	275,841	126,768	99,773	78,774	478,937
Operating lease obligation	41,891	3,512	12,966	8,983	6,861	4,557	5,012
Purchase and other obligations	7,590	6,201	676	510	203	—	—
Payments in connection with the Acquisition	22,426	5,798	7,012	5,866	3,750	—	—
Total	$5,114,657	$219,713	$530,407	$375,646	$340,158	$257,446	$3,391,287

Future commitments related to satellites, including two launch contracts for satellites that are currently under construction, as described below, are included in the table above under “Satellite-related obligations.”  Payments related to the QuetzSat-1 capital lease are currently included in “Satellite-related obligations” but will be reclassified to “Capital lease obligations” when the satellite is placed into service later this year.

•      EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a direct broadcast satellite (“DBS”), which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree west longitude orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  As of September 30, 2011, the remaining obligation related to EchoStar XVI of $85 million, including the launch contract, is included in the table above.

•      Jupiter 1.  During June 2009, Hughes Communications entered into a contract for the construction of Jupiter 1, which is expected to launch in the second quarter of 2012.  Barrett Xplore Inc. has agreed to lease the user beams designed to operate in Canada, which represents a portion of the capacity available on the Jupiter 1 satellite.  As of September 30, 2011, the remaining obligation related to Jupiter 1 of $103 million, including the launch contract, is included in the table above.

During 2008, we entered into a ten-year satellite service agreement with SES to lease all of the capacity on the QuetzSat-1 satellite, which was launched on September 29, 2011.  This lease will be accounted for as a capital lease. Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite. DISH Network has agreed to lease 24 of the 32 DBS transponders on this satellite from us.

In certain circumstances, the dates on which we are obligated to make these payments could be delayed. These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Acquisition of Brazilian Orbital Slot.  On August 30, 2011, we were declared the winner of the right to select an orbital slot in an auction conducted by ANATEL, the Brazilian communications regulatory authority.  We selected the 45 degree west longitude orbital location for a bid of approximately $79 million, using an exchange rate of $1 to 1.8291 Brazilian Real as of September 30, 2011.  This amount is not included in the table above.  We must comply with certain post-auction regulatory and payment requirements before we will receive the orbital slot.  Once we receive the orbital slot, the slot will be used to expand our video and data capabilities in South America.

Purchase Obligations

Our purchase obligations primarily consist of binding purchase orders for equipment and for our share of transitional service agreements entered into between EchoStar and DISH Network.

Satellite Insurance

Historically, we have not carried insurance for any of the in-orbit satellites that we use because we believe that the premium costs are uneconomical relative to the risk of satellite failure. However, pursuant to the terms of the indentures governing the Notes, we maintain in orbit insurance for SPACEWAY 3 and have agreed, subject to certain limitations on coverage, to obtain launch and in-orbit insurance for Jupiter 1 and EchoStar XVI.  The loss of an uninsured satellite or other satellite malfunctions or anomalies could have a material adverse effect on our financial performance which we may not be able to mitigate by using available capacity on other satellites.  There can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  In addition, the loss of an uninsured satellite or other satellite malfunctions or anomalies could affect our ability to comply with FCC regulatory obligations and our ability to fund the construction or acquisition of replacement satellites for our in-orbit fleet in a timely fashion, or at all.

Future Capital Requirements

As contemplated by the terms of the Acquisition and related financing transactions, we received a contribution in cash and marketable securities from, and a forgiveness of certain net intercompany accounts payable to, our parent, EchoStar Corporation, of $609 million and raised $2 billion in the offering of the Old Notes in June 2011.  We expect our future working capital, capital expenditures and debt service requirements to be funded with cash generated from operations and future financings.  Since we depend on DISH Network for a substantial portion of our revenue, our cash flow from operations depends heavily on their needs for services.  There can be no assurance that we will always have positive cash flows from operations.

We have a significant amount of outstanding indebtedness.  As of September 30, 2011, our total indebtedness was $2.4 billion.  Our liquidity requirements will be significant, primarily due to our debt service requirements.

Our future capital expenditures are likely to increase if we make additional investments in infrastructure necessary to support and expand our business, or if we decide to purchase one or more additional satellites.  Other aspects of our business operations may also require additional capital.  We periodically evaluate various strategic initiatives, the pursuit of which also could require us to raise significant additional capital.

However, there can be no assurance that we could raise all required capital or that required capital would be available on acceptable terms or at all.  Our financial condition is dependent upon our future financial performance, which is subject to many economic, commercial, financial and other factors that are beyond our control.  Any renewed weakness in the financial markets could make it difficult for certain borrowers to access capital markets at acceptable terms or at all, which may significantly constrain our ability to obtain financing to support our business operations.  This may have a significant effect on our cost of financing and our liquidity position and may, as a result, cause us to defer or abandon profitable business strategies that we would otherwise pursue if financing were available on acceptable terms.  In addition, sustained economic weakness may limit our ability to generate sufficient internal cash to fund investments, capital expenditures, acquisitions and other strategic transactions.  Debt-financing arrangements may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness and may contain other terms that are not favorable to us.  If we are unable to obtain adequate funds on reasonable terms, we may be required to curtail operations significantly or obtain funds by entering into financing, supply or joint venture agreements on unattractive terms.

Critical Accounting Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect amounts reported therein.  Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances.  Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.  For a summary of our significant accounting policies, including those discussed below, see Note 2 in the Notes to the Condensed Consolidated Financial Statements of HSS for further discussion.

Business Combinations.  When we acquire a business, we allocate the purchase price to the various components of the acquisition based upon the fair value of each component using various valuation techniques, including the market approach, income approach and/or cost approach.

The accounting standard for business combinations requires most identifiable assets, liabilities, noncontrolling interests and goodwill acquired to be recorded at fair value.  Transaction costs related to the acquisition of the business are expensed as incurred.  Costs associated with the issuance of debt associated with a business combination are capitalized and included as a yield adjustment to the underlying debt’s stated rate.

Acquired intangible assets other than goodwill are amortized over their estimated useful lives unless the lives are determined to be indefinite.  Amortization of these intangible assets is recorded on a straight line basis over an average finite useful life primarily ranging from approximately one to twenty years or in relation to the estimated discounted cash flows over the life of the intangible.

Valuation of long-lived assets.  We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset or asset group is considered impaired when the anticipated undiscounted cash flows from such asset or asset group is less than its carrying value.  In that event, a loss is recorded in “Impairments of long-lived assets” on our consolidated statements of operations based on the amount by which the carrying value exceeds the fair value of the long-lived asset or asset group.  Fair value is determined primarily using the estimated cash flows associated with the asset or asset group under review, discounted at a rate commensurate with the risk involved.  Losses on long-lived assets to be disposed of by sale are determined in a similar manner, except that fair values are reduced for estimated selling costs.  Among other reasons, changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Income taxes.  Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in our consolidated balance sheets, as well as operating loss and tax credit carryforwards.  Determining necessary valuation allowances requires us to make assessments about the timing of future events, including the probability of expected future taxable income and available tax planning opportunities.  We periodically evaluate our need for a valuation allowance based on both historical evidence, including trends, and future expectations in each reporting period.  Any such valuation allowance is recorded in either “Income tax (provision) benefit, net” on our consolidated statements of operations or “Total shareholder’s equity (deficit)” on our consolidated balance sheets.  Future performance could have a significant effect on the realization of tax benefits, or reversals of valuation allowances, as reported in our consolidated results of operations.

Uncertainty in tax positions.  Management evaluates the recognition and measurement of uncertain tax positions based on applicable tax law, regulations, case law, administrative rulings and pronouncements and the facts and circumstances surrounding the tax position.  Changes in our estimates related to the recognition and measurement of the amount recorded for uncertain tax positions could result in significant changes in our “Income tax provision (benefit),” which could be material to our consolidated results of operations.

Contingent liabilities.  A significant amount of management judgment is required in determining when, or if, an accrual should be recorded for a contingency and the amount of such accrual.  Estimates generally are developed in consultation with counsel and are based on an analysis of potential outcomes.  Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period to “Selling, general and administrative expenses” on our consolidated statements of operations that would be material to our consolidated results of operations and financial position.

Seasonality

Like many communications infrastructure equipment vendors, a significant amount of Hughes Communications’ hardware sales occur in the second half of the year due to its customers’ annual procurement and budget cycles. Large enterprises and operators usually allocate their capital expenditure budgets at the beginning of their fiscal year (which often coincides with the calendar year). The typical sales cycle for large complex system procurements is 6 to 12 months, which often results in the customer expenditure occurring towards the end of the year. Customers often seek to expend the budgeted funds prior to the end of the year and the next budget cycle. As a result, interim results are not indicative of the results to be expected for the full year.

Inflation

Inflation has not materially affected our operations during the past three years.  We believe that our ability to increase the prices charged for our services in future periods will depend primarily on competitive pressures or contractual terms.

Satellites

As our satellite fleet ages, we will be required to evaluate replacement alternatives such as acquiring, leasing or constructing additional satellites, with or without customer commitments for capacity.

Backlog

Our contracted backlog represents the future revenue we expect to realize under all current contractual service agreements for satellite capacity.  This is comprised of all amounts due under a contract through the expiration date.  We do not assume a given contract will be renewed beyond its stated expiration date.

For ESS, contracted backlog is attributable both to satellites currently in orbit and to satellites currently under construction.  As of September 30, 2011 and December 31, 2010, ESS’ contracted revenue backlog attributable to satellites currently in orbit was approximately $905 million and $1.054 billion, respectively, and ESS’ contracted revenue backlog attributable to satellites under construction, including QuetzSat-1, was $1.053 billion and $1.100 billion, respectively. Contracts with ESS’ customers for satellite capacity are typically long-term commitments of up to 10 years.

For Hughes Communications, contracted backlog is attributable to our expected future revenue under customer contracts that are non-cancelable and excluding agreements with our consumer customers. As of September 30, 2011 and December 31, 2010, Hughes Communications’ total revenue backlog was approximately $1.070 billion and $1.064 billion, respectively. Included in Hughes Communications’ revenue backlog as of September 30, 2011 are future revenues of $252 million associated with our Jupiter 1 satellite, which is under construction. Of the $252 million, $245 million is associated with the Barrett Agreement for satellite capacity, which revenue is expected to be realized ratably over 15 years once the satellite is launched and placed into service and $13 million is related to gateway developments for Barrett. Associated with the Barrett Agreement for satellite capacity, Hughes Communications has collected $5 million of a non-refundable reservation fee.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts shown below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, you should not consider the forward-looking statements as projections by us of future events or losses.

General

Our cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of our equity investments. We manage our exposure to those market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives and do not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

We generally conduct our business in United States dollars. Our international business is also conducted in a variety of foreign currencies and it is therefore exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we may enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. As of September 30, 2011, we had an estimated $21 million of foreign currency denominated receivables and payables outstanding, and $7 million of hedge contracts in place to partially mitigate foreign currency risk. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material as of September 30, 2011.

The impact of a hypothetical 10% adverse change in exchange rates on the fair value of foreign currency denominated net assets and liabilities of our foreign subsidiaries would be an estimated loss of $7 million as of September 30, 2011.

Marketable Securities Risk

We have a significant amount of cash that is invested in marketable securities which is subject to market risk due to interest rate fluctuations. We have established an investment policy which governs our investment strategy and stipulates that we diversify investments among United States Treasury securities and other high credit quality debt instruments that we believe to be low risk. We are averse to principal loss and seek to preserve our invested funds by limiting default risk and market risk.  A hypothetical 10% change in average interest rates during 2011 would not have a material impact on the fair value due to the limited duration of our investments.

Interest Rate Risk

The Old Notes and the outstanding borrowings related to VSAT hardware financing arrangements are not subject to interest rate fluctuations because the interest rate is fixed for the term of the instrument.

Market Concentration and Credit Risk

We provide services and extend credit to a number of equipment customers, service providers, and a large number of consumers, both in the United States and around the world. We monitor our exposure to credit losses and maintain, as necessary, allowances for anticipated losses. Financial instruments which potentially subject us to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although we maintain cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Commodity Price Risk

All of our products contain components whose base raw materials have undergone dramatic cost fluctuations in the last 24 months. Fluctuations in pricing of raw materials have the ability to affect our product costs. Although we have been successful in offsetting or mitigating our exposure to these fluctuations, such changes could have an adverse impact on our product costs. We are unable to predict the possible impact of changes in commodity prices.

BUSINESS

Overview

Hughes Satellite Systems Corporation, formerly known as EH Holding Corporation, is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation.  EchoStar Corporation is a publicly traded company listed on the Nasdaq Global Select Market under the symbol “SATS.”  HSS was formed as a Colorado corporation in March 2011 to facilitate the acquisition of Hughes Communications, Inc. and its subsidiaries and related financing transactions.  In connection with our formation, EchoStar contributed the assets and liabilities of its satellite services business, including the principal operating subsidiary of its satellite services business, EchoStar Satellite Services L.L.C., to us. As a result, our historical financial statements, prior to June 9, 2011, reflect the historical consolidated financial position and operating results of EchoStar’s satellite services business.  Our principal executive offices are located at 100 Inverness Terrace East, Englewood, Colorado 80112-5308 and our telephone number is (303) 706-4000.

Effective January 1, 2008, DISH Network completed its distribution to EchoStar Corporation of its digital set-top box business and certain infrastructure and other assets, including certain of its satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities.  Since the Spin-off, EchoStar Corporation and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of EchoStar Corporation and DISH Network is owned beneficially by Charles W. Ergen, our and EchoStar’s Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

Following the Acquisition, we operate two segments: the EchoStar Satellite Services segment, consisting of ESS, and the Hughes segment, consisting of Hughes Communications.

•                  EchoStar Satellite Services — which uses 10 of our 11 owned and leased in-orbit satellites and related FCC licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.

•                  Hughes — which provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers.  Hughes also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  Effective June 9, 2011, Hughes became a new segment as a result of the Acquisition, and the results of operations of Hughes Communications are included in our results only as of such date.

Business Segments

EchoStar Satellite Services Segment

Overview

Our EchoStar Satellite Services segment uses ten of our owned and leased in-orbit satellites and related FCC licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  Furthermore, we continue to pursue expanding our business offerings by providing value added services such as telemetry, tracking and control services to third parties.  However, there can be no assurance that we will be able to effectively compete against our competitors due to their significant resources and operating history.

ESS’ transponder capacity is currently used by its customers for a variety of applications:

•                  DTH Services. ESS provides satellite transponder capacity to satellite TV providers, broadcasters and programmers that use its satellites to deliver programming. ESS’ satellites are also used for the transmission of live sporting events, Internet, disaster recovery, and satellite news gathering services.

•                  Government Services. ESS provides satellite services and technical services to U.S. government service providers and directly to some state agencies. ESS believes the U.S. government may increase its use of commercial satellites for homeland security, emergency response, continuing education, distance learning, and training.

•                  Network Services. ESS provides satellite transponder capacity and provides terrestrial network services to corporations. These networks are dedicated private networks that allow delivery of video and data services for corporate communications. ESS’ satellites can be used for point-to-point or point-to-multi- point communications.

Customers

ESS provides transponder capacity on its satellite fleet primarily to DISH Network, but also to a small number of U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  Currently, due to ESS’ limited customer base, it has unused satellite capacity.  For the nine months ended September 30, 2011, DISH Network accounted for 77.6% of ESS’ total satellite services revenue.   ESS has entered into certain commercial agreements with DISH Network pursuant to which it is obligated to provide DISH Network with satellite services at fixed prices for varying lengths of time depending on the satellite.  While ESS expects to continue to provide satellite services to DISH Network, its satellite capacity requirements may change for a variety of reasons, including DISH Network’s ability to construct and launch its own satellites.  Any termination or reduction in the services ESS provides to DISH Network may cause it to have excess capacity on its satellites and require that it aggressively pursue alternative sources of revenue for this business.  Its other satellite service sales are generally characterized by shorter-term contracts or spot market sales.  Future costs associated with ESS’ excess satellite capacity will negatively impact its margins if it does not generate revenue to offset these costs.

Competition

ESS competes against larger, well-established satellite service companies, such as Intelsat, SES and Telesat, in an industry that is characterized by long-term contracts and high costs for customers to change service providers.  Therefore, it will be difficult for ESS to displace customers from their current relationships with its competitors.  Intelsat and SES maintain key North American orbital slots that may further limit competition and competitive pricing.  In addition, we could face significant competition from suppliers of terrestrial communications capacity.  While we believe that there may be opportunities for ESS to capture new business as a result of market trends such as the increased communications demands of homeland security initiatives, there can be no assurance that ESS will be able to effectively compete against its competitors due to their significant resources and operating history.

Other Business Opportunities

We intend to evaluate new strategic development opportunities in North America and in other international markets.  We also plan to expand ESS’ business and support the development of new satellite-delivered services, such as mobile video services.  The expertise ESS obtains through these strategic opportunities may also help it to improve and expand the services that it provides to its existing customers.

Hughes Segment

On June 8, 2011, we acquired all of the outstanding equity of Hughes Communications, Inc., pursuant to the Merger Agreement by and between us, EchoStar, certain of EchoStar’s subsidiaries, and Hughes Communications, Inc., following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Merger Agreement, each issued and outstanding share of common stock and vested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  In addition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  The funding of the Acquisition was supported by the issuance of $1.1 billion of Old Secured Notes and $900 million of Old Unsecured Notes.

Overview

Our Hughes segment provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the consumer market.  In addition, our Hughes segment provides managed services to large enterprises that combine the use of satellite and terrestrial alternatives, thus offering solutions that are tailored and cost effective. This segment also provides networking systems solutions to customers for mobile satellite and wireless backhaul systems.

Since Hughes Communications’ deployment of the first VSAT network in 1983, it has been a leader in commercial digital satellite communications and has achieved extensive depth and experience in the development, manufacturing and operation of satellite-based data, voice and video networks.

Our Hughes segment consists of three main businesses: (i) North American broadband; (ii) international broadband; and (iii) telecom systems.

North American Broadband. To support the growth of its North American enterprise and consumer business, Hughes Communications launched its SPACEWAY 3 satellite in August 2007. SPACEWAY 3 was designed and developed as the next generation Ka-band broadband satellite system with a unique architecture for broadband data communications. Because SPACEWAY 3 supports higher data rates and offers direct user-to-user network connectivity, we are able to offer our North American enterprise and consumer customers faster communication rates, reduce our operating costs substantially through the reduction of third-party transponder capacity expenses as we utilize the additional capacity of SPACEWAY 3, and as a result, significantly improve margins. In addition, in June 2009, Hughes Communications entered into a contract for the construction of a next-generation, high throughput geostationary satellite, Jupiter 1. Jupiter 1 will employ a multi-spot beam, bent pipe Ka-band architecture and is expected to provide additional capacity of approximately 100 gigabits per second for our broadband Internet service to the consumer market in North America. We anticipate launching Jupiter 1 in the second quarter of 2012.

In August 2010, Hughes Communications was awarded $59 million from the U.S. Government as the only recipient of a national award under the $100 million satellite project component of the broadband stimulus program, established pursuant to the American Recovery and Reinvestment Act of 2009.  This award is part of the U.S. Government’s investments in broadband projects to expand access to broadband service and create jobs and economic opportunity in rural, underserved communities nationwide.  Hughes Communications began to offer services to customers under this program in October 2010.

International Broadband. Hughes Communications provides satellite communication networks and services to customers worldwide. Its international broadband business suite of products and services are particularly well-suited to many international markets because of the geographic dispersion of customers as well as the lack of local infrastructure.  Hughes Communications also provides hardware and shared-hub services, modeled in part on the North American enterprise business. Shared-hub services are available both via its own hubs covering Europe, Brazil, Northern Africa, India and the Middle East and through third-party and joint venture operations. Hughes Communications leases transponder capacity on satellites from multiple providers for its enterprise customers. International customers span a wide variety of industries and include state-owned operators as well as private businesses.

Telecom Systems. The telecom systems business consists primarily of the Mobile Satellite Systems group. This ancillary business line gives Hughes Communications the opportunity to exploit its extensive technological capabilities by developing and supplying turnkey technologies in the L and S bands. This business has the technology, engineering talent and manufacturing and customer support capability to offer design and equipment used in mobile satellite systems and terrestrial microwave networking equipment for point-to-multipoint and cellular backhaul solutions.  The telecom systems business customers include leading mobile satellite operators, telecom and cellular mobile operators and aeronautical and maritime customers (including airlines, workboats and offshore oil rigs).

Customers

Hughes Communications delivers broadband Internet service to North American consumers.  Hughes Communications also provides satellite, wire line and wireless communication network products and services to enterprises in North America and managed networks services and equipment to enterprises and broadband service providers worldwide.  In addition, Hughes Communications provides turnkey satellite ground segment systems to mobile system operators and point-to-multipoint microwave radio network systems that are used for cellular backhaul and broadband wireless access.  As of September 30, 2011, approximately 626,000 customers subscribed to Hughes Communications’ consumer and small/medium enterprise service.

Competition

The network communications industry is highly competitive. As a provider of data network products and services in the United States and internationally, we compete with a large number of telecommunications service providers. This increasingly competitive environment has put pressure on prices and margins. To compete effectively, we emphasize our network quality, our customization capability, our offering of networks as a turnkey managed service rather than as an equipment sale, our position as a single point of contact for products and services and our competitive prices.

In our consumer market Hughes Communications competes against traditional telecommunications and wireless carriers, as well as DSL and cable Internet service providers offer competing services in many communities it seeks to serve. Cost, speed and accessibility are key determining factors in the election of a service provider by the consumer. Our primary satellite competitor in our consumer market is WildBlue, which is owned by ViaSat. To a much lesser extent, we also compete with smaller satellite operators such as Spacenet, Inc., which is a subsidiary of Gilat Satellite Networks Ltd. (“Gilat”). We seek to differentiate ourselves based on our service quality, proprietary technology, distribution channels and the SPACEWAY 3 satellite network.  We also face competition in from major established carriers such as AT&T Corp., Verizon, Sprint Corporation, British Telecommunications plc, France Télécom, Deutsche Telekom AG and the global consortia of telecom operators and other major carriers, which provide international telephone, private line and private network services using their national telephone networks and those of other carriers.

In our enterprise market, our principal competitors for the supply of VSAT satellite networks are Gilat, ViaSat and iDirect Technologies (“iDirect”).  Unlike Gilat, which offers a full line of broadband products and services for enterprise customers, ViaSat and iDirect offer enterprises only broadband products. In competing with Gilat, ViaSat and iDirect, we emphasize particular technological features of our products and services, our ability to customize networks and perform desired development work, the quality of our customer service and our willingness to be flexible in structuring arrangements for the customer. We are aware of other emerging competitors that supply networks, equipment and services. Hughes Communications also faces competition from resellers and numerous local companies who purchase equipment and sell services to local customers.

Our broadband networks generally have an advantage over terrestrial networks where the network must reach many locations over large distances, where the customer has a “last mile” or congestion problem that cannot be solved easily with terrestrial facilities and where there is a need for transmission to remote locations or emerging markets. By comparison, ground-based facilities (e.g., fiber optic cables) often have an advantage for carrying large amounts of bulk traffic between a small number of fixed locations. However, because of a customer’s particular circumstances, the pricing offered by suppliers and the effectiveness of the marketing efforts of the competing suppliers also play a key role in this competitive environment.

We believe that we will have sufficient capacity to grow our broadband business and that our capacity will grow significantly when we launch our next generation satellite, Jupiter 1, in the second quarter of 2012. However, faster subscriber growth rates than anticipated or increases in subscriber consumption of capacity beyond our current expectations could force us to modify our marketing and business plans in some of our coverage regions prior to the launch of Jupiter 1. The competitive dynamic with our competitors is constantly changing as we and our competitors strive to improve our respective competitive positions. While the current competitive dynamic provides us the opportunity to grow our business, we cannot be certain of its continuing effects on our business as our competitors modify or adapt their strategies and service offerings.

Our Strengths

Leading satellite services provider with key assets. We have significant assets with orbital slots in key locations serving leading global markets, and a long history and expertise in providing satellite services to consumers and enterprises.

Leading satellite Internet access provider to underserved rural consumer markets in North America. We are one of the few satellite broadband service providers to address underserved markets that are less likely to receive terrestrial broadband service. We believe there is significant growth opportunity in these markets.

Strong and predictable cash flow driven by long-term contracts with high renewal rates. Both ESS and Hughes Communications have been able to generate strong and predictable cash flow due to a significant contracted revenue backlog from long-term customer contracts, high customer retention, pre-contracted service on expansion satellites, the relatively fixed-cost nature of the business and disciplined expense management. Enterprise customers include blue chip companies and leaders in the retail, energy, financial, hospitality and services industries, with a high historical rate of renewals.

New satellite launches expected to provide significant additional capacity. During 2008, we entered into a ten-year satellite service agreement with SES to lease all of the capacity on the QuetzSat-1 satellite, which was launched on September 29, 2011. In addition, we have two satellites under construction that are expected to be launched in the near term. Jupiter 1, our next-generation high-throughput satellite, is expected to launch in the second quarter of 2012.  Jupiter 1 will operate at the 107 degree west longitude orbital location and is expected to provide approximately 100 gigabits per second of data capacity for between 1.5 and 2.0 million additional subscribers. EchoStar XVI is expected to launch in the second half of 2012.  EchoStar XVI will operate at the 61.5 degree west longitude orbital location and DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.

Global operations providing revenue diversification and economies of scale. We benefit from a geographically diverse revenue stream that consists of a mix of services and hardware revenues. On a pro forma basis after giving effect to the Acquisition, HSS derived approximately 80.6% of global revenues from providing services and 19.4% from hardware revenues and enterprise equipment leases for the year ended December 31, 2010.

Business Strategy

Leverage our available satellite capacity. We benefit from available satellite capacity. We believe market opportunities exist to lease our capacity to a broader customer base, including providers of pay-TV service, satellite-delivered broadband, corporate communications and government services. We plan to use this capacity to seek cross-selling opportunities, including bundling wholesale broadband services from Hughes Communications together with video DTH services under a single package.

Capitalize on demand for broadband services. We intend to capitalize on the increasing demand for satellite-delivered broadband services and enterprise solutions by utilizing our industry expertise, technology leadership and high level of reliable and quality service to continue subscriber growth among both consumers and enterprise customers.

Develop improved technologies. We believe HSS will be one of the prime beneficiaries of the combined engineering power of EchoStar and Hughes Communications. This will allow us to continue to develop and deploy cutting edge technology and maintain a leading technological position in our industry.

Exploit international opportunities. We believe that international DTH satellite and broadband services are particularly well-suited for countries without extensive telecommunications and cable infrastructure, and we intend to continue to seek new investments and customer relationships with international DTH satellite and broadband service providers.

Pursue strategic partnerships, joint ventures and acquisitions. We intend to selectively pursue partnerships, joint ventures and strategic acquisition opportunities, both domestically and internationally, that we believe may allow us to increase our existing market share, expand into new markets, broaden our portfolio of products and intellectual property, and strengthen our relationships with our customers.

Satellites

We currently utilize 11 satellites in geostationary orbit approximately 22,300 miles above the equator.  Our satellite fleet consists of both owned and leased satellites detailed in the table below.

Satellites (1)	Launch Date	Degree Orbital Location (West Longitude)	Initial Useful Life/Lease Term (In Years)
Owned:
EchoStar III (2)	October 1997	61.5	12

EchoStar VI	July 2000	77	12
EchoStar VIII	August 2002	77	12
EchoStar IX	August 2003	121	12
EchoStar XII	July 2003	61.5	10
SPACEWAY 3	August 2007	94.95	15

Leased from DISH Network:
EchoStar I	December 1995	77	12

Leased from Other Third Parties:
AMC-15 (3)	December 2004	105	10
AMC-16 (3)	January 2005	85	10
Nimiq 5 (3)	September 2009	72.7	15
QuetzSat-1 (3)	September 2011	67.1	10

Under Construction:
EchoStar XVI (owned)	Expected in 2012	61.5	15
Jupiter 1 (owned)	Expected in 2012	107	15

(1)          EchoStar IV, which was launched in May 1998 and operated at the 77 degree west longitude orbital location is fully depreciated and was retired from service in the third quarter of 2011.

(2)          Fully depreciated and not currently in service.

(3)          These satellites are accounted for as capital leases.

*             The above table does not include any of our individual satellite transponder leases.

QuetzSat-1.  During 2008, we entered into a ten-year satellite service agreement with SES to lease all of the capacity on the QuetzSat-1 satellite, which was launched on September 29, 2011. Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 DBS transponders on this satellite from us.

In addition, we have two owned satellites that are currently under construction:

EchoStar XVI.  In November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be launched during the second half of 2012 and will operate at the 61.5 degree west longitude orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.

Jupiter 1.  In June 2009, Hughes Communications entered into a contract for the construction of Jupiter 1, our next-generation, high throughput geostationary satellite.  Jupiter 1 will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for our HughesNet service to the consumer market in North America.  Jupiter 1 is expected to be launched during the second quarter of 2012 and will operate at the 107 degree west longitude orbital location.

Satellite Anomalies

From time to time, certain satellites in our fleet have experienced anomalies, some of which have had a significant adverse impact on their remaining useful life and/or commercial operation.  There can be no assurance that future anomalies will not further impact the remaining useful life and commercial operation of any of these satellites.  See “Long-Lived Assets” in Note 2 to the audited combined financial statements of HSS for further discussion of the evaluation of impairment.  In addition, there can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  We generally do not carry insurance for any of the in-orbit satellites that we use, and therefore we will bear the risk of any uninsured in-orbit failures.  Recent developments with respect to certain of our satellites are discussed below.

Owned Satellites

EchoStar IV.  During the third quarter of 2011, EchoStar IV was removed from the 77 degree west longitude orbital location and retired from commercial service.  This retirement did not have a material impact on our results of operations or financial position.

EchoStar VIII.  EchoStar VIII was designed to operate 32 DBS transponders in the continental United States at approximately 120 watts per channel, switchable to 16 DBS transponders operating at approximately 240 watts per channel.  EchoStar VIII was also designed with spot-beam technology.  This satellite has experienced several anomalies prior to and during 2011.  In January 2011, the satellite experienced an anomaly which temporarily disrupted electrical power to some components, causing an interruption of broadcast service.  In addition, it has now been determined one of the two on-board computers used to control the satellite failed in connection with this anomaly.  None of these anomalies has impacted the commercial operation or estimated useful life of the satellite.  However, there can be no assurance that this anomaly or any future anomalies will not reduce its useful life or impact its commercial operation.

Leased Satellites

AMC-15.  AMC-15, an FSS satellite, commenced commercial operation during January 2005 and currently operates at the 105 degree west longitude orbital location.  This SES satellite is equipped with 24 Ku FSS transponders that operate at approximately 120 watts per channel and a Ka FSS payload consisting of 12 spot beams.  During 2011, AMC-15 experienced solar-power anomalies, which caused a power loss that reduced its capacity.  Pursuant to the AMC-15 satellite services agreement with SES, we are negotiating a reduction of our monthly recurring payment, which could impact the carrying value of the satellite and the related capital lease obligation.

AMC-16.  AMC-16, an FSS satellite, commenced commercial operation during February 2005 and currently operates at the 85 degree west longitude orbital location.  This SES satellite is equipped with 24 Ku-band FSS transponders that operate at approximately 120 watts per channel and a Ka-band payload consisting of 12 spot beams.  During the first quarter of 2010, SES notified us that AMC-16 had experienced a solar-power anomaly, which caused a power loss that reduced its capacity.  Pursuant to the AMC-16 satellite services agreement with SES, we are entitled to a reduction of our monthly recurring payment in the event of a partial loss of satellite capacity.  Effective in March and July 2010, the monthly recurring payment was reduced and as a result our capital lease obligation and the corresponding asset value was lowered by a total of $39 million.  In addition, beginning in May 2011, the monthly recurring payment was reduced again due to the March 2010 anomaly and as a result our capital lease obligation was lowered by approximately $7 million and a gain was recorded in “Other, net” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Government Regulation

We are subject to comprehensive regulation by the FCC for our domestic satellite and telecommunications operations.  We are also regulated by other federal agencies, state and local authorities, the International Telecommunication Union (“ITU”) and certain foreign governments.  We are also subject to the export control laws and regulations and trade and economic sanctions laws and regulations of the United States with respect to the export of telecommunications equipment and services.  Depending upon the circumstances, noncompliance with applicable legislation or regulations could result in suspension or revocation of our licenses or authorizations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

The following summary of regulatory developments and legislation is not intended to describe all present and proposed government regulation and legislation affecting the satellite markets.  Government regulations that are currently the subject of judicial or administrative proceedings, legislative hearings or administrative proposals could impact ESS, HSS and their industries to varying degrees.  We cannot predict either the outcome of these proceedings or any potential impact they might have on the industry or on HSS’ operations.

Regulations Applicable to Satellite Operations

FCC Jurisdiction over Satellite Operations.  The Communications Act gives the FCC broad authority to regulate HSS’ satellite operations.  All commercial entities that use radio frequencies to provide communications services in the United States are subject to the jurisdiction of the FCC under the Communications Act.  Specifically, the Communications Act gives the FCC regulatory jurisdiction over the following areas relating to communications satellite operations:

•                  the assignment of satellite radio frequencies and orbital locations, the licensing of satellites and earth stations, the granting of related authorizations, and evaluation of the fitness of a company to be a licensee;

•                  approval for the relocation of satellites to different orbital locations or the replacement of an existing satellite with a new satellite;

•                  ensuring compliance with the terms and conditions of such assignments, licenses, authorizations and approvals, including required timetables for construction and operation of satellites;

•                  avoiding interference with other radio frequency emitters; and

•                  ensuring compliance with other applicable provisions of the Communications Act and FCC rules and regulations.

In addition, the Communications Act prohibits the operation of certain satellite earth station facilities, such as those operated by us and certain of our customers, except under licenses issued by the FCC.

To obtain FCC satellite licenses and authorizations for satellites and earth stations, satellite operators must satisfy strict legal, technical and financial qualification requirements.  Once issued, these licenses and authorizations are subject to a number of conditions including, among other things, satisfaction of certain technical and ongoing due diligence obligations, construction milestones, and various reporting requirements.  Applications for new or modified satellites and earth stations are necessary for further development and expansion of satellites services and generally must be approved by the FCC in advance.  Necessary federal approval of these applications may not be granted, may not be granted in a timely manner, or may be granted subject to conditions which may be cumbersome.

Satellite Licenses, Authorizations and Contractual Rights for Satellite Capacity.  Our spacecraft operations are subject to the licensing jurisdiction of, and conditions imposed by, the FCC and any other government whose ITU filing we use to operate a satellite. Such conditions may include, for example, that we implement the satellite system in a manner consistent with certain milestones (such as for the satellite design and construction, ground segment procurement, and launch and implementation of service), that the satellite control center be located in national territory, that a license be obtained prior to launching or operating the satellite or that a license be obtained before interconnecting with the local switched telephone network.

Our satellites are located in orbital positions, or slots, that are designated by their longitude.  An orbital position describes both a physical location in space and an assignment of spectrum in the applicable frequency band.  Certain of our satellites also include spot-beam technology that enables us to provide services on a local or regional basis, but reduces the number of frequency channels that could otherwise be utilized across the entire United States.

ESS has U.S. DBS licenses for 30 frequencies at the 61.5 degree west longitude orbital location, capable of providing service to the Eastern and Central United States.  ESS is also currently operating on the two unassigned frequencies at the 61.5 degree west longitude orbital location under a conditional special temporary authorization. That authority requires periodic renewal.  The licensing method for assigning these two channels will be decided in a pending FCC rulemaking proceeding, and these two channels are currently subject to an FCC moratorium on new DBS applications.  The FCC has previously found that existing DBS providers will not be eligible for the two unassigned channels at the 61.5 degree west longitude orbital location.  There is a pending petition for reconsideration of that decision, which will be determined as part of the FCC rulemaking.

Hughes Communications currently holds a license to operate SPACEWAY 3 at the 95 degree west longitude orbital location, which is capable of providing service to the U.S., Canada and Central and South America. Hughes Communications also holds authorizations through the Office of Communications in the United Kingdom (“Ofcom”) and the FCC to operate satellites at certain locations on the geostationary arc, which it may use for Jupiter 1 or any future satellites it acquires or constructs.  For the Jupiter 1 satellite that is currently under construction and scheduled to be launched in the second quarter of 2012, Hughes Communications holds a Letter of Intent authorization from the FCC that will allow it to operate the satellite from the 107 degree west longitude orbital location and transmit to earth stations located in the United States.

ESS also has FCC authority to provide service from a Mexican DBS orbital slot at the 77 degree west longitude orbital location using 24 frequencies and at a Canadian DBS orbital slot at the 72.7 degree west longitude orbital location using 32 frequencies.  In addition, ESS holds licenses or has entered into agreements to lease capacity on satellites at FSS orbital locations including:

•                  500 MHz of Ku spectrum divided into 32 frequencies at the 121 degree west longitude orbital location, capable of providing service to CONUS, plus 900 MHz of Ka spectrum at the 121 degree west longitude orbital location capable of providing service into select spot beams;

•                  500 MHz of Ku spectrum divided into 24 frequencies at the 105 degree west longitude orbital location, currently capable of providing service to CONUS, Alaska and Hawaii, plus at least 720 MHz of Ka spectrum capable of providing service into select spot beams; and

•                  500 MHz of Ku spectrum divided into 24 frequencies at the 85 degree west longitude orbital location, currently capable of providing service to CONUS, plus at least 720 MHz of Ka spectrum capable of providing service into select spot beams.

In addition, we have a number of modification, special temporary authority, and license applications pending with the FCC.  We cannot be sure that the FCC will grant any of these applications, or that the authorizations, if granted, will not be subject to onerous conditions.  Moreover, the cost of building and launching a satellite can be as much as $300 million or more, and we cannot be sure that we will be able to construct and launch all of the satellites for which we have requested authorization.

Duration of Satellite Licenses.  Generally speaking, all satellite licenses are subject to expiration unless renewed by the FCC.  The term of each of ESS’ DBS licenses is 10 years and FSS licenses generally have 15 year terms.  Our licenses are currently set to expire at various times.  In addition, special temporary authorizations are granted for periods of only 180 days or less, subject to possible renewal by the FCC. Generally, our FCC satellite licenses and special temporary authorizations have been renewed by the FCC on a routine basis, but there can be no assurance that the FCC will continue to do so. ANATEL licenses are valid for 30 years and there is no specified time limit for Ofcom authorizations.

The earth station licenses we hold are granted for terms that vary significantly depending upon the jurisdiction in which they were obtained. For those granted by the FCC, the FCC also has granted periodic requests by us for special temporary authorizations and experimental authorizations to operate new or modified facilities on a temporary basis. The FCC generally renews satellite earth station licenses routinely, but there can be no assurance that the FCC will continue to do so.

Opposition and Other Risks to Our Licenses.  Several third parties have opposed, and we expect them to continue to oppose, some of ESS’ FCC satellite authorizations and pending requests to the FCC for extensions, modifications, waivers and approvals of ESS’ licenses.  In addition, we may not have fully complied with all of the FCC reporting, filing and other requirements in connection with our satellite authorizations.  Consequently, it is possible the FCC could revoke, terminate, condition or decline to extend or renew certain of our authorizations or licenses.

Reverse Band (17/24 GHz BSS) Spectrum.  Recently authorized 17/24 GHz BSS operations may interfere with the uplink operations of ESS’ DBS satellites.  At this time, no applications have been filed to operate a 17/24 GHz BSS satellite near ESS’ DBS satellites at 61.5 degrees.  We cannot be certain that such an application will not be filed in the future.  Furthermore, the FCC has a pending rulemaking to decide how to protect DBS satellites from 17/24 GHz BSS operations, and we cannot predict if and how the final rules will affect ESS’ DBS operations at 61.5 degrees.

Interference from Other Services Sharing Satellite Spectrum.  The FCC has adopted rules that allow non-geostationary orbit satellite services to operate on a co-primary basis in the same frequency band as DBS and Ku-band-based fixed satellite services.  The FCC has also authorized the use of multichannel video and data distribution service (“MVDDS”) in the DBS band.  MVDDS licenses were auctioned in 2004.  While, to our knowledge, no MVDDS systems have been commercially deployed, several systems are now being tested, and may soon be deployed.  Despite regulatory provisions to protect DBS operations from harmful interference, there can be no assurance that operations by other satellites or terrestrial communication services in the DBS band will not interfere with ESS’ DBS operations and adversely affect its business.

International Satellite Competition and Interference.  As noted above, ESS has received authority to provide service to the U.S. from a Mexican orbital slot at 77 degrees, and a Canadian orbital slot at 72.7 degrees.  DirecTV, Spectrum Five and DISH Network L.L.C. have received similar authorizations to provide service to the U.S. from foreign orbital slots.  The possibility that the FCC will allow service to the U.S. from additional foreign slots may permit additional competition against ESS from other satellite providers.  It may also provide a means by which to increase ESS’ available satellite capacity in the United States.  In addition, a number of administrations, such as Great Britain and The Netherlands, have requested to add orbital locations serving the U.S. close to ESS’ licensed slots.  Such operations could cause harmful interference into ESS’ satellites and constrain ESS’ future operations at those slots if such “tweener” operations are approved by the FCC.  The risk of harmful interference will depend upon the final rules adopted in the FCC’s “tweener” proceeding.

Telecommunications Regulation

As a provider of telecommunications services in the United States, we are required to contribute a percentage of our revenues from telecommunications services to the Universal Service Fund to support mechanisms that subsidize the provision of services to low-income consumers, high-cost areas, schools, libraries and rural health care providers. This percentage is set each calendar quarter by the FCC. Current FCC rules permit us to pass this Universal Service Fund contribution through to our customers.  The FCC also requires broadband Internet access and Internet telephony service providers to comply with the requirements of the Federal Communications Assistance for Law Enforcement Act (“CALEA”). CALEA requires telecommunications carriers, including satellite-based carriers, to ensure that law enforcement agencies are able to conduct lawfully-authorized surveillance of users of their services.  In addition, as a provider of interconnected VOIP services, we are required to abide by a number of rules related to telephony service, including rules dealing with the protection of customer information and the processing of emergency calls.

State and Local Regulation

In addition, we are also regulated by other federal agencies, and state and local authorities.  While the FCC has preempted many state and local regulations that impair the installation and use of VSATs and other consumer satellite dishes, our businesses nonetheless may be adversely affected by state and local regulation, including zoning regulations that impair the ability to install these consumer satellite earth station antennas.

International Regulation

In addition, we are subject to regulation by the ITU and certain foreign governments and national communications regulatory authorities of other countries in which we, and under certain circumstances our resellers and distributors, provide service.

We must comply with the applicable laws and regulations and, where required, obtain the approval of the regulatory authority of each country in which we, or under certain circumstances our resellers, provide services or operate earth stations. The laws and regulatory requirements regulating access to satellite systems vary from country to country. In certain countries, a license is required to provide our services and to operate satellite earth stations. The application procedure can be time-consuming and costly in some countries, and the terms of licenses vary for different countries.  In some countries, there may be restrictions on our ability to interconnect with the local switched telephone network. In addition, in certain countries, there are limitations on the fees that can be charged for the services we provide.

Many countries permit competition in the provision of voice, data or video services, the ownership of the equipment needed to provide telecommunications services and the provision of transponder capacity to that country. We believe that this trend should continue due to commitments by many countries to open their satellite markets to competition. In other countries, however, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of telecommunications to, from or within the country. In those cases, we may be required to negotiate for access to service or equipment provided by that monopoly entity, and we may not be able to obtain favorable rates or other terms.

The International Telecommunication Union Frequency Registration. The orbital location and frequencies for certain of our satellites are subject to the frequency registration and coordination process of the ITU. The ITU Radio Regulations define the international rules, regulations and rights for a satellite to use specific radio frequencies at a specific orbital location. We have made filings with the ITU for SPACEWAY 3, Jupiter 1 and for other potential future satellites we may acquire.  We have cooperated, and will continue to cooperate, with the FCC in the preparation of ITU filings and responses.  We have “requests for modification” that have been filed by the United States government relating to certain of our satellites.  In the event such a “request for modification” is not granted by the ITU, we will have to enter into coordination agreements with adjacent operators or operate the applicable satellite(s) on a non-interference basis.  If we cannot enter into coordination agreements with adjacent operators or operate on a non-interference basis, we may have to cease operating such satellite(s) at the affected orbital location.  We cannot predict when the ITU will act upon these “requests for modifications.”

Export Control Requirements and Sanctions Regulations

In the operation of our business, we must comply with all applicable export control and economic sanctions laws and regulations of the United States and other countries.  Applicable United States laws and regulations include the Arms Export Control Act, the ITAR, the EAR and the trade sanctions laws and regulations administered by the OFAC.

The export of certain hardware, technical data and services relating to satellites to non-United States persons is regulated by the United States Department of State’s Directorate of Defense Trade Controls, under the ITAR. Other items are controlled for export by the United States Department of Commerce’s Bureau of Industry and Security (“BIS”), under the Export Administration Regulations. For example, BIS regulates our export of equipment for earth stations in ground networks located outside of the United States. In addition, we cannot provide certain equipment or services to certain countries subject to United States trade sanctions unless we first obtain the necessary authorizations from OFAC. We are also subject to the Foreign Corrupt Practices Act, which prohibits paying or promising to pay bribes or giving or promising to give anything of value to foreign government officials and other individuals for the purpose of obtaining or retaining business or gaining a competitive advantage.

Intellectual Property

We currently rely on a combination of patent, trade secret, copyright and trademark law, together with licenses, non-disclosure and confidentiality agreements and technical measures, to establish and protect proprietary rights in our products. We hold United States patents covering various aspects of our products and services, including patents covering technologies that we believe will enable the production of lower cost satellite terminals and provide for significant acceleration of communication speeds and enhancement of throughput. The duration of each of our U.S. patents is generally 20 years from the earliest filing date to which the patent has priority. We have granted licenses to use our trademarks and service-marks to resellers worldwide, and we typically retain the right to monitor the use of those marks and impose significant restrictions on their use in efforts to ensure a consistent brand identity. We protect our proprietary rights in our software through software licenses that, among other things, require that the software source code be maintained as confidential information and that prohibit any reverse-engineering of that code.

We believe that our patents are important to our business. We also believe that, in some areas, the improvement of existing products and the development of new products, as well as reliance upon trade secrets and unpatented proprietary know-how, are important in establishing and maintaining a competitive advantage. We believe, to a certain extent, that the value of our products and services are dependent upon our proprietary software, hardware and other technology remaining trade secrets and/or subject to copyright protection. Generally, we enter into non-disclosure and invention assignment agreements with our employees, subcontractors and certain customers and other business partners.

Many entities, including some of our competitors, have or may in the future obtain patents and other intellectual property rights that cover or affect products or services related to those that we offer.  In general, if a court determines that one or more of our products infringes valid intellectual property rights held by others, we may be required to cease developing or marketing those products, obtain licenses from the holders of the intellectual property at a material cost, or redesign those products in such a way as to avoid infringement.  If those intellectual property rights are held by a competitor, we may be unable to obtain a license to such intellectual property at any price, which could adversely affect our competitive position.

We may not be aware of all intellectual property rights that our products may potentially infringe.  In addition, patent applications in the United States are confidential until the Patent and Trademark Office either publishes the application or issues a patent (whichever arises first) and, accordingly, our products may infringe claims contained in pending patent applications of which we are not aware.  Further, the process of determining definitively whether a patent claim is valid and whether a particular product infringes a valid patent claim often involves expensive and protracted litigation, even if we are ultimately successful on the merits.

We cannot estimate the extent to which we may be required in the future to obtain intellectual property licenses or the availability and cost of any such licenses.  Those costs, and their impact on our results of operations, could be material.  Damages in patent infringement cases may also be trebled in certain circumstances.  To the extent that we are required to pay unanticipated royalties to third parties, these increased costs of doing business could negatively affect our liquidity and operating results.

Research and Development, Engineering and Manufacturing

We, primarily through Hughes Communications, have a skilled and multi-disciplined engineering organization that develops our products and services. Hughes Communications’ in-house technological capability includes a wide range of skills required to develop the hardware, software and firmware required in our products and services. In addition to our product development skills, over the past 30 years, Hughes Communications has pioneered numerous advances in the area of wireless communication techniques and methodologies. During this period, Hughes Communications and its predecessors have been granted over 500 patents, many of which have been adopted in numerous communication standards in both satellite and terrestrial systems. We, through Hughes Communications, currently own over 230 patents.  The remaining patents still in force are subject to either a royalty-free perpetual license or a covenant not to assert from The DIRECTV Group, Inc., Hughes Communications’ former parent.

With respect to hardware development,  we have skill sets that include complex digital designs, radio frequency and intermediate frequency analog designs, advanced application-specific integrated circuit designs and sophisticated consumer and system level packaging designs. We also have extensive experience in developing products for high-volume, low-cost manufacturing for the consumer industry, including satellite TV set-top receivers and dual mode satellite and cellular handsets.

As a complement to our hardware development, we have developed extensive experience in designing reliable software systems as part of our telecommunication systems and services offerings. For example, our broadband product line for the enterprise market supports an extensive range of protocols for data communications. Our software engineers have also developed many large turnkey systems for our customers by designing the overall solution, implementing the various subsystems, deploying the entire network and user terminals, integrating and verifying the operational system and ultimately training the customers’ technicians and operators.

Our products are designed, manufactured and tested primarily at our facilities in Maryland; however, we also outsource a significant portion of the manufacturing of our products to third parties. Our manufacturing facilities, together with our third-party arrangements, have sufficient capacity to handle current demand. We adjust our capacity based on our production requirements. We also work with third-party vendors for the development and manufacture of components that are integrated into our products. We develop dual sourcing capabilities for critical parts when practical and we evaluate outsourced subcontract vendors on a periodic basis.  We have implemented a multifaceted strategy focused on meeting customer demand for our products and reducing production costs. Our operations group, together with our research and development group, works with our vendors and subcontractors to reduce development costs and to increase production efficiency in order to obtain components at lower prices.

Environmental

We are subject to the requirements of federal, state, local and foreign laws regulating air emissions, water discharge, waste management, hazardous chemicals and product disposal, most significantly the Resource Conservation and Recovery Act (“RCRA”) and the Emergency Planning and Community Right-to-Know Act (“EPCRA”).

Under the RCRA, we are considered a small quantity generator. As such, we perform weekly inspections of any waste storage areas to ensure that their integrity has not been breached and to ensure that the waste receptacles are intact. We also label all hazardous waste containers with appropriate signage identifying both the contents and the date the waste was generated, and we use a third-party waste hauler to transport and dispose of such waste. Hazardous and other waste is manifested and shipped in accordance with Environmental Protection Agency, Department of Transportation and relevant state regulations.

As required by the EPCRA, we file periodic reports with regulators covering four areas: Emergency Planning, Emergency Release, Hazardous Chemical Storage and Toxic Chemical Release. We maintain small quantities of hazardous materials on our premises and, therefore, have relatively modest reporting requirements under the EPCRA.

We are also subject to the requirements of other environmental and occupational safety and health laws and regulations.  We attempt to maintain compliance with all such requirements.  Our environmental compliance costs to date have not been material, and we currently have no reason to believe that such costs will become material in the foreseeable future.  However, environmental requirements are complex, change frequently and have become more stringent over time.  Accordingly, we cannot provide assurance that these requirements will not change or become more stringent in the future in a manner that could have a material adverse effect on our business.

Properties

Our principal executive offices are located at 100 Inverness Terrace East, Englewood, Colorado 80112.  Our properties consist of design centers, manufacturing facilities, services facilities and sales and marketing offices and are located in the United States, Latin America, Europe, Asia and Africa.  The following table sets forth certain information concerning our owned and leased properties as of September 30, 2011.  We believe that our facilities are well maintained and are sufficient to meet our current and projected needs.  We own or lease capacity on ten satellites which are used in our EchoStar Satellite Services segment.

Location	Owned/ Leased	Segment(s) Using Property	Function
Englewood, Colorado	Leased	ESS(3)	Corporate headquarters
Germantown, Maryland(1)	Owned	Hughes	Office space and engineering lab, network operations, shared hubs
Cheyenne, Wyoming	Leased	ESS(3)	Digital broadcast operations center
Gilbert, Arizona	Leased	ESS(3)	Digital broadcast operations center
Black Hawk, South Dakota	Leased	ESS(3)	Spacecraft autotrack operations center
Baker, Montana	Leased	ESS(3)	Spacecraft autotrack operations center
Gaithersburg, Maryland	Leased	Hughes	Manufacturing, test
Gaithersburg, Maryland	Leased	Hughes	Engineering, office space
Gurgaon, India(2)	Leased	Hughes	Development center
Gurgaon, India(1) (2)	Leased	Hughes	Corporate headquarters (Hughes

Communication India Limited), shared hub, operations, warehouse
Las Vegas, Nevada(1)	Leased	Hughes	Shared hub, antennae yards, backup network operation and control center for SPACEWAY, gateways
Griesheim, Germany(1)	Leased	Hughes	Office space, shared hub, operations, warehouse
San Diego, California	Leased	Hughes	Engineering, sales
Barueri, Brazil(1)	Leased	Hughes	Warehouse, shared hub
Southfield, Michigan(1)	Leased	Hughes	Shared hub
Milton Keynes, United Kingdom	Leased	Hughes	Corporate headquarters (Europe) and operations
Bangalore, India(2)	Leased	Hughes	Office space, guest house
Kolkata, India(2)	Leased	Hughes	Warehouse, office space, studio
Lindon, Utah	Leased	Hughes	Office space
Sao Paulo, Brazil	Leased	Hughes	Corporate headquarters (Brazil)
New Delhi, India	Leased	Hughes	Corporate headquarters (India)
Mumbai, India(2)	Leased	Hughes	Warehouse, office space
Alexandria, Virginia	Leased	Hughes	Warehouse
Beijing, China(2)	Leased	Hughes	Sales, marketing, operations
Gaithersburg, Maryland	Leased	Hughes	Warehouse, garage
Rockville, Maryland(2)	Leased	Hughes	Corporate office for subsidiary
Rome, Italy	Leased	Hughes	Sales, marketing
Chicago, Illinois	Leased	Hughes	Sales, marketing
Moscow, Russia	Leased	Hughes	Sales, marketing
Dubai, United Arab Emirates	Leased	Hughes	Sales
Lomas de Chaputepec, Mexico	Leased	Hughes	Sales, marketing, operations
Fort Lauderdale, Florida	Leased	Hughes	Sales
San Jose, California(2)	Leased	Hughes	Sales

(1)             We perform network services and customer support functions 24 hours a day, 7 days a week, 365 days a year at these locations.

(2)             Including properties of subsidiaries that are less than wholly-owned by the Company.

(3)             These properties used in the EchoStar Satellite Services segment are owned or leased by EchoStar Corporation or its subsidiaries other than ESS or ESS’ subsidiaries.

Employees and Labor Relations

As of September 30, 2011, we had 1,922 employees, including 268 employees from our less than wholly-owned subsidiaries.  In addition, DISH Network and EchoStar provide us with certain management and administrative services, which include the services of certain employees of DISH Network.  Other than 56 of our employees located in Italy and Brazil, none are represented by a union. We believe that our relations with our employees are good.

Generally, our employees are retained on an at-will basis.  However, Hughes Communications has entered into employment and non-competition agreements with its Chief Executive Officer, Chief Financial Officer, General Counsel and each of its Executive Vice Presidents.  Hughes Communications requires all at-will employees to sign at-will employee agreements which contain a confidentiality agreement and place restrictions on the employees’ ability to compete with Hughes Communications during their employment with Hughes Communications and for a period of one or two years following the termination of their employment.

Legal Proceedings

We are periodically involved in litigation in the ordinary course of our business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

RELATED PARTY TRANSACTIONS

EchoStar

We and EchoStar have agreed that we shall have the right, but not the obligation, to receive from EchoStar certain corporate services, including among other things: treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  In addition, we occupy certain office space in buildings owned by EchoStar and pay a portion of the taxes, insurance, utilities and maintenance of the premises in accordance with the percentage of the space we occupy.  These services are provided at cost.  We may terminate a particular service we receive from EchoStar for any reason upon at least 30 days’ notice.  We recorded expense for these services of $6 million and $5 million for the nine months ended September 30, 2011 and for the year ended December 31, 2010, respectively.

DISH Network

On January 1, 2008, EchoStar Corporation completed its separation from DISH Network Corporation. Following the Spin-off, EchoStar and DISH Network have operated as separate public companies and DISH Network has no ownership interest in EchoStar or us.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, EchoStar and DISH Network have entered into certain agreements pursuant to which EchoStar and we obtain certain products, services and rights from DISH Network, DISH Network obtains certain products, services and rights from us and EchoStar, and we, EchoStar and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  In addition, we and EchoStar may enter into additional agreements with DISH Network in the future.

Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that may have an impact on our financial position and results of operations.

“Services and other revenue — DISH Network”

Satellite Capacity Agreements. In connection with the Spin-off and subsequent to the Spin-off, we entered into certain satellite capacity agreements pursuant to which DISH Network leases satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  The term of each of the leases is set forth below:

EchoStar III, VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  In August 2010, DISH Network’s lease of EchoStar III terminated when it was replaced by EchoStar XV, which is owned by DISH Network.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date, and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree west longitude orbital location.  The FCC has granted us an authorization to operate the satellite at the 61.5 degree west longitude orbital location.  For as long as EchoStar XV remains in service at the 61.5 degree west longitude orbital location, DISH Network is obligated to pay us a fee for the use of the orbital slot which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During September 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree west longitude orbital location (the “Telesat Transponder Agreement”).  During September 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which they will receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We and DISH Network are currently receiving service on all 32 of these DBS transponders.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to us that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term, DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite.  This satellite was launched on September 29, 2011 and was placed into service during the fourth quarter of 2011 at the 67.1 degree west longitude orbital location while we explore alternative uses for the QuetzSat-1 satellite.  We commenced payments under our agreement with SES upon the placement of the QuetzSat-1 satellite at the 67.1 degree west longitude orbital location.  During 2008, we also entered into a transponder service agreement with DISH Network pursuant to which they will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.

Under the terms of our contractual arrangements with DISH Network, we will recognize revenue for the QuetzSat-1 satellite when it is placed into service at the 77 degree west longitude orbital location and continuing through the remainder of the service term.  Unless earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire ten years following the date that QuetzSat-1 satellite was placed at the 67.1 degree west longitude orbital location.  Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon an in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

TT&C Agreement.  In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries.  On January 1, 2012 we entered into a new TT&C Agreement (the “2012 TT&C Agreement”) pursuant to which we will continue to provide TT&C services to DISH Network and its subsidiaries for a period ending on December 31, 2016.  The fees for services provided under the 2012 TT&C Agreement are calculated at cost plus a fixed fee.  DISH Network may terminate the 2012 TT&C Agreement for any reason upon at least 60 days notice.

“General and administrative expenses — DISH Network”

Management Services Agreement.  In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to us and EchoStar. EchoStar makes payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits). These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for us and EchoStar under the management services agreement. EchoStar also reimburses DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to us and EchoStar. EchoStar and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as EchoStar and DISH Network mutually agree upon. A portion of these costs and expenses has been allocated to HSS in the manner described above under the caption “EchoStar.”

The management services agreement automatically renewed on January 1, 2012 for an additional one-year period until January 1, 2013 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by us at any time upon at least 30 days notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days notice; or (iii) by DISH Network upon notice to us, following certain changes in control.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, EchoStar entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by a Professional Services Agreement.  During 2009, EchoStar and DISH Network agreed that EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the Transition Services Agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, EchoStar and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (as discussed above, previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services from EchoStar (as discussed above, previously provided under the services agreement).  A portion of these fees has been allocated to us in the manner described above under the caption “EchoStar.” The professional services agreement automatically renewed on January 1, 2012 for an additional one-year period until January 1, 2013 and renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon at least 30 days notice.

Other Agreements — DISH Network

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I. The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.   During the nine months ended September 30, 2011 and the year ended December 31, 2010, the amount of those fees included in “Cost of sales — services and other” on our Consolidated Statements of Operations and Comprehensive Income (Loss) was approximately $17 million and $19 million, respectively.  The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends, among other things, upon the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options. We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised.

Tax Sharing Agreement.  As a subsidiary of EchoStar, we are an indirect party to EchoStar’s tax sharing agreement with DISH Network that was entered into in connection with the Spin-off. This agreement governs EchoStar and DISH Network’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify EchoStar for such taxes. However, DISH Network is not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Internal Revenue Code of 1986, as amended (the “Code”) because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, EchoStar will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

Blockbuster.  On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (“Blockbuster”). Hughes Communications provides broadband products and services to Blockbuster.  For the nine months ended September 30, 2011, we recognized less than $1 million of revenue from Blockbuster.  As of September 30, 2011, we had a receivable balance of less than $1 million due from Blockbuster.

Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In addition to our 45% ownership in Hughes Systique, Pradman Kaul, the CEO and President of Hughes Communications, Inc. and a member of EchoStar’s board of directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 26%, on an undiluted basis, of Hughes Systique’s outstanding shares as of September 30, 2011. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. We are considered the “primary beneficiary” of Hughes Systique and as a result, we are required to consolidate Hughes Systique’s results of operations in our operating results.

Dish Mexico

During 2008, EchoStar entered into a joint venture for a DTH satellite service in Mexico known as Dish Mexico. Pursuant to these arrangements, we provide satellite capacity to Dish Mexico. For the nine months ended September 30, 2011 and the year ended December 31, 2010, we recognized $6 million and $9 million of revenue from Dish Mexico, respectively. As of September 30, 2011 and December 31, 2010, amounts receivable from Dish Mexico totaled $1 million.

Policies and Procedures for Reviewing Related Party Transactions

EchoStar Corporation’s Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar and related parties, such as directors, executive officers (and their immediate family members) and DISH Network.  In order to identify these transactions, EchoStar Corporation distributes questionnaires to its officers and directors on a quarterly basis.  EchoStar Corporation’s General Counsel then directs the appropriate review of all potential related-party transactions and schedules their presentation at the next regularly-scheduled meetings of EchoStar Corporation’s Audit Committee and its Board of Directors.  Both EchoStar Corporation’s Audit Committee and its Board of Directors must approve these transactions, with all interested parties abstaining from the vote.  Once each calendar year, EchoStar Corporation’s Audit Committee and its Board of Directors undertake a review of all recurring potential related-party transactions.  Both EchoStar Corporation’s Audit Committee and its Board of Directors must approve the continuation of each such transaction, with all interested parties abstaining.  With respect to transactions involving DISH Network, EchoStar Corporation’s directors who are neither members of DISH Network’s management nor its Board of Directors must approve the transaction.

MANAGEMENT

The following table and information below sets forth the name, age and position with HSS of each of our executive officers and directors, the period during which each executive officer and director has served as such, and each executive officer and director’s business experience during the past five years.

Name	Age	Position
Kenneth G. Carroll	56	Chief Financial Officer
Michael T. Dugan	63	Director, President and Chief Executive Officer
Charles W. Ergen	58	Chairman
Dean A. Manson	45	Director, Executive Vice President, General Counsel and Secretary

Kenneth G. Carroll.  Mr. Carroll has served as our Chief Financial Officer and Chief Financial Officer of EchoStar Corporation since November 2011. Mr. Carroll, a 20-year veteran in the satellite TV and satellite broadband industry, served as Chief Operating Officer of EchoStar Satellite Services, a wholly-owned subsidiary of EchoStar Corporation, from August 2010 to June 2011, and as Executive Vice President, Business Development and International, of EchoStar Corporation from June 2011 to November 2011. Prior to joining EchoStar, from 2003 to 2010, Mr. Carroll served as President and Chief Operating Officer of WildBlue Communications, Inc., a nationwide satellite broadband company. In addition, Mr. Carroll previously served as Chief Financial Officer for Liberty Satellite & Technology and DTH satellite TV provider PrimeStar.

Michael T. Dugan.  Mr. Dugan has served as President and Chief Executive Officer of EchoStar Corporation since November 2009.  Mr. Dugan also serves as a member of our Board of Directors and as our President and Chief Executive Officer, positions he has held since our formation.  Mr. Dugan served as a senior advisor to EchoStar since the Spin-off of EchoStar from DISH Network on January 1, 2008.  From May 2004 to December 2007, he was a Director of DISH Network, and served DISH Network alternately as Chief Technical Officer and senior advisor from time to time.

Charles W. Ergen.  Mr. Ergen serves as Chairman of EchoStar Corporation and also serves as our Chairman, a position he has held since our formation.  Mr. Ergen served as Chief Executive Officer of EchoStar Corporation from its formation in 2007 until November 2009.  Mr. Ergen is also Chairman of DISH Network, a position that he has held since DISH Network’s formation in 1980, and previously served as President and Chief Executive Officer of DISH Network from its formation until June 2011.  During the past ten years, he has also held various executive officer and director positions with DISH Network’s subsidiaries.

Dean A. Manson.  Mr. Manson has served as our Executive Vice President, General Counsel and Secretary and Executive Vice President, General Counsel and Secretary of EchoStar Corporation since November 2011, and is responsible for all legal and government affairs of EchoStar Corporation and its subsidiaries.  Mr. Manson also serves as a member of our Board of Directors and as Executive Vice President, General Counsel and Secretary of Hughes Communications, Inc., a wholly owned subsidiary of EchoStar Corporation.  Mr. Manson joined Hughes Communications in 2000 from the law firm of Milbank, Tweed, Hadley & McCloy, where he focused on international project finance and corporate transactions, and was appointed General Counsel of Hughes Communications in 2004.  Mr. Manson received a Bachelor of Science in Engineering from Princeton University and a Juris Doctorate from Columbia University School of Law.

There are no arrangements or understandings between any executive officer or director and any other person pursuant to which any executive officer was selected as such.  Pursuant to our Bylaws, executive officers serve at the discretion of the Board of Directors.

Our Board of Directors consists of three directors.  As a wholly owned subsidiary of EchoStar Corporation, we currently do not have any independent director serving on our Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

HSS is a wholly owned subsidiary of EchoStar Corporation.  The Compensation Committee of the Board of Directors of EchoStar Corporation, which we refer to herein as the Compensation Committee, is responsible for establishing, implementing and continually monitoring our executive compensation programs, including the compensation of our named executive officers (“NEOs”).  Amounts paid by EchoStar to certain of our NEOs include amounts paid for services to us.  See “Related Party Transactions — EchoStar” above.

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, the elements of NEO compensation and the application of those objectives and policies to each element of fiscal year 2010 compensation for our NEOs.  To the extent applicable, the CD&A contains information regarding performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2010 but are not intended to be estimates of future results or other forward-looking guidance.  We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Our NEOs in 2010 included Messrs. Michael T. Dugan, Charles W. Ergen, Bernard L. Han, David J. Rayner and R. Stanton Dodge.  Messrs. Dugan and Rayner were employed and solely compensated by EchoStar during 2010 and are also NEOs of EchoStar Corporation.  Mr. Rayner served as Chief Administrative Officer of EchoStar from 2008 until June 2010 and as Chief Financial Officer from June 2010 until November 8, 2011.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar Corporation.  Mr. Ergen was employed and compensated by both EchoStar and DISH Network in 2010 and was a NEO of EchoStar and DISH Network in 2010.  Mr. Han served as EchoStar’s and our Chief Financial Officer until June 2010 pursuant to a Management Services Agreement between EchoStar and DISH Network and was a NEO of EchoStar and DISH Network in 2010.  Mr. Dodge served as Executive Vice President, General Counsel, Secretary and Director of EchoStar Corporation and us pursuant to a Management Services Agreement between EchoStar and DISH Network until November 8, 2011.  Under the Management Services Agreement, Messrs. Han and Dodge were employed by, and received compensation from, DISH Network, and were not directly compensated by EchoStar or us.  EchoStar made payments to DISH Network pursuant to the Management Services Agreement based upon a portion of DISH Network’s personnel costs for Messrs. Han and Dodge (taking into account salary and fringe benefits) as determined by reference to the percentages of time spent by Messrs. Han and Dodge performing services for EchoStar and us.  Other than as described elsewhere with respect to Mr. Ergen and in relation to the payments to be made by EchoStar to DISH Network in respect of Messrs. Han and Dodge pursuant to the Management Services Agreement, none of our NEOs received direct compensation from both EchoStar and DISH Network during 2010 and the compensation paid by one company in 2010 had no impact on the compensation decisions of the other company in 2010.  None of our NEOs has entered into an employment agreement with EchoStar or us.

All compensation matters pertaining to our NEOs, including compensation philosophy, are administered by EchoStar.  As a result, information set forth below is derived from the CD&A of EchoStar Corporation insofar as it relates to executive compensation for our NEOs for services provided to EchoStar, including HSS and its subsidiaries.  The terms “we,” “us,” and “our” within this section refer to EchoStar, unless the context otherwise requires.

Overall Compensation Program Objectives and Policies

Compensation Philosophy

EchoStar’s executive compensation program was guided by the following key principles in 2010:

•                  Attraction, retention and motivation of executive officers over the long-term;

•                  Recognition of individual performance;

•                  Recognition of the achievement of company-wide performance goals, if any; and

•                  Creation of shareholder value by aligning the interests of management and EchoStar’s shareholders through equity incentives.

General Compensation Levels

The total direct compensation opportunities, both base salaries and long-term incentives, offered to EchoStar’s NEOs have been designed to ensure that they are competitive with market practice, support EchoStar’s executive recruitment and retention objectives, reward individual and company-wide performance and contribute to EchoStar’s long-term success by aligning the interests of its executive officers and shareholders.

The Compensation Committee of EchoStar, without Mr. Ergen present, determined Mr. Ergen’s compensation in 2010.  Mr. Ergen recommended to the Board of Directors of EchoStar Corporation (the “Board of Directors”), but the Board of Directors ultimately approved, the base compensation of EchoStar’s NEOs other than Mr. Ergen.  EchoStar’s Compensation Committee makes and approves grants of options and other equity-based compensation to EchoStar’s NEOs, and establishes in writing performance goals for any performance-based compensation that together with other compensation to any EchoStar NEO could exceed $1 million annually. The Compensation Committee also certifies achievement of those performance goals prior to payment of performance-based compensation.

In determining the actual amount of each NEO’s overall compensation, the Compensation Committee of EchoStar reviews the information described in “Compilation of Certain Proxy Data” below, its subjective performance evaluation of the individual’s performance (after reviewing Mr. Ergen’s recommendations with respect to the NEOs other than himself), the individual’s success in achieving individual and company-wide goals, whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, equity awards previously granted to the individual, and equity awards that would be normally granted upon a promotion in accordance with EchoStar’s policies for promotions.  EchoStar’s Compensation Committee and Board have also considered the extent to which individual efforts of each of EchoStar’s NEOs (other than Mr. Ergen) resulted in tangible increases in corporate, division or department success when setting base cash salaries and any short term incentive compensation.

Furthermore, the Compensation Committee of EchoStar also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of Mr. Ergen’s contribution to the success of EchoStar, whether the performance goals of any short-term or long-term incentive plans were met, the payouts that would become payable to Mr. Ergen upon achievement of those performance goals, the options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

This approach to general compensation levels is not formulaic and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to incentive compensation, EchoStar attempts to ensure that each NEO has equity awards at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of the NEOs has appropriate incentives tied to the performance of EchoStar’s Class A Common Stock. Therefore, EchoStar may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, EchoStar may not grant any equity incentives to that particular NEO.

Compilation of Certain Proxy Data

In connection with the approval process for EchoStar’s executive officer compensation, EchoStar’s Board of Directors and Compensation Committee had management prepare a compilation of the compensation components for the NEOs of companies selected by the Compensation Committee, as disclosed in their respective publicly-filed proxy statements (the “Proxy Data”). These surveyed companies included: Pace plc.,  Intelsat S.A., Loral Space & Communications, Inc.,  Telesat Canada,  Eutelsat Communications, SES S.A., Motorola Inc. and Cisco Systems, Inc.  The Proxy Data, along with other information obtained by Compensation Committee members from media reports, such as newspaper or magazine articles or other generally available sources related to executive compensation, and from corporate director events attended by Compensation Committee members, is used solely as a subjective frame of reference to set approximate boundaries for compensation, rather than a basis for benchmarking compensation of EchoStar’s NEOs.  EchoStar’s Compensation Committee and Board of Directors do not utilize a formulaic or standard, formalized benchmarking level or element in tying or otherwise setting EchoStar’s executive compensation to that of other companies.  Generally, EchoStar’s overall executive compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  If EchoStar’s stock performance substantially outperforms similar companies, executive compensation at EchoStar could exceed other companies.  Barring significant increases in the stock price, however, EchoStar’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid).  This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules.  The Compensation Committee conducts an ongoing review of EchoStar’s compensation practices for purposes of obtaining the maximum continued deductibility of compensation paid consistent with EchoStar’s existing commitments and ongoing competitive needs.  However, nondeductible compensation in excess of this limitation may be paid.

Use of Compensation Consultants

No compensation consultants were retained by EchoStar to either evaluate or recommend the setting of executive compensation during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Weighting and Selection of Elements of Compensation

As described in “General Compensation Levels” above, neither EchoStar’s Board of Directors nor its Compensation Committee has in the past assigned specific weights to any factors considered in determining compensation, and none of the factors are more dispositive than others.

Elements of Executive Compensation

The primary components of EchoStar’s executive compensation program have included:

•                  base cash salary;

•                  long-term equity incentive compensation in the form of stock options and restricted stock units offered under EchoStar’s stock incentive plan;

•                  401(k) plan; and

•                  other compensation, including perquisites and personal benefits and post-termination compensation.

EchoStar’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses. These elements combine to promote the objectives and policies described above.  Base salary, 401(k) benefits and other benefits and perquisites provided generally to EchoStar employees provide a minimum level of compensation for our NEOs.  While short-term incentives reward individual performance and achievement of annual goals important to EchoStar, during 2010, EchoStar elected not to implement a short-term incentive program.  Long-term equity-incentive compensation aligns NEO compensation directly with the creation of long-term shareholder value and promotes retention.

EchoStar has not required that a certain percentage of an executive’s salary be provided in one form versus another.  However, the goal of the Compensation Committee is to award compensation that is reasonable in relation to EchoStar’s compensation program and objectives when all elements of potential compensation are considered.  Each element of EchoStar’s historical executive compensation and the rationale for each element are described below.

Base Cash Salary

EchoStar has traditionally included salary in its executive compensation package under the belief that it is appropriate that some portion of the compensation paid to its executives be provided in a form that is fixed and liquid occurring over regular intervals. Generally, for the reasons discussed in “Long-Term Equity Incentive Compensation,” EchoStar has weighted overall compensation towards equity components as opposed to base salaries. EchoStar’s Compensation Committee and Board of Directors have traditionally been free to set base salary at any level deemed appropriate and typically review base salaries once annually.   Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the following factors:

•                        EchoStar’s Compensation Committee’s and Board of Directors’ respective assessment of EchoStar’s overall financial and business performance;

•                        the performance of the NEO’s business unit;

•                        the NEO’s individual contributions to EchoStar; and

•                        the rate of EchoStar’s standard annual merit increase for employees who are performing at a satisfactory level.

Annual base salaries paid to EchoStar’s executive officers have historically been at levels below those generally paid to executive officers with comparable experience and responsibilities in the set-top box and satellite services industries or other similarly-sized companies. In addition, EchoStar has stated that it believes the compensation paid to Mr. Dugan and Mr. Ergen has generally been at a level that is below amounts paid to chairmen and chief executive officers at other companies of similar size in comparable industries. Any changes in Mr. Ergen’s base salary are set by EchoStar’s Compensation Committee.  Mr. Ergen recommends to EchoStar’s Board of Directors, but the Board of Directors ultimately approves, any changes in the base salary of EchoStar’s other NEOs.

Short-Term Incentive Compensation

During 2010, the Board of Directors and the Compensation Committee elected not to implement a short-term incentive program.   If the Compensation Committee chooses to establish a short-term incentive plan or a cash incentive plan, it will make a determination as to both the performance goals and the payouts that will be made upon achievement of those performance goals.  In the future, the Board and Compensation Committee may elect to award short-term incentive compensation that reflect appropriate performance goals for our business.

Long-Term Equity Incentive Compensation

EchoStar has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value if they have a stake in that future success and value.  EchoStar believes this stake focuses the executive officers’ attention on managing EchoStar as owners with equity positions in EchoStar and aligns their interests with the long-term interests of EchoStar’s shareholders. Equity awards therefore have represented an important and significant component of EchoStar’s compensation program for executive officers. EchoStar has attempted to create general incentives with its standard stock option grants and conditional incentives through conditional awards that may include payouts in cash or equity.

General Equity Incentives

With respect to equity incentive compensation, EchoStar attempts to ensure that each NEO has equity awards at any given time that are significant in relation to such individual’s annual cash compensation to ensure that each of EchoStar’s NEOs has appropriate incentives tied to the performance of EchoStar’s Class A Common Stock. Therefore, EchoStar may grant more options to one particular NEO in a given year if a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold. In addition, if an NEO recently received a substantial amount of equity incentives, EchoStar may not grant any equity incentives to that particular NEO.

In granting equity incentive compensation, the Compensation Committee also takes into account whether the NEO has been promoted in determining whether to award equity awards to that individual.  Finally, from time to time, the Compensation Committee may award one-time equity awards based on a number of subjective criteria, including the NEO’s position and role in EchoStar’s success and whether the NEO made any exceptional contributions to EchoStar’s success.

To encourage executive officers to remain in EchoStar’s employ, options granted under EchoStar’s stock incentive plans generally vest at the rate of 20% per year and have exercise prices not less than the fair market value of EchoStar’s Class A Common Stock on the date of grant. EchoStar’s standard form of option agreement given to executive officers has included acceleration of vesting upon a change in control of EchoStar for those executive officers that are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Practices Regarding Grant of Equity Incentives

EchoStar has generally awarded equity awards as of the last day of each calendar quarter and has set exercise prices at not less than the fair market value of EchoStar’s Class A Common Stock on the date of grant or the last trading day prior to the date of grant (if the last day of the calendar quarter is not a trading day).

Stock Incentive Plan

EchoStar has adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees. Awards available to be granted under the 2008 Stock Incentive Plan include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.

Class B Chairman Stock Option Plan

EchoStar has adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of EchoStar and its subsidiaries by aiding in the retention of Charles W. Ergen, the Chairman of EchoStar, who EchoStar’s Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in EchoStar. Mr. Ergen abstained from the Board of Directors’ vote on this matter. Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to EchoStar’s Class B Common Stock. Up to 4 million shares of EchoStar’s Class B common stock are available for awards under the 2008 Class B Chairman Stock Option Plan.  Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan.  No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan

EchoStar has adopted an employee stock purchase plan, which we refer to as the ESPP. The purpose of the ESPP is to provide EchoStar’s eligible employees with an opportunity to acquire a proprietary interest in it by the purchase of its Class A common stock. All full-time employees who are employed by EchoStar for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions. Under the terms of the ESPP, employees are not permitted to deduct an amount that would permit such employee to purchase EchoStar’s capital stock under the ESPP in an amount that exceeds $25,000 in fair market value of capital stock in any one year. The ESPP is intended to qualify under Section 423 of the Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP.

401(k) Plan

EchoStar has adopted a defined-contribution tax-qualified 401(k) plan for its employees, including its executives, to encourage its employees to save some percentage of their cash compensation for their eventual retirement. EchoStar’s executives participate in the 401(k) plan on the same terms as EchoStar’s other employees. Under the plan, employees become eligible for participation in the 401(k) plan upon completing ninety days of service with EchoStar and reaching age 19. 401(k) plan participants are able to contribute up to 50% of their compensation in each contribution period, subject to the maximum deductible limit provided by the Internal Revenue Code. EchoStar may also make a 50% matching employer contribution up to a maximum of $1,500 per participant per calendar year. In addition, EchoStar may also make an annual discretionary profit sharing contribution to the 401(k) plan with the approval of its Compensation Committee and Board of Directors. 401(k) plan participants are immediately vested in their voluntary contributions and earnings on voluntary contributions. EchoStar’s employer contributions to 401(k) plan participants’ accounts vest 20% per year commencing one year from the employee’s date of employment.

Perquisites and Personal Benefits, Post-Termination Compensation and Other Compensation

EchoStar has traditionally offered certain plans and other benefits to its executive officers on the same terms as other employees. These plans and benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on EchoStar’s products and services. Relocation benefits may also be reimbursed, but are individually negotiated when they occur. EchoStar has also permitted certain NEOs to use its corporate aircraft for personal use. EchoStar has also paid for annual tax preparation costs for certain NEOs.

EchoStar has not traditionally had any plans in place to provide severance benefits to employees. However, certain stock options and restricted stock units have been granted to its executive officers subject to acceleration of vesting upon a change in control of EchoStar for those executive officers who are terminated by EchoStar or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

2010 Executive Compensation

EchoStar generally makes decisions with respect to executive compensation for a particular compensation year in the first or second quarter of the applicable compensation year.  For 2010, EchoStar’s Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) reviewed total compensation of each NEO and the value of (a) historic and current components of each NEO’s compensation, including the base salary and bonus paid to the NEO in the prior year, and (b) stock options and restricted stock units held by each NEO in EchoStar’s incentive plans. The Compensation Committee (along with Mr. Ergen, for each of the NEOs other than himself) also reviewed the Proxy Data prepared for 2010 and other information described in “Compilation of Certain Proxy Data” above. As described in “General Compensation Levels” above, EchoStar aims to provide base salaries and long-term incentives that are competitive with market practice with an emphasis on providing a substantial portion of overall compensation in the form of equity incentives.   In addition, EchoStar’s Compensation Committee has discretion to award performance based compensation that is based on performance goals different from those that were previously set or that is higher or lower than the anticipated compensation that would be awarded under EchoStar’s incentive plans if particular performance goals were met.  EchoStar’s Compensation Committee did not exercise this discretion in 2010.

Compensation of Our Chief Executive Officer and Our Chairman

2010 Base Salary.  Mr. Dugan’s salary was agreed to between EchoStar and Mr. Dugan in November 2009 in connection with the commencement of Mr. Dugan’s employment as President and Chief Executive Officer of EchoStar.   In connection with EchoStar’s Spin-off from DISH Network, Mr. Ergen’s base salary for 2009 was set at $1 and remained at such level in 2010.

2010 Cash Bonus.  No bonus was paid to Mr. Dugan or to Mr. Ergen.

2010 Equity Incentives.  With respect to equity incentives, EchoStar attempts to ensure that both the Chief Executive Officer and the Chairman have equity awards at any given time that are significant in relation to their annual cash compensation to ensure that they have appropriate incentives tied to the performance of EchoStar’s Class A Common Stock.  During 2010, the Compensation Committee determined that Mr. Ergen and Mr. Dugan had sufficient equity awards to ensure that they had appropriate incentives tied to the performance of EchoStar’s Class A Common Stock and therefore did not award Mr. Ergen or Mr. Dugan any additional equity awards.

Compensation of Other Named Executive Officers

2010 Base Salary.

Base salaries for each of the other NEOs are determined annually by EchoStar’s Board of Directors primarily based on Mr. Ergen’s recommendations. The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as controlling shareholder of EchoStar.  Mr. Ergen made recommendations to the Board of Directors with respect to the 2010 base salary of each of the other NEOs after considering (a) the NEO’s base salary in 2010, (b) the range of the percentage increases in base salary for NEOs of the companies contained in the Proxy Data, (c) whether the NEO’s base salary was appropriate in light of EchoStar’s goals, including retention of the NEO, (d) the expected compensation to be paid to other NEOs in 2010 in relation to a particular NEO in 2010, (e) whether the NEO was promoted or newly hired in 2010, and (f) whether in Mr. Ergen’s subjective determination, the NEO’s performance in 2009 warranted an increase in the NEO’s base salary in 2010.  Placing primary weight on (a) the NEO’s base salary in 2009 and (b) whether, in Mr. Ergen’s subjective view, an increase in 2009 base salary was necessary to retain the NEO, Mr. Ergen recommended the base salary amounts indicated in “Executive Compensation and Other Information - Summary Compensation Table” below. The basis for Mr. Ergen’s recommendation with respect to each of the other NEOs is discussed below.  The Board of Directors accepted each of Mr. Ergen’s recommendations on base salaries for each of the other NEOs.

Mr. Dodge.  While serving as Executive Vice President, General Counsel and Secretary of EchoStar Corporation and us until November 8, 2011, Mr. Dodge was employed by, and received compensation from, DISH Network, and was not directly compensated by EchoStar or us for his services.  Instead, EchoStar obtained the services of Mr. Dodge pursuant to the Management Services Agreement between EchoStar and DISH Network.  Accordingly, Mr. Dodge’s salary was set by the Board of Directors of DISH Network, and EchoStar made payments to DISH Network based upon a portion of DISH Network’s personnel costs for Mr. Dodge (taking into account salary and fringe benefits) as determined by reference to the percentages of time spent by Mr. Dodge performing services for EchoStar and us.

Mr. Han.  While serving as EchoStar’s and our Chief Financial Officer until June 2010, Mr. Han was employed by, and received compensation from, DISH Network, and was not directly compensated by EchoStar or us for his services.  Instead, EchoStar obtained the services of Mr. Han pursuant to the Management Services Agreement between EchoStar and DISH Network. Accordingly, Mr. Han’s salary was set by the Board of Directors of DISH Network, and EchoStar made payments to DISH Network based upon a portion of DISH Network’s personnel costs for Mr. Han (taking into account salary and fringe benefits) as determined by reference to the percentages of time spent by Mr. Han performing services for EchoStar and us.

Mr. Rayner.  Mr. Ergen determined that Mr. Rayner’s performance met expectations for 2009 and that Mr. Rayner was therefore eligible for EchoStar’s standard annual merit increase.  In addition, in connection with Mr. Rayner being appointed Chief Financial Officer during June 2010, Mr. Ergen determined that Mr. Rayner should receive an additional increase in base salary based on Mr. Ergen’s subjective determination of the amount required to maintain Mr. Rayner’s salary within the range of market compensation indicated in the Proxy Data taking into consideration EchoStar’s practices with respect to base salaries.

2010 Cash Bonus.   Mr. Ergen generally recommended that other NEOs receive a discretionary cash bonus only to the extent that Mr. Ergen considered that a particular individual’s performance during 2010 made a significant contribution towards development of EchoStar’s goals. In 2010, no discretionary cash bonuses were awarded to such other NEOs.

2010 Equity Incentives.  With respect to equity incentives, EchoStar primarily evaluates the position of each NEO to ensure that each individual has equity awards at any given time that are significant in relation to the NEO’s annual cash compensation to ensure that the NEO has appropriate incentives tied to the performance of EchoStar’s

Class A Common Stock. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendation.   As discussed above, in granting awards to the other NEOs for 2010, Mr. Ergen based his recommendation on, and the Compensation Committee took into account, among other things, what was necessary to retain EchoStar’s executive officers.  On June 30, 2010, in connection with the commencement of Mr. Rayner serving as EchoStar’s Chief Financial Officer, Mr. Rayner was awarded 75,000 stock options.  60,000 of these stock options remained unvested at the time Mr. Rayner resigned from EchoStar in November 2011.

Executive Compensation and Other Information

Explanatory Note to Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table

Spin-Off from DISH Network

In connection with EchoStar’s Spin-off from DISH Network, which was effective on January 1, 2008, all outstanding DISH Network stock options and restricted stock units (collectively, “Stock-Based Awards”) held by DISH Network employees, including executive officers, were adjusted as follows:

Options

Each DISH Network stock option was converted into two options:

•                        an adjusted DISH Network stock option for the same number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•                        a new EchoStar stock option for one-fifth of the number of shares as were exercisable under the original DISH Network stock option with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Restricted Stock Units

Holders of DISH Network restricted stock units retained their DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.

These adjustments were made in order to preserve the pre-conversion intrinsic value of the Stock-Based Awards.

Presentation of Summary Compensation Table, Grant of Plan-Based Awards Table, Outstanding Equity Awards at Fiscal Year-End Table, and Option Exercises and Stock Vested Table

With respect to the presentation of NEO compensation in this section: (i) during 2008, 2009 and 2010, Messrs. Han and Dodge, who performed services for EchoStar and us pursuant to the Management Services Agreement, were compensated solely by DISH Network and EchoStar and EchoStar made payments to DISH Network for its allocable portions of DISH Network’s personnel costs for them; (ii) during 2008, 2009 and 2010, Mr. Ergen was compensated by both EchoStar and DISH Network; and (iii) during 2008, 2009 and 2010 all other NEOs were compensated solely by EchoStar.

Summary Compensation Table

The following table sets forth the cash and noncash compensation paid to such executive officers as discussed above for the NEOs for the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Michael T. Dugan (4)	2010	$750,000	$—	$—	$—	$—	$—	$5,691	$755,691
President and Chief Executive Officer	2009	$86,538	$—	$—	$4,629,908	$—	$—	$—	$4,716,446

Charles W. Ergen (4)	2010	$1	$—	$—	$—	$—	$—	$124,143	$124,144
Chairman	2009	$1	$—	$—	$—	$—	$—	$168,455	$168,456
	2008	$1	$—	$—	$3,925,180	$—	$—	$237,979	$4,163,160

David J. Rayner (5)	2010	$359,791	$—	$—	$499,493	$—	$—	$4,000	$863,284
Chief Financial Officer

Bernard L. Han (5)	2010	$56,250	$—	$—	$—	$—	$—	$688	$56,938
Executive Vice President and Chief Operating Officer - DISH Network	2009	$112,981	$25,000	$—	$289,500	$—	$—	$875	$428,356
	2008	$100,000	$—	$—	$—	$—	$—	$3,312	$103,312

R. Stanton Dodge (6)	2010	$74,712	$—	$—	$—	$—	$—	$1,375	$76,087
Executive Vice President, General Counsel and Secretary	2009	$74,039	$25,000	$—	$309,601	$—	$—	$875	$409,515
	2008	$62,500	$—	$—	$16,638	$—	$—	$1,375	$80,513

(1)                        2009 bonus was earned in 2009 but not paid until 2010.

(2)                        The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 13 to EchoStar’s audited financial statements for the fiscal year ended December 31, 2010, included in EchoStar’s Annual Report on Form 10-K filed with the SEC on February 24, 2011.

(3)                        “All Other Compensation” for all of the NEOs includes amounts contributed pursuant to EchoStar’s 401(k) matching program, relocation payments and its profit sharing program.  Mr. Ergen’s “All Other Compensation” also includes tax preparation payments in each year.  In addition, with respect to Mr. Ergen, “All Other Compensation” includes $124,143, $168,455, and $237,979 for Mr. Ergen’s personal use of corporate aircraft during the years ended December 31, 2010, 2009, and 2008, respectively.  EchoStar calculated the value of Mr. Ergen’s personal use of corporate aircraft based upon the incremental cost of such usage to EchoStar.

(4)                        Mr. Dugan was named President and Chief Executive Officer of EchoStar in November 2009, replacing Mr. Ergen who currently serves as its and our Chairman.

(5)                        Mr. Rayner was named Chief Financial Officer of EchoStar in June 2010, replacing Mr. Han.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar.

(6)                        In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services to EchoStar.  Mr. Dodge remains employed by DISH Network, but served as EchoStar’s Executive Vice President, General Counsel and Secretary until November 8, 2011.  Compensation for Mr. Dodge is based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to Mr. Dodge (taking into account wages and fringe benefits).  This allocation is based upon the estimated percentages of time to be spent by certain DISH Network executive officers performing services for EchoStar and us under the management services agreement.

Grant of Plan-Based Awards

The following table provides information on EchoStar equity awards granted in 2010 for the Named Executive Officers.

									All Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise	Grant Date
									Number of	Number of	or Base	Fair Value of
		Date of	Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Stock and
		Compensation	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	Option	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options	Awards	Awards
Name	Date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	(2)
Michael T. Dugan	4/6/2010	2/5/2010	$—	$—	$—	—	—	—	199	—	$—	$—

David J. Rayner	4/6/2010	2/5/2010	$—	$—	$—	—	—	—	199	—	$—	$—
	6/30/2010	5/4/10	$—	$—	$—	—	—	—	—	75,000	$19.08	$499,493

(1)                        The amounts reported in the “All Other Stock Awards” column represent shares awarded to the eligible NEOs during 2010 pursuant to our profit sharing program.

(2)                        The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values.  Assumptions used in the calculation of these amounts are included in Note 8 to HSS’s audited financial statements included elsewhere in this prospectus.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in shares of EchoStar common stock and were granted under the terms of EchoStar’s 2008 Stock Incentive Plan.  As discussed above, in connection with the Spin-off of EchoStar, effective January 1, 2008, all DISH Network equity awards were adjusted to reflect the change in the price of DISH Network common stock that occurred as a result of the Spin-off, and an additional award was granted that related to EchoStar’s common stock.

										Equity
										Incentive
									Equity	Plan
	Option Awards								Incentive	Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael T. Dugan	3,600	—	—	$24.38	3/31/2013	(1)	—	$—	—	$—
	100,000	—	—	$22.94	12/30/2015	(1)	—	$—	—	$—
	420,000	—	—	$20.60	12/30/2015	(2)	—	$—	—	$—
	250,000	500,000	—	$20.14	12/31/2019		—	$—	—	$—

Charles W. Ergen	200,000	300,000	—	$29.54	3/31/2018		—	$—	—	$—

David J. Rayner (3)	—	—	—	$—	—		—	$—	—	$—

Bernard L. Han (3)	—	—	—	$—	—		—	$—	—	$—

R. Stanton Dodge (4)	—	—	—	$—	—		—	$—	—	$—

(1)                        Amounts represent outstanding EchoStar awards received by our NEOs as a result of the Spin-off.

(2)                        Amounts represent outstanding DISH Network awards granted to our NEOs prior to the Spin-off.

(3)                        Mr. Rayner was named Chief Financial Officer of EchoStar in June 2010, replacing Mr. Han.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar.

(4)                        Pursuant to EchoStar’s management services agreement with DISH Network, Mr. Dodge remains employed by DISH Network, but served as EchoStar’s Executive Vice President, General Counsel and

Secretary until November 8, 2011.  Any plan-based awards granted to Mr. Dodge continue to be granted by DISH Network.  Compensation related to such awards is allocated to EchoStar based upon the estimated percentages of time to be spent by certain DISH Network executive officers performing services for EchoStar under the management services agreement.

Option Exercises and Stock Vested

There were no EchoStar stock options that were exercised by the NEOs in 2010 nor were there any EchoStar stock awards that vested for the NEOs in 2010, other than standard awards that vest 20% per year based upon continued employment with EchoStar.

Potential Payments Upon Termination Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, EchoStar’s standard form of option agreement given to executive officers includes acceleration of vesting upon a change in control of EchoStar for those executive officers that are terminated by EchoStar or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally a change in control is deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, EchoStar’s controlling shareholder, or a related party) individually owns more than fifty percent (50%) of the total equity interests of either (A) EchoStar or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors of EchoStar are not continuing directors.

Assuming a change in control were to have taken place as of December 31, 2010 and the executives are terminated by EchoStar or the surviving entity at such date, the estimated benefits that would have been provided are as follows:

Name	Maximum Value of Accelerated Vesting of Options
Michael T. Dugan	$2,415,000

Charles W. Ergen (1)	$—

David J. Rayner (2)	$—

Bernard L. Han (2)	$—

R. Stanton Dodge (3)	$—

(1)                 The value of potentially accelerated unvested options as of December 31, 2010 was zero because all unvested options held by Mr. Ergen were out-of-the-money.

(2)                 Mr. Rayner was named Chief Financial Officer of EchoStar in June 2010, replacing Mr. Han.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar.

(3)                 Pursuant to EchoStar’s management services agreement with DISH Network, Mr. Dodge remains employed by DISH Network, but served as our Executive Vice President, General Counsel and Secretary until November 8, 2011.  Any plan-based awards granted to Mr. Dodge continue to be granted by DISH Network.  Compensation related to such awards is allocated to EchoStar based upon the estimated percentages of time to be spent by certain DISH Network executive officers performing services for EchoStar under the management services agreement.

Director Compensation

All of HSS’s directors are employees of EchoStar and are not compensated for their services as directors.

Employee Stock Incentive Plan

EchoStar has adopted an employee stock incentive plan, which we refer to as the 2008 Stock Incentive Plan. The purpose of the 2008 Stock Incentive Plan is to provide incentives to attract and retain executive officers and other key employees.  The 2008 Stock Incentive Plan is administered by the Compensation Committee.

Awards available under the 2008 Stock Incentive Plan include:  (i) common stock purchase options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards.  As of December 31, 2010, 7,390,258 of EchoStar’s Class A Shares were available for issuance under the 2008 Stock Incentive Plan.  The Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards.

As of December 31, 2010, there were outstanding options to purchase 7,203,101 Class A Shares and 130,040 outstanding restricted stock units under the 2008 Stock Incentive Plan.  These awards generally vest at the rate of 20% per year commencing one year from the date of grant.  The exercise prices of these options, which have generally been equal to or greater than the fair market value of EchoStar’s Class A Shares at the date of grant, range from less than $1.00 to $40.00 per Class A Share.

Compensation Committee Interlocks and Insider Participation

EchoStar’s Compensation Committee is comprised solely of nonemployee directors.  The Compensation Committee members are Messrs. Tom A. Ortolf, C. Michael Schroeder and Anthony M. Federico.  None of these individuals was an officer or employee of EchoStar or DISH Network at any time during the 2010 fiscal year.  With the exception of those executive officers and directors who are also executive officers or directors of DISH Network, no executive officer or director of EchoStar served on the board of directors or compensation committee of any other entity that had one or more executive officers who served as a member of EchoStar’s or DISH Network’s Board of Directors or its Compensation Committee during the 2010 fiscal year.

Risk Assessment

EchoStar believes its approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in its efforts to mitigate excessive risk-taking. Further, with respect to its incentive compensation programs, when taking into consideration the compensation practices of DISH Network prior to the spin-off, EchoStar has historically designed corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on EchoStar’s belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of EchoStar and its shareholders as a whole. Finally, the multi-year vesting of EchoStar’s equity awards properly account for the time horizon of risk.  Furthermore, as discussed above, EchoStar’s overall compensation lags behind competitors in the area of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.

Annually, management reviews the components of EchoStar’s compensation for each employee other than its executive officers.  Base salaries for each of EchoStar’s executive officers (other than Mr. Ergen) are determined annually by the Board of Directors primarily based on Mr. Ergen’s recommendations.  The Board of Directors places substantial weight on Mr. Ergen’s recommendations in light of his role as Chairman and as controlling shareholder of EchoStar.  The Board of Directors ultimately approved base cash salaries for 2010 for each of these executive officers other than Mr. Ergen.

The Compensation Committee, without Mr. Ergen present, sets Mr. Ergen’s base cash salary. In connection with EchoStar’s separation from DISH Network, Mr. Ergen’s base salary for 2009 was set at $1 and remained at such level in 2010.  The Compensation Committee makes and approves grants of options and other equity-based compensation to all of EchoStar’s executive officers.

The primary components of EchoStar’s executive compensation have historically included:

•                        base cash salary;

•                        long-term equity incentive compensation in the form of stock options and restricted stock units offered under EchoStar’s stock incentive plan;

•                        401(k) plan; and

•                        other compensation, including perquisites and personal benefits and post-termination compensation.

EchoStar’s executive compensation program may also include short-term incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses.  EchoStar designs corporate performance metrics that determine payouts for certain business segment leaders in part on the achievement of longer-term company-wide goals.  This is based on EchoStar’s belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of EchoStar and its shareholders as a whole.  However, during 2010, EchoStar elected not to implement a short-term incentive program.

Base salary, 401(k) benefits and other benefits and perquisites provided generally to EchoStar employees provide a minimum level of compensation for EchoStar’s executive officers.  EchoStar has included salary as a component of its executive compensation package because EchoStar believes it is appropriate that some portion of the compensation paid to executives be provided in a form that is fixed and liquid occurring over regular intervals.  Generally, however, EchoStar has weighted overall compensation towards incentives, particularly equity components, as opposed to base salaries.

With respect to other compensation, including perquisites and personal benefits and post-termination compensation, EchoStar has traditionally offered benefits to its executive officers on substantially the same terms as offered to other employees.  These benefits have included medical, vision, and dental insurance, life insurance, and the employee stock purchase plan as well as discounts on EchoStar’s products and services.  EchoStar has not traditionally provided severance benefits to employees.  However, certain stock options have been granted to its executive officers subject to acceleration of vesting upon a change in control of EchoStar for those executive officers who are terminated by EchoStar or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Generally, EchoStar’s overall executive compensation trails that of its competitors in the areas of base pay, severance packages, and short-term incentives and may be competitive over time in equity compensation.  With respect to equity incentive compensation, EchoStar attempts to ensure that each executive officer retain equity awards that at any given time are significant in relation to such individual’s annual cash compensation to ensure that each of its executive officers has appropriate incentives tied to the value realized by its shareholders.

EchoStar generally grants stock options and/or restricted stock units only to a limited number of employees at certain levels; the awards generally vest annually at the rate of 20% per year.  EchoStar believes that the multi-year vesting of its equity awards properly account for the time horizon of risk.  EchoStar has operated under the belief that executive officers will be better able to contribute to its long-term success and help build incremental shareholder value prudently if they have a stake in that future success and value over a long period.  EchoStar believes this stake focuses the executive officers’ attention on managing EchoStar as owners with equity positions in EchoStar and aligns their interests with the long-term interests of EchoStar’s shareholders.  Equity awards therefore have represented an important and significant component of EchoStar’s compensation program for executive officers.  These awards, coupled with the relatively longer time frame during which these awards vest, mitigate the effect of short-term variations in EchoStar’s operating and financial performance, and EchoStar believes focus management goals appropriately on longer-term value creation for shareholders rather than rewarding short-term gains.  In light of EchoStar’s approach towards compensation as set forth above, EchoStar believes that its process assists it in its efforts to mitigate excessive risk-taking.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of HSS’ issued and outstanding common stock is owned by EchoStar Corporation.  The following table sets forth, to the best of our knowledge, the beneficial ownership of EchoStar Corporation’s voting securities as of the close of business on December 30, 2011 by:  (i) each person known by us to be the beneficial owner of more than five percent of any class of EchoStar Corporation’s voting securities; (ii) each of our directors; (iii) each of our NEOs; and (iv) all of our directors and NEOs as a group.  Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

Name (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
Class A Common Stock:
Charles W. Ergen (2), (3)	39,527,455	50.4%
William R. Gouger (4)	8,735,728	18.3%
Putnam, LLC (5)	4,060,194	10.4%
John A. Griffin (6)	2,635,000	6.8%
Michael T. Dugan (7)	354,680	*
R. Stanton Dodge (8)	23,464	*
David J. Rayner (9)	528	*
Dean A. Manson	—	0.0%
All Directors and Executive Officers as a Group (3 persons) (10)	39,905,599	51.4%
Class B Common Stock:
Charles W. Ergen	38,952,789	81.7%
Trusts (11)	8,734,250	18.3%
All Directors and Executive Officers as a Group (3 persons) (10)	38,952,789	81.7%

*                       Less than 1%

(1)             Except as otherwise noted below, the address of each such person is 100 Inverness Terrace East, Englewood, Colorado 80112. As of the close of business on December 30, 2011, there were 38,908,087 shares of Class A Common Stock and 47,687,039 shares of Class B Common Stock outstanding.

(2)             Mr. Ergen is deemed to own beneficially all of the EchoStar Class A Shares owned by his spouse, Cantey Ergen. Mr. Ergen’s beneficial ownership includes: (i) 58,579 EchoStar Class A Shares; (ii) 3,705 EchoStar Class A Shares held in the Company’s 401(k) Employee Savings Plan (which we refer to as the 401(k) Plan); (iii) the right to acquire 496,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options; (iv) 47 EchoStar Class A Shares held by Mr. Ergen’s spouse; (v) 201 EchoStar Class A Shares held in the 401(k) Plan held by Mrs. Ergen; (vi) 10,734 EchoStar Class A Shares held as custodian for his children; (vii) 5,400 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer and (viii) 38,952,789 EchoStar Class A Shares issuable upon conversion of Mr. Ergen’s EchoStar Class B Shares. Mr. Ergen’s beneficial ownership of EchoStar Class A Shares excludes (A) 1,424,675 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Two-Year GRAT dated November 30, 2010, (B) 1,842,674 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Three-Year GRAT dated November 30, 2010, (C) 2,048,952 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Four-Year GRAT dated November 30, 2010, (D) 2,170,577 Class A Shares issuable upon conversion of Class B Shares currently held by the Ergen Five-Year GRAT dated November 30, 2010 and (F) 1,247,372 Class A Shares issuable upon conversion of Class B Shares held by certain trusts established by Mr. Ergen for the benefit of his family.

(3)             Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of EchoStar representing approximately 75.6% of the voting power of EchoStar (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s options exercisable within 60 days).  Mr. Ergen’s beneficial ownership excludes 8,734,250 Class A Shares issuable upon conversion of Class B Shares currently held by certain trusts established by Mr. Ergen for the benefit of his family. These trusts beneficially own approximately 18.3% of our total equity securities and possess approximately 16.9% of our total voting power.

(4)             The address of Mr. William R. Gouger is 400 Inverness Parkway, Suite 250, Englewood, CO 80112.   Mr. Gouger’s beneficial ownership includes: (i) 28 Class A Shares owned beneficially directly by Mr. Gouger; (ii) 1,450 Class A Shares owned beneficially indirectly by Mr. Gouger in the 401(k) Plan; (iii) 1,247,372 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of certain trusts established by Mr. Ergen for the benefit of his family; (iv) 1,424,675 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Two-Year GRAT dated November 30, 2010; (v) 1,842,674 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Three-Year GRAT dated November 30, 2010; (vi) 2,048,952 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Four-Year GRAT dated November 30, 2010; and (vii) 2,170,577 Class B Shares owned beneficially by Mr. Gouger solely by virtue of his position as trustee of the Ergen Five-Year GRAT dated November 30, 2010.

(5)             The address of Putnam, LLC (d/b/a Putnam Investments) is One Post Office Square, Boston, Massachusetts 02109.  Of the EchoStar Class A Shares beneficially owned, Putnam, LLC has shared voting power as to 109,726 EchoStar Class A Shares beneficially owned by it and shared dispositive power as to 4,060,194 EchoStar Class A Shares beneficially owned by it.  The foregoing information is based solely upon a Schedule 13G filed by Putnam, LLC with the SEC on September 12, 2011.

(6)             The address of John A. Griffin is 660 Madison Avenue, 20th Floor, New York, New York 10065.  Of the EchoStar Class A Shares beneficially owned, Mr. Griffin has shared voting and dispositive power as to all of the 2,635,000 EchoStar Class A Shares beneficially owned by him.  Mr. Griffin is the Managing Member of Blue Ridge Capital Holdings L.L.C. and Blue Ridge Capital Offshore Holdings L.L.C. and in that capacity Mr. Griffin has shared voting and dispositive power over the EchoStar Class A Shares held by those entities.  This information is based solely upon a Schedule 13G filed by Mr. Griffin with the SEC on February 14, 2011.

(7)             Mr. Dugan’s beneficial ownership includes: (i) 116 EchoStar Class A Shares; (ii) 964 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 353,600 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(8)             Mr. Dodge’s beneficial ownership includes: (i) 36 EchoStar Class A Shares; (ii) 428 EchoStar Class A Shares held in the 401(k) Plan; and (iii) the right to acquire 23,000 EchoStar Class A Shares within 60 days upon the exercise of employee stock options.

(9)             Mr. Rayner’s beneficial ownership includes 528 EchoStar Class A Shares held in the 401(k) Plan.  Effective November 8, 2011, Mr. Rayner ceased to be an employee of EchoStar Corporation.  This information is based solely upon data provided by Mr. Rayner on January 6, 2012.

(10)       Includes: (i) 58,731 EchoStar Class A Shares; (ii) 5,097 EchoStar Class A Shares held in the 401(k) Plan; (iii) the right to acquire 872,600 EchoStar Class A Shares within 60 days upon the exercise of employee and nonemployee director stock options; (iv) 38,952,789 EchoStar Class A Shares issuable upon conversion of EchoStar Class B Shares; (v) 10,734 EchoStar Class A Shares held in the name of, or in trust for, children and other family members; (vi) 5,400 EchoStar Class A Shares held by a charitable foundation; and (vii) 248 EchoStar Class A Shares held by a spouse.

(11)       Held by certain trusts established by Mr. Ergen for the benefit of Mr. Ergen’s family of which Mr. Gouger is trustee.

THE EXCHANGE OFFER

Purpose of the exchange offer

The sole purpose of the exchange offer is to fulfill our obligations with respect to the registration of the Old Notes.  We originally issued and sold the Old Notes on June 1, 2011.  We did not register those sales under the Securities Act, in reliance upon the exemption provided in section 4(2) of the Securities Act and Rule 144A and Regulation S promulgated under the Securities Act.  In connection with the sale of the Old Notes, we agreed to file with the SEC an exchange offer registration statement relating to the exchange offer.  Under the exchange offer registration statement, we will offer the Notes, in exchange for the Old Notes.

How to determine if you are eligible to participate in the exchange offer

We hereby offer to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal accompanying it, $1,000 in principal amount of Notes for each $1,000 in principal amount of the Old Notes that you hold.  You may only tender Old Notes in minimum denominations of $2,000 principal amount and any integral multiples of $1,000 in excess thereof. The terms of the Secured Notes and the Unsecured Notes are substantially identical to the terms of the Old Secured Notes and the Old Unsecured Notes, respectively, that you may exchange pursuant to this exchange offer, except that, generally, you may freely transfer the Notes, and you will not be entitled to certain registration rights and certain other provisions which are applicable to the Old Notes under the registration rights agreement.  The Notes will be entitled to the benefits of the respective indentures.  See “Description of the Secured Notes” and “Description of the Unsecured Notes.”

We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of outstanding Old Notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We are not making the exchange offer conditional upon the holders tendering, or us accepting, any minimum aggregate principal amount of Old Notes.

Under existing SEC interpretations, the Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale.  This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one.  We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter.  Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past.  You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours.  Based on these no-action letters, the following conditions must be met:

•                  you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions;

•                  you must acquire the Notes in the ordinary course of your business;

•                  you must have no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and

•                  you must not be an affiliate of ours, as defined in Rule 405 under the Securities Act.

If you wish to exchange Old Notes for Notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions.  If you do not satisfy all of the above listed conditions:

•                  you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•                  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new Notes.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the Notes if they participate in the exchange offer.  Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must deliver a prospectus in order to resell any Notes it receives for its own account in the exchange offer.  The SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the Notes by delivering the prospectus contained in the registration statement for the exchange offer.  Each broker-dealer that receives Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes.  The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.  We have agreed that, for a period of one year after we consummate the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

By tendering Old Notes for exchange, you will exchange, assign and transfer the Old Notes to us and irrevocably appoint the exchange agent as your agent and attorney-in-fact to assign, transfer and exchange the Old Notes.  You will also represent and warrant that you have full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Notes issuable upon the exchange of such tendered Old Notes.  The letter of transmittal requires you to agree that, when we accept your Old Notes for exchange, we will acquire good, marketable and unencumbered title to them, free and clear of all security interests, liens, restrictions, charges and encumbrances and that they are not subject to any adverse claim.

You will also warrant that you will, upon our request, execute and deliver any additional documents that we believe are necessary or desirable to complete the exchange, assignment and transfer of your tendered Old Notes.  You must further agree that our acceptance of any tendered Old Notes and the issuance of Notes in exchange for them will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under that agreement, except in certain limited circumstances.  All authority conferred by you will survive your death, incapacity, liquidation, dissolution, winding up or any other event relating to you, and every obligation of you shall be binding upon your heirs, personal representatives, successors, assigns, executors and administrators.

If you are tendering Old Notes, we will not require you to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the exchange offer.  Each of the Notes will bear interest from the most recent date through which interest has been paid on the Old Notes for which they were exchanged.  If we accept your Old Notes for exchange, you will waive the right to have interest accrue, or to receive any payment in respect to interest, on the Old Notes from the most recent interest payment date to the date of the issuance of the Notes.  Interest on the Notes is payable semiannually in arrears on June 15 and December 15.

Information about the expiration date of the exchange offer and changes to it

The exchange offer expires on the expiration date, which is 5:00 p.m., New York City time, on February 27, 2012, unless we, in our sole discretion, extend the period during which the exchange offer is open.  If we extend the expiration date for the exchange offer, the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.  We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to Wells Fargo Bank, National Association, which is the exchange agent, and by timely public announcement communicated by no later than 5:00 p.m. New York City time on the next business day following the expiration date, unless applicable law or regulation requires otherwise, by making a release to the Dow Jones News Service.  During any extension of the exchange offer, all Old Notes previously tendered pursuant to the exchange offer will remain subject to the exchange offer.

The initial exchange date will be the first business day following the expiration date.  We expressly reserve the right to terminate the exchange offer and not accept for exchange any Old Notes for any reason, including if any of the events set forth below under “We may modify or terminate the exchange offer under some circumstances” have occurred and we have not waived them.  We also reserve the right to amend the terms of the exchange offer in any manner, whether before or after any tender of the Old Notes.  If we terminate or amend the exchange offer, we will notify the exchange agent in writing and will either issue a press release or give written notice to you as a holder of the Old Notes as promptly as practicable.  Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the Notes for Old Notes on the exchange date.

We will mail this prospectus and the related letter of transmittal and other relevant materials to you as a record holder of Old Notes and we will furnish these items to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Old Notes.

How to tender your Old Notes

If you tender to us any of your Old Notes pursuant to one of the procedures set forth below, that tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions that we describe below and in the letter of transmittal for the exchange offer.

You may tender Old Notes by properly completing and signing the letter of transmittal or a facsimile of it.  All references in this prospectus to the “letter of transmittal” include a facsimile of the letter.  You must deliver it, together with the certificate or certificates representing the Old Notes that you are tendering and any required signature guarantees, or a timely confirmation of a book-entry transfer pursuant to the procedure that we describe below, to the exchange agent at its address set forth on the back cover of this prospectus on or prior to the expiration date.  You may also tender Old Notes by complying with the guaranteed delivery procedures that we describe below.

Your signature does not need to be guaranteed if you registered your Old Notes in your name, you will register the Notes in your name and you sign the letter of transmittal.  In any other case, the registered holder of your notes must endorse them or send them with duly executed written instruments of transfer in the form satisfactory to us.  Also, an “eligible institution,” such as a bank, broker, dealer, credit union, savings association, clearing agency or other institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act must guarantee the signature on the endorsement or instrument of transfer.  If you want us to deliver the Notes or non-exchanged Old Notes to an address other than that of the registered holder appearing on the note register for the Old Notes, an “eligible institution” must guarantee the signature on the letter of transmittal.

If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Old Notes, you should contact the registered holder promptly and instruct the holder to tender Old Notes on your behalf.  If you wish to tender your Old Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your name or follow the procedures described in the immediately preceding paragraph.  Transferring record ownership from someone else’s name to your name may take considerable time.

How to tender if you hold your Old Notes through a broker or other institution and you do not have the actual Old Notes

Any financial institution that is a participant in The Depository Trust Company’s (“DTC”) systems may make book-entry delivery of your Old Notes by causing DTC to transfer your Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.  Although you may deliver your Old Notes through book-entry transfer at DTC, you still must send the letter of transmittal, with any required signature guarantees and any other required documents, to the exchange agent at the address specified on the back cover of this prospectus on or prior to the expiration date and the exchange agent must receive these documents on time.  If you will not be able to send all the documents on time, you can still tender your Old Notes by using the guaranteed delivery procedures described below.

You assume the risk of choosing the method of delivery of Old Notes and all other documents.  If you send your Old Notes and your documents by mail, we recommend that you use registered mail, return receipt requested, you obtain proper insurance, and you mail these items sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date.

If you do not provide your taxpayer identification number, which is your social security number or employer identification number, as applicable, and certify that such number is correct, the exchange agent will withhold 28% of the gross proceeds otherwise payable to you pursuant to the exchange offer, unless an exemption applies under the applicable law and regulations concerning “backup withholding” of federal income tax.  You should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and you prove it in a manner satisfactory to us and the exchange agent.

How to use the guaranteed delivery procedures if you will not have enough time to send all documents to us

If you desire to accept the exchange offer, and time will not permit a letter of transmittal or Old Notes to reach the exchange agent before the expiration date, you may tender your Old Notes if the exchange agent has received at its office listed on the letter of transmittal on or prior to the expiration date a letter, telegram or facsimile transmission from an eligible institution setting forth your name and address, the principal amount of the Old Notes that you are tendering, the names in which you registered the Old Notes and, if possible, the certificate numbers of the Old Notes that you are tendering.

The eligible institution’s correspondence to the exchange agent must state that the correspondence constitutes the tender and guarantee that within three New York Stock Exchange trading days after the date that the eligible institution executes such correspondence, the eligible institution will deliver the Old Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal and any other required documents.  We may, at our option, reject the tender if you do not tender your Old Notes and accompanying documents by either the above-described method or by a timely book-entry confirmation, and if you do not deposit your Old Notes and tender documents with the exchange agent within the time period set forth above.  Copies of a notice of guaranteed delivery that eligible institutions may use for the purposes described in this paragraph are available from the exchange agent.

Valid receipt of your tender will occur as of the date when the exchange agent receives your properly completed letter of transmittal, accompanied by either the Old Notes or a timely book-entry confirmation.  We will issue Notes in exchange for Old Notes that you tendered pursuant to a notice of guaranteed delivery or correspondence to similar effect as described above by an eligible institution only against deposit of the letter of transmittal, any other required documents and either the tendered Old Notes or a timely book-entry confirmation.

We reserve the right to determine validity of all tenders

We will be the sole judge of all questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of your tender of Old Notes and our judgment will be final and binding.  We reserve the absolute right to reject any or all of your tenders that are not in proper form or the acceptances for exchange of which may, in our opinion or in the opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularities in your case.  Neither we, the exchange agent nor any other person will be under any duty to give you notification of any defects or irregularities in tenders nor shall any of us incur any liability for failure to give you any such notification.  Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

If you tender Old Notes pursuant to the exchange offer, you may withdraw them at any time prior to the expiration date

For your withdrawal to be effective, the exchange agent must timely receive your written or fax notice of withdrawal prior to the expiration date at the exchange agent’s address set forth on the back cover page of this prospectus.  Your notice of withdrawal must specify the following information:

•                  The person named in the letter of transmittal as tendering Old Notes you are withdrawing;

•                  The certificate numbers of Old Notes you are withdrawing;

•                  The principal amount of Old Notes you are withdrawing;

•                  A statement that you are withdrawing your election to have us exchange such Old Notes; and

•                  The name of the registered holder of such Old Notes, which may be a person or entity other than you, such as your broker-dealer.

The person or persons who signed your letter of transmittal, including any eligible institutions that guaranteed signatures on your letter of transmittal, must sign the notice of withdrawal in the same manner as their original signatures on the letter of transmittal including any required signature guarantees.  If such persons and eligible institutions cannot sign your notice of withdrawal, you must send it with evidence satisfactory to us that you now hold beneficial ownership of the Old Notes that you are withdrawing.  The exchange agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal.  We will determine all questions as to the validity of notices of withdrawals, including time of receipt, and our determination will be final and binding on all parties.

How we will either exchange your Old Notes for Notes or return them to you

On the exchange date, we will determine which Old Notes the holders validly tendered, and we will issue Notes in exchange for the validly tendered Old Notes.  The exchange agent will act as your agent for the purpose of receiving Notes from us and sending the Old Notes to you in exchange for Notes promptly after acceptance of the tendered Old Notes.  If we do not accept your Old Notes for exchange, we will return them without expense to you.  If you tender your Old Notes by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above and we do not accept your Old Notes for exchange, DTC will credit your non-exchanged Old Notes to an account maintained with DTC.  In either case, we will return your non-exchanged Old Notes to you promptly following the expiration of the exchange offer.

We may modify or terminate the exchange offer under some circumstances

We are not required to issue Notes in respect of any properly tendered Old Notes that we have not previously accepted and we may terminate the exchange offer or, at our option, we may modify or otherwise amend the exchange offer.  If we terminate the exchange offer, it will be by oral or written notice to the exchange agent and by timely public announcement communicated no later than 5:00 p.m. on the next business day following the expiration date, unless applicable law or regulation requires us to terminate the exchange offer in the following circumstances:

•                  Any court or governmental agency brings a legal action seeking to prohibit the exchange offer or assessing or seeking any damages as a result of the exchange offer, or resulting in a material delay in our ability to accept any of the Old Notes for exchange offer; or

•                  Any government or governmental authority, domestic or foreign, brings or threatens any law or legal action that in our sole judgment, might directly or indirectly result in any of the consequences referred to above; or, if in our sole judgment, such activity might result in the holders of Notes having obligations with respect to resales and transfers of Notes that are greater than those we described above in the interpretations of the staff of the SEC or would otherwise make it inadvisable to proceed with the exchange offer; or

•                  A material adverse change has occurred in our business, condition (financial or otherwise), operations or prospects.

The foregoing conditions are for our sole benefit and we may assert them with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to such condition.  We also reserve the right to waive these conditions in whole or in part at any time or from time to time in our discretion.  Our failure at any time to exercise any of the foregoing rights will not be a waiver of any such right, and each right will be an ongoing right that we may assert at any time or from time to time.  In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or nonfulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any tendered Old Notes, and we will not issue Notes in exchange for any such Old Notes, if at that time there is, or the SEC has threatened, any stop order with respect to the registration statement that this prospectus is a part of, or if qualification of the indenture is required under the Trust Indenture Act of 1939.

Where to send your documents for the exchange offer

We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer.  You must send your letter of transmittal to the exchange agent at:

By registered mail or certified mail:

Wells Fargo Bank, National Association
MAC - N9303-121
Corporate Trust Operations
P.O. Box 1517
Minneapolis, Minnesota 55480-1517

By regular mail or overnight courier:

Wells Fargo Bank, National Association
MAC - N9303-121
Corporate Trust Operations
Sixth Street & Marquette Avenue
Minneapolis, Minnesota 55479

By hand:

Wells Fargo Bank, National Association
Northstar East Building — 12th floor
Corporate Trust Services
608 Second Avenue South
Minneapolis, Minnesota 55402

By facsimile: (612) 667-6282

If you send your documents to any other address or fax number, you will have not validly delivered them and you will not receive Notes in exchange for your Old Notes.  We will return your Old Notes to you.

We are paying our costs for the exchange offer

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer.  We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses.  We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding tenders for their customers.  We will pay the expenses incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting, investment banking and legal fees.  We estimate that these fees are approximately $675,000.

No person has been authorized to give you any information or to make any representations to you in connection with the exchange offer other than those that this prospectus contains.

If anyone else gives you information or representations about the exchange offer, you should not rely upon that information or representation or assume that we have authorized it.  Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which this prospectus gives information.  We are not making the exchange offer to, nor will we accept tenders from or on behalf of, holders of Old Notes in any jurisdiction in which it is unlawful to make the exchange offer or to accept it.  However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of

Old Notes in such jurisdiction.  In any jurisdiction where the securities laws or blue sky laws require a licensed broker or dealer to make the exchange offer one or more registered brokers or dealers that are licensed under the laws of that jurisdiction is making the exchange offer on our behalf.

There are no dissenters’ or appraisal rights

Holders of Old Notes will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Federal income tax consequences to you

Your exchange of Old Notes for Notes should not be a taxable exchange for federal income tax purposes, and you should not recognize any taxable gain or loss or any interest income as a result of the exchange.  See “Material United States Federal Income Tax Considerations” below.

This is the only exchange offer for the Old Notes that we are required to make

Your participation in the exchange offer is voluntary, and you should carefully consider whether to accept the terms and conditions of it.  You are urged to consult your financial and tax advisors in making your own decisions on what action to take with respect to the exchange offer.  If you do not tender your Old Notes in the exchange offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes under the Indenture.  All non-exchanged Old Notes will continue to be subject to the restriction on transfer set forth in the Indenture.  If we exchange Old Notes in the exchange offer, the trading market, if any, for any remaining Old Notes could be much less liquid.

We may in the future seek to acquire non-exchanged Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise.  We have no present plan to acquire any Old Notes that are not exchanged in the exchange offer.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

VSAT Hardware Financing

Prior to September 2005, HNS leased certain VSAT hardware under an operating lease with customers funded by financial institutions.  Under the arrangements, the financial institution received title to the VSAT hardware and obtained the residual rights to the equipment after the operating lease with a customer expires and assumed the credit risk associated with non-payment by the customer. However, HNS retained a continuing obligation to the financing institution to indemnify it from losses it may incur from non-performance of the VSAT system.  As of September 30, 2011, these VSAT hardware financing obligations totaled $0.4 million.

Other

As of September 30, 2011, HSS had $566.8 million capitalized for the estimated fair value of satellites acquired under capital leases with related accumulated depreciation of $289.6 million.  In addition, as of September 30, 2011, HSS had $5.6 million outstanding on an 8% note payable for EchoStar IX satellite vendor financing, payable over 14 years from launch.

DESCRIPTION OF THE SECURED NOTES

The Secured Notes will be issued under an indenture (the “Secured Indenture”), dated June 1, 2011, among EH Holding Corporation (currently known as Hughes Satellite Systems Corporation) (the “Company”), the guarantors listed on the signature page thereto and Wells Fargo Bank, National Association, as Trustee and collateral agent, as supplemented by a supplemental indenture, dated June 8, 2011, among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee and collateral agent.  The rights of the holders of the Secured Notes are governed solely by the Secured Indenture and our obligations under the Secured Indenture are solely for the benefit of the holders of the Old Secured Notes and the Secured Notes.  The terms of the Secured Notes will be substantially identical to the terms of the Old Secured Notes.  However, the Secured Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other Persons.

The following description is a summary of the material provisions of the Secured Indenture. It does not restate the Secured Indenture in its entirety.  We urge you to read the Secured Indenture and the Secured Notes because they, and not this description, define your rights as a holder of the Secured Notes.  Copies of the Secured Indenture and the Secured Notes are available to you upon request.

You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.”  In this section of the prospectus:

•                  the terms “Hughes Satellite Systems,” the “Company,” the “Issuer,” “we,” “us,” “our” or similar terms refer only to Hughes Satellite Systems Corporation and not to any of our subsidiaries;

•                  references to “Guarantors” shall mean our direct and indirect Wholly Owned Restricted Subsidiaries that guarantee the Secured Notes; and

•                  references to “Parent” mean Hughes Satellite Systems’ parent, EchoStar Corporation, together with each Wholly Owned Subsidiary of Parent that beneficially owns 100% of Hughes Satellite Systems’ Equity Interests, but only so long as Parent beneficially owns 100% of the Equity Interests of such subsidiary.

The terms of the Secured Notes include those stated in the Secured Indenture and those made part of the Secured Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Secured Notes are subject to all such terms, and holders of Secured Notes should refer to the Secured Indenture and the Trust Indenture Act for a statement thereof.

Brief Description of the Secured Notes

The Secured Notes

The Secured Notes will be:

•                  general secured obligations of the Issuer;

•                  secured by a first priority security interest in substantially all of the assets of the Issuer, subject to certain exceptions and Permitted Liens;

•                  effectively junior to the Issuer’s obligations that are secured by assets that are not part of the Collateral (as defined under “—Security” below)  that is securing the Secured Notes, in each case to the extent of the value of the Collateral securing such obligations;

•                  effectively senior to the Issuer’s existing and future unsecured obligations to the extent of the value of the Collateral securing the Secured Notes, after giving effect to Permitted Liens;

•                  senior in right of payment to all existing and future obligations of the Issuer that are expressly subordinated to the Secured Notes;

•                  structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries; and

•                  unconditionally guaranteed, jointly and severally, on a general senior secured basis by each Guarantor.

Although the Secured Notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the Secured Notes would be senior.

The Secured Notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Old Secured Notes that remain outstanding after the completion of the exchange offer, together with the Secured Notes issued in connection with the exchange offer, will be treated as a single class of securities for all purposes under the Secured Indenture, including, without limitation, waivers, amendments, redemptions, “Change of Control Offer” and “Certain Covenants—Asset Sales,” each as discussed under their respective subheadings below.

The Guarantees

The Secured Notes will be guaranteed by the Guarantors. The Guarantee of each Guarantor will be:

•                  a general secured obligation of such Guarantor;

•                  secured by a first priority security interest in substantially all of the assets of such Guarantor, subject to certain exceptions and Permitted Liens;

•                  effectively junior to such Guarantor’s obligations that are secured by assets that are not part of the Collateral that is securing the Secured Notes, in each case to the extent of the value of the collateral securing such obligations;

•                  effectively senior to such Guarantor’s existing and future unsecured obligations to the extent of the value of the Collateral securing the Secured Notes, after giving effect to Permitted Liens; and

•                  senior in right of payment to all existing and future obligations of such Guarantor that are expressly subordinated to the Secured Notes.

In addition, the Secured Indenture permits us and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the Secured Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Secured Notes or the Guarantees, as the case may be, to the extent of the value of such collateral.

All of our Domestic Subsidiaries are Guarantors other than any Immaterial Subsidiaries.

Principal, Maturity and Interest

The Secured Notes will be issued in an aggregate principal amount of up to $1,100,000,000.  Additional notes (“Additional Secured Notes”) may be issued under the Secured Indenture from time to time, subject to the limitations set forth under (x) “— Certain Covenants — Limitation on Incurrence of Indebtedness” without regard to clause (1) under the second paragraph thereof and (y) clause (c) of the definition of “Permitted Liens.”  Any Additional Secured Notes will be part of the same series as the Secured Notes offered hereby and will vote on all matters with the Secured Notes offered hereby.  The Secured Notes will mature on June 15, 2019.

Interest on the Secured Notes will accrue at a rate of 6.500% per annum payable semiannually in arrears in cash on June 15 and December 15 of each year, commencing June 15, 2012 or if any such day is not a business day on the next succeeding business day, to holders of record on the immediately preceding June 1 and December 1, respectively.  Interest on the Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  Interest on the Secured Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Secured Notes are payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Secured Notes at their respective addresses set forth in the register of holders of Secured Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

Each Guarantor will jointly and severally guarantee the Issuer’s obligations under the Secured Notes.  The obligations of each Guarantor under its Guarantee for the Secured Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.  See “Risk Factors — Risks Related to the Notes and the Exchange Offer— The guarantees of the Notes by our subsidiaries may be subject to challenge.”  Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of such Guarantor and each other Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other Persons upon the terms and conditions set forth in the Secured Indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person (whether or not such Guarantor is the surviving Person), unless certain conditions are met. See “— Certain Covenants — Merger, Consolidation, or Sale of Assets.”

A Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the Secured Indenture:

(1)                                  in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the Secured Indenture (see “— Certain Covenants — Asset Sales”);

(2)                                  if such Guarantor is dissolved or liquidated in accordance with the provisions of the Secured Indenture;

(3)                                  if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Secured Indenture; or

(4)                                  the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if the Issuer’s obligations under the Secured Indenture are discharged in accordance with the terms of the Secured Indenture.

Security

The Secured Notes and the Guarantees will be secured by a first priority security interest (on a shared basis with any Additional Secured Obligations), subject to Permitted Liens and certain other exceptions, in substantially all of the assets of the Issuer and the Guarantors, whether now owned or hereafter acquired, including, without limitation, the following assets (to the extent they do not constitute Excluded Assets or as otherwise provided in the Security Documents):

•                  intellectual property,

•                  equipment, inventory and all other personal property,

•                  satellites and associated equipment, including all ground segment equipment for TT&C and monitoring of such satellites and any agreement relating to any of such satellites or associated equipment, owned or leased by the Issuer and the Guarantors,

•                  accounts, documents, chattel paper, letter of credit rights, and general intangibles, including contract rights and payment intangibles,

•                  deposit accounts, collateral accounts, securities accounts, promissory notes and other investment property,

•                  the Capital Stock of each of the Restricted Subsidiaries, and

•                  proceeds of the foregoing (collectively, together with the Real Property Interests, the “Collateral”).

The Secured Indenture and the Security Documents require that the Issuer and the Guarantors grant to the Collateral Agent, for its benefit and for the benefit of the Trustee and the holders of the Secured Notes, a first priority lien (on a shared basis with any Additional Secured Obligations), subject to Permitted Liens and certain other exceptions, on all property acquired after June 8, 2011 (the “Escrow Release Date”) of the kinds described above as Collateral. In addition, any future domestic Restricted Subsidiaries will be required to become Guarantors and similarly grant liens (on a shared basis with any Additional Secured Obligations), subject to Permitted Liens and certain other exceptions, on their assets to the Collateral Agent, for its benefit and for the benefit of the Trustee and the holders of the Old Secured Notes and the Secured Notes.

The Secured Indenture and the Security Documents require that the Issuer and the Guarantors grant to the Collateral Agent, for its benefit and for the benefit of the Trustee and the holders of the Old Secured Notes and the Secured Notes, a first priority lien (on a shared basis with any Additional Secured Obligations), subject to Permitted Liens and certain other exceptions, in all right, title and interest, including, without limitation certain fee and leasehold interests of the Issuer and the Guarantors in certain real property, together with all easements, hereditaments and appurtenances relating thereto and fixtures located thereon, with respect to a future-acquired fee interest, which fee interest has a value of at least $5,000,000 and with respect to future-acquired leasehold interest, which leasehold interest has a base rent of at least $1,000,000 per annum; provided that the grant of each lien on each fee and leasehold interest will be made to the extent required and to the extent applicable consents are obtained and otherwise in accordance with the provisions of the Security Agreement (the “Real Property Interests”).

Other than with respect to foreign assets, the Issuer and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action as is reasonably necessary or appropriate in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Issuer and each Guarantor will promptly secure the obligations under the Secured Indenture and the Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent.

We have granted to the Trustee mortgages on certain existing fee interests in real property.  With respect to after-acquired leasehold interests, we have to use our commercially reasonable efforts to obtain a landlord’s consent, to the extent such consent is required pursuant to the terms of the applicable lease.

“Excluded Assets” will include, among other things, (i) the equity interests of a foreign subsidiary to the extent such pledge would constitute an investment of earnings in U.S. property under Section 956 of the IRS Internal Revenue Code of 1986, as amended (the “Code”), which investment could reasonably be expected to trigger a material increase in the net income of a U.S. shareholder of foreign subsidiary pursuant to Section 951 of the Code, (ii) assets securing purchase money indebtedness and capital lease obligations, (iii) after acquired property already subject to a lien, (iv) any intent-to-use trademark application to the extent such security interest would result in the loss by such Pledgor of any rights therein, (v) capital stock the pledge of which is prohibited by organizational documents or contracts with third parties, (vi) leasehold interests where such pledge would require landlord or owner consent, other than with respect to leased satellites as set forth below, (vii) equity interests of subsidiaries to the extent such pledge would require separate financial statements of such subsidiary pursuant to Rule 3-16 of Regulation S-X, (viii) any FCC licenses, to the extent, but only to the extent, the Communications Laws prohibit the grant of an executing interest thereon, and (ix) assets of the Issuer or any Guarantor located outside the United States, to the extent any Lien on such assets cannot be created and perfected under the United States federal or state law.

We currently lease certain of our satellites and may in the future lease additional satellites.  To the extent permitted by the Communications Laws, we have agreed to use our commercially reasonable efforts to have the owners of such current and future leased satellites agree to consent to our granting a security interest in our rights as lessee under such leases to the Collateral Agent for the benefit of the note holders.  We have agreed to use such commercially reasonable efforts to obtain those consents prior to 180 days after the Escrow Release Date (in the case of existing satellite leases) or prior to 180 days after entering into a new lease for a satellite.  We cannot assure that the owners of such satellites will consent to our grant of a security interest in such leases to the Collateral Agent for the benefit of the note holders.  In the event they do not consent to our grant of such a security interest, the note holders will not have a collateral interest in such leased satellite.  See “Risk Factors—We may not be able to grant you a collateral interest in our leased satellites.”

The Collateral is pledged pursuant to one or more security agreements (the “Security Agreements”) by and among the Issuer, the Guarantors and the Collateral Agent, and one or more mortgages or deeds of trust entered into after the Escrow Release Date (the “Mortgages”) or other grants or transfers for security executed and delivered by the Issuer or the applicable Guarantor to the Collateral Agent, creating a Lien upon property owned or leased or to be acquired by the Issuer or the applicable Guarantor in favor of the Collateral Agent for the benefit of the secured parties under the Security Documents.

So long as no Event of Default and no event of default under any Additional Secured Obligations shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon.  The Security Documents, however, generally require the Issuer to deliver to the Collateral Agent for the Collateral Agent to maintain in its possession certificates evidencing pledges of stocks and instruments evidencing indebtedness and to use commercially reasonable efforts to obtain control agreements on deposit accounts, securities accounts or collateral accounts, within a certain specified period of time after the Escrow Release Date or the establishing of such account, in favor of the Collateral Agent subject to certain exceptions agreed to in the Security Documents.  Upon the occurrence and during the continuance of an Event of Default or an event of default under any Additional Secured Obligations, to the extent permitted by law and subject to the provisions of the Security Documents:

(1)                                  all of the rights of the Issuer and the Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2)                                  the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Security Documents.

In the case of an Event of Default or an event of default under any Additional Secured Obligations, the Collateral Agent will be permitted, subject to applicable law, to exercise remedies and sell the Collateral.  If such remedies are exercised by the Collateral Agent, the proceeds from the sale of the Collateral will be applied to all of the Indebtedness secured by such Collateral (not just the Secured Notes), and may not be sufficient to satisfy our obligations under the Secured Notes and the other Indebtedness secured by the Collateral in full.  See “Risk Factors— Risks Related to the Notes and the Exchange Offer—Additional Risks Related to the Secured Notes — The Collateral securing the Secured Notes is subject to priority liens held by holders of indebtedness secured by priority liens and holders of other indebtedness secured by permitted prior liens.  If there is a default, such collateral may not be sufficient to repay both the holders of such priority liens and the holders of the Secured Notes.”

Certain Limitations on the Collateral

There can be no assurance that the proceeds of any sale of Collateral following an Event of Default or an event of default under any other Additional Secured Obligations would be sufficient to satisfy, or would not be substantially less than, amounts due on the Secured Notes and such other Additional Secured Obligations.  See “Risk Factors— Risks Related to the Notes and the Exchange Offer—Additional Risks Related to the Secured Notes — The value of the Collateral securing the Secured Notes may not be sufficient to satisfy our obligations under the Secured Notes or to secure post-petition interest under U.S. federal bankruptcy law.”

With respect to some of the Collateral, the Collateral Agent’s security interest and ability to foreclose also will be limited by the need to meet certain requirements, such as complying with applicable law, obtaining third party consents and making additional filings.  If the Issuer or the Guarantors are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the Collateral or any recovery with respect thereto.  In particular, the Collateral Agent under the Security Documents will not be entitled to exercise any rights with respect to the Collateral constituting FCC Licenses upon the occurrence of an Event of Default or an event of default under any Additional Secured Obligations if such action would constitute or result in any assignment of the FCC Licenses or any change of control of the Issuer or any Guarantor, as applicable, unless the prior approval of the FCC is first obtained.  The Issuer cannot assure you that any such required FCC approval can be obtained on a timely basis or at all.  These requirements may limit the number of potential bidders for certain Collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the Collateral.  Therefore, the practical value of realizing on the Collateral may, without the appropriate consents and filings, be limited.

No appraisals of any of the Collateral have been prepared by or on behalf of the Issuer or the Guarantors in connection with this exchange offer.  The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors.  By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value.  There also can be no assurance that the Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain.  The Collateral does not include any assets that constitute Excluded Assets or as otherwise provided in the Security Documents.

Accordingly, there can be no assurance that the proceeds of any sale of the Collateral pursuant to the Secured Indenture and the Security Documents following an Event of Default or an event of default under any other Additional Secured Obligations would be sufficient to satisfy, or would not be substantially less than, amounts due on the Secured Notes and the Additional Secured Obligations.  If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the Secured Notes and the Additional Secured Obligations, the holders of the Secured Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors.

Release of Collateral

The Secured Indenture and the Security Documents provide that the Liens securing the Secured Notes will, upon compliance with the condition that the Issuer or the applicable Guarantor delivers to the Trustee all documents, if any, required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is otherwise in compliance with the Trust Indenture Act:

(1)                                  in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances, subject to the satisfaction of certain conditions set forth in the Secured Indenture or the Security Documents;

(2)                                  in whole, as to all property subject to such Liens, upon:

(a)                                  payment in full of the principal and unpaid interest and premium on the Secured Notes and all other obligations under the Secured Indenture, Secured Notes, Guarantees and Security Documents; or

(b)                                 legal defeasance or covenant defeasance of the Secured Indenture as set forth below under “—Legal Defeasance and Covenant Defeasance”;

(3)                                  in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Issuer or any Restricted Subsidiary in a transaction not prohibited by the Secured Indenture at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

(4)                                  in part, as to any property with the consent of the Trustee (with the vote of the holders of the Secured Notes required under the Secured Indenture see “—Amendment, Supplement and Waiver”);

(5)                                  in part, in the event that (i)(A) a satellite suffers a total loss or a constructive total loss, (B) insurance proceeds are paid pursuant to such total loss or constructive total loss, and (C) the title of such satellite is required to be transferred to such insurer pursuant to the terms of the insurance policy pursuant to which such insurance proceeds are paid, in each case to the extent the terms of the insurance policy covering (and pursuant to which insurance proceeds are paid) such satellite require the transfer of title of such satellite, the insurance proceeds from the total loss or the constructive total loss of such satellite were received by the Issuer or the applicable Guarantor, such proceeds constitute Collateral and are applied in accordance with the terms of the Secured Indenture and/or any document governing Additional Secured Obligations, as the case may be, to the extent required to be so applied; or

(6)                                  as to assets that become Excluded Assets.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Issuer or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral.  Under Bankruptcy Law, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval.  Moreover, the Bankruptcy Law permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection”.  The meaning of the term “adequate protection” may vary according to circumstances.  In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Secured Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Secured Notes and any other Additional Secured Obligations, the holders of the Secured Notes and such other Additional Secured Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall.  Bankruptcy Law does not permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization.  In addition, if the Issuer or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

Except as stated below, the Secured Notes are not redeemable at our option prior to their stated maturity.

The Secured Notes will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days’ notice, at a price equal to 100% of the principal amount of the Secured Notes plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium. Holders of record on the relevant record date have the right to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the Secured Notes being redeemed plus accrued interest to the redemption date.

The amount of the make-whole premium on any Secured Note, or portion of a Secured Note, to be redeemed will be equal to the greater of (a) 1% of the principal amount of such Secured Note or such portion of a Secured Note being redeemed and (b) the excess, if any, of:

(1)                                  the sum of the present values, calculated as of the redemption date, of: (i) each interest payment that, but for the redemption, would have been payable on the Secured Note, or portion of a Secured Note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date, plus (ii) the principal amount that, but for the redemption, would have been payable on the maturity date of the Secured Note, or portion of a Secured Note, being redeemed;

over

(2)                                  the principal amount of the Secured Note, or portion of a Secured Note, being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 50 basis points.

We will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that if we fail to appoint an institution at least 45 days prior to the date set for redemption or if the institution that we appoint is unwilling or unable to make such calculation, such calculation will be made by Deutsche Bank Securities Inc., or, if such firm fails to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (it being understood that the Trustee’s agreement to appoint such an institution is a matter of courtesy and accommodation only and the Trustee shall not be liable to any Person as a result).

For purposes of determining the make-whole premium, “Treasury Yield” refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Secured Notes being redeemed, calculated to the nearest one-twelfth of a year, which we call the remaining term.  The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields as calculated by interpolation will be rounded to the nearest 0.01%, with any figure of 0.005% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

In addition, prior to June 15, 2015, the Issuer may redeem up to 10% of the outstanding Old Secured Notes and the Secured Notes per year (including any Additional Secured Notes) upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Redemption with the Proceeds of Certain Capital Contributions or Equity Offerings

Notwithstanding the foregoing, at any time prior to June 15, 2014, we may redeem up to 35% of the aggregate principal amount of the Old Secured Notes and the Secured Notes outstanding at a redemption price equal to 106.500% of the principal amount thereof, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of any capital contributions or one or more public or private sales (including sales to Parent, regardless of whether Parent obtained such funds from an offering of Equity Interests or Indebtedness of Parent or otherwise, and provided that such funds are contributed to us) of Equity Interests (other than Disqualified Stock) of us (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:

•                  at least 65% in aggregate of the originally issued principal amount of the Old Secured Notes and the Secured Notes remains outstanding immediately after the occurrence of such redemption; and

•                  the sale of such Equity Interests is made in compliance with the terms of the Secured Indenture.

Selection and Notice

If less than all of the Secured Notes are to be redeemed at any time, the selection of Secured Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Secured Notes are listed or, if the Secured Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate in accordance with DTC procedures, provided that no Secured Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Secured Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on Secured Notes or portions thereof called for redemption.

Change of Control Offer

Upon the occurrence of a Change of Control, we will be required to make an offer (a “Change of Control Offer”) to each holder of Secured Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Secured Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, we shall mail a notice to each holder stating:

(1)                                  that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Offer”;

(2)                                  the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3)                                  that any Secured Notes not tendered will continue to accrue interest in accordance with the terms of the Secured Indenture;

(4)                                  that, unless we default in the payment of the Change of Control Payment, all Secured Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)                                  that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of Secured Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Secured Notes purchased;

(6)                                  that holders whose Secured Notes are being purchased only in part will be issued new Secured Notes equal in principal amount to the unpurchased portion of the Secured Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(7)                                  any other information material to such holder’s decision to tender Secured Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Secured Notes required in the event of a Change of Control.  We may not be able to repurchase all of the Secured Notes tendered upon a Change of Control.  If we fail to repurchase all of the Secured Notes tendered for purchase upon a Change of Control, such failure will constitute an Event of Default.  In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Secured Notes or offering to purchase the Secured Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness.  If we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See the subheading, “Events of Default.”

Except as described above with respect to a Change of Control, the Secured Indenture does not contain any provisions that would permit the holders of any of the Secured Notes to require that we repurchase or redeem any Secured Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

Limitation on Restricted Payments.  The Secured Indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a)                                  declare or pay any dividend or make any distribution on account of any of our Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(b)                                 purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

(c)                                  purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Secured Notes issued under the Secured Indenture or the Guarantees thereof, except (i) in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness and (ii) the purchase, repurchase or other acquisition of subordinated Indebtedness with a stated maturity earlier than the maturity of the Secured Notes issued under the Secured Indenture or the Guarantees thereof purchased in anticipation of satisfying a payment of principal at the stated maturity thereof, within one year of such stated maturity;

(d)                                 declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i)                                     to us or any Wholly Owned Restricted Subsidiary; or

(ii)                                  to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e)                                  make any Restricted Investment;

(all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)                                     no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)                                  after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 5.5 to 1.0; and

(iii)                               such Restricted Payment, together with the aggregate of all other Restricted Payments made by us after the Issue Date, is less than the sum of:

(A)          the difference of:

(x)            our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

(y)           1.4 times our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from the Issue Date to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B)           an amount equal to 100% of the aggregate net cash proceeds (other than the net cash proceeds received from EchoStar Corporation or any of its subsidiaries that are used to consummate the Transactions) and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” 100% of the fair market value of the aggregate net proceeds other than cash received by us, either from capital contributions from Parent, or from the issue or sale (including an issue or sale to Parent which is contributed to us) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), since the Issue Date; plus

(C)           if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing sum shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since the Issue Date; plus

(D)          100% of any cash dividends and other cash distributions received by us and our Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in our cumulative Consolidated Cash Flow; plus

(E)           to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such Person which were included in computations made pursuant to this clause (iii).

The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (4), (5), (6), (7), (8), (14) and (20) below, no Default or Event of Default shall have occurred and be continuing):

(1)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Secured Indenture;

(2)           the redemption, repurchase, retirement or other acquisition of any of our Equity Interests or subordinated Indebtedness of us or any Guarantor in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from Parent or from the substantially concurrent issue or sale (including to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

(3)           Investments in an aggregate amount not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such Person pursuant to this clause (3);

(4)           cash dividends or distributions to the extent required for the purchase, redemption, repurchase or other acquisition or retirement for value of employee stock options to purchase Capital Stock of Parent or Issuer, or Capital Stock of Parent or Issuer issued pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement, in an aggregate amount not to exceed $15.0 million in any calendar year;

(5)           a Permitted Refinancing;

(6)           Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from Parent (other than the net cash proceeds received by EchoStar Corporation or any of its subsidiaries that are used to consummate the Transactions) or from the issue and sale (including a sale to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of Parent), on or after the Escrow Release Date; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such Person pursuant to this clause (6) in each case; provided that such Investments are in businesses of the type described under “— Limitations on Activities of the Issuer”;

(7)           Investments in businesses strategically related to businesses described in “— Limitations on Activities of the Issuer” in an aggregate amount not to exceed $250.0 million outstanding at any time;

(8)           Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenants described under “— Asset Sales” or any disposition not constituting an Asset Sale and Investments entered into in connection with an acquisition of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as a result of “earn-outs” or other deferred payments or similar obligations;

(9)           any Investment existing on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Investments by Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date) and any Investments made pursuant to binding commitments in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such binding commitments of Hughes Communications, Inc. or any of its subsidiaries in effect on the Escrow Release Date);

(10)         any Investment acquired by us or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by us or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by us or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)         Hedging Obligations permitted under “— Limitation on Incurrence of Indebtedness”;

(12)         Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(14)         additional Investments in joint ventures of us or any of our Restricted Subsidiaries existing on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Investment by Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date) in an aggregate amount not to exceed $50.0 million outstanding at any one time;

(15)         Investments of a Restricted Subsidiary acquired after the Escrow Release Date (including, for the avoidance of doubt, any such Investment by Hughes Communications, Inc. or any of its subsidiaries) or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation, or Sale of Assets” after the Escrow Release Date to the extent such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisitions, merger, amalgamation or consolidation;

(16)         any Investment in the Old Secured Notes or the Secured Notes, or Old Unsecured Notes or the Unsecured Notes;

(17)         the redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for: (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Issuer (or options, warrants or other rights to acquire such Capital Stock), or (b) Indebtedness that is at least as subordinated in right of payment to the Secured Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being redeemed, repurchased, defeased, acquired or retired and with a final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively of the Indebtedness being redeemed, repurchased, defeased, acquired or retired;

(18)         repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options, warrants or convertible securities issued as compensation if such Equity Interests represent a portion of the exercise price thereof and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith (or a dividend or distribution to finance such a deemed repurchase by Parent);

(19)         amounts paid by us to Parent or any other Person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of the Issuer and its Subsidiaries, including without limitation, any payments made in accordance with tax allocation agreements between the Issuer and its Affiliates in effect from time to time;

(20)         the making of a Restricted Payment so long as after giving effect to any such Restricted Payment the aggregate amount of such Restricted Payments made pursuant to this clause (20) shall not exceed $75.0 million;

(21)         amounts paid to any direct or indirect parent company in amounts required for any direct or indirect parent company to pay customary salaries, bonuses and other benefits of any direct or indirect parent company, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries; and

(22)         the making of any payments to fund the Transactions and the fees and expenses related thereto.

Restricted Payments made pursuant to clauses (1), (2), (6) or (17) (but only to the extent that net proceeds received by us as set forth in such clause (2), (6) or (17) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

Restricted Payments made pursuant to clauses (3), (4), (5), (6), (17) (but only to the extent that net proceeds received by us as set forth in such clause (6) or (17) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (18), (19), (20), (21) and (22) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

Limitation on Incurrence of Indebtedness.  The Secured Indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, the Issuer and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis (including in the case of an acquisition, merger or other business combination giving pro forma effect to such transaction), our Indebtedness to Cash Flow Ratio would not have exceeded 5.5 to 1.0.

The foregoing limitation does not apply to any of the following incurrences of Indebtedness:

(1)           Indebtedness represented by the Old Secured Notes issued on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Indebtedness of Hughes Communications, Inc. or any of its subsidiaries on the Escrow Release Date) and the Guarantees thereof;

(2)           the incurrence by us or any Restricted Subsidiary of Deferred Payments and letters of credit with respect thereto;

(3)           Indebtedness of us or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets at any one time outstanding;

(4)           Indebtedness between and among us and any Restricted Subsidiary;

(5)           Acquired Debt of a Person, incurred prior to the date upon which such Person was acquired by us or any Restricted Subsidiary (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) provided that at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)           we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above, or

(b)           our Indebtedness to Cash Flow Ratio is equal to or less than immediately prior to such transaction;

(6)           Existing Indebtedness;

(7)           (a) In an aggregate principal amount not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets at any one time outstanding the incurrence of Purchase Money Indebtedness and Capital Lease Obligations by us or any Restricted Subsidiary in an amount not to exceed the cost of construction, lease, acquisition or improvement of assets used in any business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as well as any launch costs and insurance premiums related to such assets and (b) Indebtedness of us or any Restricted Subsidiary under Capital Lease Obligations with respect to AMC-15, AMC-16, Nimiq 5 and QuetzSat-1 and no more than one additional satellite and any replacement satellite for any of the foregoing satellites at any time, as well as any launch costs and insurance premiums related to such assets;

(8)           The incurrence by us or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, including without limitation Hedging Obligations covering the principal amount of Indebtedness entered into in order to protect us or any of our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness;

(9)           Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bid and appeal bonds or completion guarantees or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant described under “— Limitations on Activities of the Issuer”;

(10)         the incurrence by us or any Restricted Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (5), (6) or (7) above, this clause (10) or clause (18) (“Refinancing Indebtedness”); provided, however, that:

(A)          the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)           the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(C)           the Refinancing Indebtedness shall be subordinated in right of payment to the Old Secured Notes and the Secured Notes issued under the Secured Indenture and the Guarantees thereof, if at all, on terms at least as favorable to the holders of the Old Secured Notes and the Secured Notes issued under the Secured Indenture as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

(11)         the guarantee by us or any Restricted Subsidiary of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(12)         Indebtedness incurred by us or any Restricted Subsidiary under a revolving credit facility, and any extension, amendment or amendment and restatement thereof, not to exceed $100.0 million;

(13)         Indebtedness incurred by us or any Restricted Subsidiary under the Coface Facility, and any extension, amendment or amendment and restatement thereof (including any reinstatement of the Coface Facility that occurs after the Escrow Release Date notwithstanding that the Coface Facility was repaid on the Escrow Release Date), not to exceed $115.0 million;

(14)         Indebtedness of the Issuer or any Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to us or such Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with industry practices;

(15)         Indebtedness arising from agreements of us or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary of us in accordance with the terms of the Secured Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(16)         Indebtedness of us or any Restricted Subsidiary pursuant to the Equipment Financing Agreements;

(17)         Replacement Satellite Vendor Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets; and

(18)         Indebtedness represented by the $900,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2021 issued on the Issue Date (the “Unsecured Notes”).

For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (18) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (18) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Asset Sales.  The Secured Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause or make an Asset Sale, unless:

(1)           the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2)           at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents, Marketable Securities or Replacement Assets and/or any asset which is promptly (and in no event later than 180 days after the date of transfer to the Issuer or Restricted Subsidiary) converted into cash, provided that to the extent that such conversion is at a price that is less than the fair market value (as determined in good faith by the Issuer) of such asset at the time of the Asset Sale in which such asset was acquired, the Issuer or Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion or a combination of the foregoing; provided that the following shall be deemed to be cash for the purposes of this clause (2): (x) Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale, if such Designated Non-Cash Consideration, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (x), does not exceed the greater of $50.0 million or 2.5% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of

Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) the amount of any liabilities of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which we or such Restricted Subsidiary are unconditionally released);

(3)           to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that are of a type or class that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are concurrently with their acquisition added to the Collateral securing the Secured Notes in the manner and to the extent required in the Secured Indenture or any of the Security Documents; and

(4)           the Net Proceeds from any such Asset Sale of Collateral are paid directly by the purchaser thereof to the Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant.

Clause (2) above shall not apply to any Asset Sale:

(x)            where assets not essential to our and our Restricted Subsidiaries’ business are contributed to a joint venture between us or one of our Restricted Subsidiaries and a third party that is not an Affiliate of Parent or any of its Subsidiaries, provided that following the sale, lease, conveyance or other disposition we or one of our Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture; or

(y)           to the extent the consideration therefor received by us or any of our Restricted Subsidiaries would constitute Indebtedness or Equity Interests of a Person that is not an Affiliate of Parent, us or one of their respective Subsidiaries, provided that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under “—Limitation on Restricted Payments”.

Within 365 days after the Issuer’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this clause (a), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)           to make one or more offers to the holders of the Old Secured Notes and the Secured Notes (and, at the option of the Issuer, the holders of Additional Secured Obligations) to purchase Secured Notes (and such Additional Secured Obligations) pursuant to and subject to the conditions contained in the Secured Indenture (each, an “Asset Sale Offer”); provided, however, that if the Issuer or such Restricted Subsidiary shall so reduce any Additional Secured Obligations, the Issuer will make an offer to all holders of Old Secured Notes and the Secured Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Old Secured Notes and the Secured Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount;

(2)           to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Permitted Business;

(3)           to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale; or

(4)           to the extent such Net Proceeds are not from Asset Sales of Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer, a Guarantor or another Restricted Subsidiary.

Pending the final application of any Net Proceeds from Asset Sales in accordance with clauses (1) through (4) above that are not required to be held in an Asset Sale Proceeds Account, the Issuer and their Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Proceeds in any manner not prohibited by the Secured Indenture. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (2) or (3) above shall be treated as a permitted application of Net Proceeds so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 365 days of such commitment; provided that if such commitment is later canceled or terminated for any reason such Net Proceeds shall constitute “Excess Proceeds” (as defined below). Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an Asset Sale Offer to all holders of the Old Secured Notes and the Secured Notes, and, at the Issuer’s option to the holders of any Additional Secured Obligations, to purchase the maximum principal amount of Old Secured Notes, Secured Notes and such Additional Secured Obligations, that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Secured Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $50.0 million by mailing the notice required pursuant to the terms of the Secured Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Old Secured Notes, Secured Notes and such Additional Secured Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds (“Unutilized Excess Proceeds”) for any purpose not prohibited by the terms of the Secured Indenture. If the aggregate principal amount of Old Secured Notes, Secured Notes or the Additional Secured Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Old Secured Notes and the Secured Notes and the applicable agent or the Issuer shall select such Additional Secured Obligations to be purchased on a pro rata basis based on the accreted value or principal amount of the Old Secured Notes and the Secured Notes or such Additional Secured Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale of any Collateral as provided in, and within the time periods required by, this paragraph (a), any Unutilized Excess Proceeds shall be released by the Collateral Agent to the Issuer or such Restricted Subsidiary for use by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Secured Indenture.

Taking and Destruction.  Upon any Taking or Destruction, all Net Insurance Proceeds received by the Issuer or any Restricted Subsidiary shall be deemed Net Proceeds derived from Collateral and shall be applied in accordance with and, in the time periods required by the second paragraph of “—Asset Sales”; provided that Net Insurance Proceeds received in respect of a satellite and related assets need not be used in such 365 day time period set forth in the second and third paragraphs of “—Asset Sales” provided that the Issuer has entered into a binding agreement within such time period to acquire another satellite and related assets consideration equal to or greater than the Net Insurance Proceeds.

Limitations on Liens.  The Secured Indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Limitations on Activities of the Issuer.  The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses and other activities that, taken as a whole, are immaterial to the Issuer and its Restricted Subsidiaries.

Additional Guarantors.  If after the Issue Date the Issuer or any Restricted Subsidiary of the Issuer acquires or creates another Restricted Subsidiary and such Restricted Subsidiary is a Domestic Subsidiary (other than an

Immaterial Subsidiary), that newly acquired or created Restricted Subsidiary must, unless prohibited by law from guaranteeing the Secured Notes, become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 30 days of the date on which it was acquired or created.

The obligations under the Old Secured Notes, the Secured Notes, the Guarantees and the Secured Indenture and any Additional Secured Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a Lien on the Collateral granted to the Collateral Agent for the benefit of the holders of the Old Secured Notes and the Secured Notes and the holders of Additional Secured Obligations.  Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the Secured Notes and take all actions advisable in the opinion of the Issuer, as set forth in an officers’ certificate accompanied by an opinion of counsel to the Issuer and the Collateral Agent, to cause the Liens created by the Security Documents to be duly perfected to the extent required by such agreement in accordance with all applicable laws, including the filing of financing statements in the jurisdictions of incorporation or formation of the Issuer and the Guarantors.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Secured Indenture provides that we shall not, and shall not permit any Restricted Subsidiary of us to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)           pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(b)           make loans or advances to us or any of our Subsidiaries; or

(c)           transfer any of its properties or assets to us or any of our Subsidiaries;

except for such encumbrances or restrictions existing under or by reasons of:

(i)            Existing Indebtedness and existing agreements as in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Indebtedness and agreements of Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date);

(ii)           applicable law or regulation;

(iii)          any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the Consolidated Cash Flow of such Person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Secured Indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

(iv)          by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)           Refinancing Indebtedness (as defined in “— Limitation on Incurrence of Indebtedness”); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)          the Secured Indenture or any of the Old Secured Notes or the Secured Notes or the Unsecured Indenture or any of the Old Unsecured Notes or the Unsecured Notes;

(vii)         Permitted Liens; or

(viii)        any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the Secured Indenture.

Accounts Receivable Subsidiary.  The Secured Indenture provides that we:

(a)           may, and may permit any of our Subsidiaries to, notwithstanding the provisions of the covenant entitled “— Limitation on Restricted Payments,” make Investments in an Accounts Receivable Subsidiary:

(i)            the proceeds of which are applied within five business days of the making thereof solely to finance:

(A)          the purchase of accounts receivable of us and our Subsidiaries; or

(B)           payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor); and

(ii)           in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

(b)           shall not, and shall not permit any of our Subsidiaries to sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm’s length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the Issue Date (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

(c)           shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from us or our Subsidiaries or participation interests therein to any other Person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other Person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents;

(d)           shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of our or their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of us or any of our Subsidiaries with respect to the accounts receivable sold by us or any of our Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither we nor any of our Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

(e)           shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of us and our Subsidiaries and activities incidental thereto;

(f)            shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to us and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

(g)           shall cause any Accounts Receivable Subsidiary to remit to us or a Restricted Subsidiary of us on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to:

(i)            pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to us;

(ii)           pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or;

(iii)          to finance the purchase of additional accounts receivable of us and our Subsidiaries; and

(h)           shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary:

(i)            if such Accounts Receivable Subsidiary pursuant to or within the meaning of any bankruptcy law:

(A)          commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case;

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors; or

(E)           generally is not paying its debts as they become due; or

(ii)           if a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)          is for relief against such Accounts Receivable Subsidiary in an involuntary case;

(B)           appoints a custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary; or

(C)           orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to this clause (ii), the order or decree remains unstayed and in effect for 60 consecutive days.

Merger, Consolidation, or Sale of Assets.  The Secured Indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another Person unless:

(a)           we are the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)           the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of us under the Secured Indenture and the Old Secured Notes and the Secured Notes issued under the Secured Indenture pursuant to a supplemental indenture to the Secured Indenture in form reasonably satisfactory to the Trustee;

(c)           immediately after such transaction, no Default or Event of Default exists; and

(d)           we or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above.

Notwithstanding the foregoing, we may merge with another Person if:

(a)           we are the surviving Person;

(b)           the consideration issued or paid by us in such merger consists solely of our Equity Interests (other than Disqualified Stock) or Equity Interests of Parent; and

(c)           immediately after giving effect to such merger (determined on a pro forma basis), our Indebtedness to Cash Flow Ratio either (i) does not exceed 5.5 to 1.0 or (ii) does not exceed our Indebtedness to Cash Flow Ratio immediately prior to such merger.

The Secured Indenture provides that each Guarantor of the Old Secured Notes and the Secured Notes issued thereunder (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the Secured Indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person other than to us or a Guarantor unless:

(a)           the Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)           the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under the Secured Indenture and the Old

Secured Notes and the Secured Notes issued under the Secured Indenture, pursuant to a supplemental indenture to the Secured Indenture in form reasonably satisfactory to the Trustee; and

(c)           immediately after such transaction, no Default or Event of Default exists.

Transactions with Affiliates.  The Secured Indenture provides that we shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a)           such Affiliate Transaction is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Subsidiaries with an unrelated Person; and

(b)           if such Affiliate Transaction involves aggregate payments in excess of $75.0 million, such Affiliate Transaction has either (i) been approved by a majority of the disinterested members of the Issuer’s Board of Directors or EchoStar Corporation’s board of directors and by the Issuer’s Board of Directors or a committee thereof or (ii) if there are no disinterested members of the Issuer’s Board of Directors or EchoStar Corporation’s board of directors, the Issuer or such Restricted Subsidiary has obtained the favorable opinion of an independent expert as to the fairness of such Affiliate Transaction to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee a resolution of the Issuer’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

provided, however, that

(i)            the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of Parent and its Subsidiaries;

(ii)           transactions between or among us and our Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries);

(iii)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by our Board of Directors;

(iv)          transactions in the ordinary course of business, including loans, expense allowances, reimbursements or extensions of credit (including indemnity arrangements) between the Issuer or any of its Restricted Subsidiaries on the one hand, and any employee of the Issuer or any of its Restricted Subsidiaries, on the other hand;

(v)           the granting and performance of registration rights for shares of Capital Stock of the Issuer under a written registration rights agreement approved by a majority of the members of our Board of Directors that are disinterested with respect to these transactions;

(vi)          transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer or any of its Subsidiaries, so long as a significant amount of Indebtedness or Capital Stock of the same class is also held by Persons that are not Affiliates of the Issuer and these Affiliates are treated no more favorably than holders of the Indebtedness or the Capital Stock generally;

(vii)         (x) Restricted Payments that are permitted by the provisions of the covenant described under the caption “— Limitation on Restricted Payments” and (y) Permitted Investments;

(viii)        any transactions pursuant to agreements in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such agreements of Hughes Communications, Inc. or any of its subsidiaries in effect on the Escrow Release Date) and any modifications, extensions or renewals thereof that are no less favorable to the Issuer or the applicable Restricted Subsidiary than such agreement as in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such agreements of Hughes Communications, Inc. or any of its subsidiaries in effect on the Escrow Release Date);

(ix)           any transactions under which EchoStar Corporation or any of its controlled Affiliates (other than the Issuer and its controlled Affiliates) leases to or from the Issuer or any of its Restricted Subsidiaries any satellite or any satellite capacity;

(x)            the provision of services to Parent and its Affiliates by the Issuer or any of its Restricted Subsidiaries, or the receipt of services from Parent and its Affiliates by the Issuer or any of its Restricted Subsidiaries, so long as no cash or other assets are transferred by the Issuer or its Restricted Subsidiaries, or by Parent and its Affiliates, in connection with such transactions (other than up to $50.0 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of the Issuer’s Board of Directors to be fair to the Issuer and its Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with Parent and its Affiliates;

(xi)           the disposition of assets of the Issuer and the Restricted Subsidiaries in exchange for assets of Parent and its Affiliates so long as (i) the value to the Issuer in its business of the assets it receives is determined by a majority of the members of Issuer’s Board of Directors to be substantially equivalent or greater than the value to Issuer in its business of the assets disposed of and (ii) the assets acquired by the Issuer and its Restricted Subsidiaries constitute properties and capital assets (including Capital Stock of an entity owning such property or assets) to be used by the Issuer or any of its Restricted Subsidiaries in a business permitted as described under “—Limitations on Activities of the Issuer”;

(xii)          sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer;

(xiii)         any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of us or Restricted Subsidiaries of us, on the other hand;

(xiv)        transactions with EchoStar Corporation, DISH Network Corporation or any of their respective controlled Affiliates that have been approved by (a) a majority of the members of the audit committee of the EchoStar Corporation board of directors or a special committee of the EchoStar Corporation board of directors consisting solely of members of the EchoStar Corporation board of directors who are not officers or employees of DISH Network Corporation or any of its controlled Affiliates (in the case of a transaction with DISH Network Corporation or any of its controlled Affiliates) or EchoStar Corporation or any of its controlled Affiliates (in the case of a transaction with EchoStar Corporation or any of its controlled Affiliates) and (b) the Issuer’s Board of Directors or a committee thereof as the Issuer deems appropriate;

(xv)         the Transactions and the payment of fees and expenses related thereto;

(xvi)        overhead and other ordinary-course allocations of costs and services on a reasonable basis so long as such arrangements are comparable to arrangements made on an arm’s length basis;

(xvii)       allocations of tax liabilities and other tax-related items among the Issuer and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Issuer and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer;

(xviii)      arrangements or agreements regarding the use of intellectual property between the Issuer and its Subsidiaries, on the one hand, and Parent and its Affiliates, on the other hand;

(xix)         arrangements or agreements entered into in the ordinary course of business providing for the acquisition or provision of goods and services; and

(xx)          amendments, modifications, renewals or replacements from time to time of any of the contracts, arrangements, services or other matters referred to or contemplated by any of the foregoing items; provided that any such amendments, modifications, renewals or replacements shall not be on terms materially less advantageous to the Issuer and its Restricted Subsidiaries;

shall, in each case, not be deemed Affiliate Transactions.

Insurance.  The Issuer will obtain, and will cause the Restricted Subsidiaries to obtain, maintain and keep in full force and effect (i) with respect to the EchoStar XVI and Jupiter 1 satellites, launch insurance with respect to each such satellite covering the launch to one year following the launch (subject to clause (iii) below), (ii) with respect to the EchoStar XVI satellite, In-Orbit Insurance at all times subsequent to the one year anniversary of launch during the commercial in orbit service of such satellite, and (iii) with respect to the Jupiter 1 satellite and the SPACEWAY 3 satellite, In-Orbit Insurance at the earliest date such insurance is commercially available (during the commercial in orbit service of such satellite); provided that the insurance coverage specified in clauses (i), (ii) and (iii) above shall be commercially consistent with the objectives of a leading satellite operator seeking asset protection of up to full replacement value; provided further that the maximum cost of such insurance specified in clauses (i), (ii) and (iii) above will be limited to commercially reasonable pricing customarily incurred for such protection subject to the limitations of the commercial market for satellite insurance at the time of policy placement and the maximum cost of insurance premiums for such insurance specified in clause (i) above shall not exceed $30 million with respect to each of the EchoStar XVI and Jupiter 1 satellites, and the maximum cost of insurance premiums for such insurance specified in each of clauses (ii) and (iii) above shall not exceed $3.0 million annually with respect to each satellite.

Reports.  Whether or not required by the SEC, so long as any Secured Notes are outstanding, the Issuer will furnish to the holders of Secured Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act as a non-accelerated filer:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms (taking into account, if applicable, the Issuer’s status as a subsidiary of an SEC-reporting company), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants (it being understood that no report on the Issuer’s internal control over financial reporting will be required); and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports (taking into account, if applicable, the Issuer’s status as a subsidiary of an SEC-reporting company).

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a non-accelerated filer required to file reports under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept the filing) and make the information available to prospective investors upon request. The Issuer agrees that it will not take any action (including, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, terminating its registration under Section 15(d) of the Exchange Act) for the purpose of causing the SEC not to accept such filings. The Issuer and the Guarantors have agreed that, for so long as any Secured Notes remain outstanding, the Issuer will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of this exchange offer or the effectiveness of the shelf registration statement required by the Registration Rights Agreement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X under the Securities Act or (2) by posting publicly on its website, within the time periods after the Issuer would have been required to file annual and interim reports with the SEC as a non-accelerated filer, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum; provided that the Issuer shall have (i) up to 75 days following the end of the first fiscal quarter after the Escrow Release Date to provide such information, which shall only include balance sheets, income statements and cash flow statements as required under the applicable rules of Regulation S-X (it being understood that no footnotes to such financial statements will be required) and (ii) up to 60 days following the end of the second fiscal quarter after the Escrow Release Date to provide such information; provided, further, that such information will not be required to contain the information contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X of the Securities Act.

Payments for Consent.  The Secured Indenture provides that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Secured Indenture or the Secured Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Old Secured Notes and the Secured Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Investment Grade Rating.  The Secured Indenture provides that if, on any date following the issuance of the Secured Notes, (i) the Secured Notes receive an Investment Grade rating from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing (a “Suspension Event”) then, beginning on that date, the provisions of the Secured Indenture summarized under the following captions will not be applicable:

(1)           “— Certain Covenants — Limitation on Restricted Payments”;

(2)           “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(3)           “— Certain Covenants — Asset Sales”;

(4)           “— Certain Covenants — Taking and Destruction”;

(5)           “— Certain Covenants — Limitations on Activities of the Issuer”;

(6)           “— Certain Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(7)           “— Certain Covenants — Accounts Receivable Subsidiary”;

(8)           —clauses (d)(i) and (ii) of the first paragraph under “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(9)           “— Certain Covenants — Transactions with Affiliates”; and

(10)         “— Certain Covenants — Insurance”

(collectively, the “Suspension Covenants”).

During any Suspension Period, the Issuer may not designate any of its Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to the first sentence of the definition of “Unrestricted Subsidiary.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspension Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspension Covenants with respect to future events. The period of time between the date of the Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Indebtedness permitted to be incurred under clause (6) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness.”  For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the covenant described under “— Limitation on Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period).  Restricted Payments made during the Suspension Period not otherwise permitted pursuant to the second paragraph of the covenant described under “— Limitation on Restricted Payments” will reduce the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.”

There can be no assurance that the Secured Notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Upon a Suspension Event, the amount of Excess Proceeds for purposes of “— Asset Sales” shall be set at zero.

Events of Default

The Secured Indenture provides that each of the following shall constitute an Event of Default:

(a)           default for 30 days in the payment when due of interest on the Secured Notes;

(b)           default in payment when due of principal of the Secured Notes at maturity, upon repurchase, redemption or otherwise;

(c)           failure to comply with the provisions described under “Change of Control Offer,” “Certain Covenants — Transactions with Affiliates,” “Certain Covenants — Asset Sales” or “Certain Covenants —Taking and Destruction,” in each case continued for 30 days;

(d)           default under the provisions described under “Certain Covenants — Limitation on Restricted Payments” or “Certain Covenants — Limitation on Incurrence of Indebtedness” which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by us pursuant to the Secured Indenture;

(e)           failure by us for 60 days after notice from the Trustee or the holders of at least 25% in principal amount then outstanding of the Old Secured Notes and the Secured Notes issued under the Secured Indenture to comply with any of our other agreements in the Secured Indenture or the Old Secured Notes and the Secured Notes;

(f)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $50.0 million or more;

(g)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the outstanding Deferred Payments in aggregate principal amount not to exceed $50.0 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

(h)           failure by us or any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $50.0 million, which judgments are not stayed within 60 days after their entry;

(i)            Parent, us or any of our Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:  (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of creditors;

(j)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (i) is for relief against Parent, us or any of our Significant Subsidiaries in an involuntary case; (ii) appoints a custodian of Parent, us or any of our Significant Subsidiaries or for all or substantially all of the property of Parent, us or any of our Significant Subsidiaries; or (iii) orders the liquidation of Parent or any of our Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 consecutive days;

(k)           any Guarantee of the Old Secured Notes or the Secured Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor of the Old Secured Notes or the Secured Notes, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Old Secured Notes or the Secured Notes; and

(l)            on and after the Escrow Release Date, in each case with respect to any Collateral having a fair market value in excess of $10.0 million individually or in the aggregate, any of the Security Documents at any time for any reason is declared null and void, or shall cease to be effective in all material respects to give the Collateral Agent the Liens with the priority purported to be created thereby subject to no other Liens (in each case, other than as expressly permitted by the Secured Indenture and the applicable Security Documents or by reason of the termination of the Secured Indenture or the applicable Security Document in accordance with its terms), which declaration or cessation is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee, the Collateral

Agent or the holders of at least 25% of the outstanding principal amount of the Old Secured Notes and the Secured Notes.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount then outstanding of the Old Secured Notes and the Secured Notes may declare all the Secured Notes to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by us or any of our Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Secured Notes contained in the Secured Indenture or the Secured Notes, an amount of premium that would have been applicable pursuant to the Secured Notes or as set forth in the Secured Indenture).  Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to us or any Guarantor of the Secured Notes described in (i) above, all outstanding Secured Notes will become due and payable without further action or notice.  Holders of the Secured Notes may not enforce the Secured Indenture or the Secured Notes except as provided in the Secured Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Old Secured Notes and the Secured Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from holders of the Secured Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.

The holders of a majority in aggregate principal amount then outstanding of the Old Secured Notes and the Secured Notes, by written notice to the Trustee, may on behalf of the holders of all of the Old Secured Notes and the Secured Notes waive any existing Default or Event of Default and its consequences under the Secured Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Old Secured Notes and the Secured Notes.

We are required to deliver to the Trustee, in its capacity as trustee of the Secured Indenture, annually a statement regarding compliance with the Secured Indenture, and we are required upon becoming aware of any Default or Event of Default thereunder to deliver to the Trustee a statement specifying such Default or Event of Default.

All powers of the Trustee under the Secured Indenture, in its capacity as trustee of the Secured Indenture, will be subject to applicable provisions of the Communications Laws, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability of Directors, Owners, Employees, Incorporator and Shareholder

No director, officer, employee, incorporator or shareholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Secured Notes, the Guarantees or the Secured Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Secured Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Secured Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Secured Indenture provides that with respect to the Secured Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the Secured Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the Secured Notes, except for:

(a)           the rights of holders of outstanding Secured Notes to receive payments in respect of the principal of, premium, if any, and interest on the Secured Notes when such payments are due, or on the redemption date, as the case may be;

(b)           our obligations with respect to the Secured Notes concerning issuing temporary Secured Notes, registration of Secured Notes, mutilated, destroyed, lost or stolen Secured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)           the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

(d)           the Legal Defeasance provisions of the Secured Indenture.

In addition, the Secured Indenture provides that we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the Secured Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Secured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, the Secured Indenture provides that:

(i)            we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Secured Notes, cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of, premium, if any, and interest on the outstanding Secured Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii)           in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

(A)          we have received from, or there has been published by, the IRS a ruling or

(B)           since the Issue Date, there has been a change in the applicable federal income tax law.

In each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)          in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Secured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)          no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Secured Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi)          we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the Secured Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(vii)         we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Secured Notes have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next paragraph, the Secured Indenture and the Secured Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Old Secured Notes and the Secured Notes then outstanding under the Secured Indenture that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for Secured Notes), and any existing default or compliance with any provision of the Secured Indenture or the Secured Notes may be waived with the consent of the holders of a majority in principal amount of the Old Secured Notes and the Secured Notes then outstanding that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for the Secured Notes).

Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

(a)           reduce the aggregate principal amount of Old Secured Notes and Secured Notes whose holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Note;

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Secured Notes (except a rescission of acceleration of the Secured Notes by the holders of at least a majority in aggregate principal amount of the Old Secured Notes and the Secured Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in such Note;

(f)            make any change in the provisions of the Secured Indenture relating to waivers of past Defaults or the rights of holders of Secured Notes issued under the Secured Indenture to receive payments of principal of or interest on the Secured Notes;

(g)           waive a redemption payment or mandatory redemption with respect to any Note; or

(h)           make any change in the foregoing amendment and waiver provisions.

In addition, without the consent of holders of at least 66 2/3% of the principal amount of the Old Secured Notes and the Secured Notes then outstanding, an amendment or a waiver may not make any change to the covenants in the Secured Indenture entitled “Asset Sales,” “Taking and Destruction,” “Change of Control Offer,” and “Excess Proceeds Offer” (including, in each case, the related definitions) as such covenants apply to the Secured Notes or release all or substantially all of the Collateral from the Liens of the Security Documents otherwise than in accordance with the terms of the Secured Indenture or the Security Documents.

Notwithstanding the foregoing, without the consent of any holder of Old Secured Notes and the Secured Notes, we, the Guarantors and the Trustee may amend or supplement the Secured Indenture or the Secured Notes or the Guarantees thereof to cure any ambiguity, defect or inconsistency or to conform the Secured Indenture to this Description of the Secured Notes as evidenced by an officer’s certificate, to provide for uncertificated Secured Notes or Guarantees in addition to or in place of certificated Secured Notes or Guarantees, to provide for the assumption of the obligations of us or any Guarantor to holders of the Secured Notes in the case of a merger or consolidation, to add Guarantees or Collateral, to release Guarantees or release Collateral from the Liens of the Secured Indenture and the Security Documents when permitted or required by the Security Documents or the Secured Indenture, to secure any Additional Secured Obligations under the Security Documents, to make any change that would provide any additional rights or benefits to the holders of the Secured Notes or that does not adversely affect the legal rights under the Secured Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Secured Indenture under the Trust Indenture Act.

Concerning the Trustee

The Secured Indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The Trustee will be permitted to engage in other transactions with us and our Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

With respect to the Secured Notes, the holders of a majority in principal amount of the then outstanding Old Secured Notes and the Secured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions.  The Secured Indenture provides that in case an Event of Default shall occur thereunder (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this sentence shall not limit the preceding sentence of this paragraph;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Secured Indenture at the request of any holder of Secured Notes issued under the Secured Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Secured Indenture.  Reference is made to the Secured Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts Receivable Subsidiary” means one Unrestricted Subsidiary of us specifically designated as an Accounts Receivable Subsidiary for the purpose of financing our accounts receivable; provided that any such designation shall not be deemed to prohibit us from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.

“Accounts Receivable Subsidiary Notes” means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such specified Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Acquisition” means the acquisition by the Issuer, through Broadband Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Issuer, of all of the outstanding capital stock of Hughes Communications, Inc., a Delaware corporation, pursuant to the Merger Agreement.

“Additional Secured Obligations” means Pari Passu Indebtedness of the Issuer or any Guarantor permitted to be incurred under “—Certain Covenants—Limitation on Incurrence of Indebtedness” and “Permitted Liens” and designated in writing by the Issuer as Indebtedness to be secured on a pari passu basis by a Lien granted to the Collateral Agent on the Collateral which is permitted by the Secured Indenture; provided that the Authorized Representative (as such term is defined in the Security Documents) of such Additional Secured Obligation executes a joinder agreement to the Security Documents in the form attached thereto agreeing to be bound thereby.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or an officer of Parent or us with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer, a Guarantor or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary), whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness”)

in each case in clause (1) and (2), other than:

(a)           a disposition of Cash Equivalents or obsolete, damaged or worn out equipment or the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(b)           dispositions to the Issuer or any Wholly Owned Restricted Subsidiary by the Issuer or any Restricted Subsidiary;

(c)           the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation, or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Secured Indenture;

(d)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—

Limitation on Restricted Payments” or the granting of a Lien permitted by the covenant contained under “Certain Covenants—Liens”;

(e)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(f)            to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(g)           the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)           licenses or sub-licenses of intellectual property in the ordinary course of business (other than exclusive licenses or sub-licenses or assignments of intellectual property that have a material adverse effect on the value of the Collateral or the ability of the Collateral Agent or the lenders to realize the benefits of, and intended to be afforded by, the Collateral);

(i)            any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Secured Indenture;

(j)            any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation;

(k)           dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(l)            any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Restricted Subsidiary or us;

(m)          an exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a similar business of comparable or greater market value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors;

(n)           any Destruction (determined without regard to the dollar limitations set forth in the definition thereof);

(o)           any sale of assets pursuant to the Equipment Financing Agreements;

(p)           any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors;

(q)           any swap of assets in exchange for services in the ordinary course of business of comparable or greater value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors;

(r)            sales or other dispositions of satellites for a consideration of comparable or greater value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors, and sales or other dispositions of satellites in connection with the end of their life;

(s)           sales or other dispositions of rights to construct or launch satellites;

(t)            a disposition, including by way of lease, of any satellite capacity;

(u)           termination of hedging or similar arrangements; and

(v)           any disposition of property or assets the net proceeds from which are re-invested in any Permitted Investment.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of Collateral.

“Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Issuer.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means: (a) United States dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any non-U.S. Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any country that is a member of the European Union or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-2, A-2 or better or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within twelve months after the date of acquisition; (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and (g) securities representing an interest or interests in AAA rated money market funds registered under the Investment Company Act of 1940.

“Change of Control” means: (a) any transaction or series of transactions the result of which is that any Person (other than the Principal or a Related Party) individually owns more than 50% of the total voting power of the voting Equity Interests of Parent; (b) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors; or (c) any time that Parent shall cease to beneficially own 100% of our Equity Interests.

“Coface Facility” means the Coface Covered Export Credit Agreement, dated October 29, 2010 among Hughes Network Systems, LLC, the companies listed in Schedule I as Original Guarantors, BNP Paribas and Societe Generale, as Original Lenders, BNP Paribas and Societe Generale, as Mandated Lead Arrangers, BNP Paribas, as Facility Agent, Documentation Agent and Security Agent, and Societe Generale as Structuring Bank, as such agreement may be amended or modified or reinstated from time to time, and the promissory notes (billets à ordre) issued in connection therewith as such promissory notes may be amended or modified from time to time.

“Collateral Agent” means, the Person (initially, Wells Fargo Bank, National Association), acting as Collateral Agent for the holders of Indebtedness secured by the Security Documents, until a successor replaces it and thereafter means the successor.

“Communications Laws” means the federal Communications Act of 1934, as amended, and all relevant rules, regulations and published policies of the FCC.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income, profits or capital, including state franchise and similar taxes and tax distributions made to holders of Capital Stock of such Person; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such Person for such period; (d) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); (e) any extraordinary loss and any net loss realized in connection with any Asset Sale; and (f) Consolidated Non-cash Charges, in each case, on a consolidated basis determined in accordance with GAAP minus non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the Secured Notes.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries or, if such Person is Hughes Satellite Systems, of Hughes Satellite Systems and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, in the case of a gain, or to the extent of any contributions or other payments by the referent Person, in the case of a loss; (b) the Net Income of any Person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person; (c) the Net Income of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; (d) the cumulative effect of a change in accounting principles shall be excluded; (e) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs, fees and expenses) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition or Indebtedness permitted to be incurred by the Secured Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded; (f) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Acquisition and any acquisition that is consummated after the Issue Date shall be excluded; (g) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded; (h) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded; (i) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded; (j) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded; (k) any one-time non-cash compensation charges shall be excluded; (l) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and (m) the effects of purchase accounting as a result of the Acquisition and any acquisition that is consummated after the Issue Date shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets of such Person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such Person and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and computed in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, non-cash compensation, non-cash rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Parent who: (a) was a member of such Board of Directors on the Issue Date; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Payments” means Indebtedness owed to satellite construction or launch contractors incurred after the Issue Date in connection with the construction or launch of one or more satellites of the Issuer or the Issuer’s Restricted Subsidiaries used by the Issuer and/or them in the businesses described in the covenant “— Limitations on Activities of the Issuer” in an aggregate principal amount not to exceed $50.0 million at any one time outstanding.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Destruction” means any damage to, loss or destruction of any portion of any satellite resulting in Net Insurance Proceeds of $7.5 million or more.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Secured Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the Secured Notes have been paid in full.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

“Equipment Financing Agreements” means (A) any and all agreements entered into by us or our Restricted Subsidiaries providing for the lease of equipment to enterprise customers, (B) any and all assignment agreements entered into by us and our Restricted Subsidiaries in the ordinary course of business as contemplated by clause (A) of this definition, in each case, as the same may be refinanced, amended, modified, restated, renewed, supplemented or replaced, and (C) any agreements between us or any of our Restricted Subsidiaries and any third-party relating generally to the subject matter of the agreements set forth in clause (A) of this definition.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events.  The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Old Secured Notes and any other Indebtedness of us and our Subsidiaries in existence on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Indebtedness of Hughes Communications, Inc. or any of its subsidiaries in existence on the Escrow Release Date); until such amounts are repaid.

“FCC” means the Federal Communications Commission or any successor agency thereto.

“FCC Licenses” means broadcasting and other licenses, authorizations, waivers and permits which are issued from time to time by the FCC.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the Issue Date; provided that, for purposes of complying with the obligations under the covenant “Reports”, such reports shall utilize GAAP as then in effect.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Governmental Authority” shall mean any Federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative (including self-regulatory) body, instrumentality, department, agency, authority, board, bureau, commission, office of any nature whatsoever or other subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or other similar dispute-resolving body, whether now or hereafter in existence, or any officer or official thereof, having jurisdiction over any pledgor of Collateral or the Collateral or any portion thereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Secured Notes.

“Guarantor” means any entity that executes a Guarantee of the obligations of Hughes Satellite Systems under the Secured Notes, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates.

“Immaterial Subsidiary” means any one or more Subsidiaries of the Issuer that have less than $5.0 million in total assets in the aggregate.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

“Indebtedness to Cash Flow Ratio” means, with respect to any Person, the ratio of: (a) the Indebtedness of such Person and its Subsidiaries (or, if such Person is Hughes Satellite Systems, of Hughes Satellite Systems and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such Person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that if such Person or any of its Subsidiaries (or, if such Person is the Issuer, any of its Restricted Subsidiaries) consummates an acquisition, merger or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such transaction(s) as if the same had occurred at the beginning of the applicable period.

“In-Orbit Insurance” means, with respect to any satellite (or, if the entire satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the satellite it owns or for which it has risk of loss), insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor and attaching, during the commercial in-orbit service of such satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the Secured Indenture.

“Investment Grade” means, with respect to a security, that such security is rated at least BBB- or higher by S&P or Baa3 or higher by Moody’s (or, in the event of a change in ratings systems, the equivalent of such ratings by S&P or Moody’s), or the equivalent rating of another nationally recognized statistical rating organization.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means June 1, 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper or corporate securities maturing not more than 18 months after the date of acquisition issued by a corporation (other than an Affiliate of us) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

“Maximum Secured Amount” means 3.50 times the Trailing Cash Flow Amount, or, if greater and following a Suspension Event, 15% of our Consolidated Net Tangible Assets.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 13, 2011, by and among EchoStar Satellite Services L.L.C., Broadband Acquisition Corporation, EchoStar Corporation and Hughes Communications, Inc.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Insurance Proceeds” means the insurance proceeds (excluding liability insurance proceeds payable to the Collateral Agent for any loss, liability or expense incurred by it and excluding the proceeds of business interruption insurance) or condemnation awards actually received by the Issuer or any Restricted Subsidiary as a result of the Destruction or Taking of all or any portion of any satellite forming part of the Collateral, net of:

(1)           reasonable out-of-pocket expenses and fees relating to such Destruction (including, without limitation, expenses of attorneys and insurance adjusters);

(2)           repayment of Indebtedness that is secured by the property or assets that are the subject of such Destruction pursuant to a Lien that is permitted by the Secured Indenture to be prior to any Lien securing the Secured Notes;

(3)           provision for all income or other taxes measured by or resulting from such Destruction;

(4)           provision for payments to Persons who own an interest in the satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such

Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such satellite in the good faith determination of us); and

(5)           deduction of appropriate amounts to be provided by us or a Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the satellite that was the subject of the Destruction.

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.

“Non-Recourse Indebtedness” of any Person means Indebtedness of such Person that: (i) is not guaranteed by any other Person (except a Wholly Owned Subsidiary of the referent Person); (ii) is not recourse to and does not obligate any other Person (except a Wholly Owned Subsidiary of the referent Person) in any way; (iii) does not subject any property or assets of any other Person (except a Wholly Owned Subsidiary of the referent Person), directly or indirectly, contingently or otherwise, to the satisfaction thereof; and (iv) is not required by GAAP to be reflected on the financial statements of any other Person (other than a Subsidiary of the referent Person) prepared in accordance with GAAP.

“Offering Memorandum” means the offering memorandum, dated as of May 17, 2011, relating to the offering of the Old Secured Notes.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or a Guarantor that is pari passu in right of payment (and not expressly subordinated) to the Secured Notes or, in the case of a Guarantor, that is pari passu in right of payment (and not expressly subordinated) to its Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted by the Issuer (including through its Subsidiaries and joint ventures) on the Issue Date (including any activity conducted by Hughes Communications, Inc. or its Subsidiaries or joint ventures), any business activity that is a reasonable extension, development or expansion thereof or ancillary, incidental, similar, complementary or reasonably related thereto, and any business conducted or proposed to be conducted after the Issue Date as approved by the Board of Directors in good faith.

“Permitted Investments” means: (a) Investments in us or in a Restricted Subsidiary; (b) Investments in Cash Equivalents and Marketable Securities; and (c) Investments by us or any of our Subsidiaries in a Person if, as a result of such Investment: (i) such Person becomes a Restricted Subsidiary, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.

“Permitted Liens” means:

(a)           Liens securing the Old Secured Notes and Liens securing any Guarantee;

(b)           Liens securing the Deferred Payments;

(c)           Liens on Collateral securing any Indebtedness (including, without limitation, Additional Secured Notes) permitted under the covenant described under “Certain Covenants— Limitation on

Incurrence of Indebtedness” above; provided that such Liens under this clause (c) together with Liens under clause (a) of “Permitted Liens”  shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred;

(d)           Liens securing Indebtedness permitted under clause (7) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Indebtedness was permitted to be incurred by the terms of the Secured Indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(e)           Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites; provided that such Indebtedness was permitted to be incurred by the terms of the Secured Indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

(f)            Liens on orbital slots, licenses and other assets and rights of us; provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition;

(g)           Liens on property of a Person existing at the time such Person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

(h)           Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary;” provided that such Liens were not incurred in connection with, or in contemplation of, such designation;

(i)            Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

(j)            Liens to secure the performance of statutory obligations, bid, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

(k)           Liens existing on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Liens of Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date);

(l)            Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m)          Liens incurred by us or any of our Restricted Subsidiaries with respect to obligations that do not exceed $50 million in principal amount in the aggregate at any one time outstanding;

(n)           Liens securing Indebtedness permitted under clause (10) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Liens shall not extend to assets other than the assets that previously secured such Indebtedness being refinanced;

(o)           Liens securing Indebtedness permitted under clause (12) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”;

(p)           Liens securing Indebtedness permitted under clause (13) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”;

(q)           Liens securing Indebtedness permitted under clause (16) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(r)            Liens securing Indebtedness permitted under clause (17) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(s)           survey exceptions, encumbrances, Liens, restrictions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(t)            leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of us or our Restricted Subsidiaries or (ii) secure any Indebtedness;

(u)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and our Restricted Subsidiaries in the ordinary course of business;

(v)           Liens on equipment of us or any Restricted Subsidiary granted in the ordinary course of business to our customers at the site at which such equipment is located;

(w)          Liens in favor of customers on satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement relating thereto;

(x)            grants of software and other licenses in the ordinary course of business;

(y)           Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(z)            extensions, renewals or refundings of any Liens referred to in clauses (a) through (y) above; provided that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding; and

(aa)         Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

“Permitted Refinancing” has the meaning given in clause (10)(C) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Equity Interest,” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Principal” means Charles W. Ergen.

“Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of Persons that are not our Affiliates or Guarantors) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies clause (i).

“Rating Agency” or “Rating Agencies” means:

(a)           S&P;

(b)           Moody’s; or

(c)           if S&P or Moody’s or both shall not make a rating of the Secured Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Trust” means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that:

(a)           shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing;

(b)           shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm’s length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary; and

(c)           shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary’s beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

“Refinancing Indebtedness” has the meaning given in clause (10) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness.”

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and Deutsche Bank Securities Inc., as supplemented by a joinder agreement to the Registration Rights Agreement, dated June 8, 2011, among the guarantors listed on the signature pages thereto and Deutsche Bank Securities Inc.

“Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal, (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest and (c) all trusts, including grantor retained annuity trusts, established by the Principal for the benefit of his family.

“Replacement Assets” means, on any date, property or assets (including Capital Stock of an entity owning such property or assets), of a nature or type that are used in any Permitted Business.

“Replacement Satellite Vendor Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for the (i) construction, launch or insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is to be used: (x) as a replacement for any of the satellites owned, leased or under construction by the Issuer or a Restricted Subsidiary on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date, or (y) for continuation or expansion of the satellite service of the Issuer or a Restricted Subsidiary as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Issuer or a Restricted Subsidiary to no longer meet the requirements for such service or as a supplement to one or more existing satellites to provide additional capacity or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.

“Restricted Investment” means an Investment other than Permitted Investments.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means, collectively:

(1)           one or more Security Agreements dated as of June 8, 2011 (as amended, restated, modified, supplemented, extended or replaced from time to time), among the Issuer, the Guarantors and the Collateral Agent;

(2)           any mortgages after the Issue Date (as amended, restated, modified, supplemented, extended or replaced from time to time), among the Issuer or the applicable Guarantor and the Collateral Agent; and

(3)           all other security agreements, pledge agreements, mortgages, deeds of trust, deeds to secure debt, pledges, collateral assignments and other agreements or instruments evidencing or creating any security interest or Lien in favor of the Collateral Agent for its benefit and the benefit of the Trustee and the holders in any or all of the Collateral.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Taking” means any taking of the Collateral or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of the Collateral or any portion thereof, by any Governmental Authority, civil or military.

“Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available; provided that if we or any of our Restricted Subsidiaries consummates a merger, acquisition or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of such period but prior to or contemporaneously with the event for which the calculation of Trailing Cash Flow Amount is made, then Trailing Cash Flow Amount shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

“Transactions” means the Acquisition, the repayment of certain existing indebtedness of Hughes Communications, Inc. and its subsidiaries in connection with the Acquisition, the offering of the Old Secured Notes and the Old Unsecured Notes contemplated by the Offering Memorandum and other transactions contemplated by the Merger Agreement.

“TT&C” means telemetry, tracking and control.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means any Subsidiary of us designated as an Unrestricted Subsidiary after the Issue Date in a resolution of our Board of Directors:

(a)           no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b)           with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates; and

(c)           with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

If at any time after the Issue Date we designate an additional Subsidiary as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of the Issuer that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such Person, directly or indirectly.

DESCRIPTION OF THE UNSECURED NOTES

The Unsecured Notes will be issued under an indenture (the “Unsecured Indenture”), dated June 1, 2011,  among EH Holding Corporation (currently known as Hughes Satellite Systems Corporation) (the “Company”), the guarantors listed on the signature page thereto and Wells Fargo Bank, National Association, as Trustee, as supplemented by a supplemental indenture dated June 8, 2011 among the Company, the Guarantors and Wells Fargo Bank, National Association.  The rights of the holders of the Unsecured Notes are governed solely by the Unsecured Indenture and our obligations under the Unsecured Indenture are solely for the benefit of the holders of the Old Unsecured Notes and the Unsecured Notes.  The terms of the Unsecured Notes will be substantially identical to the terms of the Old Unsecured Notes.  However, the Unsecured Notes will not be subject to transfer restrictions or registration rights unless held by certain broker-dealers, our affiliates or certain other Persons.

The following description is a summary of the material provisions of the Unsecured Indenture. It does not restate the Unsecured Indenture in its entirety.  We urge you to read the Unsecured Indenture and the Unsecured Notes because they, and not this description, define your rights as a holder of the Unsecured Notes.  Copies of the Unsecured Indenture and the Unsecured Notes are available to you upon request.

You can find the definitions of some of the capitalized terms used in this section under the subheading “Certain Definitions.”  In this section of the prospectus:

•      the terms “Hughes Satellite Systems,” the “Company,” the “Issuer,” “we,” “us,” “our” or similar terms refer only to Hughes Satellite Systems Corporation and not to any of our subsidiaries;

•      references to “Guarantors” shall mean our direct and indirect Wholly Owned Restricted Subsidiaries that guarantee the Unsecured Notes; and

•      references to “Parent” mean Hughes Satellite Systems’ parent, EchoStar Corporation, together with each Wholly Owned Subsidiary of Parent that beneficially owns 100% of Hughes Satellite Systems’ Equity Interests, but only so long as Parent beneficially owns 100% of the Equity Interests of such subsidiary.

The terms of the Unsecured Notes include those stated in the Unsecured Indenture and those made part of the Unsecured Indenture by reference to the Trust Indenture Act.  The Unsecured Notes are subject to all such terms, and holders of Unsecured Notes should refer to the Unsecured Indenture and the Trust Indenture Act for a statement thereof.

Brief Description of the Unsecured Notes

The Unsecured Notes

The Unsecured Notes will be:

•      general unsecured obligations of the Issuer;

•      effectively junior to the Issuer’s obligations that are secured to the extent of the value of the collateral securing such obligations;

•      senior in right of payment to all existing and future obligations of the Issuer that are expressly subordinated to the Unsecured Notes;

•      structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries; and

•      unconditionally guaranteed, jointly and severally, on a general senior basis by each Guarantor.

Although the Unsecured Notes are titled “senior,” we have not issued, and do not have any plans to issue, any indebtedness to which the Unsecured Notes would be senior.

The Unsecured Notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Old Unsecured Notes that remain outstanding after the completion of the exchange offer, together with the Unsecured Notes issued in connection with the exchange offer, will be treated as a single class of securities for all purposes under the Unsecured Indenture, including, without limitation, waivers, amendments, redemptions, “Change of Control Offer” and “Certain Covenants —Asset Sales,” each as discussed under their respective subheadings below.

The Guarantees

The Unsecured Notes will be guaranteed by the Guarantors. The Guarantee of each Guarantor will be:

•      a general unsecured obligation of such Guarantor;

•      effectively junior to such Guarantor’s obligations that are secured to the extent of the value of the collateral securing such obligations;

•      senior in right of payment to all existing and future obligations of such Guarantor that are expressly subordinated to the Unsecured Notes.

In addition, the Unsecured Indenture permits us and the Guarantors to incur additional Indebtedness, including secured and unsecured Indebtedness that ranks equally with the Unsecured Notes. Any secured Indebtedness will, as to the collateral securing such Indebtedness, be effectively senior to the Unsecured Notes or the Guarantees, as the case may be, to the extent of the value of such collateral.

All of our Domestic Subsidiaries are Guarantors other than any Immaterial Subsidiaries.

Principal, Maturity and Interest

The Unsecured Notes will be issued in an aggregate principal amount of up to $900,000,000.  Additional notes (“Additional Unsecured Notes”) may be issued under the Unsecured Indenture from time to time, subject to the limitations set forth under (x) “— Certain Covenants — Limitation on Incurrence of Indebtedness” without regard to clause (1) under the second paragraph thereof and (y) clause (c) of the definition of “Permitted Liens.”  Any Additional Unsecured Notes will be part of the same series as the Unsecured Notes offered hereby and will vote on all matters with the Unsecured Notes offered hereby.  The Unsecured Notes will mature on                June 15, 2021.

Interest on the Unsecured Notes will accrue at a rate of 7.625% per annum payable semiannually in arrears in cash on  June 15 and December 15 of each year, commencing June 15, 2012 or if any such day is not a business day on the next succeeding business day, to holders of record on the immediately preceding June 1 and December 1, respectively.  Interest on the Unsecured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.  Interest on the Unsecured Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The Unsecured Notes are payable both as to principal and interest at our office or agency maintained for such purpose or, at our option, payment of interest may be made by check mailed to the holders of the Unsecured Notes at their respective addresses set forth in the register of holders of Unsecured Notes. Until otherwise designated by us, our office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

Each Guarantor will jointly and severally guarantee the Issuer’s obligations under the Unsecured Notes.  The obligations of each Guarantor under its Guarantee for the Unsecured Notes will be limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.  See “Risk Factors — Risks Related to the Notes and the Exchange Offer— The guarantees of the Notes by our subsidiaries may be subject to challenge.”  Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of such Guarantor and each other Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to us or another Guarantor that is a Restricted Subsidiary, or with or to other Persons upon the terms and conditions set forth in the Unsecured Indenture. A Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another Person (whether or not such Guarantor is the surviving Person), unless certain conditions are met. See “— Certain Covenants — Merger, Consolidation, or Sale of Assets.”

A Guarantee of a Guarantor will be deemed automatically discharged and released in accordance with the terms of the Unsecured Indenture:

(1)           in connection with any direct or indirect sale, conveyance or other disposition of all of the capital stock or all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if such sale or disposition is made in compliance with the applicable provisions of the Unsecured Indenture (see “— Certain Covenants — Asset Sales”);

(2)           if such Guarantor is dissolved or liquidated in accordance with the provisions of the Unsecured Indenture;

(3)           if we designate any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Unsecured Indenture; or

(4)           the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if the Issuer’s obligations under the Unsecured Indenture are discharged in accordance with the terms of the Unsecured Indenture.

Optional Redemption

Except as stated below, the Unsecured Notes are not redeemable at our option prior to their stated maturity.

The Unsecured Notes will be redeemable, at our option, at any time in whole, or from time to time in part, upon not less than 30 and not more than 60 days’ notice, at a price equal to 100% of the principal amount of the Unsecured Notes plus accrued and unpaid interest, if any, to the redemption date and a make-whole premium. Holders of record on the relevant record date have the right to receive interest due on an interest payment date that is on or prior to the redemption date. The redemption price will never be less than 100% of the principal amount of the Unsecured Notes being redeemed plus accrued interest to the redemption date.

The amount of the make-whole premium on any Unsecured Note, or portion of an Unsecured Note, to be redeemed will be equal to the greater of (a) 1% of the principal amount of such Unsecured Note or such portion of an Unsecured Note being redeemed and (b) the excess, if any, of:

(1)           the sum of the present values, calculated as of the redemption date, of: (i) each interest payment that, but for the redemption, would have been payable on the Unsecured Note, or portion of an Unsecured Note, being redeemed on each interest payment date occurring after the redemption date, excluding any accrued interest for the period prior to the redemption date, plus (ii) the principal amount that, but for the redemption, would have been payable on the maturity date of the Unsecured Note, or portion of an Unsecured Note, being redeemed;

over

(2)           the principal amount of the Unsecured Note, or portion of an Unsecured Note, being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. The present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the Treasury Yield, as defined below, plus 50 basis points.

We will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that if we fail to appoint an institution at least 45 days prior to the date set for redemption or if the institution that we appoint is unwilling or unable to make such calculation, such calculation will be made by Deutsche Bank Securities Inc., or, if such firm fails to make such calculation, by an independent investment banking institution of national standing appointed by the Trustee (it being understood that the Trustee’s agreement to appoint such an institution is a matter of courtesy and accommodation only and the Trustee shall not be liable to any Person as a result).

For purposes of determining the make-whole premium, “Treasury Yield” refers to an annual rate of interest equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Unsecured Notes being redeemed, calculated to the nearest one-twelfth of a year, which we call the remaining term.  The Treasury Yield will be determined as of the third business day immediately preceding the applicable redemption date.

The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release, which we call the H.15 Statistical Release. If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the remaining term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the remaining term, in each case as set forth in the H.15 Statistical Release. Any weekly average yields as calculated by interpolation will be rounded to the nearest 0.01%, with any figure of 0.005% or more being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the independent investment banking institution.

Redemption with the Proceeds of Certain Capital Contributions or Equity Offerings

Notwithstanding the foregoing, at any time prior to June 15, 2014, we may redeem up to 35% of the aggregate principal amount of the Old Unsecured Notes and the Unsecured Notes outstanding at a redemption price equal to 107.625% of the principal amount thereof, together with accrued and unpaid interest to such redemption date, with the net cash proceeds of any capital contributions or one or more public or private sales (including sales to Parent, regardless of whether Parent obtained such funds from an offering of Equity Interests or Indebtedness of Parent or otherwise, and provided that such funds are contributed to us) of Equity Interests (other than Disqualified Stock) of us (other than proceeds from a sale to any of our Subsidiaries or any employee benefit plan in which we or any of our Subsidiaries participates); provided that:

•      at least 65% in aggregate of the originally issued principal amount of the Old Unsecured Notes and the Unsecured Notes remains outstanding immediately after the occurrence of such redemption; and

•      the sale of such Equity Interests is made in compliance with the terms of the Unsecured Indenture.

Selection and Notice

If less than all of the Unsecured Notes are to be redeemed at any time, the selection of Unsecured Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Unsecured Notes are listed or, if the Unsecured Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate in accordance with DTC procedures, provided that no Unsecured Notes with a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Unsecured Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, if we do not default in the payment of the redemption price, interest will cease to accrue on Unsecured Notes or portions thereof called for redemption.

Change of Control Offer

Upon the occurrence of a Change of Control, we will be required to make an offer (a “Change of Control Offer”) to each holder of Unsecured Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Unsecured Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control, we shall mail a notice to each holder stating:

(1)           that the Change of Control Offer is being made pursuant to the covenant entitled “Change of Control Offer”;

(2)           the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3)           that any Unsecured Notes not tendered will continue to accrue interest in accordance with the terms of the Unsecured Indenture;

(4)           that, unless we default in the payment of the Change of Control Payment, all Unsecured Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)           that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of Unsecured Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Unsecured Notes purchased;

(6)           that holders whose Unsecured Notes are being purchased only in part will be issued new Unsecured Notes equal in principal amount to the unpurchased portion of the Unsecured Notes surrendered, which unpurchased portion must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(7)           any other information material to such holder’s decision to tender Unsecured Notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Unsecured Notes required in the event of a Change of Control.  We may not be able to repurchase all of the Unsecured Notes tendered upon a Change of Control.  If we fail to repurchase all of the Unsecured Notes tendered for purchase upon a Change of Control, such failure will constitute an Event of Default.  In addition, the terms of other indebtedness to which we may be subject may prohibit us from purchasing the Unsecured Notes or offering to purchase the Unsecured Notes, and a Change of Control Offer or a Change of Control Payment could trigger a default or event of default under the terms of such indebtedness.  If we were unable to obtain the consent of the holders of any such other indebtedness to make a Change of Control Offer or make the Change of Control Payment or to repay such indebtedness, a Default or Event of Default may occur. See the subheading, “Events of Default.”

Except as described above with respect to a Change of Control, the Unsecured Indenture does not contain any provisions that would permit the holders of any of the Unsecured Notes to require that we repurchase or redeem any Unsecured Notes in the event of a takeover, recapitalization or similar transaction.

Certain Covenants

Limitation on Restricted Payments.  The Unsecured Indenture provides that neither we nor any of our Restricted Subsidiaries may, directly or indirectly:

(a)           declare or pay any dividend or make any distribution on account of any of our Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of us;

(b)           purchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, us or any of its or our respective Subsidiaries or Affiliates, other than any such Equity Interests owned by us or by any Wholly Owned Restricted Subsidiary;

(c)           purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Unsecured Notes issued under the Unsecured Indenture or the Guarantees thereof, except (i) in accordance with the scheduled mandatory redemption, sinking fund or repayment provisions set forth in the original documentation governing such Indebtedness and (ii) the purchase, repurchase or other acquisition of subordinated Indebtedness with a stated maturity earlier than the maturity of the Unsecured Notes issued under the Unsecured Indenture or the Guarantees thereof purchased in anticipation of satisfying a payment of principal at the stated maturity thereof, within one year of such stated maturity;

(d)           declare or pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(i)            to us or any Wholly Owned Restricted Subsidiary; or

(ii)           to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; provided that in the case of this clause (ii), such dividends or distributions may not be in the form of Indebtedness or Disqualified Stock; or

(e)           make any Restricted Investment;

(all such prohibited payments and other actions set forth in clauses (a) through (e) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)            no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)           after giving effect to such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, our Indebtedness to Cash Flow Ratio would not have exceeded 5.5 to 1.0; and

(iii)          such Restricted Payment, together with the aggregate of all other Restricted Payments made by us after the Issue Date, is less than the sum of:

(A)          the difference of:

(x)            our cumulative Consolidated Cash Flow determined at the time of such Restricted Payment (or, in case such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit); minus

(y)           1.4 times our Consolidated Interest Expense,

each as determined for the period (taken as one accounting period) from the Issue Date to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(B)           an amount equal to 100% of the aggregate net cash proceeds (other than the net cash proceeds received from EchoStar Corporation or any of its subsidiaries that are used to consummate the Transactions) and, in the case of proceeds consisting of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” 100% of the fair market value of the aggregate net proceeds other than cash received by us, either from capital contributions from Parent, or from the issue or sale (including an issue or sale to Parent which is contributed to us) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests sold to any of our Subsidiaries), since the Issue Date; plus

(C)           if any Unrestricted Subsidiary is designated by us as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by us or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing sum shall not exceed the amount of the Investments made by us or any Restricted Subsidiary in any such Unrestricted Subsidiary since the Issue Date; plus

(D)          100% of any cash dividends and other cash distributions received by us and our Wholly Owned Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in our cumulative Consolidated Cash Flow; plus

(E)           to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Investments of us and our Restricted Subsidiaries since the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such Person which were included in computations made pursuant to this clause (iii).

The foregoing provisions will not prohibit the following (provided that with respect to clauses (2), (3), (4), (5), (6), (7), (8), (14) and (20) below, no Default or Event of Default shall have occurred and be continuing):

(1)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the Unsecured Indenture;

(2)           the redemption, repurchase, retirement or other acquisition of any of our Equity Interests or subordinated Indebtedness of us or any Guarantor in exchange for, or out of the net proceeds of the substantially concurrent capital contribution from Parent or from the substantially concurrent issue or sale (including to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to any Subsidiary of us);

(3)           Investments in an aggregate amount not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance or other disposition of any such Investment; provided, however, that the foregoing sum shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such Person pursuant to this clause (3);

(4)           cash dividends or distributions to the extent required for the purchase, redemption, repurchase or other acquisition or retirement for value of employee stock options to purchase Capital Stock of Parent or Issuer, or Capital Stock of Parent or Issuer issued pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement, in an aggregate amount not to exceed $15.0 million in any calendar year;

(5)           a Permitted Refinancing;

(6)           Investments in an amount equal to 100% of the aggregate net proceeds (whether or not in cash) received by us or any Wholly Owned Restricted Subsidiary from capital contributions from Parent (other than the net cash proceeds received by EchoStar Corporation or any of its subsidiaries that are used to consummate the Transactions) or from the issue and sale (including a sale to Parent) of Equity Interests (other than Disqualified Stock) of us (other than Equity Interests issued or sold to a Subsidiary of Parent), on or after the Escrow Release Date; plus, to the extent not included in Consolidated Cash Flow, an amount equal to the net reduction in such Investments resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to us or to a Wholly Owned Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, or other disposition of any such Investment; provided, however, that the foregoing amount shall not exceed, with respect to any Person in whom such Investment was made, the amount of Investments previously made by us or any Restricted Subsidiary in such Person pursuant to this clause (6) in each case; provided that such Investments are in businesses of the type described under “— Limitations on Activities of the Issuer”;

(7)           Investments in businesses strategically related to businesses described in “— Limitations on Activities of the Issuer” in an aggregate amount not to exceed $250.0 million outstanding at any time;

(8)           Investments made as a result of the receipt of non-cash proceeds from Asset Sales made in compliance with the covenants described under “— Asset Sales” or any disposition not constituting an Asset Sale and Investments entered into in connection with an acquisition of assets used in or constituting a business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as a result of “earn-outs” or other deferred payments or similar obligations;

(9)           any Investment existing on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Investments by Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date) and any Investments made pursuant to binding commitments in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such binding commitments of Hughes Communications, Inc. or any of its subsidiaries in effect on the Escrow Release Date);

(10)         any Investment acquired by us or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by us or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by us or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)         Hedging Obligations permitted under “— Limitation on Incurrence of Indebtedness”;

(12)         Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13)         Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(14)         additional Investments in joint ventures of us or any of our Restricted Subsidiaries existing on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Investment by Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date) in an aggregate amount not to exceed $50.0 million outstanding at any one time;

(15)         Investments of a Restricted Subsidiary acquired after the Escrow Release Date (including, for the avoidance of doubt, any such Investment by Hughes Communications, Inc. or any of its subsidiaries) or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation, or Sale of Assets” after the Escrow Release Date to the extent such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisitions, merger, amalgamation or consolidation;

(16)         any Investment in the Old Secured Notes or the Secured Notes, or the Old Unsecured Notes or the Unsecured Notes;

(17)         the redemption, repurchase, defeasance or other acquisition or retirement for value of subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for: (a) the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock of the Issuer (or options, warrants or other rights to acquire such Capital Stock), or (b) Indebtedness that is at least as subordinated in right of payment to the Unsecured Notes, including premium, if any, and accrued and unpaid interest, as the Indebtedness being redeemed, repurchased, defeased, acquired or retired and with a final maturity equal to or greater than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively of the Indebtedness being redeemed, repurchased, defeased, acquired or retired;

(18)         repurchases of Equity Interests deemed to occur upon (a) the exercise of stock options, warrants or convertible securities issued as compensation if such Equity Interests represent a portion of the exercise price thereof and (b) the withholding of a portion of the Equity Interests granted or awarded to an employee to pay taxes associated therewith (or a dividend or distribution to finance such a deemed repurchase by Parent);

(19)         amounts paid by us to Parent or any other Person with which we are included in a consolidated tax return equal to the amount of federal, state and local income taxes payable in respect of the income of the Issuer and its Subsidiaries, including without limitation, any payments made in accordance with tax allocation agreements between the Issuer and its Affiliates in effect from time to time;

(20)         the making of a Restricted Payment so long as after giving effect to any such Restricted Payment the aggregate amount of such Restricted Payments made pursuant to this clause (20) shall not exceed $75.0 million;

(21)         amounts paid to any direct or indirect parent company in amounts required for any direct or indirect parent company to pay customary salaries, bonuses and other benefits of any direct or indirect parent company, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries; and

(22)         the making of any payments to fund the Transactions and the fees and expenses related thereto.

Restricted Payments made pursuant to clauses (1), (2), (6) or (17) (but only to the extent that net proceeds received by us as set forth in such clause (2), (6) or (17) were included in the computations made in clause (iii)(B) of the first paragraph of this covenant), shall be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

Restricted Payments made pursuant to clauses (3), (4), (5), (6), (17) (but only to the extent that net proceeds received by us as set forth in such clause (6) or (17) were not included in the computations made in clause (iii)(B) of the first paragraph of this covenant), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (18), (19), (20), (21) and (22) shall not be included as Restricted Payments in any computation made pursuant to clause (iii) of the first paragraph of this covenant.

If we or any Restricted Subsidiary makes an Investment that was included in computations made pursuant to this covenant and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary that is a Guarantor, to the extent such Investment resulted in a reduction in the amounts calculated under clause (iii) of the first paragraph of or under any other provision of this covenant, then such amount shall be increased by the amount of such reduction.

Limitation on Incurrence of Indebtedness.  The Unsecured Indenture provides that we shall not, and shall not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that, notwithstanding the foregoing, the Issuer and any Guarantor may incur Indebtedness (including Acquired Debt), if, after giving effect to the incurrence of such Indebtedness and the application of the net proceeds thereof on a pro forma basis (including in the case of an acquisition, merger or other business combination giving pro forma effect to such transaction), our Indebtedness to Cash Flow Ratio would not have exceeded 5.5 to 1.0.

The foregoing limitation does not apply to any of the following incurrences of Indebtedness:

(1)           Indebtedness represented by the Old Unsecured Notes issued on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Indebtedness of Hughes Communications, Inc. or any of its subsidiaries on the Escrow Release Date) and the Guarantees thereof;

(2)           the incurrence by us or any Restricted Subsidiary of Deferred Payments and letters of credit with respect thereto;

(3)           Indebtedness of us or any Restricted Subsidiary in an aggregate principal amount not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets at any one time outstanding;

(4)           Indebtedness between and among us and any Restricted Subsidiary;

(5)           Acquired Debt of a Person, incurred prior to the date upon which such Person was acquired by us or any Restricted Subsidiary (excluding Indebtedness incurred by such entity other than in the ordinary course of its business in connection with, or in contemplation of, such entity being so acquired) provided that at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)           we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above, or

(b)           our Indebtedness to Cash Flow Ratio is equal to or less than immediately prior to such transaction;

(6)           Existing Indebtedness;

(7)           (a) In an aggregate principal amount not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets at any one time outstanding the incurrence of Purchase Money Indebtedness and Capital Lease Obligations by us or any Restricted Subsidiary in an amount not to exceed the cost of construction, lease, acquisition or improvement of assets used in any business permitted under the covenant described under “— Limitations on Activities of the Issuer,” as well as any launch costs and insurance premiums related to such assets and (b) Indebtedness of us or any Restricted Subsidiary under Capital Lease Obligations with respect to AMC-15, AMC-16, Nimiq 5 and QuetzSat-1 and no more than one additional satellite and any replacement satellite for any of the foregoing satellites at any time, as well as any launch costs and insurance premiums related to such assets;

(8)           The incurrence by us or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, including without limitation Hedging Obligations covering the principal amount of Indebtedness entered into in order to protect us or any of our Restricted Subsidiaries from fluctuation in interest rates on Indebtedness;

(9)           Indebtedness of us or any of our Restricted Subsidiaries in respect of performance bid and appeal bonds or completion guarantees or letters of credit of us or any Restricted Subsidiary or surety bonds provided by us or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with the businesses permitted under the covenant described under “— Limitations on Activities of the Issuer”;

(10)         the incurrence by us or any Restricted Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part Indebtedness referred to in the first paragraph of this covenant or in clauses (1), (2), (5), (6) or (7) above, this clause (10) or clause (18) (“Refinancing Indebtedness”); provided, however, that:

(A)          the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)           the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(C)           the Refinancing Indebtedness shall be subordinated in right of payment to the Old Unsecured Notes and the Unsecured Notes issued under the Unsecured Indenture and the Guarantees thereof, if at all, on terms at least as favorable to the holders of the Old Unsecured Notes and the Unsecured Notes issued under the Unsecured Indenture as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded (a “Permitted Refinancing”);

(11)         the guarantee by us or any Restricted Subsidiary of Indebtedness of us or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(12)         Indebtedness incurred by us or any Restricted Subsidiary under a revolving credit facility, and any extension, amendment or amendment and restatement thereof, not to exceed $100.0 million;

(13)         Indebtedness incurred by us or any Restricted Subsidiary under the Coface Facility, and any extension, amendment or amendment and restatement thereof (including any reinstatement of the Coface Facility that occurs after the Escrow Release Date notwithstanding that the Coface Facility was repaid on the Escrow Release Date), not to exceed $115.0 million;

(14)         Indebtedness of the Issuer or any Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to us or such Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with industry practices;

(15)         Indebtedness arising from agreements of us or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business, assets or a Subsidiary of us in accordance with the terms of the

Unsecured Indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(16)         Indebtedness of us or any Restricted Subsidiary pursuant to the Equipment Financing Agreements;

(17)         Replacement Satellite Vendor Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of $75.0 million and 3.75% of Consolidated Net Tangible Assets; and

(18)         Indebtedness represented by the $1,100,000,000 aggregate principal amount of 6½% Senior Secured Notes due 2019 issued on the Issue Date (the “Secured Notes”).

For purposes of determining compliance with this covenant, if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (18) above or is permitted to be incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (18) above, we shall, in our sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Asset Sales.  The Unsecured Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause or make an Asset Sale, unless:

(1)           the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)           at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents, Marketable Securities or Replacement Assets and/or any asset which is promptly (and in no event later than 180 days after the date of transfer to the Issuer or Restricted Subsidiary) converted into cash, provided that to the extent that such conversion is at a price that is less than the fair market value (as determined in good faith by the Issuer) of such asset at the time of the Asset Sale in which such asset was acquired, the Issuer or Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment in the amount by which such fair market value exceeds the cash received upon conversion or a combination of the foregoing; provided that the following shall be deemed to be cash for the purposes of this clause (2): (x) Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale, if such Designated Non-Cash Consideration, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (x), does not exceed the greater of $50.0 million or 2.5% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) the amount of any liabilities of us or any Restricted Subsidiary that are assumed by or on behalf of the transferee in connection with an Asset Sale (and from which we or such Restricted Subsidiary are unconditionally released).

Clause (2) above shall not apply to any Asset Sale:

(x)            where assets not essential to our and our Restricted Subsidiaries’ business are contributed to a joint venture between us or one of our Restricted Subsidiaries and a third party that is not an Affiliate of Parent or any of its Subsidiaries, provided that following the sale, lease, conveyance or other disposition we or one of our Wholly Owned Restricted Subsidiaries owns at least 50% of the voting and equity interest in such joint venture; or

(y)           to the extent the consideration therefor received by us or any of our Restricted Subsidiaries would constitute Indebtedness or Equity Interests of a Person that is not an Affiliate of Parent, us or one of their respective Subsidiaries, provided that the acquisition of such Indebtedness or Equity Interests is permitted under the provisions of the covenant described under “—Limitation on Restricted Payments”.

Within 365 days after the Issuer’s or a Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this clause (a), the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)           to make one or more offers to the holders of the Old Unsecured Notes and the Unsecured Notes to purchase Unsecured Notes pursuant to and subject to the conditions contained in the Unsecured Indenture (each, an “Asset Sale Offer”);

(2)           to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Permitted Business;

(3)           to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c), replace the businesses, properties and assets that are the subject of such Asset Sale; or

(4)           to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer, a Guarantor or another Restricted Subsidiary or to permanently reduce secured Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer.

Pending the final application of any Net Proceeds from Asset Sales in accordance with clauses (1) through (4) above, the Issuer and their Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise apply such Net Proceeds in any manner not prohibited by the Unsecured Indenture. Any binding commitment to apply Net Proceeds to invest in accordance with clauses (2) or (3) above shall be treated as a permitted application of Net Proceeds so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 365 days of such commitment; provided that if such commitment is later canceled or terminated for any reason such Net Proceeds shall constitute “Excess Proceeds” (as defined below). Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an Asset Sale Offer to all holders of the Old Unsecured Notes and the Unsecured Notes, to purchase the maximum principal amount of Old Unsecured Notes and the Unsecured Notes that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Unsecured Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $50.0 million by mailing the notice required pursuant to the terms of the Unsecured Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Old Unsecured notes and Unsecured Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds (“Unutilized Excess Proceeds”) for any purpose not prohibited by the terms of the Unsecured Indenture. If the aggregate principal amount of Old Unsecured Notes and Unsecured Notes surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Old Unsecured Notes and the Unsecured Notes to be purchased on a pro rata basis based on the accreted value or principal amount of the Old Unsecured Notes and the Unsecured Notes tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Limitations on Liens.  The Unsecured Indenture provides that we shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

Limitations on Activities of the Issuer.  The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses and other activities that, taken as a whole, are immaterial to the Issuer and its Restricted Subsidiaries.

Additional Guarantors.  If after the Issue Date the Issuer or any Restricted Subsidiary of the Issuer acquires or creates another Restricted Subsidiary and such Restricted Subsidiary is a Domestic Subsidiary (other than an Immaterial Subsidiary), that newly acquired or created Restricted Subsidiary must, unless prohibited by law from guaranteeing the Unsecured Notes, become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 30 days of the date on which it was acquired or created.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Unsecured Indenture provides that we shall not, and shall not permit any Restricted Subsidiary of us to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)           pay dividends or make any other distribution to us or any of our Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Subsidiaries;

(b)           make loans or advances to us or any of our Subsidiaries; or

(c)           transfer any of its properties or assets to us or any of our Subsidiaries;

except for such encumbrances or restrictions existing under or by reasons of:

(i)            Existing Indebtedness and existing agreements as in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Indebtedness and agreements of Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date);

(ii)           applicable law or regulation;

(iii)          any instrument governing Acquired Debt as in effect at the time of acquisition (except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that the Consolidated Cash Flow of such Person shall not be taken into account in determining whether such acquisition was permitted by the terms of the Unsecured Indenture; except to the extent that dividends or other distributions are permitted notwithstanding such encumbrance or restriction and could have been distributed;

(iv)          by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(v)           Refinancing Indebtedness (as defined in “— Limitation on Incurrence of Indebtedness”); provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi)          the Unsecured Indenture or any of the Old Unsecured Notes or the Unsecured Notes, or the Secured Indenture or any of the Old Secured Notes or the Secured Notes;

(vii)         Permitted Liens; or

(viii)        any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of the Unsecured Indenture.

Accounts Receivable Subsidiary.  The Unsecured Indenture provides that we:

(a)           may, and may permit any of our Subsidiaries to, notwithstanding the provisions of the covenant entitled “— Limitation on Restricted Payments,” make Investments in an Accounts Receivable Subsidiary:

(i)            the proceeds of which are applied within five business days of the making thereof solely to finance:

(A)          the purchase of accounts receivable of us and our Subsidiaries; or

(B)           payments required in connection with the termination of all then existing arrangements relating to the sale of accounts receivable or participation interests therein by an Accounts Receivable Subsidiary (provided that the Accounts Receivable Subsidiary shall receive cash, Cash Equivalents and accounts receivable having an aggregate fair market value not less than the amount of such payments in exchange therefor); and

(ii)           in the form of Accounts Receivable Subsidiary Notes to the extent permitted by clause (b) below;

(b)           shall not, and shall not permit any of our Subsidiaries to sell accounts receivable to an Accounts Receivable Subsidiary except for consideration in an amount not less than that which would be obtained in an arm’s length transaction and solely in the form of cash or Cash Equivalents; provided that an Accounts Receivable Subsidiary may pay the purchase price for any such accounts receivable in the form of Accounts Receivable Subsidiary Notes so long as, after giving effect to the issuance of any such Accounts Receivable Subsidiary Notes, the aggregate principal amount of all Accounts Receivable Subsidiary Notes outstanding shall not exceed 20% of the aggregate purchase price paid for all outstanding accounts receivable purchased by an Accounts Receivable Subsidiary since the Issue Date (and not written off or required to be written off in accordance with the normal business practice of an Accounts Receivable Subsidiary);

(c)           shall not permit an Accounts Receivable Subsidiary to sell any accounts receivable purchased from us or our Subsidiaries or participation interests therein to any other Person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents or certificates representing undivided interests of a Receivables Trust; provided an Accounts Receivable Subsidiary may not sell such certificates to any other Person except on an arm’s length basis and solely for consideration in the form of cash or Cash Equivalents;

(d)           shall not, and shall not permit any of its Subsidiaries to, enter into any guarantee, subject any of our or their respective properties or assets (other than the accounts receivable sold by them to an Accounts Receivable Subsidiary) to the satisfaction of any liability or obligation or otherwise incur any liability or obligation (contingent or otherwise), in each case, on behalf of an Accounts Receivable Subsidiary or in connection with any sale of accounts receivable or participation interests therein by or to an Accounts Receivable Subsidiary, other than obligations relating to breaches of representations, warranties, covenants and other agreements of us or any of our Subsidiaries with respect to the accounts receivable sold by us or any of our Subsidiaries to an Accounts Receivable Subsidiary or with respect to the servicing thereof; provided that neither we nor any of our Subsidiaries shall at any time guarantee or be otherwise liable for the collectibility of accounts receivable sold by them;

(e)           shall not permit an Accounts Receivable Subsidiary to engage in any business or transaction other than the purchase and sale of accounts receivable or participation interests therein of us and our Subsidiaries and activities incidental thereto;

(f)            shall not permit an Accounts Receivable Subsidiary to incur any Indebtedness other than the Accounts Receivable Subsidiary Notes, Indebtedness owed to us and Non-Recourse Indebtedness; provided that the aggregate principal amount of all such Indebtedness of an Accounts Receivable Subsidiary shall not exceed the book value of its total assets as determined in accordance with GAAP;

(g)           shall cause any Accounts Receivable Subsidiary to remit to us or a Restricted Subsidiary of us on a monthly basis as a distribution all available cash and Cash Equivalents not held in a collection account pledged to acquirors of accounts receivable or participation interests therein, to the extent not applied to:

(i)            pay interest or principal on the Accounts Receivable Subsidiary Notes or any Indebtedness of such Accounts Receivable Subsidiary owed to us;

(ii)           pay or maintain reserves for reasonable operating expenses of such Accounts Receivable Subsidiary or to satisfy reasonable minimum operating capital requirements or;

(iii)          to finance the purchase of additional accounts receivable of us and our Subsidiaries; and

(h)           shall not, and shall not permit any of its Subsidiaries to, sell accounts receivable to, or enter into any other transaction with or for the benefit of, an Accounts Receivable Subsidiary:

(i)            if such Accounts Receivable Subsidiary pursuant to or within the meaning of any bankruptcy law:

(A)          commences a voluntary case;

(B)           consents to the entry of an order for relief against it in an involuntary case;

(C)           consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors; or

(E)           generally is not paying its debts as they become due; or

(ii)           if a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

(A)          is for relief against such Accounts Receivable Subsidiary in an involuntary case;

(B)           appoints a custodian of such Accounts Receivable Subsidiary or for all or substantially all of the property of such Accounts Receivable Subsidiary; or

(C)           orders the liquidation of such Accounts Receivable Subsidiary, and, with respect to this clause (ii), the order or decree remains unstayed and in effect for 60 consecutive days.

Merger, Consolidation, or Sale of Assets.  The Unsecured Indenture provides that we shall not consolidate or merge with or into (whether or not we are the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another Person unless:

(a)           we are the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)           the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of us under the Unsecured Indenture and the Old Unsecured Notes and the Unsecured Notes issued under the Unsecured Indenture pursuant to a supplemental indenture to the Unsecured Indenture in form reasonably satisfactory to the Trustee;

(c)           immediately after such transaction, no Default or Event of Default exists; and

(d)           we or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indebtedness to Cash Flow Ratio test set forth in the covenant described under “— Limitation on Incurrence of Indebtedness,” above.

Notwithstanding the foregoing, we may merge with another Person if:

(a)           we are the surviving Person;

(b)           the consideration issued or paid by us in such merger consists solely of our Equity Interests (other than Disqualified Stock) or Equity Interests of Parent; and

(c)           immediately after giving effect to such merger (determined on a pro forma basis), our Indebtedness to Cash Flow Ratio either (i) does not exceed 5.5 to 1.0 or (ii) does not exceed our Indebtedness to Cash Flow Ratio immediately prior to such merger.

The Unsecured Indenture provides that each Guarantor of the Old Unsecured Notes and the Unsecured Notes issued thereunder (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and the Unsecured Indenture) will not, and we will not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person other than to us or a Guarantor unless:

(a)           the Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)           the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under the Unsecured Indenture and the Old Unsecured Notes and the Unsecured Notes issued under the Unsecured Indenture, pursuant to a supplemental indenture to the Unsecured Indenture in form reasonably satisfactory to the Trustee; and

(c)           immediately after such transaction, no Default or Event of Default exists.

Transactions with Affiliates.  The Unsecured Indenture provides that we shall not and shall not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(a)           such Affiliate Transaction is on terms that are no less favorable to us or our Restricted Subsidiaries than those that would have been obtained in a comparable transaction by us or such Subsidiaries with an unrelated Person; and

(b)           if such Affiliate Transaction involves aggregate payments in excess of $75.0 million, such Affiliate Transaction has either (i) been approved by a majority of the disinterested members of the Issuer’s Board of Directors or EchoStar Corporation’s board of directors and by the Issuer’s Board of Directors or a committee thereof or (ii) if there are no disinterested members of the Issuer’s Board of Directors or EchoStar Corporation’s board of directors, the Issuer or such Restricted Subsidiary has obtained the favorable opinion of an independent expert as to the fairness of such Affiliate Transaction to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, and we deliver to the Trustee no later than ten business days following a request from the Trustee a resolution of the Issuer’s Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction has been so approved and complies with clause (a) above;

provided, however, that

(i)            the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of Parent and its Subsidiaries;

(ii)           transactions between or among us and our Wholly Owned Subsidiaries (other than Unrestricted Subsidiaries);

(iii)          any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans approved by our Board of Directors;

(iv)          transactions in the ordinary course of business, including loans, expense allowances, reimbursements or extensions of credit (including indemnity arrangements) between the Issuer or any of its Restricted Subsidiaries on the one hand, and any employee of the Issuer or any of its Restricted Subsidiaries, on the other hand;

(v)           the granting and performance of registration rights for shares of Capital Stock of the Issuer under a written registration rights agreement approved by a majority of the members of our Board of Directors that are disinterested with respect to these transactions;

(vi)          transactions with Affiliates solely in their capacity as holders of Indebtedness or Capital Stock of the Issuer or any of its Subsidiaries, so long as a significant amount of Indebtedness or Capital Stock of the same class is also held by Persons that are not Affiliates of the Issuer and these Affiliates are treated no more favorably than holders of the Indebtedness or the Capital Stock generally;

(vii)         (x) Restricted Payments that are permitted by the provisions of the covenant described under the caption “— Limitation on Restricted Payments” and (y) Permitted Investments;

(viii)        any transactions pursuant to agreements in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such agreements of Hughes Communications, Inc. or any of its subsidiaries in effect on the Escrow Release Date) and any modifications, extensions or renewals thereof that are no less favorable to the Issuer or the applicable Restricted Subsidiary than such agreement as in effect on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such agreements of Hughes Communications, Inc. or any of its subsidiaries in effect on the Escrow Release Date);

(ix)           any transactions under which EchoStar Corporation or any of its controlled Affiliates (other than the Issuer and its controlled Affiliates) leases to or from the Issuer or any of its Restricted Subsidiaries any satellite or any satellite capacity;

(x)            the provision of services to Parent and its Affiliates by the Issuer or any of its Restricted Subsidiaries, or the receipt of services from Parent and its Affiliates by the Issuer or any of its Restricted Subsidiaries, so long as no cash or other assets are transferred by the Issuer or its Restricted Subsidiaries, or by Parent and its Affiliates, in connection with such transactions (other than up to $50.0 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of the Issuer’s Board of Directors to be fair to the Issuer and its Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with Parent and its Affiliates;

(xi)           the disposition of assets of the Issuer and the Restricted Subsidiaries in exchange for assets of Parent and its Affiliates so long as (i) the value to the Issuer in its business of the assets it receives is determined by a majority of the members of Issuer’s Board of Directors to be substantially equivalent or greater than the value to Issuer in its business of the assets disposed of and (ii) the assets acquired by the Issuer and its Restricted Subsidiaries constitute properties and capital assets (including Capital Stock of an entity owning such property or assets) to be used by the Issuer or any of its Restricted Subsidiaries in a business permitted as described under “—Limitations on Activities of the Issuer”;

(xii)          sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer;

(xiii)         any transactions between us or any of our Restricted Subsidiaries and any Affiliate of us the Equity Interests of which Affiliate are owned solely by us or one of our Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of us or Restricted Subsidiaries of us, on the other hand;

(xiv)        transactions with EchoStar Corporation, DISH Network Corporation or any of their respective controlled Affiliates that have been approved by (a) a majority of the members of the audit committee of the EchoStar Corporation board of directors or a special committee of the EchoStar Corporation board of directors consisting solely of members of the EchoStar Corporation board of directors who are not officers or employees of DISH Network Corporation or any of its controlled Affiliates (in the case of a transaction with DISH Network Corporation or any of its controlled Affiliates) or EchoStar Corporation or any of its controlled Affiliates (in the case of a transaction with EchoStar Corporation or any of its controlled Affiliates) and (b) the Issuer’s Board of Directors or a committee thereof as the Issuer deems appropriate;

(xv)         the Transactions and the payment of fees and expenses related thereto;

(xvi)        overhead and other ordinary-course allocations of costs and services on a reasonable basis so long as such arrangements are comparable to arrangements made on an arm’s length basis;

(xvii)       allocations of tax liabilities and other tax-related items among the Issuer and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Issuer and its Restricted Subsidiaries shall not exceed the amount that such Persons would have been responsible for as a direct taxpayer;

(xviii)      arrangements or agreements regarding the use of intellectual property between the Issuer and its Subsidiaries, on the one hand, and Parent and its Affiliates, on the other hand;

(xix)         arrangements or agreements entered into in the ordinary course of business providing for the acquisition or provision of goods and services; and

(xx)          amendments, modifications, renewals or replacements from time to time of any of the contracts, arrangements, services or other matters referred to or contemplated by any of the foregoing items; provided that any such amendments, modifications, renewals or replacements shall not be on terms materially less advantageous to the Issuer and its Restricted Subsidiaries;

shall, in each case, not be deemed Affiliate Transactions.

Insurance.  The Issuer will obtain, and will cause the Restricted Subsidiaries to obtain, maintain and keep in full force and effect (i) with respect to the EchoStar XVI and Jupiter 1 satellites, launch insurance with respect to each such satellite covering the launch to one year following the launch (subject to clause (iii) below), (ii) with respect to the EchoStar XVI satellite, In-Orbit Insurance at all times subsequent to the one year anniversary of launch during the commercial in orbit service of such satellite, and (iii) with respect to the Jupiter 1 satellite and the SPACEWAY 3 satellite, In-Orbit Insurance at the earliest date such insurance is commercially available (during the commercial in orbit service of such satellite); provided that the insurance coverage specified in clauses (i), (ii) and (iii) above shall be commercially consistent with the objectives of a leading satellite operator seeking asset protection of up to full replacement value; provided further that the maximum cost of such insurance specified in clauses (i), (ii) and (iii) above will be limited to commercially reasonable pricing customarily incurred for such protection subject to the limitations of the commercial market for satellite insurance at the time of policy placement and the maximum cost of insurance premiums for such insurance specified in clause (i) above shall not exceed $30 million with respect to each of the EchoStar XVI and Jupiter 1 satellites, and the maximum cost of insurance premiums for such insurance specified in each of clauses (ii) and (iii) above shall not exceed $3.0 million annually with respect to each satellite.

Reports.  Whether or not required by the SEC, so long as any Unsecured Notes are outstanding, the Issuer will furnish to the holders of Unsecured Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act as a non-accelerated filer:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms (taking into account, if applicable, the Issuer’s status as a subsidiary of an SEC-reporting company), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants (it being understood that no report on the Issuer’s internal control over financial reporting will be required); and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports (taking into account, if applicable, the Issuer’s status as a subsidiary of an SEC-reporting company).

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations for a non-accelerated filer required to file reports under Section 13(a) or 15(d) of the Exchange Act (unless the SEC will not accept the filing) and make the information available to prospective investors upon request. The Issuer agrees that it will not take any action (including, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, terminating its registration under Section 15(d) of the Exchange Act) for the purpose of causing the SEC not to accept such filings. The Issuer and the Guarantors have agreed that, for so long as any Unsecured Notes remain outstanding, the Issuer will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of this exchange offer or the effectiveness of the shelf registration statement required by the Registration Rights Agreement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other similar registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X under the Securities Act or (2) by posting publicly on its website, within the time periods after the Issuer would have been required to file annual and interim reports with the SEC as a non-accelerated filer, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Memorandum; provided that the Issuer shall have (i) up to 75 days following the end of the first fiscal quarter after the Escrow Release Date to provide such information, which shall only include balance sheets, income statements and cash flow statements as required under the applicable rules of Regulation S-X (it being understood that no footnotes to such financial statements will be required) and (ii) up to 60 days following the end of the second fiscal quarter after the Escrow Release Date to provide such information; provided, further, that such information will not be required to contain the information contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X of the Securities Act.

Payments for Consent.  The Unsecured Indenture provides that we shall not, and shall not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of a Note for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Unsecured Indenture or the Unsecured Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Old Unsecured Notes and the Unsecured Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Investment Grade Rating.  The Unsecured Indenture provides that if, on any date following the issuance of the Unsecured Notes, (i) the Unsecured Notes receive an Investment Grade rating from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing (a “Suspension Event”) then, beginning on that date, the provisions of the Unsecured Indenture summarized under the following captions will not be applicable:

(1)           “— Certain Covenants — Limitation on Restricted Payments”;

(2)           “— Certain Covenants — Limitation on Incurrence of Indebtedness”;

(3)           “— Certain Covenants — Asset Sales”;

(4)           “— Certain Covenants — Limitations on Activities of the Issuer”;

(5)           “— Certain Covenants — Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(6)           “— Certain Covenants — Accounts Receivable Subsidiary”;

(7)           —clauses (d)(i) and (ii) of the first paragraph under “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(8)           “— Certain Covenants — Transactions with Affiliates”; and

(9)           “— Certain Covenants — Insurance”

(collectively, the “Suspension Covenants”).

During any Suspension Period, the Issuer may not designate any of its Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to the first sentence of the definition of “Unrestricted Subsidiary.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspension Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspension Covenants with respect to future events. The period of time between the date of the Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.”

On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to be Indebtedness permitted to be incurred under clause (6) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness.”  For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the covenant described under “— Limitation on Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period).  Restricted Payments made during the Suspension Period not otherwise permitted pursuant to the second paragraph of the covenant described under “— Limitation on Restricted Payments” will reduce the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the covenant described under “— Limitation on Restricted Payments.”

There can be no assurance that the Unsecured Notes will ever achieve or maintain a rating of Investment Grade from any Rating Agency.

Upon a Suspension Event, the amount of Excess Proceeds for purposes of “— Asset Sales” shall be set at zero.

Events of Default

The Unsecured Indenture provides that each of the following shall constitute an Event of Default:

(a)           default for 30 days in the payment when due of interest on the Unsecured Notes;

(b)           default in payment when due of principal of the Unsecured Notes at maturity, upon repurchase, redemption or otherwise;

(c)           failure to comply with the provisions described under “Change of Control Offer,” “Certain Covenants — Transactions with Affiliates” or “Certain Covenants — Asset Sales,” in each case continued for 30 days;

(d)           default under the provisions described under “Certain Covenants — Limitation on Restricted Payments” or “Certain Covenants — Limitation on Incurrence of Indebtedness” which default remains uncured for 30 days, or the breach of any representation or warranty, or the making of any untrue statement, in any certificate delivered by us pursuant to the Unsecured Indenture;

(e)           failure by us for 60 days after notice from the Trustee or the holders of at least 25% in principal amount then outstanding of the Old Unsecured Notes and the Unsecured Notes issued under the Unsecured Indenture to comply with any of our other agreements in the Unsecured Indenture or the Old Unsecured Notes and the Unsecured Notes;

(f)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $50.0 million or more;

(g)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided that any acceleration (other than an acceleration which is the result of a Payment Default under clause (f) above) of Indebtedness under the outstanding Deferred Payments in aggregate principal amount not to exceed $50.0 million shall be deemed not to constitute an acceleration pursuant to this clause (g);

(h)           failure by us or any of our Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $50.0 million, which judgments are not stayed within 60 days after their entry;

(i)            Parent, us or any of our Significant Subsidiaries pursuant to or within the meaning of any Bankruptcy Law:  (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of creditors;

(j)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (i) is for relief against Parent, us or any of our Significant Subsidiaries in an involuntary case; (ii) appoints a custodian of Parent, us or any of our Significant Subsidiaries or for all or substantially all of the property of Parent, us or any of our Significant Subsidiaries; or (iii) orders the liquidation of Parent or any of our Significant Subsidiaries, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(k)           any Guarantee of the Old Unsecured Notes or the Unsecured Notes shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor of the old unsecured notes or the Unsecured Notes, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the old unsecured notes or the Unsecured Notes.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount then outstanding of the old unsecured notes and the Unsecured Notes may declare all the Unsecured Notes to be due and payable immediately (plus, in the case of an Event of Default that is the result of an action by us or any of our Subsidiaries intended to avoid restrictions on or premiums related to redemptions of the Unsecured Notes contained in the Unsecured Indenture or the Unsecured Notes, an amount of premium that would have been applicable pursuant to the Unsecured Notes or as set forth in the Unsecured Indenture).  Notwithstanding the foregoing, in the case of an Event of Default arising from the events of bankruptcy or insolvency with respect to us or any Guarantor of the Unsecured Notes described in (i) above, all outstanding Unsecured Notes will become due and payable without further action or notice.  Holders of the Unsecured Notes may not enforce the Unsecured Indenture or the Unsecured Notes except as provided in the Unsecured Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding old unsecured notes and Unsecured Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from holders of the Unsecured Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such holders’ interest.

The holders of a majority in aggregate principal amount then outstanding of the old unsecured notes and the Unsecured Notes, by written notice to the Trustee, may on behalf of the holders of all of the old unsecured notes and the Unsecured Notes waive any existing Default or Event of Default and its consequences under the Unsecured Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the old unsecured notes and the Unsecured Notes.

We are required to deliver to the Trustee, in its capacity as trustee of the Unsecured Indenture, annually a statement regarding compliance with the Unsecured Indenture, and we are required upon becoming aware of any Default or Event of Default thereunder to deliver to the Trustee a statement specifying such Default or Event of Default.

All powers of the Trustee under the Unsecured Indenture, in its capacity as trustee of the Unsecured Indenture, will be subject to applicable provisions of the Communications Laws, including without limitation, the requirements of prior approval for de facto or de jure transfer of control or assignment of Title III licenses.

No Personal Liability Of Directors, Owners, Employees, Incorporator and Shareholder

No director, officer, employee, incorporator or shareholder of us or any of our Affiliates, as such, shall have any liability for any obligations of us or any of our Affiliates under the Unsecured Notes, the Guarantees or the Unsecured Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Unsecured Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Unsecured Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Unsecured Indenture provides that with respect to the Unsecured Notes, we may, at our option and at any time, elect to have all obligations discharged with respect to the Unsecured Notes (“Legal Defeasance”). Such Legal Defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the Unsecured Notes, except for:

(a)           the rights of holders of outstanding Unsecured Notes to receive payments in respect of the principal of, premium, if any, and interest on the Unsecured Notes when such payments are due, or on the redemption date, as the case may be;

(b)           our obligations with respect to the Unsecured Notes concerning issuing temporary Unsecured Notes, registration of Unsecured Notes, mutilated, destroyed, lost or stolen Unsecured Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)           the rights, powers, trust, duties and immunities of the Trustee, and our obligations in connection therewith; and

(d)           the Legal Defeasance provisions of the Unsecured Indenture.

In addition, the Unsecured Indenture provides that we may, at our option and at any time, elect to have all obligations released with respect to certain covenants that are described in the Unsecured Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default. If Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Unsecured Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, the Unsecured Indenture provides that:

(i)            we must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Unsecured Notes, cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by us, to pay the principal of, premium, if any, and interest on the outstanding Unsecured Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(ii)           in the case of Legal Defeasance, we shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

(A)          we have received from, or there has been published by, the IRS a ruling or

(B)           since the Issue Date, there has been a change in the applicable federal income tax law.

In each case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Unsecured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)          in the case of Covenant Defeasance, we shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Unsecured Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)          no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(v)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Unsecured Indenture or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(vi)          we shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the Unsecured Notes over any of our other creditors or with the intent of defeating, hindering, delaying or defrauding any of our other creditors or others; and

(vii)         we shall have delivered to the Trustee an officers’ certificate stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance relating to the Unsecured Notes have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next paragraph, the Unsecured Indenture and the Unsecured Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Old Unsecured Notes and the Unsecured Notes then outstanding under the Unsecured Indenture that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for Unsecured Notes), and any existing default or compliance with any provision of the Unsecured Indenture or the Unsecured Notes may be waived with the consent of the holders of a majority in principal amount of the Old Unsecured Notes and the Unsecured Notes then outstanding that are affected by such amendment or supplement (including consents obtained in connection with a tender offer or exchange offer for the Unsecured Notes).

Without the consent of each holder affected, however, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

(a)           reduce the aggregate principal amount of Old Unsecured Notes and Unsecured Notes whose holders must consent to an amendment, supplement or waiver;

(b)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of such Note;

(c)           reduce the rate of or change the time for payment of interest on any Note;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Unsecured Notes (except a rescission of acceleration of the Unsecured Notes by the holders of at least a majority in aggregate principal amount of the Old Unsecured Notes and the Unsecured Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in such Note;

(f)            make any change in the provisions of the Unsecured Indenture relating to waivers of past Defaults or the rights of holders of Unsecured Notes issued under the Unsecured Indenture to receive payments of principal of or interest on the Unsecured Notes;

(g)           waive a redemption payment or mandatory redemption with respect to any Note; or

(h)           make any change in the foregoing amendment and waiver provisions.

In addition, without the consent of holders of at least 66 2/3% of the principal amount of the Old Unsecured Notes and the Unsecured Notes then outstanding, an amendment or a waiver may not make any change to the covenants in the Unsecured Indenture entitled “Asset Sales,” “Change of Control Offer,” and “Excess Proceeds Offer” (including, in each case, the related definitions) as such covenants apply to the Unsecured Notes.

Notwithstanding the foregoing, without the consent of any holder of Old Unsecured Notes and the Unsecured Notes, we, the Guarantors and the Trustee may amend or supplement the Unsecured Indenture or the Unsecured Notes or the Guarantees thereof to cure any ambiguity, defect or inconsistency or to conform the Unsecured Indenture to this Description of the Unsecured Notes as evidenced by an officer’s certificate, to provide for uncertificated Unsecured Notes or Guarantees in addition to or in place of certificated Unsecured Notes or Guarantees, to provide for the assumption of the obligations of us or any Guarantor to holders of the Unsecured Notes in the case of a merger or consolidation, to add Guarantees, to release Guarantees when permitted or required by the Unsecured Indenture, to make any change that would provide any additional rights or benefits to the holders of the Unsecured Notes or that does not adversely affect the legal rights under the Unsecured Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Unsecured Indenture under the Trust Indenture Act.

Concerning the Trustee

The Unsecured Indenture contains certain limitations on the rights of the Trustee, if the Trustee becomes a creditor of us or our Subsidiaries, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The Trustee will be permitted to engage in other transactions with us and our Subsidiaries; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign.

With respect to the Unsecured Notes, the holders of a majority in principal amount of the then outstanding Old Unsecured Notes and the Unsecured Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions.  The Unsecured Indenture provides that in case an Event of Default shall occur thereunder (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. The Trustee will not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)            this sentence shall not limit the preceding sentence of this paragraph;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the first sentence of this paragraph.

Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Unsecured Indenture at the request of any holder of Unsecured Notes issued under the Unsecured Indenture, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Unsecured Indenture.  Reference is made to the Unsecured Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accounts Receivable Subsidiary” means one Unrestricted Subsidiary of us specifically designated as an Accounts Receivable Subsidiary for the purpose of financing our accounts receivable; provided that any such designation shall not be deemed to prohibit us from financing accounts receivable through any other entity, including, without limitation, any other Unrestricted Subsidiary.

“Accounts Receivable Subsidiary Notes” means the notes to be issued by the Accounts Receivable Subsidiary for the purchase of accounts receivable.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such specified Person in connection with the acquisition of assets, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Acquisition” means the acquisition by the Issuer, through Broadband Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Issuer, of all of the outstanding capital stock of Hughes Communications, Inc., a Delaware corporation, pursuant to the Merger Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that no individual, other than a director of Parent or us or an officer of Parent or us with a policy making function, shall be deemed an Affiliate of us or any of our Subsidiaries solely by reason of such individual’s employment, position or responsibilities by or with respect to Parent, us or any of their or our respective Subsidiaries.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer, a Guarantor or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(2)           the issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary), whether in a single transaction or a series of related transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness”)

in each case in clause (1) and (2), other than:

(a)           a disposition of Cash Equivalents or obsolete, damaged or worn out equipment or the sale or lease of equipment, inventory or accounts receivable in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(b)           dispositions to the Issuer or any Wholly Owned Restricted Subsidiary by the Issuer or any Restricted Subsidiary;

(c)           the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation, or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Unsecured Indenture;

(d)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or the granting of a Lien permitted by the covenant contained under “Certain Covenants— Limitations on Liens”;

(e)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(f)            to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(g)           the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)           licenses or sub-licenses of intellectual property in the ordinary course of business;

(i)            any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Unsecured Indenture;

(j)            any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary, including in connection with any merger or consolidation;

(k)           dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(l)            any disposition of property or assets or the issuance of securities by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Restricted Subsidiary or us;

(m)          an exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a similar business of comparable or greater market value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors;

(n)           any sale of assets pursuant to the Equipment Financing Agreements;

(o)           any swap of owned or leased satellite transponder capacity for other satellite transponder capacity of comparable or greater value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors;

(p)           any swap of assets in exchange for services in the ordinary course of business of comparable or greater value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors;

(q)           sales or other dispositions of satellites for a consideration of comparable or greater value or usefulness to the business of us and the Restricted Subsidiaries as a whole, as determined in good faith by senior management or the Board of Directors, and sales or other dispositions of satellites in connection with the end of their life;

(r)            sales or other dispositions of rights to construct or launch satellites;

(s)           a disposition, including by way of lease, of any satellite capacity;

(t)            termination of hedging or similar arrangements; and

(u)           any disposition of property or assets the net proceeds from which are re-invested in any Permitted Investment.

“Bankruptcy Law” means title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the Board of Directors of the Issuer.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means: (a) United States dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any non-U.S. Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business; (b) securities issued or directly and fully guaranteed or insured by the United States government or any country that is a member of the European Union or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-2, A-2 or better or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within twelve months after the date of acquisition; (f) money market funds offered by any domestic commercial or investment bank having capital and surplus in excess of $500 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition; and (g) securities representing an interest or interests in AAA rated money market funds registered under the Investment Company Act of 1940.

“Change of Control” means: (a) any transaction or series of transactions the result of which is that any Person (other than the Principal or a Related Party) individually owns more than 50% of the total voting power of the voting Equity Interests of Parent; (b) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors; or (c) any time that Parent shall cease to beneficially own 100% of our Equity Interests.

“Coface Facility” means the Coface Covered Export Credit Agreement, dated October 29, 2010 among Hughes Network Systems, LLC, the companies listed in Schedule I as Original Guarantors, BNP Paribas and Societe

Generale, as Original Lenders, BNP Paribas and Societe Generale, as Mandated Lead Arrangers, BNP Paribas, as Facility Agent, Documentation Agent and Security Agent, and Societe Generale as Structuring Bank, as such agreement may be amended or modified or reinstated from time to time, and the promissory notes (billets à ordre) issued in connection therewith as such promissory notes may be amended or modified from time to time.

“Communications Laws” means the federal Communications Act of 1934, as amended, and all relevant rules, regulations and published policies of the FCC.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus, to the extent deducted in computing Consolidated Net Income: (a) provision for taxes based on income, profits or capital, including state franchise and similar taxes and tax distributions made to holders of Capital Stock of such Person; (b) Consolidated Interest Expense; (c) depreciation and amortization (including amortization of goodwill and other intangibles) of such Person for such period; (d) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); (e) any extraordinary loss and any net loss realized in connection with any Asset Sale; and (f) Consolidated Non-cash Charges, in each case, on a consolidated basis determined in accordance with GAAP minus non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period); provided that Consolidated Cash Flow shall not include interest income derived from the net proceeds of the offering of the Secured Notes.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person for such period, whether paid or accrued, including amortization of original issue discount and deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP; provided, however, that with respect to the calculation of the consolidated interest expense of us, the interest expense of Unrestricted Subsidiaries shall be excluded.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries or, if such Person is Hughes Satellite Systems, of Hughes Satellite Systems and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, in the case of a gain, or to the extent of any contributions or other payments by the referent Person, in the case of a loss; (b) the Net Income of any Person that is a Subsidiary that is not a Wholly Owned Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person; (c) the Net Income of any Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; (d) the cumulative effect of a change in accounting principles shall be excluded; (e) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs, fees and expenses) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition or Indebtedness permitted to be incurred by the Unsecured Indenture (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded; (f) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Acquisition and any acquisition that is consummated after the Issue Date shall be excluded; (g) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded; (h) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded; (i) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded; (j) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded; (k) any one-time non-cash compensation charges shall be excluded; (l) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and (m) the effects of purchase accounting as a result of the Acquisition and any acquisition that is consummated after the Issue Date shall be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets of such Person (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of such Person and its consolidated Subsidiaries as of the end of the most recently ended fiscal quarter and computed in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, non-cash compensation, non-cash rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of Parent who: (a) was a member of such Board of Directors on the Issue Date; or (b) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or was nominated for election or elected by the Principal and his Related Parties.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Payments” means Indebtedness owed to satellite construction or launch contractors incurred after the Issue Date in connection with the construction or launch of one or more satellites of the Issuer or the Issuer’s Restricted Subsidiaries used by the Issuer and/or them in the businesses described in the covenant “— Limitations on Activities of the Issuer” in an aggregate principal amount not to exceed $50.0 million at any one time outstanding.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-Cash Consideration” pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Unsecured Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the Old Unsecured Notes and the Unsecured Notes have been paid in full.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated Investment Grade at the time as of which any investment or rollover therein is made.

“Equipment Financing Agreements” means (A) any and all agreements entered into by us or our Restricted Subsidiaries providing for the lease of equipment to enterprise customers, (B) any and all assignment agreements entered into by us and our Restricted Subsidiaries in the ordinary course of business as contemplated by clause (A) of this definition, in each case, as the same may be refinanced, amended, modified, restated, renewed, supplemented or replaced, and (C) any agreements between us or any of our Restricted Subsidiaries and any third-party relating generally to the subject matter of the agreements set forth in clause (A) of this definition.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events.  The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means the Old Unsecured Notes and any other Indebtedness of us and our Subsidiaries in existence on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Indebtedness of Hughes Communications, Inc. or any of its subsidiaries in existence on the Escrow Release Date); until such amounts are repaid.

“FCC” means the Federal Communications Commission or any successor agency thereto.

“FCC Licenses” means broadcasting and other licenses, authorizations, waivers and permits which are issued from time to time by the FCC.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the Issue Date; provided that, for purposes of complying with the obligations under the covenant “Reports”, such reports shall utilize GAAP as then in effect.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

“Governmental Authority” shall mean any Federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative (including self-regulatory) body, instrumentality, department, agency, authority, board, bureau, commission, office of any nature whatsoever or other subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or other similar dispute-resolving body, whether now or hereafter in existence.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Unsecured Notes.

“Guarantor” means any entity that executes a Guarantee of the obligations of Hughes Satellite Systems under the Unsecured Notes, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates.

“Immaterial Subsidiary” means any one or more Subsidiaries of the Issuer that have less than $5.0 million in total assets in the aggregate.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

“Indebtedness to Cash Flow Ratio” means, with respect to any Person, the ratio of: (a) the Indebtedness of such Person and its Subsidiaries (or, if such Person is Hughes Satellite Systems, of Hughes Satellite Systems and its Restricted Subsidiaries) as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter; to (b) such Person’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that if such Person or any of its Subsidiaries (or, if such Person is the Issuer, any of its Restricted Subsidiaries) consummates an acquisition, merger or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period for which the calculation of the Indebtedness to Cash Flow Ratio is made, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such transaction(s) as if the same had occurred at the beginning of the applicable period.

“In-Orbit Insurance” means, with respect to any satellite (or, if the entire satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the satellite it owns or for which it has risk of loss), insurance or other contractual arrangement providing for coverage against the risk of loss of or damage to such satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor and attaching, during the commercial in-orbit service of such satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the Unsecured Indenture.

“Investment Grade” means, with respect to a security, that such security is rated at least BBB- or higher by S&P or Baa3 or higher by Moody’s (or, in the event of a change in ratings systems, the equivalent of such ratings by S&P or Moody’s), or the equivalent rating of another nationally recognized statistical rating organization.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means June 1, 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

“Marketable Securities” means: (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper or corporate securities maturing not more than 18 months after the date of acquisition issued by a corporation (other than an Affiliate of us) with an Investment Grade rating, at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

“Maximum Secured Amount” means 3.50 times the Trailing Cash Flow Amount, or, if greater and following a Suspension Event, 15% of our Consolidated Net Tangible Assets.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 13, 2011, by and among EchoStar Satellite Services L.L.C., Broadband Acquisition Corporation, EchoStar Corporation and Hughes Communications, Inc.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss) and excluding any unusual gain (but not loss) relating to recovery of insurance proceeds on satellites, together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by us or any Restricted Subsidiary to cash.

“Non-Recourse Indebtedness” of any Person means Indebtedness of such Person that: (i) is not guaranteed by any other Person (except a Wholly Owned Subsidiary of the referent Person); (ii) is not recourse to and does not obligate any other Person (except a Wholly Owned Subsidiary of the referent Person) in any way; (iii) does not subject any property or assets of any other Person (except a Wholly Owned Subsidiary of the referent Person), directly or indirectly, contingently or otherwise, to the satisfaction thereof; and (iv) is not required by GAAP to be reflected on the financial statements of any other Person (other than a Subsidiary of the referent Person) prepared in accordance with GAAP.

“Offering Memorandum” means the offering memorandum, dated as of May 17, 2011, relating to the offering of the Old Unsecured Notes.

“Pari Passu Indebtedness” means Indebtedness of the Issuer or a Guarantor that is pari passu in right of payment (and not expressly subordinated) to the Unsecured Notes or, in the case of a Guarantor, that is pari passu in right of payment (and not expressly subordinated) to its Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted by the Issuer (including through its Subsidiaries and joint ventures) on the Issue Date (including any activity conducted by Hughes Communications, Inc. or its Subsidiaries or joint ventures), any business activity that is a reasonable extension, development or expansion thereof or ancillary, incidental, similar, complementary or reasonably related thereto, and any business conducted or proposed to be conducted after the Issue Date as approved by the Board of Directors in good faith.

“Permitted Investments” means: (a) Investments in us or in a Restricted Subsidiary; (b) Investments in Cash Equivalents and Marketable Securities; and (c) Investments by us or any of our Subsidiaries in a Person if, as a result of such Investment: (i) such Person becomes a Restricted Subsidiary, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary; provided that if at any time a Restricted Subsidiary shall cease to be a Subsidiary of us, we shall be deemed to have made a Restricted Investment in the amount of its remaining investment, if any, in such former Subsidiary.

“Permitted Liens” means:

(a)           Liens securing the Old Secured Notes and Liens securing any guarantee thereof;

(b)           Liens securing the Deferred Payments;

(c)           Liens securing any Indebtedness permitted under the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness” above; provided that such Liens under this clause (c) together with Liens under clause (a) of “Permitted Liens”  shall not secure Indebtedness in an amount exceeding the Maximum Secured Amount at the time that such Lien is incurred;

(d)           Liens securing Indebtedness permitted under clause (7) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Indebtedness was permitted to be incurred by the terms of the Unsecured Indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(e)           Liens securing Indebtedness the proceeds of which are used to develop, construct, launch or insure any satellites; provided that such Indebtedness was permitted to be incurred by the terms of the Unsecured Indenture and such Liens do not extend to any assets of us or our Restricted Subsidiaries other than such satellites being developed, constructed, launched or insured, and to the related licenses, permits and construction, launch and TT&C contracts;

(f)            Liens on orbital slots, licenses and other assets and rights of us; provided that such orbital slots, licenses and other assets and rights relate solely to the satellites referred to in clause (e) of this definition;

(g)           Liens on property of a Person existing at the time such Person is merged into or consolidated with us or any of our Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation, other than in the ordinary course of business;

(h)           Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary;” provided that such Liens were not incurred in connection with, or in contemplation of, such designation;

(i)            Liens on property existing at the time of acquisition thereof by us or any Restricted Subsidiary; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of us or any of our Restricted Subsidiaries other than the property so acquired;

(j)            Liens to secure the performance of statutory obligations, bid, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

(k)           Liens existing on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date (including, for the avoidance of doubt, any such Liens of Hughes Communications, Inc. or any of its subsidiaries existing on the Escrow Release Date);

(l)            Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m)          Liens incurred by us or any of our Restricted Subsidiaries with respect to obligations that do not exceed $50 million in principal amount in the aggregate at any one time outstanding;

(n)           Liens securing Indebtedness permitted under clause (10) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Liens shall not extend to assets other than the assets that previously secured such Indebtedness being refinanced;

(o)           Liens securing Indebtedness permitted under clause (12) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”;

(p)           Liens securing Indebtedness permitted under clause (13) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”;

(q)           Liens securing Indebtedness permitted under clause (16) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(r)            Liens securing Indebtedness permitted under clause (17) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness”; provided that such Liens do not extend to any assets of us or our Restricted Subsidiaries other than the assets so acquired;

(s)           survey exceptions, encumbrances, Liens, restrictions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(t)            leases and subleases of real property granted to others in the ordinary course of business that do not (i) materially interfere with the ordinary conduct of the business of us or our Restricted Subsidiaries or (ii) secure any Indebtedness;

(u)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and our Restricted Subsidiaries in the ordinary course of business;

(v)           Liens on equipment of us or any Restricted Subsidiary granted in the ordinary course of business to our customers at the site at which such equipment is located;

(w)          Liens in favor of customers on satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement relating thereto;

(x)            grants of software and other licenses in the ordinary course of business;

(y)           Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(z)            Liens not provided for in clauses (a) through (y) above, securing Indebtedness incurred in compliance with the terms of the Unsecured Indenture; provided that the Unsecured Notes are secured by the assets subject to such Liens on an equal and ratable basis or on the basis prior to such Liens; provided further that to the extent that such Lien secures Indebtedness that is subordinated to the Unsecured Notes, such Lien shall be subordinated to and be later in priority than the Unsecured Notes on the same basis;

(aa)         extensions, renewals or refundings of any Liens referred to in clauses (a) through (z) above; provided that (i) any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and (ii) any extension, renewal or refunding of a Lien originally incurred pursuant to clause (c) above shall not secure Indebtedness in an amount greater than the Maximum Secured Amount at the time of such extension, renewal or refunding; and

(bb)         Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

“Permitted Refinancing” has the meaning given in clause (10)(C) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Equity Interest,” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Principal” means Charles W. Ergen.

“Purchase Money Indebtedness” means (i) Indebtedness of us or any Guarantor incurred (within 365 days of such purchase) to finance the purchase of any assets (including the purchase of Equity Interests of Persons that are not our Affiliates or Guarantors) to the extent the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets; and (ii) Indebtedness of us or any Guarantor which refinances Indebtedness referred to in clause (i) of this definition; provided that such refinancing satisfies clause (i).

“Rating Agency” or “Rating Agencies” means:

(a)           S&P;

(b)           Moody’s; or

(c)           if S&P or Moody’s or both shall not make a rating of the Unsecured Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Trust” means a trust organized solely for the purpose of securitizing the accounts receivable held by the Accounts Receivable Subsidiary that:

(a)           shall not engage in any business other than (i) the purchase of accounts receivable or participation interests therein from the Accounts Receivable Subsidiary and the servicing thereof, (ii) the issuance of and distribution of payments with respect to the securities permitted to be issued under clause (b) below and (iii) other activities incidental to the foregoing;

(b)           shall not at any time incur Indebtedness or issue any securities, except (i) certificates representing undivided interests in the trust issued to the Accounts Receivable Subsidiary and (ii) debt securities issued in an arm’s length transaction for consideration solely in the form of cash and Cash Equivalents, all of which (net of any issuance fees and expenses) shall promptly be paid to the Accounts Receivable Subsidiary; and

(c)           shall distribute to the Accounts Receivable Subsidiary as a distribution on the Accounts Receivable Subsidiary’s beneficial interest in the trust no less frequently than once every six months all available cash and Cash Equivalents held by it, to the extent not required for reasonable operating expenses or reserves therefor or to service any securities issued pursuant to clause (b) above that are not held by the Accounts Receivable Subsidiary.

“Refinancing Indebtedness” has the meaning given in clause (10) of the second paragraph of the covenant described under “Certain Covenants— Limitation on Incurrence of Indebtedness.”

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and Deutsche Bank Securities Inc., as supplemented by a joinder agreement to the Registration Rights Agreement, dated June 8, 2011, among the guarantors listed on the signature pages thereto and Deutsche Bank Securities Inc.

“Related Party” means, with respect to the Principal, (a) the spouse and each immediate family member of the Principal, (b) each trust, corporation, partnership or other entity of which the Principal beneficially holds an 80% or more controlling interest and (c) all trusts, including grantor retained annuity trusts, established by the Principal for the benefit of his family.

“Replacement Assets” means, on any date, property or assets (including Capital Stock of an entity owning such property or assets), of a nature or type that are used in any Permitted Business.

“Replacement Satellite Vendor Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary provided by a satellite or satellite launch vendor, insurer or insurance agent or Affiliate thereof for the (i) construction, launch or insurance of all or part of one or more replacement satellites or satellite launches for such satellites, where “replacement satellite” means a satellite that is to be used: (x) as a replacement for any of the satellites owned, leased or under construction by the Issuer or a Restricted Subsidiary on the Issue Date or, in the case of Hughes Communications, Inc. or any of its subsidiaries, the Escrow Release Date, or (y) for continuation or expansion of the satellite service of the Issuer or a Restricted Subsidiary as a replacement for, or supplement to, a satellite that is retired or relocated (due to a deterioration in operating useful life) within the existing service area or reasonably determined by the Issuer or a Restricted Subsidiary to no longer meet the requirements for such service or as a supplement to one or more existing satellites to provide additional capacity or (ii) the replacement of a spare satellite that has been launched or that is no longer capable of being launched or suitable for launch. Replacement Satellite Vendor Indebtedness includes any Refinancing Indebtedness thereof.

“Restricted Investment” means an Investment other than Permitted Investments.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by us or one or more Subsidiaries of us or a combination thereof, other than Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Trailing Cash Flow Amount” means our Consolidated Cash Flow during the most recent four fiscal quarters for which financial statements are available; provided that if we or any of our Restricted Subsidiaries consummates a merger, acquisition or other business combination or an Asset Sale or other disposition of assets subsequent to the commencement of such period but prior to or contemporaneously with the event for which the calculation of Trailing Cash Flow Amount is made, then Trailing Cash Flow Amount shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period.

“Transactions” means the Acquisition, the repayment of certain existing indebtedness of Hughes Communications, Inc. and its subsidiaries in connection with the Acquisition, the offering of the Old Unsecured Notes and the Old Secured Notes contemplated by the Offering Memorandum and other transactions contemplated by the Merger Agreement.

“TT&C” means telemetry, tracking and control.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means any Subsidiary of us designated as an Unrestricted Subsidiary after the Issue Date in a resolution of our Board of Directors:

(a)           no portion of the Indebtedness or any other obligation (contingent or otherwise) of which, immediately after such designation: (i) is guaranteed by us or any other Subsidiary of us (other than another Unrestricted Subsidiary); (ii) is recourse to or obligates us or any other Subsidiary of us (other than another Unrestricted Subsidiary) in any way; or (iii) subjects any property or asset of us or any other Subsidiary of us (other than another Unrestricted Subsidiary), directly or indirectly, contingently or otherwise, to satisfaction thereof;

(b)           with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement, understanding or is subject to an obligation of any kind, written or oral, other than on terms no less favorable to us or such other Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates; and

(c)           with which neither we nor any other Subsidiary of us (other than another Unrestricted Subsidiary) has any obligation: (i) to subscribe for additional shares of Capital Stock or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results.

If at any time after the Issue Date we designate an additional Subsidiary as an Unrestricted Subsidiary, we will be deemed to have made a Restricted Investment in an amount equal to the fair market value (as determined in good faith by our Board of Directors evidenced by a resolution of our Board of Directors and set forth in an officers’ certificate delivered to the Trustee no later than ten business days following a request from the Trustee, which certificate shall cover the six months preceding the date of the request) of such Subsidiary and to have incurred all Indebtedness of such Unrestricted Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if, at the time of such designation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary of the Issuer that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary all of the outstanding voting stock (other than directors’ qualifying shares) of which is owned by such Person, directly or indirectly.

REGISTRATION RIGHTS

We are making the exchange offer to comply with our obligations under the registration rights agreement to register the exchange of the Notes for the Old Notes.  In the registration rights agreement, we also agreed under certain circumstances, described below, to file a shelf registration statement to register the resale of certain Old Notes and Notes.  The following summary of the registration rights that are provided in the registration rights agreement and the Notes is not complete.  You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.

We and the initial purchaser of the Old Notes entered into the registration rights agreement on June 1, 2011. In the registration rights agreement relating to the Notes, we agreed to file the exchange offer registration statement relating to the Notes with the SEC and use our reasonable best efforts to have it then declared effective within 365 days after the release of the proceeds of the offering of the Old Notes from escrow. We also agreed to use our reasonable best efforts to cause that exchange offer registration statement to be effective continuously, to keep the exchange offer open for a period of not less than 20 business days and cause the exchange offer to be consummated no later than the 395th day after the release of the proceeds of the offering of the Old Notes from escrow. Pursuant to the exchange offer, certain holders of Old Notes that constitute “transfer restricted securities” will be allowed to exchange their transfer restricted securities for registered Notes.

If (i) we determine, after consultation with counsel, either (x) that an exchange offer is not permitted by applicable law or SEC policy or (y) that an exchange offer is not effective to make Notes freely tradeable to the extent contemplated by the registration rights agreement under applicable law or SEC policy or (ii) any holder of Old Notes that are transfer restricted securities notifies us prior to the consummation of such exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer; (b) it may not resell the Notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, other than by reason of such holder being an affiliate of the Company; or (c) it is a broker-dealer and holds the Old Notes acquired directly from us or any of our affiliates, we will file with the SEC a shelf registration statement to register for public resale the transfer restricted securities held by any such holder who provides us with certain information for inclusion in the shelf registration statement.

For purposes of the registration rights agreement, “transfer restricted securities” means each Old Note until the earliest on the date of which (i) such Old Note is exchanged in the exchange offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, or (iii) such Old Note is distributed to the public of by a broker-dealer pursuant to the “Plan of Distribution” contemplated by this registration statement (including delivery of the prospectus contained herein).

The registration rights agreement provides that the following events will constitute a “registration default”:

•                  if the exchange offer registration statement is not declared effective by the SEC on or prior to the 365th day after the release of the proceeds of the offering of the Old Notes from escrow;

•                  if the exchange offer is not consummated on or before the 395th day after the release of the proceeds of the offering of the Old Notes from escrow;

•                  if obligated to file the shelf registration statement and we fail to file the shelf registration statement with the SEC on or prior to the 90th day after such filing obligation arises (such later date, the “Filing Deadline”);

•                  if obligated to file a shelf registration statement and the shelf registration statement is not declared effective on or prior to the 365th day after the Filing Deadline; or

•                  except in certain circumstances, if the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective but thereafter (and before the second anniversary of the initial sale of the Old Notes) ceases to be effective or useable in connection with resales of the transfer restricted securities, for such time of non-effectiveness or non-usability.

If there is a registration default, then we will pay to each holder of transfer restricted securities affected thereby additional interest in an amount equal to $0.05 per week per $1,000 in principal amount of transfer restricted securities held by such holder for each week or portion thereof that the registration default continues for the first 90-day period immediately following the occurrence of that registration default. The amount of the additional interest shall increase by an additional $0.05 per week per $1,000 in principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured or until the transfer restricted securities become freely tradable without registration under the Securities Act, up to a maximum amount of additional interest of $0.25 per week per $1,000 in principal amount of transfer restricted securities. We shall not be required to pay additional interest for more than one of these registration defaults at any given time. Following the cure of all of these registration defaults, the accrual of additional interest will cease.

We will pay all accrued additional interest to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

Holders of Old Notes are required to make certain representations to us, as described elsewhere in this prospectus, in order to participate in the exchange offer and are required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material United States federal income tax consequences of owning the Notes.  It applies to you only if you acquire the Notes in the offering at their initial offering price and you hold the Notes as capital assets for tax purposes.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a bank,

•                  a life insurance company,

•                  a tax-exempt organization,

•                  a United States expatriate,

•                  a person subject to the alternative minimum tax,

•                  a person that owns Notes that are a hedge or that are hedged against interest rate risks,

•                  a person that owns Notes as part of a straddle or conversion transaction for tax purposes,

•                  a person that purchases or sells Notes as part of a wash sale for tax purposes, or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar.

If you purchase the Notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you.  You should consult your tax advisor regarding this possibility.

This summary does not discuss the effect of any applicable estate, gift, state, local or non-U.S. tax laws.  This section is based on the United States Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for United States federal income tax purposes holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment and activities of the partnership.  A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

The Exchange Offer

If a Holder exchanges Old Notes for Notes in the exchange offer, the exchange should not be a taxable transaction for United States federal income tax purposes.  Accordingly, Holders should not recognize any gain or loss when they receive the Notes, and should be required to continue to include interest on the Notes in gross income as described below.  Further, the Notes should have the same issue price as the Old Notes immediately before the exchange, and a Holder’s adjusted tax basis and holding period in the Notes should be equal to the adjusted tax basis and holding period that the Holder had in the Old Notes immediately before the exchange.

Change of Control Event

Following the occurrence of a Change of Control Event, we may be obligated to pay amounts in excess of stated interest or principal on the Notes.  The Internal Revenue Service (the “IRS”) could assert that this contingency will cause the Notes to be treated as contingent payment debt instruments for United States federal income tax purposes, with the result that the timing, amount of income included and the character of income recognized may be different from the consequences discussed herein.  However, the Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, contingencies which are remote or incidental as of the issue date are disregarded.  We believe that as of the issue date, the foregoing contingency should be viewed as remote and/or incidental and, accordingly, we do not intend to treat the Notes as contingent payment debt instruments.  Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed United States federal income tax return for the taxable year during which a Note was acquired.  Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder subject to United States federal income taxation might be required to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note.  This discussion assumes that the Notes will not be treated as contingent payment debt instruments for United States federal income tax purposes.

United States Holders

This subsection describes the tax consequences of owning the Notes to a United States holder.  You are a United States holder if you are a beneficial owner of a Note and you are for United States federal income tax purposes:

•                  an individual who is a citizen or resident of the United States,

•                  a domestic corporation,

•                  an estate whose income is subject to United States federal income tax regardless of its source, or

•                  a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “United States Alien Holders” below.

Stated Interest

You will be taxed on the stated interest on your Notes as ordinary income at the time you receive the stated interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Exchange, Redemption and Retirement of the Notes

You will generally recognize capital gain or loss on the sale, exchange, redemption, retirement, or repurchase of your Notes equal to the difference between the amount (including make-whole premium, if any) you realize on the sale, exchange, redemption, retirement, or repurchase excluding any amounts attributable to accrued but unpaid stated interest (which will be taxable as described above), and your tax basis in your Notes.  Your tax basis in your Notes should be determined as described above under “-The Exchange Offer”.  Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the Notes are held for more than one year. The holding period of the Notes should be determined as described above under “-The Exchange Offer.” The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income will generally include its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

United States Alien Holders

This subsection describes the tax consequences of owning the Notes to a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the Notes and are, for United States federal income tax purposes:

•                  a nonresident alien individual,

•                  a foreign corporation, or

•                  a foreign estate or trust.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of the Notes, we and other United States payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you, provided that, in the case of payments of interest:

1.                                       you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,

2.                                       you are not a controlled foreign corporation that is related to the Company through stock ownership,

3.                                       you are not a bank that received such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

4.                                       the United States payor does not have actual knowledge or reason to know that you are a United States person and:

a.                                       you have furnished to the United States payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b.                                      in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the United States payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.                                       the United States payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

i.                                          a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.                                       a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS), or

iii.                                    a United States branch of a non-U.S. bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or United States branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with United States Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS),

d.                                      the United States payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.                                          certifying to the United States payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.                                       to which is attached a copy of the IRS Form W-8BEN or acceptable substitute form, or

e.                                       the United States payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the Notes in accordance with United States Treasury regulations.

If the above conditions are not met, your interest income will be subject to a 30% United States federal withholding tax unless the interest is effectively connected to a United States trade or business (as described below) or the interest is subject to a reduction in or an exemption from United States federal income and withholding tax under an income tax treaty between the United States and your country of residence. To claim a reduction or exemption under an income tax treaty, you must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form.

A United States alien holder of a Note generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption, repurchase, or other taxable disposition of the Note (other than any amount representing accrued but unpaid interest on the Note, which will be treated as described above) unless (i) the gain is effectively connected with a United States trade or business of the United States alien holder as described below (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or (ii) in the case of a United States alien holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.  A United States alien holder described in clause (ii) of the preceding sentence generally will be subject to United States federal income tax at a 30% rate (unless a lower applicable treaty rate applies) on any such realized gain (net of certain United States source losses).

If interest or gain from a disposition of the Notes is effectively connected with your conduct of a United States trade or business (and if required by an applicable income tax treaty, is attributable to a United States permanent establishment), you may be subject to United States federal income tax on the interest or gain on a net income basis in the same manner as if you were a United States holder. A foreign corporation that is a holder of a Note may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.  For this purpose, interest on a Note or gain realized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.  The 30% withholding tax described above in the paragraph immediately preceding the previous paragraph will not apply to effectively connected interest income (assuming an appropriate certification is provided, generally IRS Form W-8ECI).

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of stated interest on your Note.  In addition, we and other payors are required to report to the IRS any payment of proceeds (including make-whole premium, if any) of the sale or other disposition (including a retirement, redemption or repurchase) of your Note.  Additionally, backup withholding will apply to any such amounts if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you are subject to backup withholding due to a prior failure to report all stated interest and dividends required to be shown on your federal income tax returns or in certain circumstances you have failed to comply with applicable certification requirements.

In general, if you are a United States alien holder, payments of interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption.  However, we and other payors are required to report payments of interest on your Notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.  In addition, payment of the proceeds (including make-whole premium, if any) from the sale or other disposition (including a retirement, redemption or repurchase) of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•                  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•                  an appropriate IRS Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•                  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations, or

•                  you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding.

In general, payment of the proceeds (including make-whole premium, if any) from the sale or other disposition (including a retirement, redemption or repurchase) of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or other disposition (including a retirement, redemption or repurchase) of a Note that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in United States Treasury regulations,

unless the documentation requirements described above are met (and the broker does not have actual knowledge or reason to know you are a United States person) or you otherwise establish an exemption.

In addition, a sale or other disposition (including a retirement, redemption or repurchase) of a Note effected at a foreign office of a broker will be generally subject to information reporting if the broker is:

•                  a United States person,

•                  a controlled foreign corporation for United States tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are “United States persons,” as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•                  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the documentation requirements described above are met (and the broker does not have actual knowledge or reason to know you are a United States person) or you otherwise establish an exemption.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of  Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition and holding of the Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which the Issuer, the Guarantor, the Calculation Agent, the Registrar and Paying Agent or a Manager or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).  There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase and holding of the Notes or any interest therein that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the lthe Notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset

Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

BOOK-ENTRY, DELIVERY AND FORM

We will issue the Notes sold in the form of one or more global Notes.  The global Notes will be deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the Notes and registered in the name of the depositary or its nominee.  The DTC will be the initial depositary.

Investors may hold their interests in a global Note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

Except as set forth below, the global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Depositary Procedures

DTC has advised us that DTC is:

•      a limited-purpose trust company organized under the laws of the State of New York;

•      a member of the Federal Reserve System;

•      a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•      a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.  DTC’s participants include:

•      securities brokers and dealers;

•      banks;

•      trust companies;

•      clearing corporations; and

•      certain other organizations.

Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to the procedures established by DTC (i) upon the issuance of the global Notes, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global Notes to the accounts of participants, and (ii) ownership of beneficial interests in the global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global Notes other than participants).  The accounts to be credited will be designated by the initial purchasers of the beneficial interests.  Ownership of beneficial interests in global Notes is limited to participants or persons that may hold interests through participants.

So long as DTC or its nominee is the registered holder and owner of the global Notes, DTC or its nominee, as the case may be, will be considered the sole legal owner of the Notes represented by the global Notes for all purposes under the respective Indentures and the Notes issued thereunder.  Except as set forth below, owners of beneficial interests in the global Notes will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global Notes.  We understand that under existing industry practice, in the event an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of the global Notes, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.  No beneficial owner of an interest in global

Notes will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the Indenture.

We will make payments of the principal of, and interest on, the Notes represented by the global Notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global Notes.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global Notes as shown on the records of DTC or its nominee.  We also expect that payments by participants and indirect participants to owners of beneficial interests in the global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers.  The payments, however, will be the responsibility of the participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for:

•      any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the global Notes;

•      maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

•      any other aspect of the relationship between DTC and its participants; or

•      the relationship between the participants and indirect participants and the owners of beneficial interests in global Notes.

Unless and until it is exchanged in whole or in part for definitive notes, global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds.  Participants in Euroclear and Clearstream Banking will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream Banking, as applicable.  If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions which require physical delivery or to pledge notes, the holder must transfer its interest in the global Notes in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose accounts at the DTC interests in the global Notes are credited and only in respect of the portion of the aggregate principal amount of the Notes as to which the participant or participants has or have given direction.  However, if there is an event of default under the Notes, DTC will exchange the global Notes for definitive notes, which it will distribute to its participants.  These definitive notes are subject to certain restrictions on registration of transfers and will bear appropriate legends restricting their transfer.  Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in global Notes among participants of DTC, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time.  Neither we nor the trustee have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing its operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global Notes or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days, we will issue definitive notes in exchange for the global Notes.  The definitive notes will be subject to certain restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe are reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

Based on interpretations by the Staff set forth in no-action letters issued to third parties, including “Exxon Capital Holdings Corporation,” available May 13, 1988, “Morgan Stanley & Co. Incorporated,” available June 5, 1991, “Mary Kay Cosmetics, Inc.,” available June 5, 1991, and “Warnaco, Inc.,” available October 11, 1991, we believe that Notes issued in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders so long as such holder is not (i) our affiliate, (ii) a broker-dealer who acquired Old Notes directly from us or our affiliate or (iii) a broker-dealer who acquired Old Notes as a result of market-making or other trading activities.  Offers, sales and transfers may be made without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Notes and that participating broker-dealers receiving Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such Notes.  To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer (other than a resale of an unsold allotment from the sale of the Old Notes to the initial purchasers) with the prospectus contained in the registration statement relating to the exchange offer.  Pursuant to the registration rights agreement, we have agreed to permit participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus in connection with the resale of such Notes.  We have agreed that, for a period of one year after the consummation of the exchange offer, we will make this prospectus and any amendment or supplement to this prospectus available to any broker-dealer that requests such documents in the letter of transmittal for the exchange offer.  Each holder of the Old Notes who wishes to exchange its Old Notes for Notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”  In addition, each holder who is a broker-dealer and who receives Notes for its own account in exchange for the Old Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Notes.

We will not receive any proceeds from any sale of Notes by broker-dealers.  Notes received by brokers-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Notes.  Any broker-dealer that resells Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal for the exchange offer states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will pay all out-of-pocket expenses that we reasonably incur in connection with the registration of the Notes, including SEC filing fees, costs of printing or word processing or other production of documents incurred in connection with the exchange offer, fees and expenses of the trustee, and any transfer or exchange agent, all fees and expenses of compliance with federal securities and state Blue Sky or securities laws, all application and filing fees in connection with listing the Notes on a national securities exchange automated quotation system pursuant to the requirements hereof and all expenses of printing (including printing certificates for the Notes to be issued in the exchange offer and printing of prospectuses), messenger and delivery services and telephone, as set forth in the registration rights agreement relating to the offering of the Old Notes.  We will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

Following consummation of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for Notes in the exchange offer, on terms that may differ from those contained in the registration statement.  This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any such additional exchange offers.  Such additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for Notes pursuant to the terms and conditions herein.

VALIDITY OF THE NOTES

The validity of the Notes offered hereby will be passed upon on our behalf by Sullivan & Cromwell LLP, Palo Alto, California.  Sullivan & Cromwell LLP will rely on the opinion of Brownstein Hyatt Farber Schreck, LLP as to matters of Colorado law and on the opinion of Parr Brown Gee & Loveless as to matters of Utah law.

EXPERTS

The combined financial statements of EH Holding Corporation as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Hughes Communications, Inc. as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO EH HOLDING CORPORATION’S COMBINED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Page
Combined Financial Statements:

Report of KPMG LLP, Independent Registered Public Accounting Firm	F–2
Combined Balance Sheets at December 31, 2010 and 2009	F–3
Combined Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F–4
Combined Statements of Net Investment in EH Holding Corporation for the years ended December 31, 2010, 2009 and 2008	F–5
Combined Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F–6
Notes to Combined Financial Statements	F–7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

EH Holding Corporation:

We have audited the accompanying combined balance sheets of EH Holding Corporation as of December 31, 2010 and 2009, and the related combined statements of operations, net investment, and cash flows for each of the years in the three-year period ended December 31, 2010. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of EH Holding Corporation as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado
March 29, 2011

EH HOLDING CORPORATION

COMBINED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	As of December 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$106	$—
Trade accounts receivable - DISH Network, net of allowance for doubtful accounts of zero	32,455	26,957
Trade accounts receivable - other, net of allowance for doubtful accounts of $4,725 and $2,243, respectively	6,505	5,352
Deferred tax assets	4,994	4,986
Other current assets	8,261	8,594
Total current assets	52,321	45,889

Noncurrent Assets:
Restricted cash and cash equivalents	16,575	17,362
Property and equipment, net	818,087	769,117
FCC authorizations	65,658	65,658
Other noncurrent assets, net	44,035	44,703
Total noncurrent assets	944,355	896,840
Total assets	$996,676	$942,729

Liabilities and Net investment in EHHC
Current Liabilities:
Trade accounts payable - other	$9,273	$905
Trade accounts payable - DISH Network	8,703	—
Accrued expenses and other	20,049	19,141
Current portion of long-term debt and capital lease obligations	52,213	52,284
Total current liabilities	90,238	72,330

Long-Term Obligations, Net of Current Portion:
Long-term debt and capital lease obligations, net of current portion	359,550	391,609
Deferred tax liabilities	66,021	41,198
Other long-term liabilities	234	12
Total long-term obligations, net of current portion	425,805	432,819
Total liabilities	516,043	505,149

Commitments and Contingencies (Note 9)

Net investment in EHHC:
Common stock, $.01 par value, 1,000,000 shares authorized	—	—
Owner's net investment	480,633	437,580
Total net investment in EHHC	480,633	437,580
Total liabilities and net investment in EHHC	$996,676	$942,729

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Revenue:
Services and other revenue - DISH Network	$208,364	$131,111	$149,513
Services and other revenue - other	53,815	41,135	30,138
Total revenue	262,179	172,246	179,651

Costs and Expenses:
Cost of sales - services and other (exclusive of depreciation shown below - Note 3)	65,469	35,035	37,282
Selling, general and administrative expenses (Note 2)	12,072	9,512	6,868
Depreciation and amortization (Note 3)	95,069	107,471	141,701
Impairments of long-lived assets (Note 4)	—	—	234,959
Total costs and expenses	172,610	152,018	420,810

Operating income (loss)	89,569	20,228	(241,159)

Other Income (Expense):
Interest expense, net of amounts capitalized	(23,640)	(23,567)	(30,836)
Other, net	1,315	115	56
Total other income (expense)	(22,325)	(23,452)	(30,780)

Income (loss) before income taxes	67,244	(3,224)	(271,939)
Income tax (provision) benefit, net	(24,812)	396	98,126
Net income (loss)	$42,432	$(2,828)	$(173,813)

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

COMBINED STATEMENTS OF NET INVESTMENT IN EH HOLDING CORPORATION

(In thousands)

Net
Investment
in EHHC
Balance, January 1, 2008	$522,492
Advances (distributions) to owner	(13,989)
Stock-based compensation	809
Other	81
Net income (loss)	(173,813)
Balance, December 31, 2008	335,580
Advances (distributions) to owner	103,971
Stock-based compensation	861
Other	(4)
Net income (loss)	(2,828)
Balance, December 31, 2009	437,580
Advances (distributions) to owner	274
Stock-based compensation	349
Other	(2)
Net income (loss)	42,432
Balance, December 31, 2010	$480,633

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December 31,
	2010	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$42,432	$(2,828)	$(173,813)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	95,069	107,471	141,701
Impairments of long-lived assets	—	—	234,959
Non-cash, stock-based compensation	349	861	809
Deferred tax expense (benefit)	24,812	(396)	(98,126)
Other, net	(1,174)	7	(73)
Change in noncurrent assets	2,437	(20,881)	(4,881)
Changes in current assets and current liabilities:
Trade accounts receivable - other	(3,635)	(2,678)	(1,028)
Allowance for doubtful accounts	2,482	1,853	390
Trade accounts receivable - DISH Network	(5,498)	(5,057)	(21,900)
Other current assets	333	(2,472)	(2,786)
Trade accounts payable - other	1,096	1,099	(40)
Trade accounts payable - DISH Network	8,703	(239)	239
Accrued expenses and other	121	1,445	5,222
Net cash flows from operating activities	167,527	78,185	80,673

Cash Flows From Investing Activities:
Purchases of property and equipment	(120,450)	(123,196)	(69,569)
Proceeds from insurance settlement	—	—	40,750
Change in restricted cash and cash equivalents	787	(15,000)	788
Other, net	(528)	—	—
Net cash flows from investing activities	(120,191)	(138,196)	(28,031)

Cash Flows From Financing Activities:
Repayment of long-term debt and capital lease obligations	(47,504)	(43,960)	(38,653)
Advances (distributions) to owner	274	103,971	(13,989)
Net cash flows from financing activities	(47,230)	60,011	(52,642)

Net increase (decrease) in cash	106	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$106	$—	$—

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest (including capitalized interest)	$41,627	$31,764	$31,564
Capitalized interest	$17,996	$8,197	$716
Cash received for interest	$26	$23	$52
Satellites financed under capital lease obligations	$55,873	$152,814	$—
Reduction of capital lease obligations and associated asset value for AMC-16 (Note 3)	$39,442	$—	$4,687

The accompanying notes are an integral part of these combined financial statements.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

1.         Organization and Business Activities

Principal Business

EH Holding Corporation (referred to as “EHHC,” the “Company,” “we,” “us” and/or “our”) is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation (“EchoStar”), a publicly traded company listed on the Nasdaq Global Select Market.  EHHC was formed under Colorado law in March 2011 and its common stock is held by EchoStar.  Our historical combined financial statements reflect the historical financial position and results of combined operations of entities included in the consolidated financial statements of EchoStar that generally represent EchoStar’s satellite services business.  The assets and liabilities included in these historical financial statements were contributed to EHHC, effective March 2011, except as disclosed in Note 2.  EHHC operates in only one reportable business segment in North America, the satellite services segment, which uses our ten owned and leased in-orbit satellites and related Federal Communications Commission (“FCC”) licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network Corporation (“DISH Network”), and secondarily to Dish Mexico S. de R.L. de C.V. (“Dish Mexico”), U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.  We also use certain of our satellites to offer our ViP-TV service, which transports MPEG-4 IP encapsulated standard-definition and high-definition programming to telecommunications companies and rural cable operators.

Effective January 1, 2008, DISH Network completed its distribution to EchoStar (the “Spin-off”) of its digital set-top box business and certain infrastructure and other assets, including certain of its satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities (generally the satellites and related satellite service assets transferred in the Spin-off form what is EHHC).  Prior to the January 1, 2008 Spin-off of EchoStar, the assets and liabilities comprising EchoStar’s satellite services business were an integral part of DISH Network’s subscription television service.  Since the Spin-off, EchoStar and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of both companies is owned beneficially by Charles W. Ergen, our Chairman, and by certain trusts established by Mr. Ergen for the benefit of his family.

The following table summarizes the significant entities included in these combined financial statements.

Referred to
Legal Entities	Herein As
EH Holding Corporation	EHHC
EchoStar Satellite Services L.L.C.	ESS
EchoStar Satellite Operating Corporation	ESOC
EchoStar 77 Corporation	E77C

2.         Summary of Significant Accounting Policies

Basis of Presentation

As indicated above, the combined financial statements reflect the historical financial position, results of operations and cash flows of certain entities included in the consolidated financial statements and accounting records of EchoStar that principally represent its satellite services business.

The combined statements of operations include expenses that were clearly identifiable to us as a specific entity or subsidiary of EchoStar engaged in the satellite services business, as well as expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis.  For expenses that were not clearly identifiable to us, allocations were

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.

While we believe the allocations, including their related assumptions, in the combined financial statements are reasonable, the combined financial statements included herein may not reflect our future results of operations, financial position and cash flows or reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.

These combined financial statements reflect consideration of the accounting and disclosure impacts of subsequent events through March 29, 2011, the date of issuance.

Principles of Combination

We have included in the combined financial statements all majority owned subsidiaries and investments in entities in which we have controlling influence.  Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee.  When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.  All significant intercompany transactions and accounts have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, allowances for doubtful accounts, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of options granted under EchoStar’s stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets.  Weakened economic conditions have increased the inherent uncertainty in the estimates and assumptions indicated above.  Actual results may differ from previously estimated amounts, and such differences may be material to the combined financial statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively in the period they occur.

Accounts Receivable

Management estimates the amount of required allowances for the potential non-collectability of accounts receivable based upon past collection experience and consideration of other relevant factors.  However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Cash and Cash Equivalents

We consider all liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.  Our cash and cash equivalents historically were managed by EchoStar.  Cash generated and used by us was therefore effectively transferred between EchoStar and us as reported in “Advances (distributions) to owner” in our Combined Statements of Cash Flows and Net Investment in EH Holding Corporation.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is recorded on a straight-line basis over lives ranging from one to fifteen years.  Repair and maintenance costs are charged to expense when incurred.  Renewals and betterments are capitalized.

The cost of satellites under construction, including certain amounts prepaid under our satellite service agreements, is capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

satellite.  If a satellite were to fail during launch or while in-orbit, generally, the resultant loss would be charged to expense in the period such loss was incurred.  The amount of any such loss would be reduced to the extent of insurance proceeds estimated to be received, if any.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  For assets which are held and used in operations, the asset would be impaired if the carrying value of the asset exceeded its undiscounted future net cash flows.  Once an impairment is determined, the actual impairment is reported as the difference between the carrying value and the fair value as estimated using discounted cash flows.  Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  We consider relevant cash flow, estimated future operating results, trends and other available information in assessing whether the carrying value of assets are recoverable.

Intangible Assets and FCC Authorizations

We do not amortize intangible assets with indefinite useful lives, but test for impairment annually or whenever indicators of impairments arise.  Intangible assets that have finite lives are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Generally, we have determined that our FCC licenses have indefinite useful lives due to the following:

•                  FCC spectrum is a non-depleting asset;

•                  replacement satellite applications are generally authorized by the FCC subject to certain conditions, without substantial cost under a stable regulatory, legislative and legal environment;

•                  maintenance expenditures in order to obtain future cash flows are not significant; and

•                  we intend to use these assets indefinitely.

In conducting our annual impairment tests, we have historically determined that the estimated fair value of the FCC licenses, calculated using the discounted cash flow analysis, exceeded their carrying amount.

All of the owned satellites (as disclosed in Note 3) and the related FCC licenses that are included in our combined financial statements are currently held by our parent, EchoStar, and have historically been attributed to EchoStar’s satellite services segment.  As part of the contribution of the satellite services segment to us, EchoStar has submitted a request to the FCC to effect a transfer and assignment of the licenses to us and our subsidiaries.  The proposed transfer is considered “pro forma” under FCC rules and regulations because the entities receiving the licenses are wholly owned by EchoStar and no actual change in control over the licenses will occur.  While there can be no assurance that the FCC will grant EchoStar’s request, we expect the FCC to rule on EchoStar’s request during the second quarter of 2011.  If the FCC grants EchoStar’s request, EchoStar will transfer and assign the satellites and FCC licenses to us and our subsidiaries.

Sales Taxes

We account for sales taxes imposed on our goods and services on a net basis in the combined statements of operations.  Since we primarily act as an agent for the governmental authorities, the amount charged to the customer is collected and remitted directly to the appropriate jurisdictional entity.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Income Taxes

We establish a provision for income taxes currently payable or receivable and for income tax amounts deferred to future periods.  Deferred tax assets and liabilities are recorded for the estimated future tax effects of differences that exist between the book and tax basis of assets and liabilities.  Deferred tax assets are offset by valuation allowances when we believe it is more likely than not that such net deferred tax assets will not be realized.

Accounting for Uncertainty in Income Taxes

From time to time, we engage in transactions where the tax consequences may be subject to uncertainty.  We record a liability when, in management’s judgment, a tax filing position does not meet the more likely than not threshold.  For tax positions that meet the more likely than not threshold, we may record a liability depending on management’s assessment of how the tax position will ultimately be settled.  We adjust our estimates periodically based on ongoing examinations by and settlements with various taxing authorities, as well as changes in tax laws, regulations and precedent.  We classify interest and penalties, if any, associated with our uncertain tax positions as a component of “Interest expense, net of amounts capitalized” and “Other, net,” respectively.

Fair Value of Financial Instruments

As of December 31, 2010 and 2009, the carrying value of our cash and cash equivalents; trade accounts receivable, net of allowance for doubtful accounts; current liabilities and long-term debt is equal to or approximates fair value due to their short-term nature or proximity to current market rates.

Revenue Recognition

Revenue is recognized when an arrangement exists, prices are determinable, collectability is reasonably assured and the goods or services have been delivered.  If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.  Revenue from satellite services is therefore generally recognized when the related services are performed.

Cost of Sales

The costs associated with satellite services are recognized as the services are performed or as incurred.

Restricted Cash and Cash Equivalents

As of December 31, 2010 and 2009, our restricted cash and cash equivalents included amounts required as collateral for our letters of credit or surety bonds.

3.         Property and Equipment

Property and equipment consist of the following:

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

	Depreciable
	Life	As of December 31,
	(In Years)	2010	2009
		(In thousands)
Furniture, fixtures, equipment and other	1-10	$13,812	$13,044
Satellites:
EchoStar III - fully depreciated	N/A	234,083	234,083
EchoStar IV - fully depreciated	N/A	78,511	78,511
EchoStar VI	12	244,305	244,305
EchoStar VIII	12	175,801	175,801
EchoStar IX	12	127,376	127,376
EchoStar XII	10	190,051	190,051
Satellites acquired under capital leases	10-15	534,673	508,553
Construction in process	—	316,180	199,239
Total property and equipment		1,914,792	1,770,963
Accumulated depreciation		(1,096,705)	(1,001,846)
Property and equipment, net		$818,087	$769,117

“Construction in process” consists of the following:

	As of December 31,
	2010	2009
	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements:
EchoStar XVI	$100,312	$30,400
QuetzSat-1	162,947	102,315
Other	51,981	66,483
Other	940	41
Construction in process	$316,180	$199,239

Depreciation and amortization expense consists of the following:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Satellites	$92,875	$105,301	$139,079
Furniture, fixtures, equipment and other	2,190	2,167	2,122
Identifiable intangible assets subject to amortization	4	3	500
Total depreciation and amortization	$95,069	$107,471	$141,701

Cost of sales and operating expense categories included in our accompanying Combined Statements of Operations do not include depreciation expense.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Satellites

We currently utilize ten satellites in geostationary orbit approximately 22,300 miles above the equator, four of which are leased.  Three of our leased satellites are accounted for as capital leases and are depreciated over the terms of the satellite service agreements.  We also lease capacity on one satellite from DISH Network that is accounted for as an operating lease.

			Original
		Degree	Useful Life/
	Launch	Orbital	Lease Term
Satellites	Date	Location	(In Years)
Owned:
EchoStar III (1)	October 1997	61.5	12
EchoStar IV (2)	May 1998	77	12
EchoStar VI (1)	July 2000	77	12
EchoStar VIII (1)	August 2002	77	12
EchoStar IX (1)	August 2003	121	12
EchoStar XII (1)	July 2003	61.5	10

Leased from DISH Network:
EchoStar I (1)	December 1995	77	12

Leased from Other Third Parties:
AMC-15 (3)	December 2004	105	10
AMC-16 (3)	January 2005	85	10
Nimiq 5 (1) (3)	September 2009	72.7	15

Under Construction:
QuetzSat-1 (leased) (1)	2011	77	10
EchoStar XVI (owned) (1)	2012	61.5	15

(1)          See Note 12 for further discussion of our Related Party Agreements.

(2)          Fully depreciated and not currently in service.

(3)          These satellites are accounted for as capital leases.

We evaluate our satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  Certain of the anomalies discussed below, may be considered to represent a significant adverse change in the physical condition of a particular satellite.  However, based on the redundancy designed within each satellite, these anomalies are not considered to be significant events that would require evaluation for impairment recognition because the projected cash flows have not been significantly affected by these anomalies.  There can be no assurance that future anomalies will not further impact the remaining useful life and commercial operation of any of these satellites.  There can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  We generally do not carry insurance for any of the in-orbit satellites that we use, and therefore we will bear the risk of any in-orbit failures.  Recent developments with respect to certain of our satellites are discussed below.

Owned Satellites

EchoStar III.  EchoStar III was originally designed to operate a maximum of 32 DBS transponders in a mode that provides service to the entire continental United States (“CONUS”) at approximately 120 watts per channel, switchable to 16 transponders operating at over 230 watts per channel, and was equipped with a total of 44 traveling wave tube amplifiers (“TWTAs”) to provide redundancy.  As a result of TWTA failures in previous years, during January and May 2010, and February 2011, only 10 transponders are currently available for use.  Although these failures have impacted the commercial operation of the satellite, the satellite has been fully depreciated.  It is likely

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

that additional TWTA failures will occur from time to time in the future and such failures could further impact commercial operation of the satellite.

EchoStar VI.  EchoStar VI was designed with 108 solar array strings, of which approximately 102 are required to assure full power availability for the original minimum 12-year useful life of the satellite.  During March and August 2010, EchoStar VI experienced anomalies resulting in the loss of 24 solar array strings, reducing the number of functional solar array strings to 84.  While these anomalies did not reduce the estimated useful life of the satellite to less than 12 years, commercial operation has been impacted and there can be no assurance that future anomalies will not reduce its useful life or further impact its commercial operation.  The satellite was designed to operate 32 DBS transponders in CONUS at approximately 125 watts per channel, switchable to 16 DBS transponders operating at approximately 250 watts per channel.  The power reduction resulting from the solar array failures currently limits us to operating 24 DBS transponders in CONUS at approximately 125 watts per channel, switchable to 12 DBS transponders operating at approximately 250 watts per channel.  The number of transponders to which power can be provided is expected to decline in the future at the rate of approximately one transponder every three years.

EchoStar VIII.  EchoStar VIII was designed to operate 32 DBS transponders in CONUS at approximately 120 watts per channel, switchable to 16 DBS transponders operating at approximately 240 watts per channel.  EchoStar VIII was also designed with spot-beam technology.  This satellite has experienced several anomalies prior to 2011 and during January 2011, the satellite experienced an anomaly, which temporarily disrupted electrical power to some components causing an interruption of broadcast service.  In addition, one of the two CPUs used to control the satellite failed in connection with this anomaly.  None of these anomalies has impacted the commercial operation or estimated useful life of the satellite.  However, there can be no assurance that this anomaly or any future anomalies will not reduce its useful life or impact its commercial operation.

Leased Satellites

AMC-16.  AMC-16 commenced commercial operation during February 2005 and currently operates at the 85 degree orbital location.  This SES World Skies satellite is equipped with 24 Ku-band fixed satellite services (“FSS”) transponders that operate at approximately 120 watts per channel and a Ka-band payload consisting of 12 spot beams.  During 2008, AMC-16 experienced an anomaly and was no longer capable of operating at full capacity.  In addition, during the first quarter 2010, SES World Skies notified us that AMC-16 had experienced a solar-array anomaly that further reduced its available transponder capacity.  As a result, our monthly recurring payment was reduced accordingly and our capital lease obligation and the corresponding asset value were lowered by approximately $5 million and $39 million during 2008 and 2010, respectively.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

4.              Impairments of Long-Lived Assets

During the years ended December 31, 2010 and 2009, we did not record any impairments on long-lived assets.  During the year ended December 31, 2008, we recorded impairment charges in “Impairments of long-lived assets” on our Combined Statements of Operations, detailed in the table below and as described further below.

For the Year Ended
December 31, 2008
(In thousands)
Impairments of long-lived assets:
Satellite impairments:
AMC-15	$137,955
AMC-16	79,745
Casualty loss - AMC-14	12,799
Other impairments	4,460
Total impairments of long-lived assets	$234,959

AMC-15 and AMC-16 Impairments.  During 2008, due to our inability to successfully generate planned cash inflows from business opportunities, together with a decrease in demand for satellite services as a result of the weak economy, we performed an impairment analysis and determined that the respective undiscounted cash flows would not recover the carrying amount of these satellites.  We estimated the fair values of these satellites using a discounted cash flow model based on discrete financial forecasts developed by management.  The discounted cash flow models used Level 3 inputs which are defined as unobservable inputs for which little or no market data exists and are consistent with reasonably available assumptions made by other market participants based on the best information available.

Based on the results of this analysis, the carrying value of AMC-15 and AMC-16 exceeded their fair value by $138 million and $80 million, respectively, and we recorded these amounts as impairment charges during 2008.

AMC-14 Casualty Loss.  On January 1, 2008, in connection with the Spin-off, the satellite services agreement with SES World Skies for AMC-14 was contributed to us.  During March 2008, AMC-14 experienced a launch anomaly and failed to reach its intended orbit.  SES World Skies subsequently declared the AMC-14 satellite a total loss due to a lack of viable options to reposition the satellite to its proper geostationary orbit.  Therefore, we have no obligation to make any future monthly lease payments to SES World Skies with respect to the satellite.  However, we did make up-front payments with respect to the satellite prior to launch and recorded capitalized interest and insurance costs related to the satellite.  These amounts, net of insurance proceeds of $41 million, totaled approximately $13 million and were written-off during 2008.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

5.              Long-Term Debt and Capital Lease Obligations

Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consist of the following:

	As of December 31,
	2010	2009
	(In thousands)
Capital lease obligations:
Satellites financed under capital lease obligations	$405,449	$436,923
8% note payable for EchoStar IX satellite vendor financing, payable over 14 years from launch	6,314	6,971
Total	411,763	443,894
Less current portion	(52,213)	(52,285)
Capital lease obligations and other notes payable, net of current portion	$359,550	$391,609

Capital Lease Obligations

As of December 31, 2010 and 2009, we had $535 million and $509 million capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” with related accumulated depreciation of $268 million and $240 million, respectively.  In our Combined Statements of Operations, we recognized $28 million, $21 million and $55 million in depreciation expense on satellites acquired under capital lease agreements during the years ended December 31, 2010, 2009 and 2008, respectively.

Nimiq 5.  Nimiq 5 was launched in September 2009 and commenced commercial operation at the 72.7 degree orbital location during October 2009, where it provides additional high-powered capacity to our satellite fleet.  See Note 12 for further discussion.

AMC-15.  AMC-15, an FSS satellite, commenced commercial operation during January 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.

AMC-16.  AMC-16 commenced commercial operation during February 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of December 31, 2010 are as follows (in thousands):

For the Years Ended December 31,
2011	$117,315
2012	117,315
2013	117,315
2014	111,971
2015	44,150
Thereafter	377,521
Total minimum lease payments	885,587
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(260,309)
Net minimum lease payments	625,278
Less: Amount representing interest	(219,829)
Present value of net minimum lease payments	405,449
Less: Current portion	(51,506)
Long-term portion of capital lease obligations	$353,943

6.              Income Taxes

Our income tax policy is to record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported on our Combined Balance Sheets, as well as probable operating loss, tax credit and other carryforwards.  Deferred tax assets are offset by valuation allowances when we believe it is more likely than not that net deferred tax assets will not be realized.  We periodically evaluate our need for a valuation allowance.  Determining necessary valuation allowances requires us to make assessments about historical financial information as well as the timing of future events, including the probability of expected future taxable income and available tax planning opportunities.

EHHC joins with EchoStar in filing U.S. consolidated federal income tax returns and, in some states, combined or consolidated returns.  The federal and state income tax provisions or benefits recorded by EHHC are generally those that would have been recorded if EHHC had filed returns as a consolidated group independent of EchoStar.  Under our policy, cash is due and paid to EchoStar based on amounts that would be payable based on EchoStar consolidated or combined group filings.  Amounts are receivable from EchoStar on a basis similar to when they would be receivable from the IRS or other state taxing authorities.  No amounts were paid to EchoStar during the years ended December 31, 2010, 2009 and 2008.

The components of pretax income (loss) are as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Domestic	$67,434	$(3,224)	$(271,939)
Foreign	(190)	—	—
Total	$67,244	$(3,224)	$(271,939)

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

The components of the (provision for) benefit from income taxes are as follows:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Current (provision) benefit:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—
	—	—	—
Deferred (provision) benefit:
Federal	(23,033)	2,164	95,106
State	(1,779)	(1,768)	3,020
	(24,812)	396	98,126
Total benefit (provision)	$(24,812)	$396	$98,126

The actual tax provisions for 2010, 2009 and 2008 reconcile to the amounts computed by applying the statutory Federal tax rate to income before taxes as shown below:

	For the Years Ended December 31,
	2010	2009	2008
	% of pre-tax (income)/loss
Statutory rate	(35.0)	35.0	35.0
State income taxes, net of Federal effect	(1.7)	0.4	1.1
Stock option compensation	(0.1)	(1.4)	—
Effect of change in state tax rate	—	(21.7)	—
Other	(0.1)	—	—
Total benefit (provision) for income taxes	(36.9)	12.3	36.1

The tax effects of temporary differences, which give rise to deferred tax assets and liabilities as of December 31, 2010 and 2009, are as follows:

	As of December 31,
	2010	2009
	(In thousands)
Deferred tax assets:
Net operating losses and other carryforwards (1)	$25,576	$42,525
Accrued expenses	4,651	4,643
Stock compensation	880	837
Total deferred tax assets	31,107	48,005

Deferred tax liabilities:
Property, equipment and intangible assets, net	(86,421)	(82,456)
State taxes net of federal effect	(5,646)	(1,761)
Other deferred tax liabilities	(67)	—
Total deferred tax liabilities	(92,134)	(84,217)
Net deferred tax asset (liability)	$(61,027)	$(36,212)

Current portion of net deferred tax asset (liability)	$4,994	$4,986
Noncurrent portion of net deferred tax asset (liability)	(66,021)	(41,198)
Total net deferred tax asset (liability)	$(61,027)	$(36,212)

(1)  Our net operating loss carryforwards begin to expire in 2028.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Accounting for Uncertainty in Income Taxes

In addition to filing federal income tax returns with EchoStar, we will file income tax returns in all states that we have determined we are required to file.  We are not currently under any U.S. federal, state or local income tax examinations.  As of December 31, 2010, no taxing authority has proposed any significant adjustments to our tax positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	For the Years Ended December 31,
Unrecognized tax benefit	2010	2009	2008
	(In thousands)
Balance as of beginning of period	$13,373	$3,857	$—
Additions based on tax positions related to the current year	—	—	3,857
Additions based on tax positions related to prior years	2,693	9,516	—
Reductions based on tax positions related to prior years	—	—	—
Balance as of end of period	$16,066	$13,373	$3,857

We have no unrecognized tax benefits that, if recognized, could favorably affect our effective tax rate.  We do not expect to pay or effectively settle any of the unrecognized tax benefits within the next twelve months.

Accrued interest and penalties on uncertain tax positions are recorded as a component of “Interest expense, net of amounts capitalized” and “Other, net,” respectively, on our Combined Statements of Operations.  During the years ended December 31, 2010, 2009 and 2008, we recorded no interest or penalty in earnings.  There was no accrued interest or penalties at December 31, 2010.

7.              Employee Benefit Plans

Employee Stock Purchase Plan

Our employees participate in EchoStar’s employee stock purchase plan (the “ESPP”), in which EchoStar is authorized to issue 2.5 million shares of its Class A common stock.  At December 31, 2010, EchoStar had 2.0 million shares of Class A common stock remaining available for issuance under this plan.  Substantially all full-time employees who have been employed by us for at least one calendar quarter are eligible to participate in the ESPP.  Employee stock purchases are made through payroll deductions.  Under the terms of the ESPP, employees may not deduct an amount which would permit such employee to purchase EchoStar’s capital stock under the ESPP at a rate which would exceed $25,000 in fair value of capital stock in any one year.  The purchase price of the stock is 85% of the closing price of the Class A common stock on the last business day of each calendar quarter in which such shares of Class A common stock are deemed sold to an employee under the ESPP.  Employee purchases of EchoStar Class A common stock by our employees was insignificant for each of the years ended December 31, 2010, 2009 and 2008.

401(k) Employee Savings Plan

EchoStar sponsors a 401(k) Employee Savings Plan (the “401(k) Plan”) for eligible employees.  Voluntary employee contributions to the 401(k) Plan may be matched 50% by EchoStar, subject to a maximum annual contribution of $1,500 per employee.  Forfeitures of unvested participant balances which are retained by the 401(k) Plan may be used to fund matching and discretionary contributions.  EchoStar also may make an annual discretionary contribution to the plan with approval by its Board of Directors, subject to the maximum deductible limit provided by the Internal Revenue Code of 1986, as amended.  These contributions may be made in cash or in EchoStar stock.  The amount of expense associated with matching contributions and discretionary contributions was insignificant for each of the years ended December 31, 2010, 2009 and 2008.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

8.              Stock-Based Compensation

Stock Incentive Plans

EchoStar maintains stock incentive plans to attract and retain officers, directors and key employees.  Our employees participate in the EchoStar stock incentive plans.  Stock awards under these plans include both performance and non-performance based stock incentives.  As of December 31, 2010, there were outstanding under these plans stock options to acquire 289,547 shares of EchoStar’s Class A common stock and 3,166 restricted stock units associated with our employees.  Stock options granted prior to and on December 31, 2010 were granted with exercise prices equal to or greater than the market value of EchoStar’s Class A common stock at the date of grant and with a maximum term of ten years.  While historically EchoStar’s board of directors has issued stock awards subject to vesting, typically at the rate of 20% to 33% per year, some stock awards have been granted with immediate vesting, and other stock awards vest only upon the achievement of certain company-wide objectives.  As of December 31, 2010, EchoStar had 6.9 million shares of its Class A common stock available for future grant under its stock incentive plans.

In connection with the Spin-off, as permitted by DISH Network’s existing stock incentive plans and consistent with the Spin-off exchange ratio, each DISH Network stock option was converted into two stock options as follows:

•                  an adjusted DISH Network stock option for the same number of shares that were exercisable under the original DISH Network stock option, with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.831219.

•                  a new EchoStar stock option for one-fifth of the number of shares that were exercisable under the original DISH Network stock option, with an exercise price equal to the exercise price of the original DISH Network stock option multiplied by 0.843907.

Similarly, each holder of DISH Network restricted stock units retained his or her DISH Network restricted stock units and received one EchoStar restricted stock unit for every five DISH Network restricted stock units that they held.

Consequently, the fair value of the DISH Network stock award and the new EchoStar stock award immediately following the Spin-off was equivalent to the fair value of such stock award immediately prior to the Spin-off.

As of December 31, 2010, the following stock awards were outstanding:

As of December 31, 2010
	EchoStar Awards		DISH Network Awards
		Restricted		Restricted
	Stock	Stock	Stock	Stock
Stock Awards Outstanding	Options	Units	Options	Units
Held by EHHC employees	289,547	3,166	59,622	17,951

EchoStar is responsible for fulfilling all stock awards related to EchoStar common stock, and DISH Network is responsible for fulfilling all stock awards related to DISH Network common stock, regardless of whether such stock awards are held by our or DISH Network’s employees.  Notwithstanding the foregoing, our stock-based compensation expense, resulting from stock awards outstanding at the Spin-off date, is based on the stock awards held by our employees regardless of whether such stock awards were issued by EchoStar or DISH Network.  Accordingly, stock-based compensation that we expense with respect to DISH Network stock awards is included in “Additional paid-in capital” on our Combined Balance Sheets.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Exercise prices for EchoStar stock options outstanding and exercisable associated with our employees as of December 31, 2010 are as follows:

			Options Outstanding			Options Exercisable
			Number	Weighted-			Weighted-
			Outstanding	Average	Weighted-	Number	Average	Weighted-
			as of	Remaining	Average	Exercisable as of	Remaining	Average
			December 31,	Contractual	Exercise	December 31,	Contractual	Exercise
			2010	Life	Price	2010	Life	Price
$10.00	-	$15.00	9,000	8.25	$14.83	1,800	8.25	$14.83
$15.00	-	$20.00	122,000	9.38	$18.62	6,000	8.67	$17.62
$20.00	-	$25.00	6,967	4.07	$24.66	3,967	3.94	$24.64
$25.00	-	$30.00	148,680	1.32	$29.49	141,960	1.04	$29.49
$35.00	-	$40.00	2,900	6.25	$36.66	1,440	6.25	$36.66
$10.00	-	$40.00	289,547	5.05	$24.41	155,167	1.54	$28.81

Stock Award Activity

EchoStar stock option activity associated with our employees was as follows:

	For the Years Ended December 31,
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price
Total options outstanding, beginning of period	493,947	$27.69	430,227	$29.31	66,153	$15.90
Granted	89,000	$19.08	64,000	$16.79	400,000	$29.54
Exercised	(5,000)	$16.50	—	$—	(726)	$9.64
Forfeited and cancelled	(288,400)	$28.52	(280)	$27.69	(35,200)	$7.15
Total options outstanding, end of period	289,547	$24.41	493,947	$27.69	430,227	$29.31
Performance based options outstanding, end of period (1)	3,500	$26.40	11,000	$25.23	11,000	$25.23
Exercisable at end of period	155,167	$28.81	94,906	$29.02	11,346	$26.11

(1)   These stock options, which are included in the caption “Total options outstanding, end of period,” were issued pursuant to a performance-based stock incentive plan.  Vesting of these stock options is contingent upon meeting a certain company goal which is not yet probable of being achieved.  See discussion of the 2005 LTIP below.

Tax benefits realized from stock awards exercised during the years ended December 31, 2010, 2009 and 2008 was insignificant.

Based on the closing market price of EchoStar Class A common stock on December 31, 2010, the aggregate intrinsic value of EchoStar stock options associated with our employees was as follows:

	As of December 31, 2010
	Options	Options
	Outstanding	Exercisable
	(In thousands)
Aggregate intrinsic value	$868	$64

EchoStar restricted stock unit activity associated with our employees was as follows:

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

	For the Years Ended December 31,
	2010		2009		2008
		Weighted-		Weighted-		Weighted-
	Restricted	Average	Restricted	Average	Restricted	Average
	Stock	Grant Date	Stock	Grant Date	Stock	Grant Date
	Units	Fair Value	Units	Fair Value	Units	Fair Value
Total restricted stock units outstanding, beginning of period	5,666	$25.04	5,666	$25.04	5,666	$25.04
Granted	—	$—	—	$—	—	$—
Vested	—	$—	—	$—	—	$—
Forfeited and cancelled	(2,500)	$24.69	—	$—	—	$—
Total restricted stock units outstanding, end of period	3,166	$25.32	5,666	$25.04	5,666	$25.04
Restricted Performance Units outstanding, end of period (1)	3,166	$25.32	5,666	$25.04	5,666	$25.04

(1)   These Restricted Performance Units, which are included in the caption “Total restricted stock units outstanding, end of period,” were issued pursuant to a performance-based stock incentive plan.  Vesting of these Restricted Performance Units is contingent upon meeting a certain company goal which is not yet probable of being achieved.  See discussion of the 2005 LTIP below.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Long-Term Performance-Based Plans

2005 LTIP.  During 2005, DISH Network adopted a long-term, performance-based stock incentive plan (the “2005 LTIP”).  The 2005 LTIP provides stock options and restricted stock units, either alone or in combination, which vest over seven years at the rate of 10% per year during the first four years, and at the rate of 20% per year thereafter.  Exercise of the stock awards is subject to a performance condition that a company-specific goal is achieved by March 31, 2015.

Contingent compensation related to the participation of EHHC employees in the 2005 LTIP will not be recorded in our financial statements unless and until the achievement of the performance condition is probable.  The competitive nature of our industry and certain other factors can significantly impact achievement of the goal.  Consequently, while it was determined that achievement of the goal was not probable as of December 31, 2010, this assessment could change at any time.

If the stock awards under the 2005 LTIP were vested and the goal had been met, or if we had determined that achievement of the goal was probable during the year ended December 31, 2010, we would have recorded total non-cash, stock-based compensation expense for our employees as indicated in the table below.  If the goal is met and there are unvested stock awards at that time, the vested amounts would be expensed immediately on our Combined Statements of Operations, with the unvested portion recognized ratably over the remaining vesting period.

	2005 LTIP
		Vested
	Total	Portion
	(In thousands)
DISH Network awards held by EHHC employees	$620	$351
EchoStar awards held by EHHC employees	124	70
Total	$744	$421

Of the 289,547 stock options and 3,166 restricted stock units outstanding under EchoStar stock incentive plans associated with our employees as of December 31, 2010, the following awards were outstanding pursuant to the 2005 LTIP:

	As of December 31, 2010
		Weighted-
		Average
	Number of	Exercise
	Awards	Price
Stock options	3,500	$26.40
Restricted performance units	3,166
Total	6,666

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

Stock-Based Compensation

Total non-cash, stock-based compensation expense for all of our employees is shown in the following table for the years ended December 31, 2010, 2009 and 2008 and was allocated to the same expense categories as the base compensation for such employees:

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Cost of sales - services and other	$—	$—	$324
Selling, general and administrative expenses	349	861	485
Total non-cash, stock-based compensation	$349	$861	$809

As of December 31, 2010, our total unrecognized compensation cost related to the non-performance based unvested stock awards was $1 million and includes compensation expense that we will recognize for DISH Network stock awards held by our employees as a result of the Spin-off.  This cost is based on an estimated future forfeiture rate of approximately 1.2% per year and will be recognized over a weighted-average period of approximately four years.  Share-based compensation expense is recognized based on stock awards ultimately expected to vest and is reduced for estimated forfeitures.  Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Changes in the estimated forfeiture rate can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

Valuation

The fair value of each stock award for the years ended December 31, 2010, 2009 and 2008 was estimated at the date of the grant using a Black-Scholes option valuation model with the following assumptions:

For the Years Ended December 31,
Stock Options	2010	2009	2008
Risk-free interest rate	1.64% - 2.97%	1.70% - 3.16%	2.74% - 3.42%
Volatility factor	31.00% - 32.73%	28.48% - 42.68%	19.98% - 24.90%
Expected term of options in years	6.1 - 6.2	3.0 - 6.4	6.0 - 6.1
Weighted-average fair value of options granted	$6.44 - $9.11	$4.76 - $7.43	$7.63 - $9.29

EchoStar does not currently intend to pay dividends on its common stock and accordingly, the dividend yield percentage used in the Black-Scholes option valuation model is set at zero for all periods.  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded stock options which have no vesting restrictions and are fully transferable.  Consequently, our estimate of fair value may differ from other valuation models.  Further, the Black-Scholes option valuation model requires the input of subjective assumptions.  Changes in the subjective input assumptions can materially affect the fair value estimate.

We will continue to evaluate the assumptions used to derive the estimated fair value of EchoStar’s stock options as new events or changes in circumstances become known.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

9.              Commitments and Contingencies

Commitments

Future maturities of our contractual obligations are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$6,314	$707	$764	$826	$892	$963	$2,162
Capital lease obligations	405,449	51,506	56,832	62,651	64,850	11,088	158,522
Interest expense on long-term debt and capital lease obligations	222,005	37,230	32,493	27,259	21,484	17,850	85,689
Satellite-related obligations	986,285	140,066	158,664	78,189	75,057	63,895	470,414
Purchase and other obligations	9,923	9,923	—	—	—	—	—
Total	$1,629,976	$239,432	$248,753	$168,925	$162,283	$93,796	$716,787

In certain circumstances the dates on which we are obligated to make these payments could be delayed.  These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Satellite-Related Obligations

Satellites Under Construction.  As of December 31, 2010, we had entered into the following contracts to construct new satellites which are contractually scheduled to be completed within the next two years.  Future commitments related to these satellites are included in the table above under “Satellite-related obligations.”

QuetzSat-1.  During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”) to lease all of the capacity on QuetzSat-1.  QuetzSat-1 is expected to be launched during the second half of 2011 and will operate at the 77 degree orbital location.  Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 DBS transponders on this satellite from us.  The expected future payments related to QuetzSat-1 included in the table above are $287 million.

EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  The expected future payments related to EchoStar XVI included in the table above are $85 million.

Purchase Obligations

Our purchase obligations primarily consist of binding purchase orders for equipment and for our share of transitional service agreements.

Rent Expense

For the years ended December 31, 2010, 2009, and 2008, total rent expense for operating leases approximated $21 million, $3 million and $8 million, respectively.  The increase in rent expense from 2009 to 2010 primarily resulted from an increase in costs related to the EchoStar I satellite, which we began leasing from DISH Network during the first quarter of 2010.  The decrease in rent expense from 2008 to 2009 was primarily attributable to a decrease in transponder lease expense primarily resulting from the termination of a lease agreement.

Patents and Intellectual Property

Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer.  We may not be aware of all patents and other intellectual property rights that our products and services may

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

potentially infringe.  Damages in patent infringement cases can include a tripling of actual damages in certain cases.  Further, we cannot estimate the extent to which we may be required in the future to obtain licenses with respect to intellectual property rights held by others and the availability and cost of any such licenses.

Contingencies

In connection with the Spin-off, EchoStar entered into a separation agreement with DISH Network, which provides, among other things, for the division of certain liabilities, including liabilities resulting from litigation.  Under the terms of the separation agreement, EchoStar assumed certain liabilities that relate to its and our business including certain designated liabilities for acts or omissions prior to the Spin-off.

Other

We are subject to various legal proceedings and claims which arise in the ordinary course of business.  In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

10.    Transactions with Major Customers

Transactions with Major Customers.  During the years ended December 31, 2010, 2009 and 2008, our revenue primarily included sales to two major customers.  The following table summarizes sales to each customer and its percentage of total revenue.

	For the Years Ended December 31,
	2010	2009	2008
	(In thousands)
Total revenue:
DISH Network	$208,364	$131,111	$149,513
Dish Mexico	8,520	8,300	175
Other	45,295	32,835	29,963
Total revenue	$262,179	$172,246	$179,651

Percentage of total revenue:
DISH Network	79.5%	76.1%	83.2%
Dish Mexico	3.2%	4.8%	0.1%

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

11.    Valuation and Qualifying Accounts

Our valuation and qualifying accounts as of December 31, 2010, 2009 and 2008 are as follows:

			Recovery of
	Balance at		Amounts
	Beginning	Charged to	Previously		Balance at
Allowance for doubtful accounts	of Year	Expense	Reserved	Deductions	End of Year
	(In thousands)
For the years ended:
December 31, 2010	$2,243	$4,101	$(833)	$(786)	$4,725
December 31, 2009	$390	$1,853	$(142)	$142	$2,243
December 31, 2008	$—	$390	$—	$—	$390

12.    Related Party Transactions

Related Party Transactions with EchoStar

The combined statements of operations include expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar and certain services provided by DISH Network, as described below.  These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology.  For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis.  For expenses that were not clearly identifiable to us, allocations were based on the relative percentages, as compared to EchoStar’s other business, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated.  During the years ended December 31, 2010, 2009 and 2008, the combined statements of operations reflect charges for these services of $5 million, $3 million and $3 million, respectively.

Related Party Transactions with DISH Network

Following the Spin-off, EchoStar and DISH Network have operated as separate public companies and DISH Network has no ownership interest in us.  However, a substantial majority of the voting power of the shares of both companies is owned beneficially by our Chairman, Charles W. Ergen and by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, EchoStar and DISH Network have entered into certain agreements pursuant to which it and we obtain certain products, services and rights from DISH Network, DISH Network obtains certain services and rights from us and EchoStar, and EchoStar, we and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  We and EchoStar also may enter into additional agreements with DISH Network in the future.  The following is a summary of the terms of the principal agreements that we or EchoStar have entered into with DISH Network that may have an impact on our financial position and results of operations.

Generally, the prices charged for services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the services provided.

“Services and other revenue — DISH Network”

Satellite Capacity Agreements.  In connection with the Spin-off and subsequent to the Spin-off, we and EchoStar entered into certain satellite capacity agreements pursuant to which DISH Network leases certain satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  The term of each of the leases is set forth below:

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

EchoStar III, VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  In August 2010, DISH Network’s lease of EchoStar III terminated when it was replaced by EchoStar XV, which is owned by DISH Network.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree orbital location.  The FCC has granted EchoStar an authorization to operate the satellite at the 61.5 degree orbital location.  For so long as EchoStar XV remains in service at the 61.5 degree orbital location, DISH Network is obligated to pay us a fee which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During September 2009, EchoStar entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During September 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with EchoStar, pursuant to which they will receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  EchoStar and DISH Network are currently receiving service on 23 of these DBS transponders and will receive service on the remaining nine DBS transponders over a phase-in period that will be completed in 2012.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to EchoStar that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Lease Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite expected to be placed into service at the 77 degree orbital location during the second half of 2011.  During 2008, we also entered into a transponder service agreement (“QuetzSat-1 Transponder Agreement”) with DISH Network pursuant to which they will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.  The remaining eight DBS transponders on QuetzSat-1 are expected to be used by Dish Mexico.

Under the terms of the QuetzSat-1 Transponder Agreement, DISH Network will make certain monthly payments to us commencing when the QuetzSat-1 satellite is placed into service and continuing through the service term.  Unless earlier terminated under the terms and conditions of the QuetzSat-1 Transponder Agreement, the service term will

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

expire ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew the QuetzSat-1 Transponder Agreement on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon a launch failure, in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

TT&C Agreement.  In connection with the Spin-off, EchoStar entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on January 1, 2012.  The fees for services provided under the TT&C agreement are calculated at cost plus a fixed margin.  DISH Network may terminate the TT&C agreement for any reason upon at least 60 days notice.

Satellite Procurement Agreement.  In connection with the Spin-off, EchoStar entered into a satellite procurement agreement pursuant to which DISH Network had the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network.  The satellite procurement agreement expired on January 1, 2010.  However, EchoStar and DISH Network have agreed that following January 1, 2010, DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network pursuant to the Professional Services Agreement as described below.

“General and administrative expenses — DISH Network”

Management Services Agreement.  In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to EchoStar.  Specifically, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but also serve as EchoStar’s Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively.  EchoStar makes payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits).  These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for EchoStar under the management services agreement.  EchoStar also reimburses DISH Network for direct out-of-pocket costs incurred by DISH Network for management services provided to EchoStar.  EchoStar and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as EchoStar and DISH Network mutually agree upon.  A portion of these costs and expenses have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”

The management services agreement automatically renewed on January 1, 2011 for an additional one-year period until January 1, 2012 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by EchoStar at any time upon at least 30 days notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days notice; or (iii) by DISH Network upon notice to EchoStar, following certain changes in control.

Transition Services Agreement.  In connection with the Spin-off, EchoStar entered into a transition services agreement with DISH Network pursuant to which EchoStar had the right, but not the obligation, to receive the following services from DISH Network:  finance, information technology, benefits administration, travel and event coordination, human resources, human resources development (training), program management, internal audit, legal, accounting and tax, and other support services.  The fees for the services provided under the transition services agreement were calculated at cost plus a fixed margin, which varied depending on the nature of the services provided.  A portion of these fees have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”  The transition services agreement expired on January 1, 2010.  However, EchoStar and DISH Network have agreed that following January 1, 2010 EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network certain of the services previously provided under the transition services agreement pursuant to the Professional Services Agreement, as discussed below.

Professional Services Agreement.  During 2009, EchoStar and DISH Network agreed that EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the transition services agreement:  information technology, travel and

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, EchoStar and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage EchoStar to manage the process of procuring new satellite capacity for DISH Network (as discussed above, previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services and other support services from EchoStar (as discussed above, previously provided under the services agreement).  A portion of these fees have been allocated to EHHC in the manner described under the caption “Related Party Transactions with EchoStar.”  The professional services agreement expires on January 1, 2012, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon at least 30 days notice.

Other Agreements — DISH Network

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I.  The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.  During the year ended December 31, 2010, the amount of those fees included in “Cost of sales — services and other” on the Combined Statements of Operations was approximately $19 million.  During the years ended December 31, 2009 and 2008, we did not lease satellite capacity from DISH Network on EchoStar I.  The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends, among other things, upon the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life.  There can be no assurance that any options to renew this agreement will be exercised.

Tax Sharing Agreement.  As a subsidiary of EchoStar, we are an indirect party to EchoStar’s tax sharing agreement with DISH Network that was entered into in connection with the Spin-off.  This agreement governs EchoStar’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off.  Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify EchoStar for such taxes.  However, DISH Network is not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of: (i) a direct or indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions.  In such case, EchoStar will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses.  The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

Related Party Transactions with Dish Mexico

During 2008, EchoStar entered into a joint venture for a direct-to-home (“DTH”) satellite service in Mexico known as Dish Mexico.  Pursuant to these arrangements, we provide satellite capacity to Dish Mexico.  During the year ended December 31, 2010, 2009 and 2008, we sold satellite services of $9 million, $8 million and less than $1 million, respectively, to Dish Mexico.  As of December 31, 2010 and 2009, amounts receivable from Dish Mexico totaled $1 million and $1 million, respectively.

EH HOLDING CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS — Continued

13.    Subsequent Events

Agreement and Plan of Merger

On February 13, 2011, Hughes Communications, Inc., a Delaware corporation (“Hughes”), and the parent company of Hughes Network Systems, LLC (“HNS”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar, ESS and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Hughes (the “Merger”), with Hughes continuing as the surviving entity, which will become a wholly owned subsidiary of EHHC.  The consummation of this transaction is subject to certain closing conditions, including FCC approval.

Pursuant to the Merger Agreement, upon the closing of the Merger, each issued and outstanding share of common stock, par value $0.001 per share (“Common Stock”), of Hughes (other than any Common Stock with respect to which appraisal rights have been duly exercised under Delaware law) will automatically be converted into the right to receive $60.70 in cash (without interest) and cancelled, which amount is estimated to be $1.45 billion in aggregate.  The Merger Agreement also contemplates the repayment of all of the outstanding debt of Hughes and HNS (including the 9½% Senior Notes due 2014 issued by HNS), except that the $115 million loan facility guaranteed by COFACE, the French Export Credit Agency, will continue to remain outstanding following the Merger if the requisite lender consents thereunder are obtained.

The Merger Agreement contains certain termination rights for both Hughes and EchoStar.  In addition to certain termination rights related to breaches of the agreement or actions taken by Hughes with respect to alternative transactions, so long as the failure of the terminating party to comply with its obligations is not the cause for delay in closing, each of EchoStar and Hughes has the right to terminate the Merger Agreement unilaterally if the Merger has not closed by a date nine months from the execution of the Merger Agreement.  In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Hughes may be required to pay EchoStar a termination fee of $45 million.

EchoStar and ESS have obtained an aggregate financing commitment of $1.0 billion in senior secured bridge financing and $800 million in senior unsecured bridge financing, in each case from Deutsche Bank AG Cayman Islands Branch in connection with the pending transaction.  These funds, in addition to existing cash balances, will be sufficient to finance the cash consideration to Hughes stockholders and to refinance certain existing Hughes debt.  In addition to certain other conditions, the commitment of these funds is contingent on the closing of the transaction.  The funding of the financing commitment is not a condition to the transaction or to the obligations of EchoStar or Merger Sub under the Merger Agreement.

We currently expect that EHHC will incur indebtedness, through debt securities, credit facilities, or otherwise, to finance in part the cash consideration and the refinancing of certain existing Hughes debt.

INDEX TO HUGHES SATELLITE SYSTEMS CORPORATION’S CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2011

Page
Consolidated Financial Statements:

Condensed Consolidated Balance Sheets at September 30, 2011 and December 31, 2010 (Unaudited)	F—32
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2011 and 2010 (Unaudited)	F—33
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2011 and 2010 (Unaudited)	F—34
Notes to Condensed Consolidated Financial Statements (Unaudited)	F—35

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	As of
	September 30,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$194,212	$106
Marketable investment securities	259,496	—
Trade accounts receivable, net of allowance for doubtful accounts of $10,467 and $4,725, respectively	162,820	6,505
Trade accounts receivable - DISH Network, net of allowance for doubtful accounts of zero	36,178	32,455
Inventory	62,953	—
Deferred tax assets	17,090	4,994
Other current assets	43,210	8,261
Total current assets	775,959	52,321

Noncurrent Assets:
Restricted cash and cash equivalents	19,765	16,575
Property and equipment, net of accumulated depreciation of $1,215,201 and $1,096,705, respectively	1,837,456	818,087
Goodwill	523,135	—
FCC authorizations	465,658	65,658
Intangible assets, net	388,152	11
Other investment securities	21,558	724
Other noncurrent assets, net	141,724	43,300
Total noncurrent assets	3,397,448	944,355
Total assets	$4,173,407	$996,676

Liabilities and Shareholder’s Equity (Deficit)
Current Liabilities:
Trade accounts payable	$105,970	$9,273
Trade accounts payable - DISH Network	6,855	8,703
Advances from affiliates, net	8,854	—
Deferred revenue and other	63,718	3,403
Accrued interest	46,725	126
Accrued payments in connection with Hughes Acquisition	28,726	—
Accrued expenses and other	97,954	16,520
Current portion of long-term debt and capital lease obligations	57,370	52,213
Total current liabilities	416,172	90,238

Long-Term Obligations, Net of Current Portion:
Long-term debt and capital lease obligations, net of current portion	2,338,942	359,550
Deferred tax liabilities	312,554	66,021
Long-term deferred revenue and other long-term liabilities	21,302	234
Total long-term obligations, net of current portion	2,672,798	425,805
Total liabilities	3,088,970	516,043

Commitments and Contingencies (Note 10)

Shareholder’s Equity (Deficit):
Common stock, $0.01 par value; 1,000,000 shares authorized, 1,000 shares and zero shares issued and outstanding, respectively	—	—
Owner’s net investment	—	480,633
Additional paid-in capital	1,099,307	—
Accumulated other comprehensive income (loss)	(6,380)	—
Accumulated earnings (deficit)	(17,887)	—
Total Hughes Satellite Systems Corporation (“HSS”) shareholder’s equity (deficit)	1,075,040	480,633
Noncontrolling interests	9,397	—
Total shareholder’s equity (deficit)	1,084,437	480,633
Total liabilities and shareholder’s equity (deficit)	$4,173,407	$996,676

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenue:
Services and other revenue	$243,569	$14,751	$331,775	$38,571
Services and other revenue - DISH Network	54,429	51,691	160,457	157,114
Equipment revenue	58,257	428	83,444	946
Equipment revenue - DISH Network	97	—	97	—
Total revenue	356,352	66,870	575,773	196,631

Costs and Expenses: (exclusive of depreciation shown separately below — Note 6)
Cost of sales - services and other	125,380	17,888	185,277	48,193
Cost of sales — equipment	48,729	348	68,541	700
Selling, general and administrative expenses	69,733	3,440	93,029	9,133
Depreciation and amortization	101,048	23,146	163,976	71,799
Total costs and expenses	344,890	44,822	510,823	129,825

Operating income (loss)	11,462	22,048	64,950	66,806

Other Income (Expense):
Interest income	1,538	1	1,823	5
Interest expense, net of amounts capitalized	(33,791)	(4,204)	(50,904)	(19,527)
Hughes Acquisition costs	(730)	—	(35,230)	—
Other, net	336	1,070	9,703	1,082
Total other income (expense)	(32,647)	(3,133)	(74,608)	(18,440)
Income (loss) before income taxes	(21,185)	18,915	(9,658)	48,366
Income tax (provision) benefit, net	9,134	(6,979)	1,697	(17,846)
Net income (loss)	(12,051)	11,936	(7,961)	30,520
Less: Net income (loss) attributable to noncontrolling interests	270	—	357	—
Net income (loss) attributable to the HSS common shareholder	$(12,321)	$11,936	$(8,318)	$30,520

Comprehensive Income (Loss):
Net income (loss)	$(12,051)	$11,936	$(7,961)	$30,520
Foreign currency translation adjustments	(6,968)	—	(7,330)	—
Unrealized holding gains (losses) on available-for-sale securities, net	1,955	—	950	—
Comprehensive income (loss)	(17,064)	11,936	(14,341)	30,520
Less: Comprehensive income (loss) attributable to noncontrolling interests	(368)	—	(635)	—
Comprehensive income (loss) attributable to the HSS common shareholder	$(16,696)	$11,936	$(13,706)	$30,520

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months
	Ended September 30,
	2011	2010
Cash Flows From Operating Activities:
Net income (loss)	$(7,961)	$30,520
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	163,976	71,799
Equity in losses (earnings) of affiliates	(1,500)	—
Amortization of debt issuance costs	1,561	—
Non-cash, stock-based compensation	284	550
Deferred tax expense (benefit)	2,431	17,846
Other, net	(14,296)	(1,122)
Change in noncurrent assets	(4,260)	1,726
Changes in current assets and current liabilities, net	52,461	(6,629)
Net cash flows from operating activities	192,696	114,690

Cash Flows From Investing Activities:
Purchases of marketable investment securities	(213,815)	—
Sales and maturities of marketable investment securities	424,808	—
Purchases of property and equipment	(184,993)	(98,497)
Acquisition of Hughes, net of cash acquired of $84,768	(2,089,845)	—
Change in restricted cash and cash equivalents	2,046	787
Other, net	(5,221)	—
Net cash flows from investing activities	(2,067,020)	(97,710)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	2,000,000	—
Repayment of long-term debt and capital lease obligations	(41,660)	(40,279)
Debt issuance costs	(57,597)	—
Contributions from (distributions to) parent	166,379	23,424
Other	553	—
Net cash flows from financing activities	2,067,675	(16,855)

Effect of exchange rates on cash and cash equivalents	755	—

Net increase (decrease) in cash and cash equivalents	194,106	125
Cash and cash equivalents, beginning of period	106	—
Cash and cash equivalents, end of the period	$194,212	$125

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest (including capitalized interest)	$30,206	$32,959
Capitalized interest	$27,638	$12,126
Cash received for interest	$1,390	$5
Cash paid to parent for income taxes, net	$203	$53
Cash paid for income taxes	$2,253	$—
Satellites and other assets financed under capital lease obligations	$25,788	$46,959
Reduction of capital lease obligations and associated asset value for AMC-16 (Note 6)	$6,616	$39,442
Capital expenditures included in accounts payable	$14,423	$7,872
Marketable investment securities contributed in connection with the Hughes Acquisition, excluding cash and cash equivalents	$442,473	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.                          Organization and Business Activities

Principal Business

Hughes Satellite Systems Corporation (referred to as “HSS,” the “Company,” “we,” “us” and/or “our”), formerly known as EH Holding Corporation, is a holding company and a direct, wholly-owned subsidiary of EchoStar Corporation (“EchoStar”). EchoStar is a publicly traded company listed on the Nasdaq Global Select Market under the symbol “SATS”. The Company was formed as a Colorado corporation in March 2011 to facilitate the acquisition (the “Hughes Acquisition”) of Hughes Communications, Inc. and its subsidiaries (“Hughes Communications”) and related financing transactions. In connection with our formation, EchoStar contributed the assets and liabilities of its satellite services business, including its principal operating subsidiary of its satellite services business, EchoStar Satellite Services L.L.C., to us. As a result, our historical financial statements, prior to June 9, 2011, reflect the historical consolidated financial position and operating results of EchoStar’s satellite services business.

Following the Hughes Acquisition, we operate two segments:

•                  EchoStar Satellite Services — which uses 10 of our 11 owned and leased in-orbit satellites and related Federal Communications Commission (“FCC”) licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network Corporation (“DISH Network”), and secondarily to Dish Mexico, S. de R.L. de C.V. (“Dish Mexico”), U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.

•                  Hughes — which provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers.  Hughes also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  Effective June 9, 2011, Hughes became a new segment as a result of the Hughes Acquisition, and the results of operations of Hughes Communications are included in this report only as of such date.  See Note 9 for further discussion of the transaction.

Effective January 1, 2008, DISH Network completed its distribution to EchoStar (the “Spin-off”) of its digital set-top box business and certain infrastructure and other assets, including certain of its satellites, uplink and satellite transmission assets, real estate and other assets and related liabilities.  Since the Spin-off, EchoStar and DISH Network have operated as separate publicly-traded companies, and neither entity has any ownership interest in the other.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

Hughes Communications Acquisition

On June 8, 2011, we acquired all of the outstanding equity of Hughes Communications, Inc., pursuant to an agreement and plan of merger (the “Hughes Agreement”) by and between us, EchoStar, certain of EchoStar’s subsidiaries, and Hughes Communications, Inc., following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Hughes Agreement, each issued and outstanding share of common stock and vested stock options of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  In addition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  The funding of the Hughes Acquisition was supported by the issuance of $1.1 billion of senior secured notes and $900 million of senior unsecured notes.  See Note 8 for further discussion. In addition to the debt securities issued, EchoStar contributed cash and marketable investment securities and forgave certain intercompany accounts payables, net totaling $609 million for HSS.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Note 2.                          Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information.  Accordingly, these statements do not include all of the information and notes required for complete financial statements prepared under GAAP.  In our opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Our results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full year.  For further information, refer to the combined financial statements and notes thereto of HSS included in the Current Report on Form 8-K of EchoStar that was furnished to the Securities and Exchange Commission on May 11, 2011. Certain prior period amounts have been reclassified to conform to the current period presentation.

Our results of operations for the periods presented prior to March 2011 are presented on a combined basis and reflect the historical financial position, results of operations and cash flows of certain entities included in the condensed combined financial statements and accounting records of EchoStar that principally represented its satellite services business. The financial statements for all periods are labeled as condensed consolidated financial statements. Our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2011 includes the results of operations for Hughes Communications from June 9, 2011 through September 30, 2011. See the accounting policies below for changes related to the Hughes Acquisition.

Principles of Consolidation

We consolidate all majority owned subsidiaries, investments in entities in which we have controlling influence and variable interest entities where we have been determined to be the primary beneficiary.  Non-majority owned investments are accounted for using the equity method when we have the ability to significantly influence the operating decisions of the investee.  When we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period.  Estimates are used in accounting for, among other things, deferred revenue and deferred subscriber acquisition costs (“SAC”) amortization periods, allowances for doubtful accounts, allowance for sales returns/rebates, warranty obligations, self-insurance obligations, deferred taxes and related valuation allowances, uncertain tax positions, loss contingencies, fair value of financial instruments, fair value of options granted under EchoStar’s stock-based compensation plans, fair value of assets and liabilities acquired in business combinations, capital leases, asset impairments, useful lives of property, equipment and intangible assets, and royalty obligations.  Weakened economic conditions may increase the inherent uncertainty in the estimates and assumptions indicated above.  We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances.  Due to the inherent uncertainty involved in making estimates, actual results may differ from previously estimated amounts, and such differences may be material to our Condensed Consolidated Financial Statements.  Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected prospectively in the period they occur.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Fair Value of Financial Instruments

As of September 30, 2011 and December 31, 2010, the carrying value of our cash and cash equivalents; current marketable investment securities; trade accounts receivable, net of allowance for doubtful accounts; and current liabilities is equal to or approximates fair value due to their short-term nature or proximity to current market rates.

Revenue Recognition

Revenue is recognized when an arrangement exists, prices are determinable, collectability is reasonably assured and the goods or services have been delivered.  If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.  Revenue from equipment sales is generally recognized upon shipment to customers.  Revenue from digital broadcast operations and satellite services and other is recognized when the related services are performed.  Upfront fees collected in connection with the service arrangements for customers in our consumer market are deferred and recognized as service revenue over the estimated subscriber life.

In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes.  We offer a rebate to qualifying new consumer subscribers and record a reduction in revenue in the same period in which the related sale occurs based on an estimate of the number of rebates that will be redeemed.  This estimate is based on historical experience and actual sales during the promotion.

Our Hughes segment has a consumer rental program, which typically allows customers in our consumer market to rent equipment with a 24-month service contract.  Once the initial contract ends, it becomes a month-to-month contract.  Revenue on the rental equipment is recognized on a monthly basis as service revenue over the customer contract term.

In August 2010, Hughes Communications was awarded $59 million from the U.S. Government as the only recipient of a national award under the broadband stimulus programs established pursuant to the American Recovery and Reinvestment Act of 2009.  Under the broadband stimulus program, eligible customers in our consumer market generally have month-to-month service contracts and do not have to pay for the rental of the equipment.

In addition to providing standard product and service offerings, our Hughes segment also enters into contracts to design, develop and deliver telecommunication networks to customers in our enterprise market.  These contracts for telecommunication networks require significant effort to develop and construct the network, over an extended time period.  Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems.  Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting.  Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, based on the ratio of costs incurred to estimated total costs at completion.  Profits expected to be realized on long-term contracts are based on estimates of total sale values and costs at completion.  These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made.  Estimated losses on contracts are recorded in the period in which they are identified.

Research and Development

The cost of research and development is charged to expense as incurred.  During the three and nine months ended September 30, 2011, research and development expense was $6 million and $7 million, respectively, and was recorded in “Selling, general and administrative expenses” on the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Debt Issuance Costs

Costs of issuing debt are generally deferred and amortized utilizing the effective interest method with amortization included in “Interest expense, net of amounts capitalized” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Inventory

Inventory is stated at the lower of cost or market value. We use standard costs adjusted to reflect actual cost, based on variance analyses performed throughout the year which approximates the first-in, first-out method. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Subscriber Acquisition Costs

SAC is included in “Other noncurrent assets, net” on our Condensed Consolidated Balance Sheets.  SAC consists of costs paid to third-party dealers and customer service representative commissions on new service activations and, in certain cases, the cost of hardware and installation services provided to customers at the inception of service or the cost of services for activities related to the consumer rental program.  SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the contractual term as the related service revenue is earned.  We monitor the recoverability of SAC and are entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period.  The recoverability of deferred SAC is reasonably assured through the monthly service fee charged to customers, the ability to recover the equipment or charge an unreturned equipment fee, and/or the ability to charge an early termination fee.

Capitalized Software Costs

Software development costs are capitalized and amortized using the straight-line method over the estimated useful life of the software, not in excess of five years.  Internal use capitalized software costs are included in “Property and equipment, net” on our Condensed Consolidated Balance Sheets.  Software program reviews are conducted at least annually, or as events and circumstances warrant such a review, to determine if capitalized software development costs have been impaired and to ensure that costs associated with programs that are no longer generating revenue are expensed.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of ninety days or less at the date of investment to be cash equivalents. As of September 30, 2011 and December 31, 2010, our cash equivalents primarily consist of money market funds, government bonds and corporate notes.

Restricted Cash and Cash Equivalents

As of September 30, 2011 and December 31, 2010, our restricted cash and cash equivalents primarily include amounts required as collateral for our letters of credit or surety bonds.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Marketable and Other Investment Securities

Marketable investment securities

We currently classify all marketable investment securities as available-for-sale.  We adjust the carrying value of our available-for-sale securities to fair value and report the related temporary unrealized gains and losses as a separate component of “Accumulated other comprehensive income (loss)” within “Total shareholder’s equity (deficit),” net of related deferred income tax.  Declines in the fair value of a marketable investment security which are determined to be “other-than-temporary” are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss), thus establishing a new cost basis for such investment.

We evaluate our marketable investment securities portfolio on a quarterly basis to determine whether declines in the fair value of these securities are other-than-temporary. This quarterly evaluation consists of reviewing, among other things:

•      the fair value of our marketable investment securities compared to the carrying amount,

•      the historical volatility of the price of each security, and

•      market and company specific factors related to each security.

Declines in the fair value of investments below cost basis are generally accounted for as follows:

Length of Time Investment Has Been In a Continuous Loss Position	Treatment of the Decline in Value (absent specific factors to the contrary)
Less than six months	Generally considered temporary.

Six to nine months	Evaluated on a case by case basis to determine whether any company or market-specific factors exist which would indicate that such decline is other-than-temporary.

Greater than nine months	Generally considered other-than-temporary. The decline in value is recorded as a charge to earnings.

In situations where the fair value of a debt security is below its carrying amount, we consider the decline to be other-than-temporary and record a charge to earnings if any of the following factors apply:

•      We have the intent to sell the security.

•      It is more likely than not that we will be required to sell the security before maturity or recovery.

•      We do not expect to recover the security’s entire amortized cost basis, even if there is no intent to sell the security.

In general, we use the first in, first out method to determine the cost basis on sales of marketable investment securities.

Other investment securities

Generally, we account for our unconsolidated debt and equity investments under either the fair value, equity and/or cost method of accounting.  Because these equity securities are generally not publicly traded, it is not practical to regularly estimate the fair value of the investments; however, these investments are subject to an evaluation for other-than-temporary impairment on a quarterly basis.  This quarterly evaluation consists of reviewing, among other things, company business plans and current financial statements, if available, for factors that may indicate an impairment of our investment.  Such factors may include, but are not limited to, cash flow concerns, material litigation, violations of

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

debt covenants, bankruptcy and changes in business strategy.  The fair value of these equity investments is not estimated unless there are identified changes in circumstances that may indicate an impairment exists and these changes are likely to have a significant adverse effect on the fair value of the investment.  When impairments occur related to our foreign investments, any cumulative translation adjustment associated with these investments will remain in “Accumulated other comprehensive income (loss)” within “Total shareholder’s equity (deficit)” on our Condensed Consolidated Balance Sheets until the investments are sold or otherwise liquidated; at which time, they will be released into our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Property and Equipment

Property and equipment are stated at cost.  Depreciation is recorded on a straight-line basis over lives ranging from one to forty years.  Repair and maintenance costs are charged to expense when incurred.  Renewals and betterments are capitalized.

The cost of satellites under construction, including certain amounts prepaid under our satellite service agreements, is capitalized during the construction phase, assuming the eventual successful launch and in-orbit operation of the satellite.  If a satellite were to fail during launch or while in-orbit, generally, the resultant loss would be charged to expense in the period such loss was incurred.  The amount of any such loss would be reduced to the extent of insurance proceeds estimated to be received, if any.

Intangible Assets and FCC Authorizations

We do not amortize goodwill and intangible assets with indefinite useful lives, but test for impairment annually or whenever indicators of impairments arise.  Intangible assets that have finite lives are amortized over their estimated useful lives and tested for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Generally, we have determined that our FCC licenses have indefinite useful lives due to the following:

•      FCC spectrum is a non-depleting asset;

•      replacement satellite applications are generally authorized by the FCC subject to certain conditions, without substantial cost under a stable regulatory, legislative and legal environment;

•      maintenance expenditures in order to obtain future cash flows are not significant; and

•      we intend to use these assets indefinitely.

In conducting our annual impairment tests, we have historically determined that the estimated fair value of the FCC licenses, calculated using the discounted cash flow analysis, exceeded their carrying amount.

Goodwill

Goodwill represents the excess of purchase price over the fair value of identified net assets of businesses acquired. We evaluate our goodwill impairment on an annual basis, or earlier if events and circumstances occur indicating that goodwill might be impaired.

Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For assets which are held and used in operations, the asset would be impaired if the carrying value of the asset exceeded its undiscounted future net cash flows. Once an impairment is determined, the actual impairment is reported as the difference between the carrying value and the fair value as estimated using discounted cash flows. Assets which are to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. We consider relevant

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

cash flow, estimated future operating results, trends and other available information in assessing whether the carrying value of assets are recoverable.

Foreign Currency

Certain of our foreign operations have determined the local currency to be their functional currency.  Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using period-end exchange rates while income and expense accounts are translated at the average rates in effect during the period.  The resulting translation adjustment is recorded in “Accumulated Other Comprehensive Income (Loss),” a separate component of equity.

We also have foreign operations where the U.S. dollar has been determined as the functional currency.  Gains and losses resulting from re-measurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Market Concentration and Credit Risk

We provide services and extend credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. We monitor our exposure to credit losses and maintain, as necessary, allowances for anticipated losses. Our EchoStar Satellite Services segment depends on DISH Network for a substantial portion of its revenue. As a result, any termination or reduction in the services we provide to DISH Network would adversely impact our results of operations and require us to aggressively pursue alternative sources of revenue.

Financial instruments that potentially subject us to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although we maintain cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Recently Adopted Accounting Guidance

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2009-13 amending Accounting Standards Codification (“ASC”) 605 “Revenue Recognition” related to revenue arrangements with multiple deliverables.  Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables.  The adoption of ASU 2009-13 on January 1, 2011 did not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605 to change the accounting model for revenue arrangements that include both tangible products and software elements.  The adoption of ASU 2009-14 on January 1, 2011 did not have a material impact on our financial statements.

New Accounting Pronouncements

In September 2011, the FASB issued ASU 2011-08 amending ASC 350 “Intangibles- Goodwill and Other” related to goodwill impairment testing.  Among other things, ASU 2011-08 allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test.  Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount.  The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment.  Although early adoption is allowed, the amendment is effective for impairment tests performed for fiscal years beginning after December 15, 2011. We do not expect the adoption of ASU 2010-08 to have a material impact on our financial position or results of operations.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Note 3.                          Marketable Investment Securities and Other Investment Securities

Our marketable investment securities and other investment securities consist of the following:

	As of
	September 30,	December 31,
	2011	2010
	(In thousands)
Marketable investment securities:
Current marketable investment securities - VRDNs	$97,165	$—
Current marketable investment securities - strategic	5,398	—
Current marketable investment securities — other	156,933	—
Total marketable investment securities — current	259,496	—
Other investment securities— noncurrent:
Cost method	15,557	—
Equity method	6,001	724
Total other investment securities — noncurrent	21,558	724
Total marketable and other investment securities	$281,054	$724

Marketable Investment Securities

Our marketable investment securities portfolio consists of various debt and equity instruments, all of which are classified as available-for-sale.

Current Marketable Investment Securities - VRDNs

Variable rate demand notes (“VRDNs”) are long-term floating rate municipal bonds with embedded put options that allow the bondholder to sell the security at par plus accrued interest. All of the put options are secured by a pledged liquidity source. Our VRDN portfolio is comprised of investments in many municipalities, which are backed by financial institutions or other highly rated companies that serve as the pledged liquidity source. While they are classified as marketable investment securities, the put option allows VRDNs to be liquidated generally on a same day or on a five business day settlement basis.

Current Marketable Investment Securities - Strategic

Our current strategic marketable investment securities are highly speculative and have experienced and continue to experience volatility.  As of September 30, 2011, our strategic investment portfolio consisted of securities of a single issuer and the value of that portfolio depends on the value of that issuer.

Current Marketable Investment Securities - Other

Our other current marketable investment securities portfolio includes investments in various debt instruments including corporate and government bonds.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Other Investment Securities - Noncurrent

We account for our unconsolidated debt and equity investments under the fair value, equity and/or cost method of accounting.  We have several strategic investments in certain equity securities that are included in noncurrent “Other investment securities” on our Condensed Consolidated Balance Sheets.

Non-majority owned investments in equity securities are generally accounted for using the equity method when we have the ability to significantly influence the operating decisions of an investee.  However, when we do not have the ability to significantly influence the operating decisions of an investee, the cost method is used.

Our ability to realize value from our strategic investments in companies that are not publicly traded depends on the success of those companies’ businesses and their ability to obtain sufficient capital to execute their business plans.  Because private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them we will not be able to obtain fair value for them.

Unrealized Gains (Losses) on Marketable Investment Securities

We had no investments in marketable investment securities as of December 31, 2010. As of September 30, 2011, we had accumulated net unrealized gains of $1 million, net of related tax effect as a part of “Accumulated other comprehensive income (loss)” within “Total shareholder’s equity (deficit).”  A full valuation allowance has been established against any net deferred tax assets that are capital in nature.  The components of our available-for-sale investments are summarized in the table below.

	As of September 30, 2011
	Marketable
	Investment	Unrealized
	Securities	Gains	Losses	Net
	(In thousands)
Debt securities:
VRDNs	$97,165	$—	$—	$—
Other	156,933	26	(1,301)	(1,275)
Equity securities:
Other	5,398	2,225	—	2,225
Total marketable investment securities	$259,496	$2,251	$(1,301)	$950

As of September 30, 2011, we had debt securities of $210 million with contractual maturities of one year or less and $44 million with contractual maturities greater than one year.  Actual maturities may differ from contractual maturities as a result of our ability to sell these securities prior to maturity.

As of September 30, 2011, the aggregate fair value of our debt securities that were in a loss position, all of which had been in a loss position for six months or less, totaled $107 million. We do not intend to sell our investments in debt securities before they recover or mature, and it is more likely than not that we will hold these debt investments until that time.  In addition, we are not aware of any specific factors indicating that the underlying issuers of these debt securities would not be able to pay interest as it becomes due or repay the principal at maturity.  Therefore, we believe that these changes in the estimated fair values of these marketable investment securities are primarily related to temporary market fluctuations.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Fair Value Measurements

We determine fair value based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.  Market or observable inputs are the preferred source of values, followed by unobservable inputs or assumptions based on hypothetical transactions in the absence of market inputs.  We apply the following hierarchy in determining fair value:

•                  Level 1, defined as observable inputs being quoted prices in active markets for identical assets;

•                  Level 2, defined as observable inputs other than quoted prices included in Level 1, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•                  Level 3, defined as unobservable inputs for which little or no market data exists, consistent with reasonably available assumptions made by other participants therefore requiring assumptions based on the best information available.

As of September 30, 2011, we classified our current debt securities as Level 2 of the fair value hierarchy, as they were based on quoted market prices that can be derived from assumptions observable in the marketplace, and our current equity securities as Level 1 of the fair value hierarchy, as they have quoted market prices in active markets. These assets were measured at fair value on a recurring basis.

Note 4.                          Trade Accounts Receivable

Our trade accounts receivable consist of the following:

	As of
	September 30,	December 31,
	2011	2010
	(In thousands)
Trade accounts receivable	$149,736	$11,230
Contracts in process	23,551	—
Total trade accounts receivable	173,287	11,230
Allowance for doubtful accounts	(10,467)	(4,725)
Trade accounts receivable, net	$162,820	$6,505

As of September 30, 2011, advances and progress billings offset against contracts in process amounted to $15 million.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Note 5.                          Inventory

We had no inventory as of December 31, 2010. As of September 30, 2011, our inventory, related to the Hughes segment, consists of the following:

Amount
(In thousands)
Finished goods	$38,061
Work-in-process	18,065
Raw materials	6,827
Total inventory	$62,953

Note 6.                          Property and Equipment

Property and equipment consist of the following:

	Depreciable	As of
	Life	September 30,	December 31,
	(In Years)	2011	2010
		(In thousands)
Land	—	$11,402	$—
Buildings and improvements	1-40	56,586	—
Consumer rental equipment	3-4	142,264	—
Furniture, fixtures, equipment and other	1-10	129,138	13,812
Satellites:
EchoStar III - fully depreciated	N/A	234,083	234,083
EchoStar IV - fully depreciated	N/A	78,511	78,511
EchoStar VI	12	244,305	244,305
EchoStar VIII	12	175,801	175,801
EchoStar IX	12	127,376	127,376
EchoStar XII	10	190,051	190,051
SPACEWAY 3	15	286,707	—
Satellites acquired under capital leases	10-15	566,817	534,673
Construction in process	—	809,616	316,180
Total property and equipment		3,052,657	1,914,792
Accumulated depreciation		(1,215,201)	(1,096,705)
Property and equipment, net		$1,837,456	$818,087

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

“Construction in process” consists of the following:

	As of
	September 30,	December 31,
	2011	2010
	(In thousands)
Progress amounts for satellite construction, including certain amounts prepaid under satellite service agreements and launch costs:
QuetzSat-1	$180,759	$162,947
EchoStar XVI	209,552	100,312
Jupiter	338,580	—
Other	23,064	51,981
Buildings and improvements	64	—
Uplink equipment	46,133	—
Other	11,464	940
Construction in process	$809,616	$316,180

For the three and nine months ended September 30, 2011, we recorded $13 million and $28 million, respectively, of capitalized interest related to our satellites under construction.  For the three and nine months ended September 30, 2010, we recorded $5 million and $12 million, respectively, of capitalized interest related to our satellites under construction.

Depreciation and amortization expense consists of the following:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Satellites	$29,455	$22,594	$77,015	$70,095
Furniture, fixtures, equipment and other (including Consumer rental equipment)	31,474	551	40,678	1,701
Identifiable intangible assets subject to amortization	38,990	1	44,932	3
Buildings and improvements	1,129	—	1,351	—
Total depreciation and amortization	$101,048	$23,146	$163,976	$71,799

Cost of sales and other expense categories included in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) do not include depreciation expense.

Satellites

We currently utilize 11 satellites in geostationary orbit approximately 22,300 miles above the equator, including the SPACEWAYTM 3 satellite, which was added to our satellite fleet as a result of the Hughes Acquisition.  Five of these satellites are leased, and four of our leased satellites are accounted for as capital leases and are depreciated over the terms of the satellite service agreements.  We also lease capacity on one satellite from DISH Network that is accounted for as an operating lease.  See Note 12 for further discussion of our satellite leases with DISH Network.  We depreciate our owned satellites over the useful life of each satellite.

QuetzSat-1.  During 2008, we entered into a ten-year satellite service agreement with SES Latin America S.A. (“SES”) to lease all of the capacity on the QuetzSat-1 satellite, which was launched on September 29, 2011. This

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

lease will be accounted for as a capital lease.  Upon expiration of the initial term, we have the option to renew the transponder service agreement on a year-to-year basis through the end-of-life of the QuetzSat-1 satellite.  DISH Network has agreed to lease 24 of the 32 direct broadcast satellite (“DBS”) transponders on this satellite from us.

In addition, we have two owned satellites that are currently under construction, as follows:

EchoStar XVI.  In November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be launched during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.

Jupiter.  In June 2009, Hughes Communications entered into an agreement with Space Systems/Loral, Inc. (“SS/L”) for the design and manufacture of our next-generation, high throughput geostationary satellite (“Jupiter”).  Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for our HughesNet service to the consumer market in North America.  Jupiter is expected to be launched during the first half of 2012.

Satellite Anomalies

Prior to 2011, certain satellites in our fleet experienced anomalies, some of which have had a significant adverse impact on their remaining useful life and/or commercial operation.  There can be no assurance that future anomalies will not further impact the remaining useful life and commercial operation of any of these satellites.  See “Long-Lived Satellite Assets” below for further discussion of evaluation of impairment.  In addition, there can be no assurance that we can recover critical transmission capacity in the event one or more of our in-orbit satellites were to fail.  We generally do not carry insurance for any of the in-orbit satellites that we use, and therefore we will bear the risk of any uninsured in-orbit failures.  Recent developments with respect to certain of our satellites are discussed below.

Owned Satellites

EchoStar IV.  During the third quarter of 2011, EchoStar IV was removed from the 77 degree orbital location and retired from commercial service.  This retirement did not have a material impact on our results of operations or financial position.

EchoStar VIII.  EchoStar VIII was designed to operate 32 DBS transponders in the continental United States at approximately 120 watts per channel, switchable to 16 DBS transponders operating at approximately 240 watts per channel.  EchoStar VIII was also designed with spot-beam technology.  This satellite has experienced several anomalies prior to and during 2011.  In January 2011, the satellite experienced an anomaly which temporarily disrupted electrical power to some components, causing an interruption of broadcast service.  In addition, it has now been determined one of the two on-board computers used to control the satellite failed in connection with this anomaly.  None of these anomalies has impacted the commercial operation or estimated useful life of the satellite.  However, there can be no assurance that this anomaly or any future anomalies will not reduce its useful life or impact its commercial operation.

Leased Satellites

AMC-15.  AMC-15, a fixed satellite services (“FSS”) satellite, commenced commercial operation during January 2005 and currently operates at the 105 degree orbital location.  This SES satellite is equipped with 24 Ku FSS transponders that operate at approximately 120 watts per channel and a Ka FSS payload consisting of 12 spot beams.  During 2011, AMC-15 experienced solar-power anomalies, which caused a power loss that reduced its capacity.  Pursuant to the AMC-15 satellite services agreement with SES, we are negotiating a reduction of our monthly recurring payment, which could impact the carrying value of the satellite and the related capital lease obligation.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

AMC-16.  AMC-16, an FSS satellite, commenced commercial operation during February 2005 and currently operates at the 85 degree orbital location.  This SES satellite is equipped with 24 Ku-band FSS transponders that operate at approximately 120 watts per channel and a Ka-band payload consisting of 12 spot beams.  During the first quarter of 2010, SES notified us that AMC-16 had experienced a solar-power anomaly, which caused a power loss that reduced its capacity.  Pursuant to the AMC-16 satellite services agreement with SES, we are entitled to a reduction of our monthly recurring payment in the event of a partial loss of satellite capacity.  Effective in March and July 2010, the monthly recurring payment was reduced and as a result our capital lease obligation and the corresponding asset value was lowered by a total of $39 million.  In addition, beginning in May 2011, the monthly recurring payment was reduced again due to the March 2010 anomaly and as a result our capital lease obligation was lowered by approximately $7 million and a gain was recorded in “Other, net” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Long-Lived Satellite Assets

We evaluate our satellites for impairment and test for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable.  This evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.  Certain of the anomalies discussed above, and previously disclosed, may be considered to represent a significant adverse change in the physical condition of a particular satellite.  However, based on the redundancy designed within each satellite, these anomalies are not considered to be significant events that would require evaluation for impairment recognition because the projected cash flows have not been significantly affected by these anomalies.

Note 7.                          Intangible Assets and Goodwill

Intangible Assets

As of September 30, 2011 and December 31, 2010, our identifiable intangible assets subject to amortization consisted of the following:

	As of
	September 30, 2011		December 31, 2010
	Intangible	Accumulated	Intangible	Accumulated
	Assets	Amortization	Assets	Amortization
	(In thousands)
Customer relationships	$280,000	$(29,714)	$—	$—
Contract-based	67,100	(11,580)	—	—
Technology-based	51,417	(2,770)	18	(7)
Trademark portfolio	29,850	(479)	—	—
Favorable leases	4,707	(379)	—	—
Total	$433,074	$(44,922)	$18	$(7)

Amortization of these intangible assets is recorded on a straight line basis over an average finite useful life primarily ranging from approximately one to twenty years or in relation to the estimated discounted cash flows over the life of the intangible.  Amortization was $39 million and $45 million during the three and nine months ended September 30, 2011, respectively. Amortization was nominal during the three and nine months ended September 30, 2010.

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Estimated future amortization of our identifiable intangible assets as of September 30, 2011 is as follows:

Amount
(In thousands)
For the Years Ended December 31,
2011 (remaining three months)	$36,400
2012	68,822
2013	46,497
2014	56,052
2015	45,495
Thereafter	134,886
Total	$388,152

Goodwill

The excess of our investments in consolidated subsidiaries over net tangible and identifiable intangible asset value at the time of the investment is recorded as goodwill and is not subject to amortization but is subject to impairment testing annually or whenever indicators of impairment arise.  The goodwill associated with the Hughes Acquisition is detailed in the table below.

Amount
(In thousands)
Balance as of December 31, 2010	$—
Hughes Acquisition	523,135
Balance as of September 30, 2011	$523,135

Note 8.                          Debt and Capital Lease Obligations

6 1/2% Senior Secured Notes due 2019

On June 1, 2011, we issued $1.1 billion aggregate principal amount of our 6 1/2% Senior Secured Notes (the “Senior Secured Notes”) at an issue price of 100.0%, pursuant to a Secured Indenture dated June 1, 2011 (the “Secured Indenture”).  The Senior Secured Notes mature on June 15, 2019.  Interest accrues at an annual rate of 6 1/2% and is payable semi-annually in cash, in arrears on June 15 and December 15 of each year, commencing on December 15, 2011.

The Senior Secured Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, as defined in the Secured Indenture, together with accrued and unpaid interest, if any, to the date of redemption.  Prior to June 15, 2014, we may also redeem up to 35% of the aggregate principal amount of the Senior Secured Notes at a redemption price equal to 106.500% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds from certain equity offerings or capital contributions.  In addition, prior to June 15, 2015, we may redeem up to 10% of the outstanding Senior Secured Notes per year at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

The Senior Secured Notes are:

•      our general secured obligations;

•      secured by a first priority security interest in substantially all of our assets and the assets of certain of our subsidiaries, subject to certain exceptions and Permitted Liens (as defined in the Secured Indenture);

•      effectively junior to our obligations that are secured by assets that are not part of the Collateral (as defined in the Secured Indenture) that is securing the Senior Secured Notes, in each case to the extent of the value of the Collateral securing such obligations;

•      effectively senior to our existing and future unsecured obligations to the extent of the value of the Collateral

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

securing the Senior Secured Notes, after giving effect to Permitted Liens;

•      senior in right of payment to all of our existing and future obligations that are expressly subordinated to the Senior Secured Notes;

•      structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries (as defined in the Secured Indenture); and

•      unconditionally guaranteed, jointly and severally, on a general senior secured basis by each Guarantor (as defined in the Secured Indenture).

Subject to certain exceptions, the Secured Indenture contains restrictive covenants that, among other things, impose limitations on our ability and, in certain instances, the ability of our Restricted Subsidiaries (as defined in the Secured Indenture), to:

•      pay dividends or make distributions on our capital stock or repurchase our capital stock;

•      incur additional debt;

•      make certain investments;

•      create liens or enter into sale and leaseback transactions;

•      merge or consolidate with another company;

•      transfer and sell assets;

•      enter into transactions with affiliates; and

•      allow to exist certain restrictions on the ability of certain of our subsidiaries to pay dividends, make distributions, make other payments, or transfer assets to us.

In the event of a change of control, as defined in the Secured Indenture, we would be required to make an offer to repurchase all or any part of a holder’s Senior Secured Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase.

7 5/8% Senior Notes due 2021

On June 1, 2011, we issued $900 million aggregate principal amount of our 7 5/8% Senior Notes (the “Senior Notes”) at an issue price of 100.0%, pursuant to an Unsecured Indenture dated June 1, 2011 (the “Unsecured Indenture”).  The Senior Notes mature on June 15, 2021.  Interest accrues at an annual rate of 7 5/8% and is payable semi-annually in cash, in arrears on June 15 and December 15 of each year, commencing on December 15, 2011.

The Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to 100.0% of the principal amount plus a “make-whole” premium, as defined in the Unsecured Indenture, together with accrued and unpaid interest, if any, to the date of redemption.  Prior to June 15, 2014, we may also redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 107.625% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds from certain equity offerings or capital contributions.

The Senior Notes are:

•      our general unsecured obligations;

•      effectively junior to our obligations that are secured to the extent of the value of the collateral securing such obligations;

•      senior in right of payment to all of our existing and future obligations that are expressly subordinated to the Senior Notes;

•      structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries (as defined in the Unsecured Indenture); and

•      unconditionally guaranteed, jointly and severally, on a general senior basis by each Guarantor (as defined in the Unsecured Indenture).

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Subject to certain exceptions, the Unsecured Indenture contains restrictive covenants that, among other things, impose limitations on our ability and, in certain instances, the ability of our Restricted Subsidiaries (as defined in the Unsecured Indenture), to:

•      pay dividends or make distributions on our capital stock or repurchase our capital stock;

•      incur additional debt;

•      make certain investments;

•      create liens or enter into sale and leaseback transactions;

•      merge or consolidate with another company;

•      transfer and sell assets;

•      enter into transactions with affiliates; and

•      allow to exist certain restrictions on the ability of certain subsidiaries to pay dividends, make distributions, make other payments, or transfer assets to us.

In the event of a change of control, as defined in the Unsecured Indenture, we would be required to make an offer to repurchase all or any part of a holder’s Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase.

Fair Value of our Debt

The following table summarizes the carrying and fair values of our debt facilities:

	As of
	September 30, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
6 1/2% Senior Secured Notes due 2019	$1,100,000	$1,072,500	$—	$—
7 5/8% Senior Notes due 2021	900,000	873,000	—	—
Mortgages and other notes payable	6,706	6,706	6,314	6,314
Subtotal	2,006,706	$1,952,206	6,314	$6,314
Capital lease obligations (1)	389,606	NA	405,449	NA
Total debt and capital lease obligations	$2,396,312		$411,763

(1) Disclosure regarding fair value of capital leases is not required.

Capital Lease Obligations

As of September 30, 2011 and December 31, 2010, we had $567 million and $535 million, respectively, capitalized for the estimated fair value of satellites acquired under capital leases included in “Property and equipment, net,” with related accumulated depreciation of $289 million and $268 million, respectively.  In our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), we recognized depreciation expense associated with our satellites accounted for as capital leases of $7 million and $6 million for the three months ended September 30, 2011 and 2010, respectively, and $21 million and $22 million for the nine months ended September 30, 2011 and 2010, respectively. The following satellites are accounted for as capital leases and depreciated over the terms of the respective satellite service agreements.

AMC-15.  AMC-15 commenced commercial operation during January 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.  During 2011, AMC-15 experienced solar-power anomalies, which caused a power loss that

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

reduced its capacity.  Pursuant to the satellite services agreement, we are negotiating a reduction of our monthly recurring payment, which could impact the carrying value of the satellite and the related capital lease obligation.

AMC-16.  AMC-16 commenced commercial operation during February 2005.  This lease is renewable by us on a year-to-year basis following the initial ten-year term, and provides us with certain rights to lease capacity on replacement satellites.  Effective in March and July 2010, the monthly recurring payment was reduced as a result of a March 2010 anomaly and as a result our capital lease obligation and the corresponding asset value was lowered by a total of $39 million.  In addition, beginning in May 2011, the monthly recurring payment was reduced again due to the March 2010 anomaly and as a result our capital lease obligation was lowered by approximately $7 million and a gain was recorded in “Other, net” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

Nimiq 5.  Nimiq 5 was launched in September 2009 and commenced commercial operation at the 72.7 degree orbital location during October 2009, where it provides additional high-powered capacity to our satellite fleet.  See Note 12 for further discussion.

QuetzSat-1.  QuetzSat-1 was launched in September 2011.  This lease is renewable by us on a year-to-year basis following the initial ten-year term and provides us with certain rights to lease capacity on replacement satellites.  See Note 12 for further discussion.

Future minimum lease payments under these capital lease obligations, together with the present value of the net minimum lease payments as of September 30, 2011 are as follows:

Amount
(In thousands)
For the Years Ended December 31,
2011 (three months remaining)	$30,667
2012	122,477
2013	121,674
2014	115,925
2015	50,200
Thereafter	429,000
Total minimum lease payments	869,943
Less: Amount representing lease of the orbital location and estimated executory costs (primarily insurance and maintenance) including profit thereon, included in total minimum lease payments	(264,921)
Net minimum lease payments	605,022
Less: Amount representing interest	(215,416)
Present value of net minimum lease payments	389,606
Less: Current portion	(56,117)
Long-term portion of capital lease obligations	$333,489

The summary of future maturities of our outstanding debt as of September 30, 2011 is included in the commitments table in Note 10.

Note 9.                          Acquisition

When we acquire a business, we allocate the purchase price to the various components of the acquisition based upon the fair value of each component using various valuation techniques, including the market approach, income approach and/or cost approach.

The accounting standard for business combinations requires most identifiable assets, liabilities, noncontrolling interests and goodwill acquired to be recorded at fair value. Transaction costs related to the acquisition of the

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

business are expensed as incurred. Costs associated with the issuance of debt associated with a business combination are capitalized and included as a yield adjustment to the underlying debt’s stated rate.

Acquired intangible assets other than goodwill are amortized over their estimated useful lives unless the lives are determined to be indefinite.

Hughes Communications

On June 8, 2011, we completed the Hughes Acquisition, pursuant to the Hughes Agreement by and between us, EchoStar, certain subsidiaries of EchoStar, and Hughes Communications, Inc., following which Hughes Communications, Inc. became a direct, wholly-owned subsidiary of HSS.  Pursuant to the Hughes Agreement, 100% of the issued and outstanding shares of common stock and vested stock options of Hughes Communications, Inc. were converted into the right to receive $60.70 (minus any applicable exercise price) in cash and substantially all of the outstanding debt of Hughes Communications was repaid.  The funding of the Hughes Acquisition was supported by the issuance of $1.1 billion of senior secured notes and $900 million of senior unsecured notes.  See Note 8 for further discussion. In addition to the debt securities issued, EchoStar contributed cash and marketable investment securities and forgave certain intercompany accounts payables, net totaling $609 million for HSS.

In connection with the Hughes Acquisition, each share of unvested restricted stock and unvested stock option of Hughes Communications, Inc. was converted into the right to receive $60.70 (minus any applicable exercise price) in cash on the vesting date of the stock award.  As of September 30, 2011, our maximum liability for these unvested stock awards of Hughes Communications, Inc. was approximately $34 million, which is payable based on the original vesting terms of the stock award.  Of the $34 million, $18 million was accrued as of September 30, 2011 included in “Accrued payments in connection with Hughes Acquisition” on our Condensed Consolidated Balance Sheets, the remainder of which will be recognized over the remaining vesting period associated with the stock award, the last of which expires in 2014.

In addition, we are also liable to pay approximately $17 million, of which $11 million was accrued as of September 30, 2011 included in “Accrued payments in connection with Hughes Acquisition” on our Condensed Consolidated Balance Sheets, in change of control bonuses to certain of the executives of Hughes Communications in December 2011. For the three and nine months ended September 30, 2011, we recognized $9 million and $11 million of expense associated with the change of control bonuses.

Hughes is the global leader in broadband satellite technologies and services and a leading provider of managed network services.  Together with Hughes, we have an extensive fleet of owned and leased satellites, experienced personnel and communications facilities around the world.  The acquisition significantly expands our ability to provide new video and data products and solutions.

The Hughes Acquisition was accounted for as a business combination.  However, we have not completed allocating the purchase price among the assets that were acquired and thus the allocation in the table below may change.

Amount
(In thousands)
Cash	$84,768
Marketable investment securities	22,148
Other current assets	281,205
Property and equipment	917,240
Intangibles	433,057
Goodwill	523,135
FCC authorizations	400,000
Other noncurrent assets	55,776
Current liabilities	(266,017)
Deferred tax liabilities	(244,781)
Long-term liabilities	(22,239)
Non-controlling interests	(9,679)
Total purchase price	$2,174,613

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

In connection with the Hughes Acquisition, we incurred $35 million of acquisition related transaction costs consisting primarily of banking, bond forfeiture, legal and accounting fees. These costs are included in “Hughes Acquisition costs” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).

In connection with the issuance of our 6 1/2% Senior Secured Notes due 2019 and our 7 5/8% Senior Notes due 2021, we incurred $58 million of debt issuance costs, which are included in “Other noncurrent assets, net” on our Condensed Consolidated Balance Sheets.  For the three and nine months ended September 30, 2011, we amortized $1 million and $2 million, respectively, of debt issuance costs.

The following unaudited pro forma condensed consolidated operating results for the three and nine months ended September 30, 2011 and 2010 give effect to the Hughes Acquisition as if it occurred on January 1, 2010, except for certain transaction and compensation costs of $9 million and $46 million for the three and nine months ended September 30, 2011, respectively, which are included in the pro forma amounts below.  These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had occurred on such date and should not be used as a predictive measure of our future financial position, results of operations or liquidity.  The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Supplemental pro forma financial information (Unaudited)	2011	2010	2011	2010
	(In thousands)
Total revenue	$355,860	$331,805	$1,041,062	$953,851
Net income (loss) attributable to the HSS common shareholder	$4,439	$(29,882)	$(35,607)	$(60,986)

Effective June 9, 2011, revenue and expenses associated with the Hughes Acquisition are included within the Hughes segment in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).  See Note 11 for further discussion.

Note 10.                   Commitments and Contingencies

Commitments

As of September 30, 2011, future maturities of our contractual obligations are summarized as follows:

	Payments due by period
	Total	2011	2012	2013	2014	2015	Thereafter
	(In thousands)
Long-term debt obligations	$2,006,706	$222	$1,134	$1,009	$1,068	$1,100	$2,002,173
Capital lease obligations	389,606	13,573	57,486	62,528	64,284	12,487	179,248
Interest expense on long-term debt and capital lease obligations	1,481,289	85,351	175,292	169,982	164,219	160,528	725,917
Satellite-related obligations	1,165,149	105,056	275,841	126,768	99,773	78,774	478,937
Operating lease obligation	41,891	3,512	12,966	8,983	6,861	4,557	5,012
Purchase and other obligations	7,590	6,201	676	510	203	—	—
Payments in connection with Hughes Acquisition	22,426	5,798	7,012	5,866	3,750	—	—
Total	$5,114,657	$219,713	$530,407	$375,646	$340,158	$257,446	$3,391,287

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Future commitments related to satellites, including two launch contracts for satellites that are currently under construction, as described below, are included in the table above under “Satellite-related obligations.”  Payments related to the QuetzSat-1 capital lease are currently included in “Satellite-related obligations” but will be reclassified to “Capital lease obligations” when the satellite is placed into service later this year.

•      EchoStar XVI.  During November 2009, we entered into a contract for the construction of EchoStar XVI, a DBS satellite, which is expected to be completed during the second half of 2012 and will operate at the 61.5 degree orbital location.  DISH Network has agreed to lease all of the capacity on this satellite from us for a portion of its useful life.  As of September 30, 2011, the remaining obligation related to EchoStar XVI of $85 million, including the launch contract, is included in the table above.

•      Jupiter.  During June 2009, Hughes Communications entered into an agreement with SS/L for the construction of Jupiter, which is expected to launch in the first half of 2012.  Barrett Xplore Inc. has agreed to lease the user beams designed to operate in Canada, which represents a portion of the capacity available on the Jupiter satellite.  As of September 30, 2011, the remaining obligation related to Jupiter of $103 million, including the launch contract, is included in the table above.

In certain circumstances, the dates on which we are obligated to make these payments could be delayed. These amounts will increase to the extent we procure insurance for our satellites or contract for the construction, launch or lease of additional satellites.

Acquisition of Brazilian Orbital Slot.  On August 30, 2011, we were declared the winner of the right to select an orbital slot in an auction conducted by ANATEL, the Brazilian communications regulatory authority.  We selected the 45 degree west longitude orbital location for a bid of approximately $79 million using an exchange rate of $1 to 1.8291 Brazilian Real as of September 30, 2011.  This amount is not included in the table above.  We must comply with certain post-auction regulatory and payment requirements before we will receive the orbital slot.  Once we receive the orbital slot, the slot will be used to expand our video and data capabilities in South America.

Contingencies

Separation Agreement

In connection with the Spin-off, EchoStar entered into a separation agreement with DISH Network that provides, among other things, for the division of certain liabilities, including liabilities resulting from litigation. Under the terms of the separation agreement, EchoStar has assumed certain liabilities that relate to its business including certain designated liabilities for acts or omissions that occurred prior to the Spin-off. Certain specific provisions govern intellectual property related claims under which, generally, EchoStar will only be liable for its acts or omissions following the Spin-off and DISH Network will indemnify EchoStar for any liabilities or damages resulting from intellectual property claims relating to the period prior to the Spin-off as well as DISH Network’s acts or omissions following the Spin-off.

Litigation

We are involved in a number of legal proceedings (including those described below) concerning matters arising in connection with the conduct of our business activities.  Many of these proceedings are at preliminary stages, and many of these cases seek an indeterminate amount of damages.  We regularly evaluate the status of legal proceedings in which we are involved, to assess whether a loss is probable or there is a reasonable possibility that a loss or additional loss may have been incurred and determine if accruals are appropriate.  We further evaluate each

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

legal proceeding to assess whether an estimate of the possible loss or range of possible loss can be made, if accruals are not appropriate.

We are subject to various legal proceedings and claims which arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to any of these actions is unlikely to materially affect our financial position, results of operations or liquidity.

Note 11.                   Segment Reporting

Operating segments are components of an enterprise for which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Total assets by segment have not been specified because the information is not available to the chief operating decision-maker. Under this definition, we operate two segments.

•      EchoStar Satellite Services — which uses 10 of our 11 owned and leased in-orbit satellites and related FCC licenses to lease capacity on a full-time and occasional-use basis primarily to DISH Network, and secondarily to Dish Mexico, U.S. government service providers, state agencies, Internet service providers, broadcast news organizations, programmers and private enterprise customers.

•      Hughes — which provides broadband network services and systems to the domestic and international enterprise markets and satellite broadband Internet access to North American consumers.  Hughes also provides managed services to large enterprises and networking systems solutions to customers for mobile satellite and wireless backhaul systems.  Effective June 9, 2011, Hughes became a new segment as a result of the Hughes Acquisition and the results of operations of Hughes Communications are included in this report only as of such date.  See Note 9 for further discussion of the transaction.

The “All Other” category consists of revenue and net income (loss) attributable to the HSS common shareholder from other operations including our corporate investment portfolio for which segment disclosure requirements do not apply.  In addition, this category includes interest expense related to our 6 1/2% Senior Secured Notes due 2019 and our 7 5/8% Senior Notes due 2021, net of capitalized interest.

The following table reports our operating segment data and reconciles earnings before interest, taxes, depreciation and amortization (“EBITDA”) to reported “Net income (loss) attributable to the HSS common shareholder” in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss):

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

	EchoStar Satellite Services Segment	Hughes Segment	All Other	Consolidated Total
	(In thousands)
For the Three Months Ended September 30, 2011
Total revenue	$68,491	$287,861	$—	$356,352
EBITDA (1)	44,371	67,294	181	111,846
Interest income (expense), net	(9,781)	104	(22,576)	(32,253)
Income tax benefit (provision), net	7,694	1,440	—	9,134
Depreciation and amortization	(23,686)	(77,362)	—	(101,048)
Net income (loss) attributable to the HSS common shareholder	$18,598	$(8,524)	$(22,395)	$(12,321)
For the Nine Months Ended September 30, 2011
Total revenue	$205,989	$369,784	$—	$575,773
EBITDA (1)	149,255	87,527	(33,740)	203,042
Interest income (expense), net	(29,545)	102	(19,638)	(49,081)
Income tax benefit (provision), net	(5,799)	(171)	7,667	1,697
Depreciation and amortization	(70,581)	(93,395)	—	(163,976)
Net income (loss) attributable to the HSS common shareholder	$43,330	$(5,937)	$(45,711)	$(8,318)
For the Three Months Ended September 30, 2010
Total revenue	$66,870	$—	$—	$66,870
EBITDA (1)	46,264	—	—	46,264
Interest income (expense), net	(9,491)	—	5,288	(4,203)
Income tax benefit (provision), net	(9,664)	—	2,685	(6,979)
Depreciation and amortization	(23,146)	—	—	(23,146)
Net income (loss) attributable to the HSS common shareholder	$3,963	$—	$7,973	$11,936
For the Nine Months Ended September 30, 2010
Total revenue	$196,631	$—	$—	$196,631
EBITDA (1)	139,687	—	—	139,687
Interest income (expense), net	(31,652)	—	12,130	(19,522)
Income tax benefit (provision), net	(17,443)	—	(403)	(17,846)
Depreciation and amortization	(71,799)	—	—	(71,799)
Net income (loss) attributable to the HSS common shareholder	$18,793	$—	$11,727	$30,520

(1)           EBITDA is not a measure determined in accordance with GAAP and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP.  Conceptually, EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures.  EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  EBITDA is used by our management as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors.  Management believes EBITDA provides meaningful supplemental information regarding liquidity and the underlying operating performance of our business.  Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industries.

Geographic Information and Transactions with Major Customers

Geographic Information. Revenues are attributed to geographic regions based upon the location where the goods and services are provided. North American revenue includes transactions with North American customers. All other revenue includes transactions with customers in Asia, Africa, Australia, Europe, South America and the Middle East. The following table summarizes total long-lived assets and revenue attributed to the North American and other foreign locations.

	As of
	September 30,	December 31,
Long-lived assets, including FCC authorizations:	2011	2010
	(In thousands)
North America	$3,188,306	$883,756
All other	26,095	—
Total	$3,214,401	$883,756

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Revenue:	2011	2010	2011	2010
	(In thousands)
North America	$297,897	$66,870	$497,625	$196,631
All other	58,455	—	78,148	—
Total	$356,352	$66,870	$575,773	$196,631

Transactions with Major Customers. During the three and nine months ended September 30, 2011 and 2010, our revenue included sales to one major customer.  The following table summarizes sales to this customer and its percentage of total revenue.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
Revenue:	2011	2010	2011	2010
	(In thousands)
DISH Network	$54,526	$51,691	$160,554	$157,114
All other	301,826	15,179	415,219	39,517
Total revenue	$356,352	$66,870	$575,773	$196,631
Percentage of total revenue:
DISH Network	15.3%	77.3%	27.9%	79.9%
All other	84.7%	22.7%	72.1%	20.1%

Note 12.                   Related Party Transactions

EchoStar

Our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) include expense allocations for certain centralized corporate functions, including overhead, provided to us by EchoStar and certain services provided to us by DISH Network, as described below. These expense allocations include services for, among other things, treasury, tax, accounting and reporting, risk management, legal, internal audit, human resources, and information technology. For expenses that were clearly identifiable to us, allocations were made to us on a specific identification basis. For expenses that were not clearly identifiable to us, allocations were based on the relative percentages, as compared to EchoStar’s other businesses, of revenue, headcount or other appropriate methods depending on the nature of each item of cost allocated. We recorded expense for these services of $2 million and $1 million for the three months ended September 30, 2011 and 2010, respectively, and $6 million and $3 million for the nine months ended September 30, 2011 and 2010, respectively.

DISH Network

Following the Spin-off, EchoStar and DISH Network have operated as separate public companies and DISH Network has no ownership interest in EchoStar or us.  However, a substantial majority of the voting power of the shares of EchoStar and DISH Network is owned beneficially by Charles W. Ergen, our Chairman, or by certain trusts established by Mr. Ergen for the benefit of his family.

In connection with the Spin-off and subsequent to the Spin-off, EchoStar and DISH Network have entered into certain agreements pursuant to which EchoStar and we obtain certain products, services and rights from DISH

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

Network, DISH Network obtains certain products, services and rights from us and EchoStar, and we, EchoStar and DISH Network have indemnified each other against certain liabilities arising from our respective businesses.  In addition, we and EchoStar may enter into additional agreements with DISH Network in the future.

Generally, the prices charged for products and services provided under the agreements entered into in connection with the Spin-off are based on our cost plus a fixed margin (unless noted differently below), which varies depending on the nature of the products and services provided.

The following is a summary of the terms of the principal agreements that we have entered into with DISH Network that may have an impact on our financial position and results of operations.

“Services and other revenue — DISH Network”

Satellite Capacity Agreements.  In connection with the Spin-off and subsequent to the Spin-off, we entered into certain satellite capacity agreements pursuant to which DISH Network leases satellite capacity on certain satellites owned or leased by us.  The fees for the services provided under these satellite capacity agreements depend, among other things, upon the orbital location of the applicable satellite and the length of the lease.  The term of each of the leases is set forth below:

EchoStar III, VI, VIII and XII.  DISH Network leases certain satellite capacity from us on EchoStar VI, VIII and XII.  The leases generally terminate upon the earlier of:  (i) the end of life or replacement of the satellite (unless DISH Network determines to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends upon, among other things, the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options.  DISH Network generally has the option to renew each lease on a year-to-year basis through the end of the respective satellite’s life.  There can be no assurance that any options to renew such agreements will be exercised.  In August 2010, DISH Network’s lease of EchoStar III terminated when it was replaced by EchoStar XV, which is owned by DISH Network.

EchoStar IX.  DISH Network leases certain satellite capacity from us on EchoStar IX.  Subject to availability, DISH Network generally has the right to continue to lease satellite capacity from us on EchoStar IX on a month-to-month basis.

EchoStar XVI.  DISH Network will lease certain satellite capacity from us on EchoStar XVI after its service commencement date, and this lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite; (ii) the date the satellite fails; (iii) the date the transponder(s) on which service is being provided under the agreement fails; or (iv) ten years following the actual service commencement date.  Upon expiration of the initial term, DISH Network has the option to renew on a year-to-year basis through the end of life of the satellite.  There can be no assurance that any options to renew this agreement will be exercised.  EchoStar XVI is expected to be launched during the second half of 2012.

EchoStar XV.  EchoStar XV is owned by DISH Network and is operated at the 61.5 degree orbital location.  The FCC has granted us an authorization to operate the satellite at the 61.5 degree orbital location.  For as long as EchoStar XV remains in service at the 61.5 degree orbital location, DISH Network is obligated to pay us a fee for the use of the orbital slot which varies depending on the number of frequencies being used by EchoStar XV.

Nimiq 5 Agreement.  During September 2009, we entered into a fifteen-year satellite service agreement with Telesat Canada (“Telesat”) to receive service on all 32 DBS transponders on the Nimiq 5 satellite at the 72.7 degree orbital location (the “Telesat Transponder Agreement”).  During September 2009, DISH Network also entered into a satellite service agreement (the “DISH Telesat Agreement”) with us, pursuant to which they will receive service from us on all 32 of the DBS transponders covered by the Telesat Transponder Agreement.  We and DISH Network

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

are currently receiving service on 29 of these DBS transponders and will receive service on the remaining three DBS transponders on January 1, 2012.

Under the terms of the DISH Telesat Agreement, DISH Network makes certain monthly payments to us that commenced in October 2009 when the Nimiq 5 satellite was placed into service and continue through the service term.  Unless earlier terminated under the terms and conditions of the DISH Telesat Agreement, the service term will expire ten years following the date it was placed into service.  Upon expiration of the initial term, DISH Network has the option to renew the DISH Telesat Agreement on a year-to-year basis through the end of life of the Nimiq 5 satellite.  Upon in-orbit failure or end of life of the Nimiq 5 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

QuetzSat-1 Agreement.  During 2008, we entered into a ten-year satellite service agreement with SES, which provides, among other things, for the provision by SES to us of service on 32 DBS transponders on the QuetzSat-1 satellite.  This satellite was launched on September 29, 2011 and was placed into service during the fourth quarter of 2011 at the 67.1 degree orbital location while we explore alternative uses for the QuetzSat-1 satellite.  We commenced payments under our agreement with SES upon the placement of the QuetzSat-1 satellite at the 67.1 degree orbital location.  During 2008, we also entered into a transponder service agreement  with DISH Network pursuant to which they will receive service from us on 24 of the DBS transponders on QuetzSat-1, which will replace certain other transponders leased from us.

Under the terms of our contractual arrangements with DISH Network, we will recognize revenue for the QuetzSat-1 satellite when it is placed into service at the 77 degree orbital location and continuing through the remainder of the service term.  Unless earlier terminated under the terms and conditions of our agreement with DISH Network for the QuetzSat-1 satellite, the initial service term will expire ten years following the date that QuetzSat-1 satellite was placed at the 67.1 degree orbital location.  Upon expiration of the initial service term, DISH Network has the option to renew the agreement for the QuetzSat-1 satellite on a year-to-year basis through the end of life of the QuetzSat-1 satellite.  Upon a launch failure, in-orbit failure or end of life of the QuetzSat-1 satellite, and in certain other circumstances, DISH Network has certain rights to receive service from us on a replacement satellite.  There can be no assurance that any options to renew this agreement will be exercised or that DISH Network will exercise its option to receive service on a replacement satellite.

TT&C Agreement.  In connection with the Spin-off, we entered into a telemetry, tracking and control (“TT&C”) agreement pursuant to which we provide TT&C services to DISH Network and its subsidiaries for a period ending on January 1, 2012.  The fees for services provided under the TT&C agreement are calculated at cost plus a fixed margin.  DISH Network may terminate the TT&C agreement for any reason upon at least 60 days notice.  We expect to enter into an agreement pursuant to which we will continue to provide certain TT&C services to DISH Network after January 1, 2012.

“General and administrative expenses — DISH Network”

Management Services Agreement.  In connection with the Spin-off, EchoStar entered into a management services agreement with DISH Network pursuant to which DISH Network makes certain of its officers available to provide services (which are primarily legal and accounting services) to us and EchoStar. Specifically, R. Stanton Dodge and Paul W. Orban remain employed by DISH Network, but also served as EchoStar’s Executive Vice President and General Counsel, and Senior Vice President and Controller, respectively, during the quarter ended September 30, 2011. EchoStar makes payments to DISH Network based upon an allocable portion of the personnel costs and expenses incurred by DISH Network with respect to such DISH Network officers (taking into account wages and fringe benefits). These allocations are based upon the estimated percentages of time to be spent by the DISH Network executive officers performing services for us and EchoStar under the management services agreement. EchoStar also reimburses DISH Network for direct out-of-pocket costs incurred by DISH Network for management

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

(Unaudited)

services provided to us and EchoStar. EchoStar and DISH Network evaluate all charges for reasonableness at least annually and make any adjustments to these charges as EchoStar and DISH Network mutually agree upon. A portion of these costs and expenses has been allocated to HSS in the manner described above under the caption “EchoStar.”

The management services agreement automatically renewed on January 1, 2011 for an additional one-year period until January 1, 2012 and renews automatically for successive one-year periods thereafter, unless terminated earlier: (i) by us at any time upon at least 30 days notice; (ii) by DISH Network at the end of any renewal term, upon at least 180 days notice; or (iii) by DISH Network upon notice to us, following certain changes in control.

Professional Services Agreement.  Prior to 2010, in connection with the Spin-off, EchoStar entered into various agreements with DISH Network including the Transition Services Agreement, Satellite Procurement Agreement and Services Agreement, which all expired on January 1, 2010 and were replaced by the Professional Services Agreement.  During 2009, EchoStar and DISH Network agreed that EchoStar shall continue to have the right, but not the obligation, to receive from DISH Network the following services, among others, certain of which were previously provided under the transition services agreement:  information technology, travel and event coordination, internal audit, legal, accounting and tax, benefits administration, program acquisition services and other support services.  Additionally, EchoStar and DISH Network agreed that DISH Network shall continue to have the right, but not the obligation, to engage us to manage the process of procuring new satellite capacity for DISH Network (as discussed above, previously provided under the satellite procurement agreement) and receive logistics, procurement and quality assurance services from EchoStar (as discussed above, previously provided under the services agreement).  A portion of these fees has been allocated to us in the manner described above under the caption “EchoStar.” The professional services agreement expires on January 1, 2012, but renews automatically for successive one-year periods thereafter, unless terminated earlier by either party upon at least 60 days notice. However, either party may terminate the services it receives with respect to a particular service for any reason upon at least 30 days notice.

Other Agreements — DISH Network

Satellite Capacity Leased from DISH Network.  During 2009, we entered into a satellite capacity agreement pursuant to which we lease certain satellite capacity from DISH Network on EchoStar I. The fee for the services provided under this satellite capacity agreement depends, among other things, upon the orbital location of the satellite and the length of the lease.During the three and nine months ended September 30, 2011 the amount of those fees included in “Cost of sales — services and other” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) was approximately $6 million and $17 million, respectively. During the three and nine months ended September 30, 2010, the amount of those fees included in “Cost of sales — services and other” on our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) was approximately $5 million and $13 million, respectively.  The lease generally terminates upon the earlier of:  (i) the end of life or replacement of the satellite (unless we determine to renew on a year-to-year basis); (ii) the date the satellite fails; (iii) the date the transponder on which service is being provided fails; or (iv) a certain date, which depends, among other things, upon the estimated useful life of the satellite, whether the replacement satellite fails at launch or in orbit prior to being placed into service, and the exercise of certain renewal options. We generally have the option to renew this lease on a year-to-year basis through the end of the satellite’s life. There can be no assurance that any options to renew this agreement will be exercised.

Tax Sharing Agreement.  As a subsidiary of EchoStar, we are an indirect party to EchoStar’s tax sharing agreement with DISH Network that was entered into in connection with the Spin-off. This agreement governs EchoStar and DISH Network’s respective rights, responsibilities and obligations after the Spin-off with respect to taxes for the periods ending on or before the Spin-off. Generally, all pre-Spin-off taxes, including any taxes that are incurred as a result of restructuring activities undertaken to implement the Spin-off, are borne by DISH Network, and DISH Network will indemnify EchoStar for such taxes. However, DISH Network is not liable for and will not indemnify EchoStar for any taxes that are incurred as a result of the Spin-off or certain related transactions failing to qualify as tax-free distributions pursuant to any provision of Section 355 or Section 361 of the Code because of: (i) a direct or

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

indirect acquisition of any of EchoStar’s stock, stock options or assets; (ii) any action that EchoStar takes or fails to take; or (iii) any action that EchoStar takes that is inconsistent with the information and representations furnished to the IRS in connection with the request for the private letter ruling, or to counsel in connection with any opinion being delivered by counsel with respect to the Spin-off or certain related transactions. In such case, EchoStar will be solely liable for, and will indemnify DISH Network for, any resulting taxes, as well as any losses, claims and expenses. The tax sharing agreement will only terminate after the later of the full period of all applicable statutes of limitations, including extensions, or once all rights and obligations are fully effectuated or performed.

Blockbuster.  On April 26, 2011, DISH Network acquired substantially all of the assets of Blockbuster, Inc. (“Blockbuster”).  Hughes Communications provides broadband products and services to Blockbuster.  For each of the three and nine months ended September 30, 2011, we recognized less than $1 million and $1 million of revenue from Blockbuster, respectively.  As of September 30, 2011, we had a receivable balance of less than $1 million due from Blockbuster.

Hughes Systique Corporation (“Hughes Systique”)

We contract with Hughes Systique for software development services. In addition to our 45% ownership in Hughes Systique, Pradman Kaul, the CEO and President of Hughes Communications, Inc. and a member of EchoStar’s board of directors and his brother, who is the CEO and President of Hughes Systique, in the aggregate, owned approximately 26%, on an undiluted basis, of Hughes Systique’s outstanding shares as of September 30, 2011. Furthermore, Mr. Pradman Kaul serves on the board of directors of Hughes Systique. We are considered the “primary beneficiary” of Hughes Systique and as a result, we are required to consolidate Hughes Systique’s results of operations in our operating results.

Dish Mexico

During 2008, EchoStar entered into a joint venture for a direct-to-home (“DTH”) satellite service in Mexico known as Dish Mexico. Pursuant to these arrangements, we provide satellite capacity to Dish Mexico. For each of the three month periods ended September 30, 2011 and 2010, we recognized $2 million of revenue from Dish Mexico. For each of the nine month periods ended September 30, 2011 and 2010, we recognized $6 million of revenue from Dish Mexico. As of September 30, 2011 and December 31, 2010, amounts receivable from Dish Mexico totaled $1 million.

Note 13.                   Supplemental Guarantor and Non-Guarantor Financial Information

On June 1, 2011, the Company issued $1.1 billion aggregate principal amount of the Senior Secured Notes and $900 million aggregate principal amount of the Senior Notes.  See Note 8 for further information on the Senior Secured Notes and the Senior Notes.  Certain of the Company’s wholly-owned subsidiaries (together, the “Guarantor Subsidiaries”) have fully and unconditionally guaranteed, on a joint and several basis, the obligations of the Company under the Senior Secured Notes and the Senior Notes.

In lieu of separate financial statements of the Guarantor Subsidiaries, condensed consolidating financial information prepared in accordance with Rule 3-10(f) of Regulation S-X is presented below, including the condensed balance sheet information, the condensed statement of operations information and the condensed statement of cash flows information of the Company, the Guarantor Subsidiaries on a combined basis and the non-guarantor subsidiaries of the Company on a combined basis and the eliminations necessary to arrive at the corresponding information of the Company on a consolidated basis.

No condensed consolidating financial information is presented as of any date or for any period prior to January 1, 2011, as the Company had no independent assets or operations, and any subsidiaries of the Company other than the Guarantor Subsidiaries then existing, which have fully and unconditionally guaranteed, on a joint and several basis, the obligations of the Company under the Senior Secured Notes and the Senior Notes, were minor prior to January 1,

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

2011.  As discussed in Note 8, the Secured Indenture and the Unsecured Indenture contain restrictive covenants that, among other things, impose limitations on the ability of the Company and its Restricted Subsidiaries to pay dividends or make distributions, incur additional debt, make certain investments, create liens or enter into sale and leaseback transactions, merge or consolidate with another company, transfer and sell assets, or enter into transactions with affiliates.

These condensed consolidating financial information should be read in conjunction with the Company’s consolidated financial statements and notes thereto included herein.

Condensed Consolidating Balance Sheet as of September 30, 2011

(In thousands)

		Guarantor	Non-Guarantor
	HSS	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$150,451	$30,838	$12,923	$—	$194,212
Marketable investment securities	254,099	5,397	—	—	259,496
Trade receivables, net	—	115,846	46,974	—	162,820
Trade receivables — DISH Network, net	—	36,097	81	—	36,178
Advances to affiliates, net	371,365	—	—	(371,365)	—
Inventory	—	47,592	15,361	—	62,953
Other current assets	7	40,371	19,993	(71)	60,300
Total current assets	775,922	276,141	95,332	(371,436)	775,959
Restricted cash and cash equivalents	—	18,471	1,294	—	19,765
Property and equipment, net	—	1,809,057	28,399	—	1,837,456
Goodwill	—	523,135	—	—	523,135
FCC authorizations	—	465,658	—	—	465,658
Investment in subsidiaries	—	50,474	—	(50,474)	—
Intercompany note and interest receivables	2,228,175	—	—	(2,228,175)	—
Other noncurrent assets	134,244	495,864	1,248	(79,922)	551,434
Total assets	$3,138,341	$3,638,800	$126,273	$(2,730,007)	$4,173,407
Liabilities and Shareholder’s Equity (Deficit)
Trade accounts payable	$—	$91,606	$14,364	$—	$105,970
Trade accounts payable — DISH Network	5	6,850	—	—	6,855
Advances from affiliates, net	—	414,685	21,859	(427,690)	8,854
Accrued expenses and other	63,296	146,448	27,418	(39)	237,123
Current portion of long-term debt	—	55,890	1,480	—	57,370
Total current liabilities	63,301	715,479	65,121	(427,729)	416,172
Long-term debt and capital lease obligations, net of current portion	2,000,000	336,981	1,961	—	2,338,942
Intercompany note and interest payables	—	2,228,175	—	(2,228,175)	—
Other long-term liabilities	—	413,432	378	(79,954)	333,856
Total HSS shareholder’s equity(deficit)	1,075,040	(55,267)	49,416	5,851	1,075,040
Noncontrolling interests	—	—	9,397	—	9,397
Total liabilities and shareholder’s equity (deficit)	$3,138,341	$3,638,800	$126,273	$(2,730,007)	$4,173,407

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Condensed Consolidating Statement of Operations for the Nine Months Ended September 30, 2011

(In thousands)

		Guarantor	Non-Guarantor
	HSS	Subsidiaries	Subsidiaries	Eliminations	Total
Revenue:
Services and revenue	$—	$289,512	$46,977	$(4,714)	$331,775
Services and revenue — DISH Network	—	160,405	52	—	160,457
Equipment revenue	—	76,871	11,952	(5,379)	83,444
Equipment revenue — DISH Network	—	97	—	—	97
Total revenue	—	526,885	58,981	(10,093)	575,773
Costs and Expenses (exclusive of depreciation shown separately below):
Cost of sales — services and other	—	155,483	34,292	(4,498)	185,277
Cost of sales — equipment	—	64,818	8,571	(4,848)	68,541
Selling, general and administrative expenses	964	81,555	11,257	(747)	93,029
Depreciation and amortization	—	160,818	3,158	—	163,976
Total costs and expenses	964	462,674	57,278	(10,093)	510,823
Operating income (loss)	(964)	64,211	1,703	—	64,950
Other Income (Expense):
Interest income	54,179	299	975	(53,630)	1,823
Interest expense, net of amounts capitalized	(48,269)	(55,525)	(740)	53,630	(50,904)
Equity in earnings of subsidiaries	12,686	(739)	—	(11,947)	—
Other, net	(35,240)	10,268	(555)	—	(25,527)
Total other income (expense)	(16,644)	(45,697)	(320)	(11,947)	(74,608)
Income (loss) before income taxes	(17,608)	18,514	1,383	(11,947)	(9,658)
Income tax (provision) benefit, net	9,647	(5,901)	(2,049)	—	1,697
Net income (loss)	(7,961)	12,613	(666)	(11,947)	(7,961)
Less: Net income (loss) attributable to noncontrolling interests	—	—	357	—	357
Net income (loss) attributable to the HSS common shareholder	$(7,961)	$12,613	$(1,023)	$(11,947)	$(8,318)

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Condensed Consolidating Statement of Operations for the Three Months Ended September 30, 2011

(In thousands)

		Guarantor	Non-Guarantor
	HSS	Subsidiaries	Subsidiaries	Eliminations	Total
Revenue:
Services and revenue	$—	$209,478	$37,310	$(3,219)	$243,569
Services and revenue — DISH Network	—	54,377	52	—	54,429
Equipment revenue	—	55,906	6,554	(4,203)	58,257
Equipment revenue — DISH Network	—	97	—	—	97
Total revenue	—	319,858	43,916	(7,422)	356,352
Costs and Expenses (exclusive of depreciation shown separately below):
Cost of sales — services and other	—	101,632	26,822	(3,074)	125,380
Cost of sales — equipment	—	47,402	5,090	(3,763)	48,729
Selling, general and administrative expenses	944	60,738	8,636	(585)	69,733
Depreciation and amortization	—	98,488	2,560	—	101,048
Total costs and expenses	944	308,260	43,108	(7,422)	344,890
Operating income (loss)	(944)	11,598	808	—	11,462
Other Income (Expense):
Interest income	43,488	200	940	(43,090)	1,538
Interest expense, net of amounts capitalized	(36,067)	(40,091)	(723)	43,090	(33,791)
Equity in earnings of subsidiaries	(14,946)	(930)	—	15,876	—
Other, net	(740)	990	(644)	—	(394)
Total other income (expense)	(8,265)	(39,831)	(427)	15,876	(32,647)
Income (loss) before income taxes	(9,209)	(28,233)	381	15,876	(21,185)
Income tax (provision) benefit, net	(2,842)	13,116	(1,140)	—	9,134
Net income (loss)	(12,051)	(15,117)	(759)	15,876	(12,051)
Less: Net income (loss) attributable to noncontrolling interests	—	—	270	—	270
Net income (loss) attributable to the HSS common shareholder	$(12,051)	$(15,117)	$(1,029)	$15,876	$(12,321)

HUGHES SATELLITE SYSTEMS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – Continued

(Unaudited)

Condensed Consolidating Statement of Cash Flows for the Nine Months Ended September 30, 2011

(In thousands)

	HSS	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flows From Operating Activities:
Net income (loss)	$(7,961)	$12,613	$(666)	$(11,947)	$(7,961)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	180,805	(11,905)	19,810	11,947	200,657
Net cash flows provided by operating activities	172,844	708	19,144	—	192,696
Cash Flows From Investing Activities:
Purchases of marketable securities	(213,815)	—	—	—	(213,815)
Sales of maturities of marketable securities	424,808	—	—	—	424,808
Purchases of property and equipment	—	(182,669)	(2,324)	—	(184,993)
Acquisition of Hughes, net		(2,089,845)	—	—	(2,089,845)
Intercompany note relating to Hughes Acquisition	(2,174,614)	—	—	2,174,614	—
Change in restricted cash and cash equivalents	—	3,340	(1,294)	—	2,046
Other, net	(1,226)	(3,995)	—	—	(5,221)
Net cash flows from investing activities	(1,964,847)	(2,273,169)	(3,618)	2,174,614	(2,067,020)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	2,000,000	—	—	—	2,000,000
Intercompany note payable relating to Hughes Acquisition	—	2,174,614	—	(2,174,614)	—
Repayments of long-term debt and capital lease obligations	—	(38,196)	(3,464)	—	(41,660)
Debt issuance costs	(57,597)	—	—	—	(57,597)
Contributions from (distributions to) parent	—	166,379	—	—	166,379
Other	51	502	—	—	553
Net cash flows from financing activities	1,942,454	2,303,299	(3,464)	(2,174,614)	2,067,675
Effect of exchange rate changes on cash and cash equivalents	—	—	755	—	755
Net increase (decrease) in cash and cash equivalents	150,451	30,838	12,817	—	194,106
Cash and cash equivalents at beginning of period	—	—	106	—	106
Cash and cash equivalents at end of period	$150,451	$30,838	$12,923	$—	$194,212

INDEX TO HUGHES COMMUNICATIONS, INC.’S CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

Page
Consolidated Financial Statements:

Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F–68
Consolidated Balance Sheets at December 31, 2010 and 2009	F–69
Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008	F–70
Consolidated Statements of Changes in Equity for the years ended December 31, 2010, 2009 and 2008	F–71
Consolidated Statements of Cash Flows for the years ended December 31, 2010, 2009 and 2008	F–72
Notes to Consolidated Financial Statements	F–73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hughes Communications, Inc.

Germantown, Maryland

We have audited the accompanying consolidated balance sheets of Hughes Communications, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Hughes Communications, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland

March 7, 2011 (January 20, 2012 as to Note 26)

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$138,131	$261,038
Marketable securities	44,532	47,188
Receivables, net	186,692	163,816
Inventories	57,819	60,244
Prepaid expenses and other	26,127	22,476
Total current assets	453,301	554,762
Property, net	774,052	602,403
Capitalized software costs, net	46,092	49,776
Intangible assets, net	11,440	14,524
Goodwill	5,093	5,093
Other assets	73,197	75,836
Total assets	$1,363,175	$1,302,394
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$120,202	$119,461
Short-term debt	6,285	6,750
Accrued liabilities and other	128,790	131,774
Total current liabilities	255,277	257,985
Long-term debt	740,576	714,957
Other long-term liabilities	27,308	16,356
Total liabilities	1,023,161	989,298
Commitments and contingencies
Equity:
Hughes Communications, Inc. (“HCI”) stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding as of December 31, 2010 and 2009	—	—
Common stock, $0.001 par value; 64,000,000 shares authorized; 21,834,787 shares and 21,633,539 shares issued and outstanding as of December 31, 2010 and 2009, respectively	22	22
Additional paid in capital	735,233	730,809
Accumulated deficit	(387,756)	(410,543)
Accumulated other comprehensive loss	(18,449)	(16,247)
Total HCI stockholders’ equity	329,050	304,041
Noncontrolling interests	10,964	9,055
Total equity	340,014	313,096
Total liabilities and equity	$1,363,175	$1,302,394

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues:
Services revenues	$791,324	$712,592	$611,247
Hardware revenues	252,003	297,107	449,106
Total revenues	1,043,327	1,009,699	1,060,353
Operating costs and expenses:
Cost of services	493,023	448,804	406,697
Cost of hardware	234,805	289,516	378,264
Selling, general and administrative	206,512	180,675	177,848
Loss on impairments	—	50,639	—
Research and development	20,279	22,296	26,833
Amortization of intangible assets	3,084	5,457	6,419
Total operating costs and expenses	957,703	997,387	996,061
Operating income	85,624	12,312	64,292
Other income (expense):
Interest expense	(59,345)	(64,119)	(51,327)
Interest income	2,043	2,222	4,377
Other income, net	374	214	178
Income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates	28,696	(49,371)	17,520
Income tax expense	(5,716)	(2,446)	(7,593)
Equity in earnings (losses) of unconsolidated affiliates	—	170	(599)
Net income (loss)	22,980	(51,647)	9,328
Net income attributable to the noncontrolling interests	(193)	(1,046)	(310)
Net income (loss) attributable to HCI stockholders	$22,787	$(52,693)	$9,018
Income (loss) per share:
Basic	$1.05	$(2.46)	$0.44
Diluted	$1.00	$(2.46)	$0.44
Shares used in computation of per share data:
Basic	21,606,162	21,393,151	20,317,155
Diluted	22,738,207	21,393,151	20,633,833

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Dollars in thousands, except per share amounts)

	HCI Shareholders’ Equity
	Common Stock ($.001 par value)	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total	Comprehensive Income (Loss)
Balance at January 1, 2008	$19	$631,300	$(366,868)	$(2,016)	$5,327	$267,762
Issuance of common stock in connection with equity offering	2	93,044				93,046
Issuance of common stock through exercise of stock options	—	75				75
Issuance of restricted stock	1	—				1
Retirement of restricted stock and bonus units		(6,032)				(6,032)
Share-based compensation		5,724				5,724
Other		447				447
Comprehensive income (loss):
Net income			9,018		310	9,328	$9,328
Foreign currency translation adjustments				(13,594)	(923)	(14,517)	(14,517)
Unrealized loss on hedging instruments				(13,931)	—	(13,931)	(13,931)
Reclassification of realized loss on hedging instruments				2,010	—	2,010	2,010
Unrealized loss on available-for-sale securities				(55)	—	(55)	(55)
Balance at December 31, 2008	$22	$724,558	$(357,850)	$(27,586)	$4,714	$343,858	$(17,165)
Consolidation of Hughes Systique Corporation					3,372	3,372
Retirement of restricted stock		(724)				(724)
Share-based compensation		7,371				7,371
Purchase of subsidiary shares from noncontrolling interests		(396)		(19)	(430)	(845)
Comprehensive income (loss):
Net income (loss)			(52,693)		1,046	(51,647)	$(51,647)
Foreign currency translation adjustments				6,910	353	7,263	7,263
Unrealized gain on hedging instruments				2,180	—	2,180	2,180
Reclassification of realized loss on hedging instruments				4,701	—	4,701	4,701
Unrealized loss on available-for-sale securities				(2,433)	—	(2,433)	(2,433)
Balance at December 31, 2009	$22	$730,809	$(410,543)	$(16,247)	$9,055	$313,096	$(39,936)
Share-based compensation		7,514				7,514
Retirement of restricted stock and bonus units		(3,224)				(3,224)
Issuance of common stock through exercise of stock options		134				134
Investment in a joint venture					1,462	1,462
Comprehensive income (loss):
Net income			22,787		193	22,980	$22,980
Foreign currency translation adjustments				642	254	896	896
Unrealized loss on hedging instruments				(7,938)	—	(7,938)	(7,938)
Reclassification of realized loss on hedging instruments				5,559	—	5,559	5,559
Unrealized loss on available-for-sale securities				(465)	—	(465)	(465)
Balance at December 31, 2010	$22	$735,233	$(387,756)	$(18,449)	$10,964	$340,014	$21,032

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	$22,980	$(51,647)	$9,328
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	131,586	102,731	68,937
Amortization of debt issuance costs	2,818	2,025	1,424
Share-based compensation expense	7,514	7,371	5,724
Equity in (earnings) losses from unconsolidated affiliates	—	(170)	599
Loss on impairments	—	50,639	—
Other	(56)	535	(97)
Change in other operating assets and liabilities, net of acquisition:
Receivables, net	(22,371)	41,584	(2,540)
Inventories	1,697	6,438	(2,710)
Prepaid expenses and other	1,721	5,369	(9,319)
Accounts payable	20,098	13,954	6,314
Accrued liabilities and other	(17,266)	(27,447)	(5,957)
Net cash provided by operating activities	148,721	151,382	71,703
Cash flows from investing activities:
Change in restricted cash	1,211	223	3,104
Purchases of marketable securities	(105,692)	(62,118)	(2,070)
Proceeds from sales of marketable securities	108,289	15,000	19,190
Expenditures for property	(282,819)	(150,764)	(81,669)
Expenditures for capitalized software	(13,073)	(12,772)	(14,564)
Proceeds from sale of property	205	397	—
Acquisition of Helius, Inc., net of cash received	—	—	(10,543)
Cash acquired, consolidation of Hughes Systique Corporation	—	828	—
Long-term loan receivable	—	(10,000)	—
Investment in Hughes Systique Corporation	—	—	(1,500)
Hughes Systique Corporation note receivables	—	—	(500)
Other, net	1,847	(830)	—
Net cash used in investing activities	(290,032)	(220,036)	(88,552)
Cash flows from financing activities:
Short-term revolver borrowings	4,761	6,791	—
Repayments of revolver borrowings	(5,347)	(7,861)	—
Net increase in notes and loans payable	—	—	223
Proceeds from equity offering	—	—	93,046
Proceeds from exercise of stock options	134	—	75
Long-term debt borrowings	31,602	147,849	3,606
Repayment of long-term debt	(6,252)	(12,377)	(13,749)
Debt issuance costs	(7,140)	(4,612)	—
Net cash provided by financing activities	17,758	129,790	83,201
Effect of exchange rate changes on cash and cash equivalents	646	(3,914)	3,372
Net increase (decrease) in cash and cash equivalents	(122,907)	57,222	69,724
Cash and cash equivalents at beginning of the period	261,038	203,816	134,092
Cash and cash equivalents at end of the period	$138,131	$261,038	$203,816
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$53,205	$60,410	$54,138
Cash paid for income taxes	$7,521	$5,659	$3,622
Supplemental non-cash disclosures related to:
Capitalized software and property acquired, not paid	$26,954	$26,946
Investment in Hughes Telematics, Inc.		$13,000
Consolidation of Hughes Systique Corporation		$5,328
95 West capital lease			$5,751

See accompanying Notes to the Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Organization and Description of Business

Hughes Communications, Inc. (“HCI”) and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware corporation on June 23, 2005 and we are a publicly traded company. Our stock trades on the NASDAQ Global Select Market under the symbol “HUGH.”

We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC (“HNS”). We are a telecommunications company that provides equipment and services to the broadband communications marketplace. We have extensive technical expertise in satellite, wireline and wireless communications which we utilize in a number of product and service offerings. In particular, we offer a spectrum of broadband equipment and services to the managed services market, which is comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. We provide broadband network services and systems to the international and domestic enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems solutions to customers for mobile satellite, wireless backhaul systems and telematics. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

We have five reportable segments, which we operate and manage as strategic business units and organize by products and services. We measure and evaluate our reportable segments based on the operating earnings of the respective segments. Our business segments include: (i) the North America Broadband segment; (ii) the International Broadband segment; (iii) the Telecom Systems segment; (iv) the HTS Satellite segment; and (v) the Corporate and Other segment. The North America Broadband segment consists of the Consumer group, which delivers broadband Internet service to consumer customers, and the Enterprise group, which provides satellite, wireline and wireless communication network products and services to enterprises. The International Broadband segment consists of our international service companies and provides managed network services and equipment to enterprise customers and broadband service providers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group, the Terrestrial Microwave group, and the Telematics group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that are used for both cellular backhaul and broadband wireless access. The Telematics group provides development, engineering and manufacturing services to Hughes Telematics, Inc. (“HTI”). However, as a result of the unfavorable impact of the economy on the automobile industry in 2009, HTI terminated substantially all of the development, engineering and manufacturing services with us in August 2009. We expect our future revenue from the Telematics group to be insignificant. The HTS Satellite segment, which is a new segment starting in 2010, consists of activities related to the development, construction and launch of high throughput satellites (“HTS”) and currently represents construction activities of our new satellite named Jupiter and the development of related network equipment. As a result of the newly established HTS Satellite segment in 2010, construction activities of Jupiter in 2009, which was included in the North America Broadband segment, have been reclassified to the HTS Satellite segment to conform to the current period presentation. The Corporate and Other segment includes certain minority interest investments held by us and our corporate offices and assets not specifically related to another business segment.

Note 2:  Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with: (i) generally accepted accounting principles in the United States of America (“GAAP”); (ii) the instructions to Form 10-K; and (iii) the guidance of Rule 10-01 of Regulation S-X under the Securities and Exchange Act of 1934, as amended, for financial statements required to be filed with the Securities and Exchange Commission (“SEC”). They include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

subsidiaries that are more than 50% owned or for which the Company is deemed to be the primary beneficiary as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC” or the “Codification”) 810, “Consolidation.” Entities in which the Company holds at least 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method, whereby the Company records its proportionate share of the entities’ results of operations. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence are generally carried at cost. As a result of our new segment in 2010, the HTS Satellite segment, certain prior period items in these consolidated financial statements have been reclassified to conform to the current period presentation.

Effective January 1, 2009, we adopted the update to ASC 810 relating to noncontrolling interests, which did not have a material impact on our financial condition, results of operations or cash flows. However, the update impacted the presentation and disclosure of noncontrolling interests on our consolidated financial statements. As a result, certain prior period items in these consolidated financial statements have been reclassified to conform to the current period presentation.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

Market Concentrations and Credit Risk

We provide services and extend credit to a number of communications equipment customers, service providers, and a large number of consumers, both in the United States and around the world. We monitor our exposure to credit losses and maintain, as necessary, allowances for anticipated losses. No single customer accounted for more than 10% of total annual revenues in any of the periods presented in this report. Financial instruments which potentially subject us to a concentration of credit risk consist of cash, cash equivalents and marketable investments. Although we maintain cash balances at financial institutions that exceed federally insured limits, these balances are placed with high credit quality financial institutions.

Revenue Recognition

Service revenues and hardware revenues are generally recognized when services are rendered or products are installed and as title passes to those customers, net of sales taxes. Billings for revenues that have not been earned are deferred and recognized in the period when earned. In situations where customer offerings represent a bundled arrangement for both services and hardware, revenue elements are separated into their relevant components (services or hardware) for revenue recognition purposes. We offer a rebate to qualifying new consumer subscribers and record a reduction in revenue in the same period in which the related sale occurs based on an estimate of the number of rebates that will be redeemed. This estimate is based on historical experience and actual sales during the promotion.

Our consumer rental program allows consumer customers to rent the equipment with a 24-month service contract. Once the initial contract ends, it becomes a month-to-month contract. Revenue on the rental equipment is recognized on a monthly basis as service revenue until the customer terminates the contracts with us.

In August 2010, we were awarded $58.7 million from the U.S. Government as the only national provider of high-speed satellite broadband service under the broadband stimulus programs, established pursuant to the American Recovery and Reinvestment Act of 2009. Under the consumer broadband stimulus program, eligible consumer customers have month-to-month service contracts and do not have to pay for the rental of the equipment.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

All upfront fees collected in connection with the service arrangements are deferred and recognized as service revenue over the term of the customer arrangement.

In addition to providing standard product and service offerings, we also enter into contracts to design, develop and deliver telecommunication networks to customers. These contracts for telecommunication networks require significant effort to develop and construct the network, over an extended time period. Revenues are also earned from long-term contracts for the sale of mobile satellite communications systems. Sales under these long-term contracts are recognized using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, based on the ratio of costs incurred to estimated total costs at completion. Profits expected to be realized on long-term contracts are based on estimates of total sale values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Under the terms of the April 22, 2005 agreement entered into between LightSquared, Inc. (“LightSquared,” formerly SkyTerra Communications, Inc.) and DTV Network Systems, Inc. (“DTV Networks”) whereby LightSquared acquired 50% of HNS voting, or Class A membership interests, DIRECTV retains the tax benefits from the net operating losses generated by DTV Networks and has responsibility for all of the pre-closing domestic and international income tax liabilities of DTV Networks. We have recorded a liability in the balance sheet for the estimated amount we may be required to pay to DIRECTV resulting from prepaid taxes exceeding tax liabilities as of April 22, 2005.

We record net deferred tax assets to the extent we believe these assets will more-likely-than-not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which may reduce the provision for income taxes.

Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. It also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.The Company recognizes interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the consolidated statements of operations.

As a result of the revision in ASC 805, “Business Combinations,” effective January 1, 2009, adjustments recorded to the valuation allowance related to deferred tax assets recognized in connection with earlier business combinations will impact tax expense in lieu of recording an adjustment to intangible assets.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of ninety days or less at the date of investment to be cash equivalents.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Restricted Cash

Cash subject to restrictions expiring within one year is included in Prepaid expenses and other in the accompanying Consolidated Balance Sheets. Cash subject to restrictions expiring beyond one year is included in Other assets in the accompanying Consolidated Balance Sheets. As of December 31, 2010 and 2009, we had $0.7 million and $1.9 million of restricted cash, respectively, which secures certain of our letters of credit. As of December 31, 2010, restrictions on the cash relating to letters of credit will be released as the letters of credit expire through December 2013.

Marketable Securities

We classify all debt securities with original maturities exceeding ninety days as available-for-sale investments in accordance with ASC 320, “Investment—Debt and Equity Securities.” Securities classified as available-for-sale securities are carried at fair value with the related unrealized gains and losses reported as a component of accumulated other comprehensive loss (“AOCL”). Fair value is based on quoted market prices as of the reporting date. The book value of these securities is adjusted for amortization or accretion of premium and discounts over the contractual lives of the securities, which is included in Interest income in the accompanying Consolidated Statements of Operations.

Available-for-sale investments in debt securities that have an unrealized loss are evaluated for impairment in accordance with ASC 320. Our management uses judgments to evaluate each security held at a loss based on market conditions and other factors to determine if the decline in the market value of the security indicates an other-than-temporary impairment. When our management believes that the security is impaired, we recognize the impairment charge by writing down the amortized cost basis of the security to its estimated fair market value.

The Company had no investments classified as trading or held-to-maturity at December 31, 2010 and 2009.

Property and Depreciation

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives, generally three to thirty years. Land is carried at cost, and land improvements are depreciated over ten years. Buildings are depreciated over thirty years. Leasehold improvements are amortized over the lesser of their estimated useful lives or lease term.

A significant component of our property and equipment is the capitalized costs associated with the satellite and related assets, which include costs associated with the construction of the satellite, launch services, insurance premiums for the satellite launch and the in-orbit testing period, capitalized interest incurred during the construction of the satellite, and other costs directly related to the satellite. Capitalized satellite costs are depreciated on a straight-line basis over the estimated useful life of 15 years. The Company periodically reviews, at least annually, the remaining estimated useful life of the satellite to determine if revisions to the estimated life are necessary.

Our Consumer rental equipment is related to our consumer rental program which allows consumer customers to rent the equipment with a 24-month service contract. Once the initial contract ends, it becomes a month-to-month contract. Consumer rental equipment includes the cost of installation and customer premise equipment, which is depreciated on a straight-line basis over the estimated useful life of 2-4 years.

Capitalized Software Costs

Software development costs are capitalized in accordance with ASC 985-20, “Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” Capitalized software development costs are amortized using the straight-line method over their estimated useful lives, not in excess of five years. Software program reviews are conducted at least annually, or as events and circumstances warrant such a review, to ensure that capitalized software development costs are not impaired and that costs associated with programs that are no longer generating revenue are expensed. Amortization of software development costs was $10.1 million, $14.2 million and $11.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Intangible Assets

Intangible assets acquired in connection with business combinations which have finite lives are amortized on a straight-line basis over their estimated useful lives. Intangible assets are retired when they are fully amortized. Intangible assets and their estimated useful lives as of December 31, 2010 are as follows:

Life (Years)
Customer relationships	7 – 8
Patented technology	8
Trademarks	10
Favorable leases	3

Goodwill

Goodwill is the excess of purchase price over the fair value of identified net assets of businesses acquired. Goodwill is accounted for in accordance with ASC 350, “Intangibles—Goodwill and Other.” Under the provisions of this statement, the Company’s goodwill is tested at the reporting unit level for impairment on an annual basis during the fourth quarter, or earlier if events and circumstances occur indicating that goodwill might be impaired. During 2010, 2009 and 2008, the Company did not recognize any goodwill impairment charges.

Debt Issuance Costs

Debt issuance costs are amortized based upon the lives of the associated debt obligations using the effective interest method with such amortization included in Interest expense in the accompanying Consolidated Statements of Operations. For the years ended December 31, 2010, 2009 and 2008, we amortized $2.8 million, $2.0 million and $1.4 million, respectively, of debt issuance costs related to our debts. As of December 31, 2010 and 2009, the Company had $17.2 million and $12.9 million, respectively, of unamortized debt issuance costs included in Other assets in the accompanying Consolidated Balance Sheets.

Subscriber Acquisition Costs (“SAC”)

SAC is an important component of our costs to acquire new consumer subscribers. SAC consists of costs paid to third-party dealers and customer service representative commissions on new installations and, in certain cases, the cost of hardware and installation provided to customers at the inception of service or cost of services for activities related to the consumer rental program, which we began to offer to our consumer customers in September 2008. SAC is deferred when a customer commits to a service agreement, and the deferred SAC is amortized over the commitment period as the related service revenue is earned. Prior to 2007, service agreements were 12 to 15 months in duration. In May 2007, the Company began to offer only 24 month service agreements. Customers who receive hardware and installation under these service agreements have a higher monthly service rate than is charged to customers who purchase their equipment outright at the inception of service. The Company monitors the recoverability of subscriber acquisition costs and is entitled to an early termination fee (secured by customer credit card information) if the subscriber cancels service prior to the end of the commitment period. The recoverability of deferred subscriber acquisition costs is reasonably assured through the increased monthly service fee charged to customers, the ability to recover the equipment, and/or the ability to charge an early termination fee. At December 31, 2010 and 2009, the Company had $25.7 million and $29.9 million of deferred SAC, respectively, included in Other assets in the accompanying Consolidated Balance Sheets.

Valuation of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets to be held and used annually or when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the carrying value of the asset exceeds the aggregate amount of its separately identifiable undiscounted future cash flows. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Changes in estimates of future cash flows could result in a write-down of long-lived assets in a future period. During 2010 and 2008, the Company did not recognize any impairment charges on long-lived assets.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

In 2009, the Company recognized $50.6 million of impairment charges on long-lived assets associated mainly with our prepaid deposit (the “Deposit”) paid to Sea Launch Company, LLC (“Sea Launch”). See Note 22— Commitments and Contingencies for further detail.

Foreign Currency

Certain foreign operations have determined the local currency to be their functional currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using period-end exchange rates while income and expense accounts are translated at the average rates in effect during the period. The resulting translation adjustment is recorded in AOCL, a separate component of equity. Translation adjustments for foreign currency denominated equity investments are not material and are recorded as part of AOCL.

The Company also has foreign operations where the U.S. dollar has been determined as the functional currency. Gains and losses resulting from re-measurement of the foreign currency denominated assets, liabilities and transactions into the U.S. dollar are recognized currently in the statements of operations and were not material in each of the periods presented herein.

Investments and Financial Instruments

The Company maintains its investments in equity securities in Other assets in the accompanying Consolidated Balance Sheets. Non-marketable equity securities are carried at cost. Marketable equity securities are considered available-for-sale and carried at fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), reported as part of AOCL. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is “other-than-temporary.” The Company considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and the Company’s intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the carrying value of the security is written down to its estimated fair value, and the impairment on the security is recognized in the statements of operations in (i) Other income (loss), net and recorded as a reclassification adjustment from AOCL for marketable equity securities and (ii) Loss on impairments for non-marketable securities.

Investments in which the Company owns at least 20% of the voting securities or has significant influence are accounted for under the equity method of accounting. Equity method investments are recorded at cost and adjusted for the appropriate share of the net earnings or losses of the investee. The carrying value of investments may include a component of goodwill if the cost of our investment exceeds the fair value of the investment, and any such goodwill is subject to an evaluation for impairment pursuant to ASC 323—“Investments—Equity Method and Joint Ventures.” Investee losses are recorded up to the amount of the investment plus advances and loans made to the investee, and financial guarantees made on behalf of the investee. In certain instances, this can result in the Company recognizing investee earnings or losses in excess of its ownership percentage. We had cost method investments of $6.7 million and $7.0 million as of December 31, 2010 and 2009, respectively, and equity method investments of $8.3 million as of each December 31, 2010 and 2009.

The carrying value of cash and cash equivalents; receivables, net; other assets; accounts payable; and amounts included in accrued liabilities and other liabilities meeting the definition of a financial instrument approximated their respective fair value at December 31, 2010 and 2009 because of their short-term maturity.

The Company carries all derivative financial instruments in the balance sheets at fair value based on quoted market prices. The Company uses derivative contracts to minimize the financial impact of changes in the fair value of recognized assets, liabilities, and unrecognized firm commitments, or the variability of cash flows associated with forecasted transactions in accordance with internal risk management policies. Changes in fair value of designated, qualified, and effective fair value hedges are recognized in earnings as offsets to the changes in fair value of the related hedged items. Changes in fair value of designated, qualified, and effective cash flow hedges are deferred and recorded as a component of AOCL until the hedged transactions occur and are recognized in earnings. Changes related to amounts excluded from the effectiveness assessment of a hedging derivative’s change in fair value and the ineffective portion of a hedge is immediately recognized in the statements of operations. Both at the inception of the

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

hedge and on an on-going basis, we assess whether the derivatives are highly effective. Hedge accounting is prospectively discontinued when hedge instruments are no longer highly effective. During 2010 and 2009, the Company did not enter into any material hedge transactions.

The Company enters into interest rate swaps from time to time to manage its interest rate exposure. These derivatives may be designated as cash flow hedges or fair value hedges depending on the nature of the risk being hedged. Derivatives used to hedge risk associated with changes in the cash flows of certain variable rate debt obligations are designated as cash flow hedges. Derivatives used to hedge risk associated with changes in the fair value of certain fixed rate debt obligations are designated as fair value hedges. Consequently, changes in the fair value of the hedged debt obligations that are attributable to the hedged risk are recognized in the current period earnings.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates, and changes in the market value of its equity investments. We manage our exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. We enter into derivative instruments only to the extent considered necessary to meet our risk management objectives and do not enter into derivative contracts for speculative purposes.

The Company generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and, therefore, is exposed to fluctuations in foreign currency exchange rates. Our objective in managing our exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, we enter into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. The gains and losses on derivative foreign exchange contracts offset changes in the value of the related exposures. As of December 31, 2010 and 2009, we had purchased foreign exchange contracts totaling $5.9 million and $4.1 million, respectively, to mitigate foreign currency fluctuation risks associated with short-term U.S. dollar denominated obligations. The differences between the face amount of the foreign exchange contracts and their estimated fair values were not material at December 31, 2010 and 2009. All of the forward exchange contracts outstanding at December 31, 2010 expire in 2011.

The Company is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While the Company believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

Net Earnings (Loss) Per Common Share

Basic net earnings (loss) per common share is computed by dividing net income (loss) attributable to HCI stockholders by the weighted average number of common shares outstanding. Diluted net earnings (loss) per common share reflects the potential dilution from the exercise or conversion of securities into the Company’s common stock. However, in accordance with ASC 260, “Earnings Per Share,” potential common shares have been excluded from the computation of any diluted per share amount in periods when a loss from continuing operations exists, such as 2009. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method. The Company excluded 547,400 stock options that were granted in 2008 from the computation of diluted net earnings (loss) per common share for 2008, as the effect would have been anti-dilutive.

The following table provides a reconciliation of the shares used in calculating earnings (loss) per common share:

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year Ended December 31,
	2010	2009	2008
Basic weighted average common shares outstanding	21,606,162	21,393,151	20,317,155
Effect of dilutive securities:
Restricted stock units	11,615	—	51,070
Restricted stock awards	120,714	—	201,829
Options to purchase common stock	322,211	—	63,779
HNS Bonus Unit Plan	31,803	—	—
HNS Class B Unit Plan	645,702	—	—
Diluted weighted average common shares outstanding	22,738,207	21,393,151	20,633,833

New Accounting Pronouncements

Recently Adopted Accounting Guidance

In January 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-06 to improve disclosures about fair value measurements. ASU 2010-6 clarifies certain existing disclosures and requires new disclosure regarding significant transfers in and out of Level 1 and Level 2 of fair value measurements and the reasons for the transfer. In addition, ASU 2010-06 clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The amendments in ASU 2010-06 were effective for fiscal years beginning after December 15, 2009, and for interim periods within those fiscal periods. The adoption of ASU 2010-06 did not have a material impact on our disclosure about fair value measurements.

In June 2009 and December 2009, the FASB amended ASC 810 changing certain consolidation guidance and requiring improved financial reporting by enterprises involved with variable interest entities (“VIE”). The amendments provide guidance in determining when a reporting entity should include the assets, liabilities, noncontrolling interest and results of activities of a VIE in its consolidated financial statements. The amendments to ASC 810 were effective for the first annual reporting period beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The adoption of amendments to consolidation rules did not have any impact on our disclosures relating to our VIE activity and our financial statements.

Accounting Guidance Not Yet Effective

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605 “Revenue Recognition.” The amendments in this update change the accounting model for revenue arrangements that include both tangible products and software elements. The amendments in ASU 2009-14 will be effective for us beginning January 1, 2011. We believe that ASU 2009-13 will not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables. The amendments in ASU 2009-13 will be effective for us beginning January 1, 2011. We believe that ASU 2009-13 will not have a material impact on our on our financial statements

Note 3:  Consolidation of Hughes Systique Corporation

Hughes Systique Corporation (“Hughes Systique”) is a communications consulting and software company. HNS has contracts with Hughes Systique for software development services. The founders of Hughes Systique include Pradman Kaul, our Chief Executive Officer (“CEO”) and President and certain former employees of HNS, including Pradeep Kaul, who is the CEO and President of Hughes Systique, HNS’ former Executive Vice President and the brother of our CEO and President. The Company acquired an equity investment in Hughes Systique Series A

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Preferred Stock (“HSC Preferred Stock”) of $3.0 million and $1.5 million in October 2005 and January 2008, respectively.

In February 2008, the Company and Nextwave Broadband Inc. (“Nextwave”), a former significant shareholder of Hughes Systique, agreed to make available to Hughes Systique a term loan facility (the “Loan”) of up to $3.0 million. Under the Loan, each loan request was to be at least $1.0 million, and the Loan was to be funded equally by the Company and Nextwave. The Loan has a fixed interest rate of 6%, and it is convertible into common shares of Hughes Systique upon non-payment or an event of default. Hughes Systique has the option to pay the interest annually or to convert the interest to principal as a “payment in kind.” In February 2008, the Company and Nextwave each funded $0.5 million as part of a $1.0 million loan drawdown by Hughes Systique under the Loan. In March 2009, Hughes Systique requested and the Company funded the remaining $1.0 million of its original $1.5 million loan commitment. As a result, the Company is not obligated to provide any further funding to Hughes Systique under the Loan.

On March 11, 2009, Hughes Systique entered into a termination and settlement agreement with Nextwave (the “Termination Agreement”). The Termination Agreement provided for the following: (i) Hughes Systique relieved Nextwave of its obligation to fund its remaining commitment under the Loan; (ii) Nextwave waived Hughes Systique’s obligation to repay amounts previously funded, together with accrued interest; and (iii) Hughes Systique waived Nextwave’s obligations for the purchase of services under existing agreements between Nextwave and Hughes Systique and Nextwave’s obligation to repay outstanding accounts receivable of approximately $0.8 million. Additionally, Nextwave’s ownership in HSC Preferred Stock, which represented approximately 31.79% of Hughes Systique’s equity, was converted to a reduced level of ownership, representing a 5% interest in Hughes Systique’s common stock. The effect of these transactions has increased, on an undiluted basis, our ownership in Hughes Systique to approximately 45.23% and the ownership of our CEO and President and his brother in Hughes Systique to approximately 25.61%. Pursuant to ASC 810, these transactions caused a reconsideration event on March 11, 2009, resulting in the Company becoming the “primary beneficiary” of Hughes Systique, a VIE. As a result, the Company is required to consolidate Hughes Systique’s assets and liabilities and results of operations for periods beginning on or after March 12, 2009 (the “Consolidation Date”). In accordance with ASC 805 “Business Combinations,” the basis of Hughes Systique’s assets and liabilities were adjusted to their fair values. The excess of the fair value of the net assets consolidated from Hughes Systique over their carrying value has been reflected as goodwill in accordance with ASC 805. We believe that the goodwill resulting from the consolidation of Hughes Systique corresponds to the expected future prospects of Hughes Systique. The total amount of goodwill is not expected to be deductible for tax purposes.

The following table summarizes the fair values of Hughes Systique’s assets and liabilities at the Consolidation Date (in thousands):

Amount
Current assets	$5,250
Property	717
Intangible assets	1,329
Goodwill	2,432
Total assets	9,728
Current liabilities	(2,808)
Long-term liabilities	(763)
Total liabilities	(3,571)
Net assets consolidated prior to noncontrolling interest	6,157
Noncontrolling interest	(3,372)
Net assets consolidated	$2,785

Based on the valuation of Hughes Systique’s intangible assets, using an income approach, the fair values of the intangible assets at the Consolidation Date were as follows (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Weighted Average
	Useful Lives
	(years)	Amount
Customer relationships	7	$620
Favorable leases	3	629
Backlog	2	80
Total amortizable intangible assets	5	$1,329

Hughes Systique’s revenue, after eliminating inter-company transactions, was $4.7 million for the year ended December 31, 2010 compared to $2.4 million for the same period in 2009 (since the acquisition date). Pro forma financial statements are not presented for Hughes Systique at the acquisition date as its results of operations were not material to our consolidated financial statements.

Note 4:  Marketable Securities

The amortized cost basis and estimated fair values of available-for-sale marketable securities are summarized as follows (in thousands):

	Cost	Gross Unrealized		Estimated
	Basis	Losses	Gain	Fair Value
December 31, 2010:
Municipal commercial paper	$17,875	$—	$—	$17,875
U.S. government bonds and treasury bills	5,000	—	—	5,000
Other debt securities	21,665	(8)	—	21,657
Total available-for-sale securities	$44,540	$(8)	$—	$44,532
December 31, 2009:
U.S. government bonds and treasury bills	$22,155	$—	$6	$22,161
Other debt securities	25,019	—	8	25,027
Total available-for-sale securities	$47,174	$—	$14	$47,188

Our investments in municipal commercial papers have A-1/A-1+ and P-1 ratings from Standard & Poor’s (“S&P”) and Moody’s, respectively, and our investments in U.S. government bonds and treasury bills have AAa and Aaa ratings from S&P and Moody’s, respectively. The investments in Other debt securities have A-1/A-1+ and P-1 ratings from S&P and Moody’s, respectively. In addition to these investments, we hold marketable equity securities as a long-term investment in Other assets (see Note 10—Other Assets for further discussion).

Note 5:  Receivables, Net

Receivables, net consisted of the following (in thousands):

	December 31,
	2010	2009
Trade receivables	$172,309	$154,863
Contracts in process	25,208	16,952
Other receivables	4,332	4,101
Total receivables	201,849	175,916
Allowance for doubtful accounts	(15,157)	(12,100)
Total receivables, net	$186,692	$163,816

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Trade receivables included $5.8 million and $8.7 million of amounts due from affiliates as of December 31, 2010 and 2009, respectively. Advances and progress billings offset against contracts in process amounted to $2.8 million and $0.3 million as of December 31, 2010 and 2009, respectively.

Note 6:  Inventories

Inventories consisted of the following (in thousands):

	December 31,
	2010	2009
Production materials and supplies	$7,270	$7,896
Work in process	12,828	15,615
Finished goods	37,721	36,733
Total inventories	$57,819	$60,244

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual cost, based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Note 7:  Property, Net

Property, net consisted of the following (dollars in thousands):

		Estimated
		Useful Lives	December 31,
		(years)	2010	2009
	Land and improvements	10	$5,888	$5,885
	Buildings and leasehold improvements	2 - 30	35,643	32,996
	Satellite related assets	15	380,394	380,394
	Machinery and equipment	1 - 7	213,419	179,923
	Consumer rental equipment	2 - 4	140,616	71,725
	VSAT operating lease hardware	2 - 5	13,137	18,945
	Furniture and fixtures	5 - 7	1,732	1,571
Construction in progress	—Jupiter		238,358	66,555
	—Other		15,924	12,888
	Total property		1,045,111	770,882
	Accumulated depreciation		(271,059)	(168,479)
	Total property, net		$774,052	$602,403

Satellite related assets primarily consist of SPACEWAYTM 3 (“SPACEWAY 3”), a broadband satellite system with a unique architecture for broadband data communications. In April 2008, we placed SPACEWAY 3 into service and began to depreciate its related costs on a straight-line basis over the estimated useful life of 15 years. Satellite related assets include the costs associated with the construction and launch of the satellite, insurance premiums for the satellite launch and the in-orbit testing period, interest incurred during the construction of the satellite, and other costs directly related to the satellite.

In June 2009, HNS entered into an agreement with Space Systems/Loral, Inc. (“SS/L”) under which SS/L will manufacture Jupiter, our next-generation and geostationary high throughput satellite. Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the HughesNet service in North

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

America. The construction of Jupiter began in July 2009 and we began to capitalize all direct costs associated with the construction and the launch of the satellite, including interest incurred during the construction of the satellite. Jupiter is scheduled to be launched in the first half of 2012.

We capitalized $14.0 million and $1.7 million of interest for 2010 and 2009, respectively, related to the construction of Jupiter. In 2008, we capitalized $4.8 million of interest related to the construction of SPACEWAY 3. During 2010, 2009 and 2008, depreciation expense for property was $111.6 million, $83.1 million and $51.2 million, respectively.

Note 8:  Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

	Estimated
	Useful Lives	Cost	Accumulated	Net
	(years)	Basis	Amortization	Basis
December 31, 2010:
Customer relationships	7 - 8	$10,405	$(5,473)	$4,932
Patented technology and trademarks	8 - 10	15,275	(9,012)	6,263
Favorable leases	3	629	(384)	245
Total intangible assets, net		$26,309	$(14,869)	$11,440
December 31, 2009:
Backlog and customer relationships	2 - 8	$22,312	$(16,133)	$6,179
Patented technology and trademarks	2 - 10	15,745	(7,854)	7,891
Favorable leases	3	629	(175)	454
Total intangible assets, net		$38,686	$(24,162)	$14,524

We amortize the recorded values of our intangible assets over their estimated useful lives. As of December 31, 2010, $12.4 million of fully amortized intangible assets were retired and as a result, it is not included in the balance included in the table above. For the years ended December 31, 2010, 2009 and 2008, we recorded $3.1 million, $5.5 million and $6.4 million, respectively, of amortization expense. In 2010, we did not incur costs to renew or extend the term of our intangible assets. Estimated future amortization expense as of December 31, 2010 is as follows (in thousands):

Amount
Year ending December 31,
2011	3,028
2012	2,854
2013	2,818
2014	1,326
2015	1,326
Thereafter	88
Total estimated future amortization expense	$11,440

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 9:  Goodwill

Goodwill consisted of the following (in thousands):

Amount
Balance at December 31, 2008	$2,661
Goodwill related to consolidation of Hughes Systique	2,432
Total goodwill at December 31, 2010 and 2009(1)	$5,093

(1) Consisted of $2.6 million related to the North America Broadband segment and $2.4 million related to the Corporate and Other segment.

Note 10:  Other Assets

Other assets consisted of the following (in thousands):

	December 31,
	2010	2009
Subscriber acquisition costs	$25,695	$29,884
Debt issuance costs	17,150	12,899
Other	30,352	33,053
Total other assets	$73,197	$75,836

As of December 31, 2010, “Other” included our cost method and equity method investments, which includes our investment in HTI. On March 12, 2009, we exchanged $13.0 million of receivables that HTI owed to us for HTI convertible preferred stock (“HTI Preferred Stock”) as part of a $50.0 million private placement of HTI Preferred Stock. In connection with the merger of HTI with Polaris Acquisition Corp. (the “HTI Merger”), which occurred on March 31, 2009, HTI became a publicly traded company and our HTI Preferred Stock was converted into approximately 3.3 million shares of HTI common stock (“HTI Shares”), of which 1.3 million shares and 2.0 million shares are referred to as Non-escrowed shares and Escrowed shares, respectively. The Escrowed shares are subject to certain restrictions and/or earn-out provisions pursuant to the HTI Merger agreement.

As of December 31, 2010, the Non-escrowed shares had a fair value of $3.8 million. We recorded an unrealized loss of $0.5 million for the year ended December 31, 2010 and of $2.9 million since the inception of our investment in the Non-escrowed shares in AOCL.

The Escrowed Shares are held by HTI in escrow, and the release of these shares is subject to various earn-out provisions based on HTI attaining specified stock prices of $20.00, $24.50 and $30.50 over specified periods within 5 years of the Merger. If the full earn-out is achieved, our investment could represent approximately 3.6% of HTI’s outstanding common stock. If the earn-out is not attained, all or a portion of the Escrowed Shares will be forfeited. In addition to the risk and valuation fluctuations associated with the earn-out target, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods. We account for the Escrowed Shares using the cost method in accordance with ASC 325 “Investments—Other,” as the Escrowed Shares are not considered marketable equity securities as of December 31, 2010. In accordance with ASC 320-10-35, “Investments—Debt and Equity Securities—Subsequent Measurement”, we recognized $5.2 million of other than temporary impairment loss in December 2009 based on our estimate of fair value of Escrowed Shares in “Loss on impairments” included in the accompanying Consolidated Statements of Operations. HTI investment is related to our Corporate and Other segment. As of December 31, 2010, the carrying value and estimated fair value of the HTI Escrowed Shares was $1.1 million and $0.5 million, respectively.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 11:  Accrued Liabilities and Other

Accrued liabilities and other consisted of the following (in thousands):

	December 31,
	2010	2009
Accrued and other liabilities	$47,107	$44,456
Progress billings to customers	40,912	47,911
Payroll and other compensation	27,698	26,512
Accrued interest expense	13,073	12,895
Total accrued liabilities and other	$128,790	$131,774

Note 12:  Debt

Short-term and the current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates at	December 31,
	December 31, 2010	2010	2009
VSAT hardware financing	7.27% - 15.00%	$3,109	3,158
Revolving bank borrowings	8.75%	967	1,547
Capital lease and other	5.50% - 39.60%	2,209	2,045
Total short-term and the current portion of long-term debt		$6,285	$6,750

As of December 31, 2010, HNS had outstanding revolving bank borrowings of $1.0 million, which had a variable interest rate of 8.75%. The borrowing was obtained by HNS’ Indian subsidiary under its revolving line of credit with a local bank. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by our foreign subsidiaries under various revolving lines of credit was $4.1 million as of December 31, 2010.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates at	December 31,
	December 31, 2010	2010	2009
Senior Notes(1)	9.50%	$590,173	$587,874
Term Loan Facility	7.62%	115,000	115,000
COFACE Guaranteed Facility	5.13%	27,403	—
VSAT hardware financing	7.27% - 15.00%	3,214	5,861
Capital lease and other	5.50% - 39.60%	4,786	6,222
Total long-term debt		$740,576	$714,957

(1) Includes 2006 Senior Notes and 2009 Senior Notes.

On October 29, 2010, HNS entered into a $115 million loan agreement with BNP Paribas and Societe Generale (“COFACE Guaranteed Facility”), which is guaranteed by COFACE, the French Export Credit Agency, to finance the launch related costs for Jupiter satellite. Pursuant to the COFACE Guaranteed Facility agreement, loan draw-downs, which began in the fourth quarter of 2010, will occur over the construction period for the launch vehicle up to the time of the launch, which is estimated to be in the first half of 2012. COFACE Guaranteed Facility has a fixed interest rate of 5.13%, payable semi-annually in arrears starting six months after each borrowing, and requires that principal repayments are to be paid in 17 consecutive equal semi-annual installments starting the earlier of (i) six months after the in-orbit delivery, or (ii) December 1, 2012. The agreement also contains covenants and conditions which are customary for financings of this type. As of December 31, 2010, HNS had $27.4 million of borrowings outstanding under the loan and an available borrowing capacity of $87.6 million.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

On March 16, 2010, HNS entered into a credit agreement with JP Morgan Chase Bank, N.A. and Barclays Capital to amend and restate its senior secured $50 million revolving credit facility (the “Revolving Credit Facility”). Pursuant to the terms of the agreement, among other changes, the maturity date of the Revolving Credit Facility was extended to March 16, 2014, subject to an early maturity date of 91 days prior to March 16, 2014 in the event HNS’ 2009 and 2006 Senior Notes and HNS’ Term Loan Facility (as defined below) are not (i) repaid in full or (ii) refinanced with new debt (or amended) with maturities of no earlier than 91 days after March 16, 2014. The terms of the Revolving Credit Facility were amended to be: (i) in respect of the interest rate, at our option, the Alternative Borrowing Rate (as defined in the Revolving Credit Facility) plus 2.00% or the Adjusted London Interbank Offered Rate (“LIBOR”) (as defined in the Revolving Credit Facility) plus 3.00% and (ii) in respect of the participation fee for outstanding letters of credit, 3.00% per annum, in each case subject to downward adjustment based on our leverage ratio. For the years ended December 31, 2010 and 2009, there was no borrowing under the Revolving Credit Facility. As of December 31, 2010, the Revolving Credit Facility had total outstanding letters of credit of $4.4 million and an available borrowing capacity of $45.6 million.

On May 27, 2009, HNS, along with its subsidiary, HNS Finance Corp., as co-issuer, completed a private debt offering of $150.0 million of 9.50% senior notes maturing on April 15, 2014 (the “2009 Senior Notes”). The terms and covenants with respect to the 2009 Senior Notes are substantially identical to those of the 2006 Senior Notes. Interest on the 2009 Senior Notes is accrued from April 15, 2009 and is paid semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009. After the original issue discount of $13.6 million and related offering expenses of approximately $4.5 million, HNS received net proceeds of approximately $133.6 million, including $1.7 million of prepaid interest received from the note holders, from the offering. The 2009 Senior Notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, (the “Securities Act”) and in offshore transactions to non-United States persons in reliance on Regulation S of the Securities Act. In connection with the offering of the 2009 Senior Notes, HNS entered into a registration rights agreement requiring HNS to complete a registered exchange offer relating to the 2009 Senior Notes within 360 days after May 27, 2009. On August 17, 2009, HNS completed the registered exchange offer pursuant to the registration rights agreement. Accordingly, the 2009 Senior Notes have been registered under the Securities Act. As of December 31, 2010 and 2009, HNS recorded $3.0 million of accrued interest payable related to the 2009 Senior Notes.

In February 2007, HNS borrowed $115 million from a syndicate of banks (the “Term Loan Facility”), which matures on April 15, 2014. The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term Loan Facility) plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into a swap agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. As of December 31, 2010 and 2009, interest accrued based on the Swap Agreement and the Term Loan Facility was $0.7 million and $0.8 million, respectively.

In April 2006, HNS issued $450 million of 9.50% senior notes maturing on April 15, 2014 (the “2006 Senior Notes”). Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. As of December 31, 2010 and 2009, we recorded $8.9 million of accrued interest payable related to the 2006 Senior Notes.

Although the terms and covenants with respect to the 2009 Senior Notes are substantially identical to the 2006 Senior Notes, the 2009 Senior Notes were issued under a separate indenture and do not vote together with the 2006 Senior Notes. Each of the indentures governing the 2006 Senior Notes and the 2009 Senior Notes (collectively, the “Senior Notes”), the agreement governing the amended Revolving Credit Facility, the agreement governing the COFACE Guaranteed Facility and the agreement governing the Term Loan Facility require HNS to comply with certain affirmative and negative covenants: (i) in the case of the indentures, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended Revolving Credit Facility is in effect; (iii) in the case of the COFACE Guaranteed Facility, for so long as the COFACE Guaranteed Facility remains outstanding; and (iv) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates;

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indentures governing the Senior Notes, the COFACE Guaranteed Facility and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a substantial portion of the Company’s net assets and results of operations since January 1, 2006. Because of the negative covenants above, there are certain restrictions on the sale of HNS’ assets. As of December 31, 2010 and 2009, HNS’ net assets were $221.9 million and $200.0 million, respectively. Management believes that HNS was in compliance with all of its debt covenants as of December 31, 2010.

Prior to September 2005, we leased certain VSAT hardware under an operating lease with customers which were funded by two financial institutions at the inception of the operating lease for the future operating lease revenues. As part of the agreement, the financial institution received title to the equipment and obtained the residual rights to the equipment after the operating lease with the customer expires and assumed the credit risk associated with non-payment by the customers. However, we retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). Accordingly, we recognized a liability to the financial institution for the funded amount. We have not provided a reserve for a Non-Performance Event because we believe that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

In July 2006, we entered into a capital lease with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), which are our related parties as discussed in Note 20—Transactions with Related Parties. Pursuant to the capital lease agreement, 95 West Co. and MLH agreed to provide a series of coordination agreements allowing HNS to operate SPACEWAY 3 at the 95° orbital slot where 95 West Co. and MLH have higher priority rights. As of December 31, 2010, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables above. The remaining payments under the capital lease are subject to conditions in the agreement including our ability to operate SPACEWAY 3 and are $1.0 million for each of the years ending December 31, 2011 through 2016.

Principal payments of our debt at December 31, 2010 are as follows (in thousands):

Amount
Year ending December 31,
2011	$6,285
2012	4,803
2013	4,817
2014	709,634
2015	4,260
Thereafter	17,062
Total debt	$746,861

Note 13:  Financial Instruments

Interest Rate Swap

The interest on the Term Loan Facility was at Adjusted LIBOR plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We account for the Swap Agreement as a cash flow hedge in accordance with ASC 815-30

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

“Derivatives and Hedging—Cash Flow Hedges.” Accordingly, in connection with the fair market valuation of the interest rate swap, we recorded a net unrealized loss of $2.4 million, a net unrealized gain of $6.9 million and a net unrealized loss of $11.9 million for the years ended December 31, 2010, 2009 and 2008, respectively, in AOCL. The remaining net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly and estimated to be approximately $8.8 million for each of the years ending December 31, 2011 through 2013 and $3.3 million for the year ending December 31, 2014. We recorded interest expense of $8.9 million, $9.0 million and $8.9 million for the years ended December 31, 2010, 2009 and 2008, respectively, on the Term Loan Facility.

Note 14:  Fair Value

Under ASC 820 “Fair Value Measurements and Disclosures,” fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date, and the principal market is defined as the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. ASC 820 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes, a barrier option model or a binomial model). ASC 820 established the following three levels used to classify the inputs used in measuring fair value measurements:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs, other than quoted prices, that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on the assumptions market participants would use in pricing the asset or liability based on the best available information.

In determining fair value, we use various valuation approaches, including market, income and/or cost approaches. Other valuation techniques involve significant management judgment. As of December 31, 2010, the carrying values of cash and cash equivalents, receivables, net, accounts payable, and short-term debt approximated their respective fair values because of their short-term maturities.

Our investment in the HTI Shares was measured using Level 1 and Level 2 inputs for the Non-escrowed shares and Escrowed shares, respectively. The fair value of the Non-escrowed shares, as shown in the table below, was determined based on the quoted market prices. For the year ended December 31, 2010, we recognized unrealized losses of $0.5 million in AOCL related to the Non-escrowed shares. The fair value of the Escrowed shares, as shown in the table below, was determined using market observable data and utilizing a barrier option pricing model. The valuation of the Escrowed shares reflects the Company’s best estimate of what market participants would use in pricing the investment based on the best available information. For the year ended December 31, 2010, the estimated fair value of the Escrowed shares declined by $0.6 million from its carrying value of $1.1 million at December 31, 2009 to $0.5 million as of December 31, 2010. Based on our valuation analysis in accordance with ASC 320-10-35 “Investments—Debt and Equity Securities—Subsequent Measurement,” we determined that the decline in the estimated fair value of the Escrowed shares during 2010 is not an “other than temporary” impairment.

Our Senior Notes were categorized as Level 1 of the fair value hierarchy as we utilized pricing for recent market transactions for identical notes.

Our Term Loan Facility originally had a variable interest rate based on observable interest rates plus 2.50% per annum. To mitigate the variable interest rate risk, we entered into the Swap Agreement to swap the Adjusted LIBOR

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We adjust the value of the interest rate swap on a quarterly basis. The fair value of the interest rate swap was categorized as Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

			December 31, 2010
		Included	Carrying		Fair
	Level	In	Value		Value
Marketable securities	2	Marketable securities	$39,532		$39,532
Marketable security	1	Marketable securities	$5,000		$5,000
HTI Non-escrowed Shares	1	Other assets	$3,770		$3,770
HTI Escrowed Shares	2	Other assets	$1,121		$499
2006 Senior Notes	1	Long-term debt	$450,000		$464,625
2009 Senior Notes	1	Long-term debt	$140,173	(1)	$153,750
Term Loan Facility	2	Long-term debt	$115,000		$110,688
COFACE Guaranteed Facility	2	Long-term debt	$27,403		$29,018
Orbital slot commitment	2	Short-term/Long-term debt	$4,917		$5,487
VSAT hardware financing	2	Short-term/Long-term debt	$6,323		$6,323
Interest rate swap on the Term Loan Facility	2	Other long-term liabilities	$12,901		$12,901

(1) Amount represents the face value of $150.0 million, net of the remaining original issue discount of $9.8 million.

Note 15:  Income Taxes

The income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates and the corresponding income tax expense (benefit) reflected on the consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009	2008
Income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates:
Domestic income (loss)	$19,984	$(60,612)	$9,093
Foreign income	8,712	11,241	8,427
Total	$28,696	$(49,371)	$17,520
Components of income tax expense:
Current income tax expense:
Foreign	$5,950	$2,750	$2,373
State	756	650	803
Total current income tax expense	6,706	3,400	3,176
Deferred income tax expense (benefit):
Foreign	(990)	(954)	4,417
Federal	—	—	—
Total deferred income tax expense (benefit)	(990)	(954)	4,417
Total income tax expense	$5,716	$2,446	$7,593

We entered into a tax sharing agreement with LightSquared (the “Tax Sharing Agreement”) at the time of the separation of the Company from LightSquared during 2006, pursuant to which we are responsible for all LightSquared tax liabilities through February 21, 2006. As a result, we paid LightSquared $1.1 million for its 2006 alternative minimum tax (“AMT”) liability. In accordance with the Tax Sharing Agreement, we are entitled to reimbursement of the $1.1 million from LightSquared at such time LightSquared realizes the benefit of the AMT

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

credit. Recent tax legislation contains provisions enabling the acceleration of AMT credit refund, which LightSquared collected from the Internal Revenue Service and forwarded to the Company in December 2010.

Our consolidated temporary differences that give rise to the net deferred tax assets at December 31, 2010 and 2009 are as follows (in thousands):

	December 31,
	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$149,246	$141,041
Capital loss carryforwards	3,649	4,797
Alternative minimum tax credit	475	475
Research and development credit	6,952	5,568
Other assets	13,490	12,201
Total gross deferred tax assets	173,812	164,082
Deferred tax liabilities:
Investment in Hughes Network Systems, LLC	80,599	75,490
Compensation expense on restricted stock	490	554
Total gross deferred tax liability	81,089	76,044
Net deferred tax assets before valuation allowance	92,723	88,038
Valuation allowance	(87,075)	(83,540)
Net deferred tax assets	$5,648	$4,498

As we have not met the more-likely-than-not criteria of ASC 740 on deferred tax assets in certain jurisdictions and therefore have maintained a full valuation allowance on these deferred tax assets as of December 31, 2010. Certain deferred tax assets, namely $5.1 million associated with our foreign subsidiaries and $0.5 million associated with our AMT credit, require no valuation allowance.

As of December 31, 2010, our Federal and State net operating losses (“NOL”) carryforwards are approximately $334.6 million expiring between the years 2012 and 2029, if unused, and our capital loss carryforwards were approximately $10.4 million expiring between 2011 and 2014, if unused.

Our German and United Kingdom (“U.K.”) subsidiaries have approximately $35.2 million and $50.8 million of NOL carryforwards, respectively. As the U.K. subsidiary is treated as a disregarded entity for U.S. income tax purposes, its net income or loss is reported on HNS’ partnership income tax return and subsequently allocated to us. The NOL carryforwards are available to reduce future U.K. taxable income and do not expire. The NOL carryforwards of the German subsidiary are available to reduce future German taxable income and do not expire.

As the German and U.K. subsidiaries have not met the more-likely—than-not criteria of ASC 740, we maintained a full valuation allowance on the German and U.K. deferred tax assets as of December 31, 2010. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments.

For the years ended December 31, 2010, 2009 and 2008, income tax expense differs from the amounts computed by applying the statutory rates to our income from continuing operations before income taxes as follows (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

	Year Ended December 31,
	2010	2009	2008
Income (loss) before income tax expense and equity in earnings (losses) of unconsolidated affiliates:	$28,696	$(49,371)	$17,520
Federal income tax @ 35%	$10,043	$(17,280)	$6,132
Net permanent differences	(1,385)	274	512
Change in valuation allowance	(5,804)	20,677	896
State taxes, net of federal benefit	756	648	803
Foreign taxes in excess of federal tax (benefit)	2,106	(1,873)	(750)
Total income tax expense	$5,716	$2,446	$7,593

We have not provided for U.S. deferred income taxes or foreign withholding taxes on $33.1 million of our undistributed earnings for certain non-U.S. subsidiaries earnings because these earnings are intended to be permanently reinvested in operations outside the United States.

Under ASC740, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. ASC 740 requires increased disclosures and also provides guidance on de-recognition, classification, interest and penalties on income taxes and accounting in interim periods.

A tabular reconciliation of a change in unrecognized tax benefits for the years ended December 31, 2010 and 2009 is as follows (in thousands):

	December 31,
	2010	2009	2008
Beginning balance of unrecognized tax benefits	$11,142	$10,222	$8,708
Gross increases—tax positions in prior periods	44	230	989
Gross decreases—tax positions in prior periods	(7,794)	—	—
Gross increases—tax positions in current period	741	690	525
Ending balance of unrecognized tax benefits	$4,133	$11,142	$10,222

In accordance with ASC 740, we have identified unrecognized tax benefits related to tax positions of $11.1 million as of December 31, 2009, an additional $0.8 million, and a reduction of $7.8 million of unrecognized tax benefits in 2010. If recognized, the total unrecognized tax benefits would impact our effective tax rate. We anticipate that uncertain tax positions will increase within the next twelve months in a range of $0.5 million to $1.0 million.

We recognize interest accrued related to unrecognized tax benefits in operating expenses and penalties in income tax expense in the consolidated statements of operations. As of December 31, 2010, we have not recorded any liability for the payment of interest or penalties associated with uncertain tax positions. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States - Federal	1997 and forward
United States - Various States	1997 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
Italy	2006 and forward
India	1995 and forward
Mexico	2000 and forward
Brazil	2004 and forward

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

During 2009, the Internal Revenue Service (“IRS”) conducted an audit of the Company’s 2007 U.S. Income Tax Return. The Company received a final determination letter with no adjustments proposed by the IRS.

Note 16:  Employee Share-Based Payments

2006 Equity and Incentive Plan

In January 2006, we adopted and our Board of Directors approved the 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, other employees, advisors and consultants of the Company and its subsidiaries who are selected by our Compensation Committee for participation in the Plan. Unless earlier terminated by our Board of Directors, the Plan will expire on the tenth anniversary of the date of its adoption. Termination of the Plan is not intended to adversely affect any award that is then outstanding without the award holder’s consent. Our Board of Directors may amend the Plan at any time. Plan amendments are not intended to adversely affect any award that is then outstanding without the award holder’s consent, and the Company must obtain stockholder approval of a plan amendment if stockholder approval is required to comply with any applicable law, regulation or stock exchange rule.

The Plan provides for the issuance of up to 2,700,000 shares of our common stock which may be issued in the form of restricted stock, stock options or stock appreciation rights; provided that the maximum number of shares that may be issued pursuant to the exercise of incentive stock options may not exceed 1,350,000 shares. In accordance with the terms of the Plan, in August 2006, the Board of Director delegated to the CEO the authority to award, at the CEO’s discretion, up to 250,000 shares in the aggregate of restricted stock to employees (other than Section 16 reporting persons) up to a maximum award of 4,000 shares per employee. The CEO has issued restricted stock awards and restricted stock units to employees, for which 50% of the shares vest on the second anniversary of the issuance date, and an additional 25% of the shares vest on each of the third and fourth anniversaries of the issuance date. The fair value of the shares is calculated based on the market price on the grant date.

We also issue shares under the Plan to directors, officers and key employees and contractors of the Company and its wholly-owned subsidiaries. These awards are issued at their fair market value on the date of grant. In February 2009, we issued an aggregate of 90,000 shares of restricted stock, which vest over a three year period, to members of our Board of Directors.

The Company and HNS account for shares issued in accordance with the provisions of ASC 718, “Compensation—Stock Compensation.” The Company records compensation expense for restricted stock awards and restricted stock units on a straight-line basis over their vesting period. For the years ended December 31, 2010, 2009 and 2008, we recorded compensation expense related to the issuance of restricted stock awards and restricted stock units, after adjustment for forfeitures, of $2.4 million, $2.9 million and $3.2 million, respectively. As of December 31, 2010, we had $1.5 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 1.89 years. We recognized a tax benefit of $3.8 million, $1.2 million and $2.6 million related to restricted stock awards, restricted stock units and stock options for the years ended December 31, 2010, 2009 and 2008, respectively.

Summaries of non-vested restricted stock awards and restricted stock units are as follows:

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Restricted Stock Awards

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Non-vested at December 31, 2009	162,360	$27.37
Forfeited	(2,950)	$46.89
Vested	(81,084)	$33.60
Non-vested at December 31, 2010	78,326	$20.19

The weighted-average grant date fair value of restricted stock awards granted for the years ended December 31, 2009 and 2008 were $11.13 and $47.95, respectively. No restricted stock awards were granted for the year ended December 31, 2010. The total fair value of shares vested during the years ended December 31, 2010, 2009 and 2008 were $2.7 million, $3.6 million and $6.9 million, respectively.

Restricted Stock Units

		Weighted-Average
		Grant-Date
	Shares	Fair Value
Non-vested at December 31, 2009	8,675	$28.73
Granted	18,000	$28.99
Vested	(3,175)	$45.35
Non-vested at December 31, 2010	23,500	$26.68

The weighted-average grant date fair value of restricted stock units granted for the years ended December 31, 2010, 2009 and 2008 were $28.99, $8.82 and $43.27, respectively. The total fair value of units vested during the years ended December 31, 2010, 2009 and 2008 were $0.1 million, $0.1 million and $0.2 million, respectively.

Stock Option Program

On April 24, 2008, our Compensation Committee made stock options awards under the Plan (the “Stock Option Program”), which consisted of the issuance of non-qualified stock options to employees of the Company and its subsidiaries. A total of 1,250,000 options (the “Option Pool”) have been authorized under the Stock Option Program for option awards during the period of April 24, 2008 to December 31, 2011. The grant and exercise price of the stock options is the closing price of the Company’s common stock on the date of the grant. Any options forfeited or cancelled before exercise will be deposited back into the Option Pool and will become available for award under the Stock Option Program. In accordance with the terms of the Stock Option Program, the Compensation Committee delegated to our Chief Executive Officer (“CEO”) and President the authority to award options, at his discretion, to the current and future employees of the Company and its subsidiaries. Each grant has a 10 year life and vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model based on the assumptions noted in the table below.

Since we became a public registrant in February 2006, we did not have sufficient history to measure expected volatility using our own stock price history nor have the history to compute the expected term of the stock options at the time of issuing stock options to employees. As a result, we utilized an average volatility based on a group of companies identified as our peers. We estimated the expected term of the stock options, which is closely aligned with the identified peer group, based upon the current anticipated corporate growth, the currently identified market value of the stock price at issuance and the vesting schedule of the stock options. The risk-free interest rate is based on the published U.S. Treasury Yield Curve as of the grant date for the period of 5 years which most closely

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

correlates to the expected term of the option award. Dividend yield is zero as we have not, nor do we currently plan to, issue dividends to our shareholders.

On March 19, 2009, we offered eligible participants in the Stock Option Program the opportunity to exchange (the “Exchange Offer”) all or a portion of their eligible outstanding stock options for new stock options, on a one-for-one basis, through an exchange offer, which expired on April 16, 2009. Each new option (the “New Option”) has an exercise price of $14.47, which was the closing price of our common stock on April 15, 2009, and a new vesting schedule to reflect the new grant date of April 16, 2009.

As a result of the Exchange Offer, which was completed on April 16, 2009, 546,900 outstanding stock options (representing 100% participation) were exchanged, and the estimated fair value of the New Options of $2.3 million was computed using a Black-Scholes option valuation model based on the new grant date. The compensation expense related to the New Options is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant.

The key assumptions for the option awards for the years ended December 31, 2010, 2009 and 2008 are as follows:

	Year Ended December 31,
	2010	2009	2008
Volatility range	45.33% — 45.90%	45.97% — 47.92%	47.60% — 55.0%
Weighted-average volatility	45.40%	47.62%	47.67%
Expected term	5 years	5 years	5 years
Risk-free interest rate range	1.18% — 2.59%	1.71% — 2.20%	3.15% — 1.50%
Weighted-average risk-free interest rate	1.20%	1.79%	3.14%

A summary of option activity under the Stock Option Program is presented below:

			Weighted
			Average	Aggregate
	Option	Weighted-Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Life	Value(1)
Outstanding at January 1, 2008	—	$—
Granted	562,400	$53.67
Forfeited or expired	(10,000)	$54.00
Outstanding at December 31, 2008	552,400	$53.67	9.32	$—
Retired	(546,900)	$54.00
Granted	647,400	$16.77
Forfeited or expired	(4,850)	$20.84
Outstanding at December 31, 2009	648,050	$16.77	9.37	$6,326
Granted	572,500	$28.99
Forfeited or expired	(22,350)	$19.56
Exercised	(1,250)	$17.03
Outstanding at December 31, 2010	1,196,950	$22.56	9.04	$21,412
Vested and expected to vest at December 31, 2010	1,077,255	$22.56	9.04	$19,271
Exercisable at December 31, 2010	1,250	$17.03	7.96	$29

(1) In thousands.

The weighted-average grant date fair value of options granted during the years 2010, 2009 and 2008 were $28.99, $16.77 and $53.67, respectively. The total intrinsic value of options exercised for the year ended December 31, 2010 was minimal. The compensation expense related to stock option awards is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant. We recorded $4.3 million, $3.5 million and $2.0 million compensation expense for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010, we had $12.6 million of unrecognized compensation expense for non-vested

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

stock options, which is expected to be recognized over a weighted average period of 3.08 years. As of December 31, 2010, there were 1,250 stock options outstanding and exercisable, which have an exercise price of $17.03.

HNS’ Bonus Unit Plan

In July 2005, HNS adopted an incentive bonus unit plan (the “Bonus Unit Plan”) pursuant to which 4.4 million bonus units representing approximately 4% of the increase in the value of HNS, as defined in the Bonus Unit Plan, were granted to certain of its employees. The bonus units provide for time vesting over five years and are subject to a participant’s continued employment with HNS. Pursuant to the Bonus Unit Plan, if participants are employed by HNS on the predetermined exchange dates, they are entitled to exchange their vested bonus units for shares of our common stock.

The first exchange occurred on July 15, 2008, when approximately 1.9 million bonus units were exchanged for 192,399 shares of our common stock. The number of our common stock shares to be issued upon each exchange is calculated based upon the fair market value of the vested bonus unit divided by the closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. The fair value of the bonus units on the grant date was approximately $1.2 million, after adjustment for a 13% estimated forfeiture rate, based on the estimated increase in the fair market value of HNS’ net equity at the time of the grant.

On September 19, 2008, HNS issued 310,000 bonus units to certain of its employees pursuant to the terms of the Bonus Unit Plan. The fair value of the new issuance of bonus units was determined using a forward pricing model. The total estimated compensation expense for the new issuance of bonus units is $1.7 million, after adjustment for a 10% estimated forfeiture rate. Pursuant to ASC 718, we amortize the compensation expense of the Bonus Unit Plan over the vesting period beginning on the date of grant. For the years ended December 31, 2010, 2009 and 2008, we recognized compensation expense of $0.8 million, $0.8 million and $0.4 million, respectively. On July 15, 2010, the 2.1 million vested bonus units vested were exchanged for approximately 207,000 shares (net of income tax withholding) of our common stock pursuant to the Bonus Unit Plan. The remaining 300,000 bonus units will vest on July 15, 2011.

The following table summarizes changes in bonus units under the Bonus Unit Plan:

	Year Ended December 31,
	2010	2009
Non-vested beginning balance	2,453,250	2,500,000
Converted to HCI common shares	(2,139,500)	—
Forfeited	(13,750)	(46,750)
Non-vested ending balance	300,000	2,453,250

HNS Class B Membership Interests

HNS’ Class B membership interests were issued to certain members of our senior management, two of HNS’ former senior management and a member of our Board of Directors. The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance criteria. At the holders’ election, vested Class B membership interests may be exchanged for our common stock. The number of shares of our common stock to be issued upon such exchange is based upon the fair market value of such vested Class B membership interest tendered for exchange divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of such exchange. As of December 31, 2010, 3,272 of the 3,280 outstanding Class B membership interests were vested. If the total outstanding Class B membership interests were to convert into our common stock as of December 31, 2010, they could be exchanged for approximately 646,000 shares of our common stock. On September 25, 2009, we registered 75,000 shares of our common stock with the SEC on Form S-8 to be issued, from time to time, upon the exchange of the Class B membership interests.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Pursuant to ASC 718 “Compensation—Stock Compensation,” HNS determined that the Class B membership interests had nominal value at the date of grant, and, accordingly, $0.1 million compensation expense was recorded for each of the years ended December 31, 2010, 2009 and 2008. A summary of changes in Class B membership interests is as follows:

	Year Ended December 31,
	2010	2009
Outstanding beginning balance	3,330	3,656
Converted to HCI common shares	(50)	(326)
Outstanding ending balance	3,280	3,330

LightSquared’s 1998 Long Term Incentive Plan

Pursuant to LightSquared’s 1998 Long Term Incentive Plan (the “LightSquared Plan”), the compensation committee of the Board of Directors of LightSquared was required to make an equitable adjustment to the terms of options issued under the LightSquared Plan in the event a special, large and nonrecurring dividend or distribution affects LightSquared’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants under the LightSquared Plan. LightSquared’s compensation committee has discretion to make such an adjustment to any option issued under the LightSquared Plan by adjusting the number and kind of shares that may be issued in respect of outstanding options or the exercise price relating to such options. Pursuant to this provision, LightSquared’s compensation committee determined that holders of stock options issued under the LightSquared Plan who were members of LightSquared’s management and Board of Directors as of the date of the distribution, when LightSquared separated us into a publicly traded company in 2006 (the “Distribution”), as well as a consultant and former directors who were involved with LightSquared’s acquisition of HNS, would receive an option to purchase one share of our common stock for each option to purchase two shares of LightSquared common stock that they held as of the date of the Distribution. The issuance of such options to purchase our common stock was in lieu of a larger adjustment to the exercise price of the LightSquared options that such holders would otherwise have been entitled to, had they not received options to purchase our common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) was the manner in which all other LightSquared options outstanding under the plan were adjusted. In February 2006, the Company issued options to purchase 435,836 shares of our common stock to holders of LightSquared options under the Plan.

The exercise price of such options to purchase shares of our common stock that were issued to certain holders of options to purchase LightSquared common stock was determined by multiplying the exercise price of such LightSquared option by a fraction, the numerator of which was the closing price of a share of our common stock on the first trading day after the Distribution date multiplied by the exchange ratio of 0.5 and the denominator of which was that price multiplied by the exchange ratio plus the closing price of a share of LightSquared common stock on the first trading day after the Distribution date and further dividing such result by the exchange ratio.

The fair value of each share or option, as applicable, was determined on the date of grant, except for shares of restricted stock issued to a consultant. In accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”, the fair value of such shares is adjusted at the end of the reporting period, and accordingly, the fair value as of December 31, 2010 was used for determining compensation expense attributable to such shares.

The following table summarizes stock option activity and related information for the LightSquared Plan for the years ended December 31, 2010, 2009 and 2008:

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

		Weighted
	Number of	Average	Aggregate
	Shares	Exercise Price	Intrinsic Value*
Options outstanding & exercisable at January 1, 2008	65,834	$19.80	$2,292
Exercised by holders of LightSquared options	(3,334)	$22.53	$—
Options outstanding & exercisable at December 31, 2008	62,500	$19.65	$—
Options outstanding & exercisable at December 31, 2009	62,500	$19.65	$399
Exercised by holders of LightSquared options	(5,000)	$22.53	$—
Options outstanding & exercisable at December 31, 2010	57,500	$19.40	$1,210

*       In thousands.

The following table summarizes information about stock options that are outstanding and exercisable as of December 31, 2010:

	Stock Options Outstanding and Exercisable
			Weighted
		Weighted	Average
	Number of	Average	Remaining Life
Range of Exercise Prices	Shares	Exercise Price	(Years)
$1.48	5,000	$1.48	3.13
$20.23 - $22.53	52,500	$21.11	4.30
	57,500	$19.40	4.20

Note 17:  Other Benefits

401(k) Plan

We have a 401(k) salary deferral program for eligible employees in the United States who have met certain service requirements. Eligible employees may contribute up to 25% (16% for highly compensated employees) of their eligible compensation into the plan on a pre-tax basis each payroll period, subject to a limit of $16,500 in 2010 per the IRS. Employee contributions are immediately vested. We will match 100% of employee contributions up to 3% of eligible compensation and 50% of employee contributions on up to an additional 6% of eligible compensation. Matching contributions are 100% vested after eligible employees have completed three years of service. During 2010, 2009 and 2008, we made $6.7 million, $6.9 million and $6.9 million, respectively, of matching contributions.

In addition, as allowed by the IRS, participants who are age 50 or older may make additional contributions (“catch-up contributions”), up to $5,500 in 2010, into the plan. The Company does not match the catch-up contributions. The plan also permits participants to make contributions on an after-tax basis.

Long-Term Cash Incentive Retention Program

In 2005, HNS established a one-time employee retention program (“Retention Program”), which was designed to retain certain employees chosen by HNS’ senior management. As a result of HNS successfully attaining 100% of its earnings goal for 2008, as defined in the Retention Program, HNS paid an aggregate of $14.7 million to eligible participants under the Retention Program in 2009, of which $13.2 million was accrued as of December 31, 2008. The Company has no further obligation associated with the Retention Program.

Note 18:  Stockholders’ Equity

The Company is a publicly-traded company and is authorized to issue 64,000,000 shares of common stock, par value $0.001 per share. The Company is also authorized to issue 1,000,000 shares of preferred stock, par value

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

$0.001 per share. The preferred stock can be issued in one or more classes or series, and the Board of Directors have the authority to establish voting rights, preferences, and other rights related to dividends, convertibility, redemptions and other limitations as may be permitted by the General Corporation Law of the State of Delaware. As of December 31, 2010, no class or series of preferred stock had been established by the Company’s Board of Directors.

Note 19:  Segment Data and Geographic Data

Set forth below is selected financial information for our operating segments (in thousands). There were no intersegment transactions in 2010, 2009 and 2008.

	North
	America	International	Telecom	HTS	Corporate
	Broadband	Broadband	Systems	Satellite	and Other	Consolidated
As of or For the Year Ended December 31, 2010
Revenues	$733,750	$205,607	$95,069	$3,317	$5,584	$1,043,327
Operating income (loss)	$67,884	$10,571	$14,183	$(3,350)	$(3,664)	$85,624
Depreciation and amortization	$111,743	$15,029	$4,182	$—	$632	$131,586
Assets	$633,775	$185,316	$44,252	$249,952	$249,880	$1,363,175
Capital expenditures(1)	$95,628	$10,295	$343	$180,741	$8,885	$295,892
As of or For the Year Ended December 31, 2009
Revenues	$690,279	$203,886	$112,500	$—	$3,034	$1,009,699
Operating income (loss)(2)	$(7,991)	$15,120	$14,227	$(37)	$(9,007)	$12,312
Depreciation and amortization	$84,706	$13,355	$4,078	$—	$592	$102,731
Assets	$632,803	$184,461	$45,500	$66,596	$373,034	$1,302,394
Capital expenditures(1)	$95,556	$15,124	$1,213	$44,065	$7,578	$163,536
As of or For the Year Ended December 31, 2008
Revenues	$667,665	$237,188	$155,038	$—	$462	$1,060,353
Operating income (loss)	$21,339	$21,679	$25,116	$—	$(3,842)	$64,292
Depreciation and amortization	$55,868	$9,233	$3,836	$—	$—	$68,937
Assets	$648,603	$197,087	$64,727	$—	$279,976	$1,190,393
Capital expenditures(1)	$71,696	$11,188	$2,223	$—	$11,126	$96,233

(1) Capital expenditures on an accrual basis were: $295.9 million, $190.5 million and $96.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

(2) Operating loss for North America Broadband includes $44.4 million of impairment loss related to our prepaid deposit to Sea Launch, which was impaired in 2009.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

For the years ended December 31, 2010, 2009 and 2008, no single customer accounted for more than 10% of total revenues. Revenues by geographic area are summarized by customers’ locations as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
North America	$829,948	$801,808	$803,496
Africa, Asia and the Middle East	89,679	88,939	106,627
Europe	62,607	69,430	115,495
South America and the Caribbean	61,093	49,522	34,735
Total revenues	$1,043,327	$1,009,699	$1,060,353

Individual countries with significant revenues for the three years ended December 31, 2010 are as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
United States	$800,327	$774,719	$785,349
Brazil	$56,791	$42,167	$30,038
India	$47,237	$39,294	$48,067
United Kingdom	$21,457	$29,257	$66,555

Total property, net by geographic area is summarized customers’ locations as follows (in thousands):

	December 31,
	2010	2009
North America:
United States	$744,758	$573,755
Mexico	5	55
Total North America	744,763	573,810
South America and the Caribbean	13,377	12,702
Africa, Asia and the Middle East	11,284	10,768
Europe	4,628	5,123
Total property, net	$774,052	$602,403

Note 20:  Transactions with Related Parties

In the ordinary course of our operations, we enter into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. Related parties include all entities that are related to Apollo Management, L.P. and its affiliates (collectively “Apollo”), our controlling stockholder.

Separation Agreement

As part of the Distribution in 2006, LightSquared and the Company entered into a separation agreement (“Separation Agreement”). Among other things, the Separation Agreement provides for certain indemnifications, tax sharing, consulting services and access to facilities.

Indemnification—The Separation Agreement provides that the Company will indemnify LightSquared against losses based on, arising out of, or resulting from (i) the ownership or the operation of the assets or properties transferred to the Company under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, the Company, whether in the past or future; (ii) any other activities the Company engages in; (iii) any guaranty or keep well of or by LightSquared provided to

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

any parties with respect to any of the Company’s actual or contingent obligations; and (iv) certain other matters described in the Separation Agreement. The Separation Agreement provides that LightSquared will indemnify the Company against losses based on, arising out of, or resulting from the ownership or operation of the assets or properties of Mobile Satellite Ventures LP (“MSV”) and TerreStar Networks, Inc., (“TerreStar”) or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement—The tax sharing agreement governs the allocation between the Company and LightSquared of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods ended on or before February 21, 2006. The Company will generally be responsible for, and indemnify LightSquared and its subsidiaries against, all tax liabilities imposed on or attributable to (i) the Company and any of its subsidiaries relating to all taxable periods and (ii) LightSquared and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of LightSquared, in each case, after taking into account any tax attributes of LightSquared or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, the Company is not responsible for any taxes relating to MSV, TerreStar or a change of control of LightSquared. Additionally, under the tax sharing agreement, LightSquared is responsible for, and indemnifies the Company and its subsidiaries against, all tax liabilities imposed on or attributable to MSV and TerreStar relating to all taxable periods, LightSquared and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of LightSquared.

Hughes Telematics, Inc.

In July 2006, HNS granted a limited license to HTI allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to pay a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. However, as a result of the Merger, as defined and described in Note 10—Other Assets, HNS’ obligations to HTI and its customer expired when HTI became a public company in March 2009 with an initial market capitalization value greater than $300.0 million. In January 2008, HNS entered into an agreement with HTI for the development of an automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system.

In March 2009, we made an equity investment in HTI, which represented approximately 3.8% of HTI’s outstanding common stock. See Note 10—Other Assets for further discussion. In August 2009, HTI terminated substantially all of the development, engineering and manufacturing services with HNS as a result of the bankruptcy filing of one of HTI’s customers.

On December 18, 2009, HNS entered into a promissory note with HTI (“Promissory Note”) for $8.3 million of account receivables that HTI owed to HNS. The Promissory Note had a maturity date of December 31, 2010 and an interest rate of 12% per annum. On November 5, 2010, the Company revised the term of the Promissory Note to extend the maturity date to December 31, 2011. As of December 31, 2010, the remaining Promissory Note, including accrued interest, had a balance of $5.6 million. HNS expects to fully recover $5.6 million.

HTI is controlled by an affiliate of Apollo. Jeffrey A. Leddy, a member of HNS’ Board of Managers and our Board of Directors, is the CEO and a director of HTI and owns less than 1.5% of HTI’s equity as of December 31, 2010. In addition, Andrew Africk and Aaron Stone, members of HNS’ Board of Managers and our Board of Directors, are directors of HTI and partners of Apollo.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Hughes Systique Corporation

HNS has contracted with Hughes Systique, an entity consolidated with the Company, for software development services. In addition to our 45.23% ownership in Hughes Systique, our CEO and President and his brother, who is the CEO and President of Hughes Systique and our former Executive Vice President, in the aggregate, owned approximately 25.61%, on an undiluted basis, of Hughes Systique’s outstanding shares as of December 31, 2010. Furthermore, our CEO and President and Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, serve on the board of directors of Hughes Systique. As a result of the Termination Agreement, we are required to consolidate Hughes Systique’s results of operations in our operating results. For a description of additional transactions entered into between the Company and Hughes Systique, see Note 3—Consolidation of Hughes Systique Corporation.

Agreement with 95 West Co., Inc.

In July 2006, HNS entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 at an orbital position where such parties have higher-priority rights. Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the managing director of 95 West Co. and MLH and also owns a small interest in each. Andrew Africk, another member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement including HNS’ ability to operate SPACEWAY 3. As of December 31, 2010, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables included in Note 12—Debt. During 2010, we paid $0.75 million to 95 West Co. pursuant to the agreement.

Smart & Final, Inc.

As of December 31, 2010, Apollo owned, directly or indirectly, 96% of Smart & Final, Inc. (“Smart & Final”). We provide broadband products and services to Smart & Final.

CKE Restaurants, Inc.

On July 12, 2010, an affiliate of Apollo acquired CKE Restaurants, Inc. (“CKE”). As a result, CKE indirectly became our related party as of that date. We provide broadband products and services to CKE.

Intelsat Holdings Limited

The Company and its subsidiaries lease satellite transponder capacity from Intelsat Holdings Limited (“Intelsat”). In addition, our Italian subsidiary, Hughes Network Systems, S.r.L., entered into a cooperation agreement with Intelsat, Telespazio and Telecom Italia. Under this agreement, the parties are cooperating to provide broadband satellite services for Italian businesses operating in Eastern Europe and North Africa. Effective February 4, 2008, Apollo divested its entire ownership interest in Intelsat, and as a result, Intelsat is no longer a related party.

Other

Certain members of our Board of Directors and officers serve on the boards of directors of some of our affiliates. In some cases, such directors and officers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ boards of directors.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Year Ended December 31,
	2010	2009	2008
Sales:
HTI	$501	$23,644	$31,065
Others	1,046	476	897
Total sales	$1,547	$24,120	$31,962
Purchases:
Hughes Systique(1)	$—	$1,591	$9,419
95 West Co.	—	—	750
Intelsat(2)	—	—	10,074
Total purchases	$—	$1,591	$20,243

(1) For the period after March 11, 2009, Hughes Systique’s results of operations are consolidated with the Company’s operating results.

(2) Subsequent to February 4, 2008, Intelsat is no longer a related party.

Assets resulting from transactions with related parties are as follows (in thousands):

	December 31,
	2010	2009
Due from related parties:
HTI	$5,632	$8,652
Others	159	52
Total due from related parties	$5,791	$8,704

Note 21:  Net Income (loss) Attributable to HCI stockholders and Transfer from Noncontrolling Interests

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Net income (loss) attributable to HCI stockholders	$22,787	$(52,693)	$9,018
Transfers from the noncontrolling interest:
Decrease in HCI paid-in capital for purchase of subsidiary shares	—	(396)	—
Change from net income (loss) attributable to HCI stockholders and transfers from the noncontrolling interest	$22,787	$(53,089)	$9,018

Note 22:  Commitments and Contingencies

Litigation

We are periodically involved in litigation in the ordinary course of our business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

In October 2008, Hughes Telecommunicaçoes do Brasil Ltda. (“HTB”), a wholly-owned subsidiary of HNS, received a tax assessment of approximately $7.6 million from the State of São Paulo Treasury Department. The tax assessment alleges that HTB failed to pay certain import taxes to the State of São Paulo. Recent decrees and legislative actions by the State of São Paulo will alleviate approximately $4.8 million of the tax assessment over time with no impact to the Company. We do not believe the assessment is valid and plan to dispute the State of São Paulo’s claims and to defend vigorously against these allegations. Therefore, we have not recorded a liability. It is the opinion of management that such litigation is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

In March 2009, an arbitration panel ruled in favor of HNS in its arbitration against Sea Launch Limited Partnership and Sea Launch Company, LLC (collectively, “Sea Launch”) entitling HNS to a full refund of $44.4 million (the “Deposit”) in payments made to Sea Launch in connection with launch services for SPACEWAY 3, in addition to interest of 10% per annum on the $44.4 million from July 10, 2007 until payment on the Deposit is received in full. On June 22, 2009, Sea Launch filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. As a result of this filing, our efforts to pursue collection of the arbitral award from Sea Launch were stayed under the bankruptcy laws. On May 27, 2010, HNS entered into a settlement agreement with Sea Launch to resolve the claim that HNS filed in the Sea Launch bankruptcy (the “Settlement Agreement”). The Settlement Agreement provides that Sea Launch will irrevocably issue to HNS two credits, each in the amount of $22.2 million (the “Credits”), in satisfaction and discharge of HNS’ bankruptcy claim. The Credits may be used by HNS to defray the cost of up to two launches contracted by December 31, 2015, and scheduled to occur by December 31, 2017. In addition, subject to the terms and conditions of the Settlement Agreement, one or both Credits may be transferred to third parties. The bankruptcy court has approved the Settlement Agreement, and its terms have been incorporated into the court’s order approving Sea Launch’s plan of reorganization. The Settlement Agreement became effective on October 27, 2010.

On May 18, 2009, the Company and HNS received notice of a complaint filed in the U.S. District Court for the Northern District of California by two California subscribers to the HughesNet service. The plaintiffs complain about the speed of the HughesNet service, the Fair Access Policy, early termination fees and certain terms and conditions of the HughesNet subscriber agreement. The plaintiffs seek to pursue their claims as a class action on behalf of other California subscribers. On June 4, 2009, the Company and HNS received notice of a similar complaint filed by another HughesNet subscriber in the Superior Court of San Diego County, California. The plaintiff in this case also seeks to pursue his claims as a class action on behalf of other California subscribers. Both cases have been consolidated into a single case in the U.S. District Court for the Northern District of California. In January 2011, the Company agreed to settle this consolidated case on a nationwide basis, subject to court approval. As a result, the Company has accrued $1.9 million for estimated settlement costs, plaintiffs’ attorney fees and other related expenses. In the event that the settlement is not effectuated, the Company would revert to its previous position of vigorously defending these matters as it believes that the allegations in these complaints are not meritorious.

On December 18, 2009, the Company and HNS received notice of a complaint filed in the Cook County, Illinois, Circuit Court by a former subscriber to the HughesNet service. The complaint seeks a declaration allowing the former subscriber to file a class arbitration challenging early termination fees under the subscriber agreement. The Company was dismissed from this case in September 2010, while HNS remains a defendant. HNS’s motion to dismiss, filed in September 2010, is pending, and HNS will continue to vigorously defend the case.

Some or all of the Company, its Directors, EchoStar Corporation, EchoStar Satellite Services, L.L.C. (“EchoStar LLC”), Broadband Acquisition Corporation (“Merger Sub”), and Apollo Global Management, LLC (“AGM”) have been named as defendants in four shareholder class action lawsuits in connection with the proposed transaction in which EchoStar will acquire all of the outstanding equity of HCI and its subsidiaries. See Note 25—Subsequent Events for further discussion. On February 18, 2011, the Gottlieb Family Foundation filed its class action complaint in the Circuit Court for Montgomery County, Maryland. On February 23, 2011, Plymouth County Retirement System filed its shareholder class action complaint in the Court of Chancery of the State of Delaware. On February 24, 2011, Edward Ostensoe filed a shareholder class action complaint in the Circuit Court for Montgomery County, Maryland. On February 28, 2011, Nina J. Shah Rohrbasser Irr. Trust filed a shareholder class action complaint in the Court of Chancery of the State of Delaware. Each complaint alleges that the directors of the Company breached their fiduciary duties in agreeing to the transaction. The complaints also allege that some or all

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

of the Company, EchoStar, EchoStar LLC, Merger Sub and AGM aided and abetted such breaches by the directors of the Company. In each case, the Plaintiffs seek to enjoin the proposed transaction and/or damages, costs, and attorney fees. The Company believes that the allegations in all of these complaints are not meritorious and we intend to vigorously defend these matters.

Product Warranties

We warrant our hardware products over 12 months, depending on the products sold, following the date of installation. A large portion of our enterprise customers enter into maintenance agreements under which we recognize revenue for providing maintenance services that prolong the life and effectiveness of the installed hardware, thus minimizing the potential for warranty claims or repairs. Warranty reserves are determined based on historical warranty repair experience and an assessment of the number of units remaining under warranty coverage. Long-term contracts for the sale of wireless communications systems may include contractual provisions relating to warranty coverage for fixed terms generally not exceeding five years. Warranty provisions for these contracts are included in the determination of overall contract costs and earnings, based on management’s estimates of the cost of the related coverage. Accrued contract warranty costs are reviewed and adjusted, as appropriate, over the term of the contractual warranty period.

Changes in accrued warranty costs were as follows (in thousands):

	December 31,
	2010	2009
Balance beginning of period	$1,943	$3,909
Warranty costs accrual	342	2,372
Warranty costs incurred	(567)	(4,338)
Balance at end of period	$1,718	$1,943

Leases

We have non-cancelable operating leases having lease terms in excess of one year, primarily for real property. Future minimum payments under such leases at December 31, 2010 are as follows (in thousands):

Amount
Year ending December 31,
2011	$13,071
2012	10,956
2013	7,347
2014	5,705
2015	3,017
Thereafter	4,097
Total minimum lease payments	$44,193

Rental expenses under operating leases, net of sublease income, were $15.3 million, $14.4 million and $12.8 million for the years ended December 31, 2010, 2009 and 2008, respectively. The total of minimum rentals to be received in the future under non-cancelable subleases as of December 31, 2010 was $0.1 million.

We have non-cancelable vendor obligations for acquisition of transponder capacity. Future minimum payments under such obligations at December 31, 2010 are as follows (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Amount
Year ending December 31,
2011	$119,466
2012	67,483
2013	49,846
2014	35,685
2015	28,337
Thereafter	11,947
Total minimum lease payments	$312,764

Rental expenses under operating leases for transponder capacity were $172.6 million, $180.9 million and $193.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Commitments

In June 2009, HNS entered into an agreement with SS/L for the construction of Jupiter and has agreed to make installment payments to SS/L upon the completion of each milestone as set forth in the agreement. HNS entered into a contract with Barrett Xplore Inc. (“Barrett”), whereby Barrett agreed to lease user beams and purchase gateways and Ka-band terminals for the Jupiter satellite that are designed to operate in Canada. In April 2010, HNS entered into an agreement with Arianespace for the launch of Jupiter in the first half of 2012. Pursuant to the agreement, the Ariane 5 will launch Jupiter into geosynchronous transfer orbit from Guiana Space Centre in Kourou, French Guiana. As of December 31, 2010, our remaining obligation for the construction and launch of Jupiter was approximately $210.8 million.

We are contingently liable under standby letters of credit and bonds in the aggregate amount of $16.2 million that were undrawn as of December 31, 2010. Of this amount, $4.4 million was issued under the Revolving Credit Facility; $0.7 million was secured by restricted cash; $1.1 million related to insurance bonds; and $10.0 million was issued under credit arrangements available to our Indian and Brazilian subsidiaries. Certain letters of credit issued by our foreign subsidiaries are secured by certain assets. As of December 31, 2010, these obligations were scheduled to expire as follows: $13.5 million in 2011; $1.0 million in 2012; $0.4 million in 2013; and $1.3 million in 2014 and thereafter.

Note 23:  Supplemental Guarantor and Non-Guarantor Financial Information

On August 8, 2007, the Company filed a shelf registration statement on Form S-3, as amended on November 15, 2007, to register shares of our common stock, preferred stock, and warrants and debt securities and non-convertible debt securities of HNS and HNS Finance Corp., a finance subsidiary which is HNS’s wholly-owned subsidiary (the “Co-Issuer”), as co issuers. In connection with any future issuance of debt securities of HNS and the Co-Issuer, we will, and one or more of our other subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of the obligations of HNS and the Co-Issuer, under such debt securities. The registration statement was declared effective by the Securities and Exchange Commission on November 19, 2007 and expired on November 19, 2010.

In lieu of providing separate audited financial statements of HNS, the Co-Issuer and HNS’ guarantor subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 and Rule 5-04 of Regulation S-X are presented below. The column marked “Parent” represents our results of operations, with the subsidiaries accounted for using the equity method. The column marked “Subsidiary Issuer” represents the results of HNS. The column marked “Guarantor Subsidiaries” includes the results of HNS’ guarantor subsidiaries and the Co-Issuer, which is a co-issuer of HNS’ Senior Notes and which had no assets, operations, revenues or cash flows for the periods presented. The column marked “Non-Guarantor Subsidiaries” includes the results of non-guarantor subsidiaries of the Company and HNS. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the Co-Issuer and HNS’ Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following represents the supplemental condensed financial statements of the Company, HNS, the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. These condensed financial statements should be read in conjunction with our consolidated financial statements and notes thereto. In 2010, the Company liquidated one of its wholly-owned non-guarantor subsidiaries. As a result, certain prior period items in the following supplemental condensed financial statements have been reclassified to conform to the current period presentation.

Condensed Consolidated Balance Sheet as of December 31, 2010
(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$56,583	$67,707	$256	$13,585	$—	138,131
Marketable securities	37,857	6,675	—	—	—	44,532
Receivables, net	9,437	141,422	38	61,067	(25,272)	186,692
Inventories	—	45,388	—	12,431	—	57,819
Prepaid expenses and other	181	9,172	70	16,704	—	26,127
Total current assets	104,058	270,364	364	103,787	(25,272)	453,301
Property, net	—	713,007	32,948	28,097	—	774,052
Investment in subsidiaries	221,665	118,080	—	—	(339,745)	—
Other assets	7,404	98,967	1,405	29,746	(1,700)	135,822
Total assets	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	1,363,175
Liabilities and equity
Accounts payable	$681	$101,684	$199	$36,764	$(19,126)	120,202
Short-term debt	—	2,284	—	4,001	—	6,285
Accrued liabilities and other	756	109,561	—	24,619	(6,146)	128,790
Total current liabilities	1,437	213,529	199	65,384	(25,272)	255,277
Long-term debt	—	737,677	—	2,899	—	740,576
Other long-term liabilities	—	27,308	—	1,700	(1,700)	27,308
Total HCI stockholders’ equity	329,050	221,904	26,194	91,647	(339,745)	329,050
Noncontrolling interests	2,640	—	8,324	—	—	10,964
Total liabilities and equity	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	1,363,175

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Balance Sheet as of December 31, 2009

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$74,825	$173,991	$1,091	$11,131	$—	261,038
Marketable securities	16,062	31,126	—	—	—	47,188
Receivables, net	7,888	115,948	628	63,405	(24,053)	163,816
Inventories	—	47,437	138	12,669	—	60,244
Prepaid expenses and other	264	7,421	234	14,557	—	22,476
Total current assets	99,039	375,923	2,091	101,762	(24,053)	554,762
Property, net	—	542,642	32,792	26,969	—	602,403
Investment in subsidiaries	200,687	115,136	—	—	(315,823)	—
Other assets	8,903	102,045	3,221	32,663	(1,603)	145,229
Total assets	$308,629	$1,135,746	$38,104	$161,394	$(341,479)	1,302,394
Liabilities and equity
Accounts payable	$753	$97,114	$2,272	$39,122	$(19,800)	119,461
Short-term debt	—	2,054	—	4,696	—	6,750
Accrued liabilities and other	701	110,088	714	24,524	(4,253)	131,774
Total current liabilities	1,454	209,256	2,986	68,342	(24,053)	257,985
Long-term debt	—	710,259	—	4,698	—	714,957
Other long-term liabilities	—	16,191	—	1,768	(1,603)	16,356
Total HCI stockholders’ equity	304,041	200,040	29,197	86,586	(315,823)	304,041
Noncontrolling interests	3,134	—	5,921	—	—	9,055
Total liabilities and equity	$308,629	$1,135,746	$38,104	$161,394	$(341,479)	1,302,394

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2010

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$902	$907,682	$1,911	$164,187	$(31,355)	$1,043,327
Operating costs and expenses:
Costs of revenues	—	635,057	306	120,871	(28,406)	727,828
Selling, general and administrative	3,834	168,742	3,641	33,244	(2,949)	206,512
Research and development	—	19,824	455	—	—	20,279
Amortization of intangible assets	—	2,582	168	334	—	3,084
Total operating costs and expenses	3,834	826,205	4,570	154,449	(31,355)	957,703
Operating income (loss)	(2,932)	81,477	(2,659)	9,738	—	85,624
Other income (expense):
Interest expense	—	(58,098)	—	(1,497)	250	(59,345)
Interest and other income, net	729	625	870	443	(250)	2,417
Equity in earnings of subsidiaries	24,558	2,252	—	—	(26,810)	—
Income (loss) before income tax expense	22,355	26,256	(1,789)	8,684	(26,810)	28,696
Income tax expense	(25)	(863)	—	(4,828)	—	(5,716)
Net income (loss)	22,330	25,393	(1,789)	3,856	(26,810)	22,980
Net (income) loss attributable to noncontrolling interests	457	—	(1,214)	564	—	(193)
Net income (loss) attributable to HCI stockholders	$22,787	$25,393	$(3,003)	$4,420	$(26,810)	$22,787

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$600	$873,794	$9,680	$158,719	$(33,094)	$1,009,699
Operating costs and expenses:
Costs of revenues	—	644,750	5,281	117,810	(29,521)	738,320
Selling, general and administrative	3,879	147,793	5,173	27,403	(3,573)	180,675
Loss on impairments	6,239	44,400	—	—	—	50,639
Research and development	—	19,574	2,722	—	—	22,296
Amortization of intangible assets	—	4,038	1,126	293	—	5,457
Total operating costs and expenses	10,118	860,555	14,302	145,506	(33,094)	997,387
Operating income (loss)	(9,518)	13,239	(4,622)	13,213	—	12,312
Other income (expense):
Interest expense	—	(62,972)	—	(1,344)	197	(64,119)
Interest and other income, net	987	1,541	—	275	(197)	2,606
Equity in earnings (losses) of subsidiaries	(44,466)	4,033	—	—	40,433	—
Income (loss) before income tax (expense) benefit	(52,997)	(44,159)	(4,622)	12,144	40,433	(49,201)
Income tax (expense) benefit	2	(746)	—	(1,702)	—	(2,446)
Net income (loss)	(52,995)	(44,905)	(4,622)	10,442	40,433	(51,647)
Net (income) loss attributable to noncontrolling interests	302	—	(1,842)	494	—	(1,046)
Net income (loss) attributable to HCI stockholders	$(52,693)	$(44,905)	$(6,464)	$10,936	$40,433	$(52,693)

Condensed Consolidated Statement of Operations for the Year Ended December 31, 2008

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Revenues	$462	$894,885	$13,873	$186,728	$(35,595)	$1,060,353
Operating costs and expenses:
Costs of revenues	24	676,339	5,878	134,476	(31,756)	784,961
Selling, general and administrative	4,280	140,747	5,533	31,127	(3,839)	177,848
Research and development	—	23,931	2,902	—	—	26,833
Amortization of intangible assets	—	5,387	1,032	—	—	6,419
Total operating costs and expenses	4,304	846,404	15,345	165,603	(35,595)	996,061
Operating income (loss)	(3,842)	48,481	(1,472)	21,125	—	64,292
Other income (expense):
Interest expense	(2)	(49,898)	—	(1,429)	2	(51,327)
Interest and other income, net	802	2,448	—	708	(2)	3,956
Equity in earnings of subsidiaries	12,096	11,988	—	—	(24,084)	—
Income (loss) before income tax expense	9,054	13,019	(1,472)	20,404	(24,084)	16,921
Income tax expense	(5)	(923)	—	(6,665)	—	(7,593)
Net income (loss)	9,049	12,096	(1,472)	13,739	(24,084)	9,328
Net (income) loss attributable to noncontrolling interests	(31)	—	(381)	102	—	(310)
Net income (loss) attributable to HCI stockholders	$9,018	$12,096	$(1,853)	$13,841	$(24,084)	$9,018

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2010

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$22,330	$25,393	$(1,789)	$3,856	$(26,810)	$22,980
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(19,275)	107,216	3,036	7,954	26,810	125,741
Net cash provided by operating activities	3,055	132,609	1,247	11,810	—	148,721
Cash flows from investing activities:
Change in restricted cash	—	1,103	—	108	—	1,211
Purchases of marketable securities	(76,412)	(29,280)	—	—	—	(105,692)
Proceeds from sales of marketable securities	54,596	53,693	—	—	—	108,289
Expenditures for property	—	(271,863)	(2,082)	(8,874)	—	(282,819)
Expenditures for capitalized software	—	(13,073)	—	—	—	(13,073)
Proceeds from sales of property	—	19	—	186	—	205
Other, net	385	—	—	1,462	—	1,847
Net cash used in investing activities	(21,431)	(259,401)	(2,082)	(7,118)	—	(290,032)
Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	4,761	—	4,761
Repayments of revolver borrowings	—	—	—	(5,347)	—	(5,347)
Proceeds from exercise of stock options	134	—	—	—	—	134
Long-term debt borrowings	—	29,702	—	1,900	—	31,602
Repayment of long-term debt	—	(2,054)	—	(4,198)	—	(6,252)
Debt issuance costs	—	(7,140)	—	—	—	(7,140)
Net cash provided by (used in) financing activities	134	20,508	—	(2,884)	—	17,758
Effect of exchange rate changes on cash and cash equivalents	—	—	—	646	—	646
Net decrease in cash and cash equivalents	(18,242)	(106,284)	(835)	2,454	—	(122,907)
Cash and cash equivalents at beginning of period	74,825	173,991	1,091	11,131	—	261,038
Cash and cash equivalents at end of period	$56,583	$67,707	$256	$13,585	$—	$138,131

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2009

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(52,995)	$(44,905)	$(4,622)	$10,442	$40,433	$(51,647)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	40,051	202,417	8,534	(7,540)	(40,433)	203,029
Net cash provided by (used in) operating activities	(12,944)	157,512	3,912	2,902	—	151,382
Cash flows from investing activities:
Change in restricted cash	331	(1)	—	(107)	—	223
Purchases of marketable securities	(21,038)	(41,080)	—	—	—	(62,118)
Proceeds from sales of marketable securities	5,000	10,000	—	—	—	15,000
Expenditures for property	—	(133,746)	(4,837)	(12,181)	—	(150,764)
Expenditures for capitalized software	—	(12,772)	—	—	—	(12,772)
Proceeds from sales of property	—	14	3	380	—	397
Cash acquired, consolidation of Hughes Systique	—	—	—	828	—	828
Long-term loan receivable	—	(10,000)	—	—	—	(10,000)
Other, net	(75)	(410)	—	(345)	—	(830)
Net cash used in investing activities	(15,782)	(187,995)	(4,834)	(11,425)	—	(220,036)
Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	6,791	—	6,791
Repayments of revolver borrowings	—	—	—	(7,861)	—	(7,861)
Long-term debt borrowings	—	138,024	—	9,825	—	147,849
Repayment of long-term debt	—	(4,894)	—	(7,483)	—	(12,377)
Debt issuance costs	—	(4,612)	—	—	—	(4,612)
Net cash provided by financing activities	—	128,518	—	1,272	—	129,790
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3,914)	—	(3,914)
Net increase (decrease) in cash and cash equivalents	(28,726)	98,035	(922)	(11,165)	—	57,222
Cash and cash equivalents at beginning of period	103,551	75,956	2,013	22,296	—	203,816
Cash and cash equivalents at end of period	$74,825	$173,991	$1,091	$11,131	$—	$261,038

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Year Ended December 31, 2008

(In thousands)

		Subsidiary	Guarantor	Non-Guarantor
	Parent	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$9,049	$12,096	$(1,472)	$13,739	$(24,084)	$9,328
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(7,509)	40,452	8,174	(2,826)	24,084	62,375
Net cash provided by operating activities	1,540	52,548	6,702	10,913	—	71,703
Cash flows from investing activities:
Change in restricted cash	—	3,577	—	(473)	—	3,104
Purchases of marketable securities	(2,070)	—	—	—	—	(2,070)
Proceeds from sales of marketable securities	8,100	11,090	—	—	—	19,190
Expenditures for property	—	(69,535)	(4,839)	(7,295)	—	(81,669)
Expenditures for capitalized software	—	(14,564)	—	—	—	(14,564)
Proceeds from sales of property	—	(10,543)	—	—	—	(10,543)
Investment in Hughes Systique	(1,500)	—	—	—	—	(1,500)
Hughes Systique note receivables	(500)	—	—	—	—	(500)
Net cash provided by (used in) investing activities	4,030	(79,975)	(4,839)	(7,768)	—	(88,552)
Cash flows from financing activities:
Net increase in notes and loans payable	—	—	—	223	—	223
Proceeds from equity offering	93,046	—	—	—	—	93,046
Proceeds from exercise of stock options	75	—	—	—	—	75
Long-term debt borrowings	—	173	—	3,433	—	3,606
Repayment of long-term debt	—	(10,320)	—	(3,429)	—	(13,749)
Net cash provided by (used in) financing activities	93,121	(10,147)	—	227	—	83,201
Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,372	—	3,372
Net increase (decrease) in cash and cash equivalents	98,691	(37,574)	1,863	6,744	—	69,724
Cash and cash equivalents at beginning of period	4,860	113,530	150	15,552	—	134,092
Cash and cash equivalents at end of period	$103,551	$75,956	$2,013	$22,296	$—	$203,816

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 24:  Supplementary Unaudited Quarterly Financial Information

The following table sets forth selected unaudited quarterly financial data, which included all adjustments that are necessary, in the opinion of our management, for a fair presentation of its results of operations for the interim periods (in thousands, except per share data):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
2010:
Revenues	$243,193	$252,368	$266,282	$281,484
Gross margin	$66,594	$73,390	$81,506	$94,009
Net income (loss)	$(6,174)	$1,529	$9,968	$17,657
Net income (loss) attributable to HCI stockholders	$(6,140)	$1,910	$10,137	$16,880
Basic earnings (loss) per share	$(0.29)	$0.09	$0.47	$0.78
Diluted earnings (loss) per share	$(0.29)	$0.08	$0.45	$0.74
2009:
Revenues	$240,215	$255,827	$251,417	$262,240
Gross margin	$59,340	$67,485	$69,003	$75,551
Net income (loss)	$(4,328)	$(47,432)	$(2,529)	$2,642
Net income (loss) attributable to HCI stockholders	$(4,696)	$(47,742)	$(2,622)	$2,367
Basic earnings (loss) per share	$(0.22)	$(2.23)	$(0.12)	$0.11
Diluted earnings (loss) per share	$(0.22)	$(2.23)	$(0.12)	$0.11

Note 25:  Subsequent Event—Agreement and Plan of Merger

On February 13, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar Corporation, a Nevada corporation (“EchoStar”), EchoStar Satellite Services L.L.C., a Colorado limited liability company (“Satellite Services”), and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of EchoStar.

Pursuant to the Merger Agreement, upon the closing of the Merger, each of our issued and outstanding share of common stock (other than any of our common stock with respect to which appraisal rights have been duly exercised under Delaware law) will automatically be converted into the right to receive $60.70 in cash (without interest) and cancelled. Vested restricted stock award and restricted stock units will become our common stock upon the closing of the Merger and are therefore entitled to the right to receive $60.70 in cash (without interest) and cancelled. Unvested restricted stock awards and restricted stock units at the closing of the Merger have the right to receive $60.70 in cash (without interest) and cancel, payable at the time such restricted stocks vest.

Vested stock options to acquire our common stock will continue to be outstanding until the closing of the Merger. Upon the closing of the Merger, vested options will be cancelled, and within 10 days after the closing of the Merger, each vested stock option will receive $60.70 in cash (without interest) minus the exercise price of the stock option per share. Unvested stock option at closing of the Merger will be converted into the right to receive $60.70 in cash (without interest) minus the exercise price of the stock option per share and cancel, payable at the time such options vest.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

The Merger Agreement also contemplates to refinance certain of HNS’ existing debts, including the 2009 and 2006 Senior Notes. The COFACE Guaranteed Facility will continue to remain outstanding following the Merger if the requisite lender consents thereunder are obtained.

Each of the boards of directors of the Company and Merger Sub approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, their respective companies and stockholders, to enter into the Merger Agreement and to consummate the Merger and the transactions and agreements contemplated thereby. The board of directors of EchoStar approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, its stockholders to enter into the Merger Agreement and to consummate the transactions and agreements contemplated thereby.

The Merger is expected to close later this year, subject to certain closing conditions, including among others, (i) receiving the required approvals of our stockholders, which approval was effected on February 13, 2011, by written consent of a majority of our stockholders (the “Majority Stockholders’ Written Consents”), (ii) 20 business days having elapsed since the mailing to our stockholders of the definitive information statement, with respect to such adoption of the Merger Agreement, in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) receiving certain government regulatory approvals, including approval by the Federal Communications Commission (“FCC”), the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of the consents required under certain export control laws, (iv) the absence of any order or injunction by a court of competent jurisdiction preventing the consummation of the Merger, and the absence of any action taken, or any law enacted, entered, enforced or made applicable to the Merger, by any governmental entity that makes the consummation of the Merger illegal or otherwise restrains, enjoins or prohibits the Merger, (v) the absence of any proceeding in which the Office of Communications of the United Kingdom seeks to prohibit or enjoin the Merger, (vi) the accuracy of the representations and warranties made by the Company, EchoStar and Merger Sub, (vii) the performance, in all material respects, by each of the Company, EchoStar and Merger Sub of all its respective obligations, agreements and covenants under the Merger Agreement, (viii) subject to certain customary exceptions, the absence of (a) a change or event that has a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (b) any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, if not cured, in either case since February 13, 2011 and (ix) holders of the Company’s common stock representing in excess of 25% of the Company’s outstanding common stock shall not have exercised (or if exercised, shall not have withdrawn prior to the commencement of the marketing period for the financing of the pending transaction) rights of dissent in connection with the Merger. The Merger Agreement clarifies that no party may rely on a failure of conditions to be satisfied if such party’s breach was the proximate cause of the failure.

The Merger Agreement contains customary representations, warranties and covenants of the Company, EchoStar and Merger Sub. In particular, the Company makes certain representations and warranties related to the business in which it operates, including with respect to its communications licenses; the health of its satellite currently in orbit and other related information; that there are no claims under coordination and concession agreements; the status of the HNS’ earth stations; and compliance with regulatory and export control laws. EchoStar and Merger Sub also make a representation that EchoStar and Satellite Services have sufficient financing in order to complete the Merger.

The Company has agreed to various covenants in the Merger Agreement, including, among others, covenants (i) to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and completion of the Merger, (ii) not to engage in certain kinds of transactions during this interim period and (iii) to cooperate and use commercially reasonable efforts to take all actions necessary to obtain all governmental and antitrust, FCC and regulatory approvals, subject to certain customary limitations. As noted above, EchoStar and Satellite Services represent and warrant in the Merger Agreement that at the closing of the Merger they will have access to sufficient funds to consummate the Merger and the other transactions contemplated by the Merger Agreement, and there is no closing condition related to them having procured such financing.

The Merger Agreement also contains a covenant pursuant to which the Company has agreed, subject to certain customary exceptions described below, that it will not, and will cause its representatives not to, solicit, facilitate

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

(including by providing information) or participate in any negotiations or discussions with any person relating to, any takeover proposal, as further described in the Merger Agreement. The Merger Agreement contains a “fiduciary-out” provision, which provides that, prior to the time the Company’s stockholders have adopted and approved the Merger Agreement (which adoption and approval was obtained on February 13, 2011 pursuant to the Majority Stockholders’ Written Consents), the Company’s board of directors may engage with alternative purchasers, change their recommendation to the Company’s stockholders or enter into a definitive agreement with respect to an unsolicited acquisition proposal, only if the Company’s board of directors have determined in good faith (a) that failure to take such action is likely to be inconsistent with the board’s fiduciary duties, and (b) that the acquisition proposal constitutes a “Superior Proposal.” However, as the Company’s stockholders have approved and adopted the Merger Agreement, the “fiduciary-out” provision no longer provides an exception to the non-solicitation obligations described in this paragraph.

The Merger Agreement also contains a covenant pursuant to which EchoStar or the surviving entity must indemnify officers, directors and employees of Hughes Communications and its subsidiaries for a period of six years following the closing of the Merger for all liabilities or claims related to their service or employment with the Company’s or its subsidiaries occurring prior to the closing of the Merger. This covenant further requires EchoStar to keep in place the Company’s directors and officers liability and fiduciary liability insurance policies in effect at the closing, or purchase a “tail policy” offering similar coverage unless the Company purchases such a policy prior to closing.

The Merger Agreement contains certain termination rights for both the Company and EchoStar. In addition to certain termination rights related to breaches of the agreement or actions taken by the Company with respect to alternative transactions, so long as the failure of the terminating party to comply with its obligations is not the cause for delay in closing, each of EchoStar and the Company has the right to terminate the Merger Agreement unilaterally if the Merger has not closed by a date nine months from the execution of the Merger Agreement. In addition, the Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay EchoStar a termination fee of $45 million.

The Merger Agreement also contains termination and other rights related to the occurrence of certain reductions in performance or total loss of the Company’s satellite currently in orbit, and certain waivers increasing risks associated with construction, launch or operation of the Company’s satellite currently under construction (a “Material Satellite Event”). Upon a Material Satellite Event, EchoStar is entitled to terminate the Merger Agreement until 60 days after the Company provides a written plan describing its intended response (the “Mitigation Plan”). If EchoStar has not provided written consent to the Mitigation Plan 30 days after delivery, the Company can then terminate the Merger Agreement. In addition, from the date of any Material Satellite Event until EchoStar’s approval of the Mitigation Plan, the Company will also be required to provide EchoStar with daily reports of customer complaints and subscriber cancellations.

The foregoing description of the Merger Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement.

Note 26: Subsequent Event—Acquisition by EchoStar

On June 8, 2011, EchoStar completed its previously announced acquisition of the Company, pursuant to which a wholly owned subsidiary of EchoStar merged with and into HCI with HCI becoming an indirect wholly owned subsidiary of EchoStar Corporation and a direct wholly owned subsidiary of EH Holding Corporation.  EH Holding Corporation is a holding company wholly owned by EchoStar Corporation that was formed in March 2011 to facilitate the Merger and related financing transactions.  EH Holding Corporation was renamed Hughes Satellite Systems Corporation (“HSS”) in October 2011.  The cash portion of the Merger, related costs and repayment of certain indebtedness of the Company, including of its wholly owned subsidiary HNS, was financed with a combination of the net proceeds from the issuance of $1.1 billion of HSS’ 6½% Senior Secured Notes due 2019 and $900 million of HSS’ 7 5/8% Senior Notes due 2021 (together referred to as the “New Senior Debt”) and existing cash balances and marketable securities at EchoStar Corporation and the Company.

Upon the closing of the Merger, HCI and certain of its wholly-owned subsidiaries, including HNS, fully and unconditionally guaranteed, on a joint and several basis, the obligations of HSS under the New Senior Debt.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

The condensed consolidating financial information set forth below is prepared in accordance with Rule 3-10 of Regulation S-X, based on the guarantor structure of the New Senior Debt as related to HCI and its subsidiaries, including the condensed balance sheet information, the condensed statement of operations information and the condensed statement of cash flows information of HCI and the guarantor subsidiaries on a combined basis and the non-guarantor subsidiaries on a combined basis and the eliminations necessary to arrive at the corresponding information of the Company on a consolidated basis. These condensed financial statements should be read in conjunction with our consolidated financial statements and notes thereto.

Condensed Consolidating Balance Sheet as of December 31, 2010
(In thousands)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$124,546	$13,585	$—	$138,131
Marketable securities	44,532	—	—	44,532
Receivables, net	144,751	61,067	(19,126)	186,692
Inventories	45,388	12,431	—	57,819
Prepaid expenses and other	9,423	16,704	—	26,127
Total current assets	368,640	103,787	(19,126)	453,301
Property, net	745,955	28,097	—	774,052
Investment in subsidiary	91,647	—	(91,647)	—
Other assets	107,776	29,746	(1,700)	135,822
Total assets	$1,314,018	$161,630	(112,473)	$1,363,175
Liabilities and equity
Accounts payable	$102,564	$36,764	$(19,126)	$120,202
Short term debt	2,284	4,001	—	6,285
Accrued liabilities and other	104,171	24,619	—	128,790
Total current liabilities	209,019	65,384	(19,126)	255,277
Long-term debt	737,677	2,899	—	740,576
Other long-term liabilities	27,308	1,700	(1,700)	27,308
Total HCI stockholders’ equity	329,050	91,647	(91,647)	329,050
Noncontrolling interests	10,964	—	—	10,964
Total liabilities and equity	$1,314,018	$161,630	$(112,473)	$1,363,175

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidating Statement of Operations for the Year Ended December 31, 2010

(In thousands)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenues	$910,311	$164,187	$(31,171)	$1,043,327
Operating costs and expenses:
Costs of revenues	635,179	120,871	(28,222)	727,828
Selling, general and administrative	176,217	33,244	(2,949)	206,512
Research and development	20,279	—	—	20,279
Amortization of intangible assets	2,750	334	—	3,084
Total operating costs and expenses	834,425	154,449	(31,171)	957,703
Operating income (loss)	75,886	9,738	—	85,624
Other income (expense):
Interest expense	(58,098)	(1,497)	250	(59,345)
Other income, net	2,224	443	(250)	2,417
Equity in earnings of subsidiaries	4,420	—	(4,420)	—
Income (loss) before income taxes expense	24,432	8,684	(4,420)	28,696
Income tax (expense) benefit	(888)	(4,828)	—	(5,716)
Net income (loss)	23,544	3,856	(4,420)	22,980
Net (income) loss attributable to noncontrolling interests	(757)	564	—	(193)
Net income (loss) attributable to HCI stockholders	$22,787	$4,420	$(4,420)	$22,787

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2010

(In thousands)

	Guarantor	Non- Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Total
Cash Flows From Operating Activities:
Net income (loss)	$23,544	$3,856	$(4,420)	$22,980
Adjustments to reconcile net income (loss) to net cash flows from operating activities	113,367	7,954	4,420	125,741
Net cash provided by (used in) operating activities	136,911	11,810	—	148,721
Cash Flows From Investing Activities:
Change in restricted cash	1,103	108	—	1,211
Purchases of marketable securities	(105,692)	—	—	(105,692)
Sales of marketable securities	108,289	—	—	108,289
Expenditures for property	(273,945)	(8,874)	—	(282,819)
Expenditures for capitalized software	(13,073)	—	—	(13,073)
Proceeds from sale of property	19	186	—	205
Other, net	385	1,462	—	1,847
Net cash used in investing activities	(282,914)	(7,118)	—	(290,032)
Cash Flows From Financing Activities:
Short-term revolver borrowings	—	4,761	—	4,761
Repayments of revolver borrowings	—	(5,347)	—	(5,347)
Proceeds from exercise of stock options	134	—	—	134
Long-term debt borrowings	29,702	1,900	—	31,602
Repayment of long-term debt	(2,054)	(4,198)	—	(6,252)
Debt issuance costs	(7,140)	—	—	(7,140)
Net cash provided by (used in) financing activities	20,642	(2,884)	—	17,758
Effect of exchange rate changes on cash and cash equivalents	—	646	—	646
Net increase (decrease) in cash and cash equivalents	(125,361)	2,454	—	(122,907)
Cash and cash equivalents at beginning of period	249,907	11,131	—	261,038
Cash and cash equivalents at end of period	$124,546	$13,585	$—	$138,131

INDEX TO HUGHES COMMUNICATIONS, INC.’S CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

Page
Condensed Consolidated Financial Statements:

Condensed Consolidated Balance Sheets at March 31, 2011 and December 31, 2010 (Unaudited)	F—120
Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (Unaudited)	F—121
Condensed Consolidated Statements of Changes in Equity for the three months ended March 31, 2011 and 2010 (Unaudited)	F—122
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (Unaudited)	F—123
Notes to Condensed Consolidated Financial Statements (Unaudited)	F—124

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$116,914	$138,131
Marketable securities	23,672	44,532
Receivables, net	183,357	186,692
Inventories	59,627	57,819
Prepaid expenses and other	26,794	26,127
Total current assets	410,364	453,301
Property, net	837,601	774,052
Capitalized software costs, net	45,326	46,092
Intangible assets, net	10,683	11,440
Goodwill	5,093	5,093
Other assets	74,980	73,197
Total assets	$1,384,047	$1,363,175

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$97,559	$120,202
Short-term debt	4,700	6,285
Accrued liabilities and other	151,760	128,790
Total current liabilities	254,019	255,277
Long-term debt	756,450	740,576
Other long-term liabilities	26,764	27,308
Total liabilities	1,037,233	1,023,161

Commitments and contingencies

Equity:
Hughes Communications, Inc. (“HCI”) stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued and outstanding as of March 31, 2011 and December 31, 2010	—	—
Common stock, $0.001 par value; 64,000,000 shares authorized; 21,835,000 shares and 21,834,787 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	22	22
Additional paid in capital	736,993	735,233
Accumulated deficit	(386,918)	(387,756)
Accumulated other comprehensive loss	(14,132)	(18,449)
Total HCI stockholders’ equity	335,965	329,050
Noncontrolling interests	10,849	10,964
Total equity	346,814	340,014
Total liabilities and equity	$1,384,047	$1,363,175

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Services revenues	$215,670	$187,940
Hardware revenues	48,422	55,253
Total revenues	264,092	243,193

Operating costs and expenses:
Cost of services	132,710	115,713
Cost of hardware	49,574	60,886
Selling, general and administrative	60,977	50,325
Research and development	5,154	4,915
Amortization of intangible assets	757	790
Total operating costs and expenses	249,172	232,629

Operating income	14,920	10,564
Other income (expense):
Interest expense	(12,505)	(16,110)
Interest income	419	591
Other income (loss), net	(248)	—
Income (loss) before income tax expense	2,586	(4,955)
Income tax expense	(1,901)	(1,219)
Net income (loss)	685	(6,174)
Net loss attributable to the noncontrolling interests	153	34
Net income (loss) attributable to HCI stockholders	$838	$(6,140)

Income (loss) per share:
Basic	$0.04	$(0.29)
Diluted	$0.04	$(0.29)
Shares used in computation of per share data:
Basic	21,766,155	21,480,908
Diluted	23,360,821	21,480,908

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Dollars in thousands, except per share amounts)

(Unaudited)

	HCI Shareholders’ Equity
	Common Stock ($.001 par value)	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance at January 1, 2010	$22	$730,809	$(410,543)	$(16,247)	$9,055	$313,096
Share-based compensation		1,871				1,871
Comprehensive income (loss):
Net loss			(6,140)		(34)	(6,174)
Foreign currency translation adjustments				(980)	251	(729)
Unrealized loss on hedging instruments				(2,323)	—	(2,323)
Reclassification of realized loss on hedging instruments				1,368	—	1,368
Unrealized loss on available-for-sale securities				(647)	—	(647)
Balance at March 31, 2010	$22	$732,680	$(416,683)	$(18,829)	$9,272	$306,462

Balance at January 1, 2011	$22	$735,233	$(387,756)	$(18,449)	$10,964	$340,014
Share-based compensation		1,868				1,868
Retirement of restricted stocks		(108)				(108)
Comprehensive income (loss):						—
Net income (loss)			838		(153)	685
Foreign currency translation adjustments				1,607	38	1,645
Unrealized loss on hedging instruments				(189)	—	(189)
Reclassification of realized loss on hedging instruments				1,404	—	1,404
Unrealized gain on available-for-sale securities				1,495	—	1,495
Balance at March 31, 2011	$22	$736,993	$(386,918)	$(14,132)	$10,849	$346,814

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$685	$(6,174)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	37,501	30,133
Amortization of debt issuance costs	861	616
Share-based compensation expense	1,868	1,871
Other	230	61
Change in other operating assets and liabilities, net of acquisition:
Receivables, net	4,405	2,680
Inventories	(1,581)	(2,078)
Prepaid expenses and other	(939)	919
Accounts payable	(35,558)	(20,789)
Accrued liabilities and other	41,336	5,363
Net cash provided by operating activities	48,808	12,602

Cash flows from investing activities:
Change in restricted cash	373	86
Purchases of marketable securities	(11,999)	(27,781)
Proceeds from sales of marketable securities	32,868	15,000
Expenditures for property	(101,269)	(63,671)
Expenditures for capitalized software	(2,752)	(3,166)
Proceeds from sale of property	80	—
Net cash used in investing activities	(82,699)	(79,532)

Cash flows from financing activities:
Short-term revolver borrowings	898	1,999
Repayments of revolver borrowings	(945)	(2,430)
Long-term debt borrowings	16,822	1,220
Repayment of long-term debt	(2,756)	(1,721)
Debt issuance costs	(1,015)	(1,742)
Net cash provided by (used in) financing activities	13,004	(2,674)
Effect of exchange rate changes on cash and cash equivalents	(330)	1,739
Net decrease in cash and cash equivalents	(21,217)	(67,865)
Cash and cash equivalents at beginning of the period	138,131	261,038
Cash and cash equivalents at end of the period	$116,914	$193,173

Supplemental cash flow information:
Cash paid for interest	$2,491	$2,413
Cash paid for income taxes	$3,441	$2,341
Supplemental non-cash disclosures related to:
Capitalized software and property acquired, not paid	$21,829	$25,303

See accompanying Notes to the Condensed Consolidated Financial Statements

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Organization and Description of Business

Hughes Communications, Inc. (“HCI” and, together with its consolidated subsidiaries, the “Company” or “we”) was formed as a Delaware corporation on June 23, 2005 and we are a publicly traded company. Our stock trades on the NASDAQ Global Select Market under the symbol “HUGH.”

We operate our business primarily through our wholly-owned subsidiary, Hughes Network Systems, LLC (“HNS”). We are a telecommunications company that provides equipment and services to the broadband communications marketplace. We have extensive technical expertise in satellite, wireline and wireless communications which we utilize in a number of product and service offerings. In particular, we offer a spectrum of broadband equipment and services to the managed services market, which is comprised of enterprises with a requirement to connect a large number of geographically dispersed locations with reliable, scalable, and cost-effective applications, such as credit card verification, inventory tracking and control, and broadcast video. We provide broadband network services and systems to the international and domestic enterprise markets and satellite broadband Internet access to North American consumers, which we refer to as the Consumer market. In addition, we provide networking systems solutions to customers for mobile satellite and wireless backhaul systems. These services are generally provided on a contract or project basis and may involve the use of proprietary products engineered by us.

We have five reportable segments, which we operate and manage as strategic business units and organize by products and services. We measure and evaluate our reportable segments based on the operating earnings of the respective segments. Our business segments include: (i) the North America Broadband segment; (ii) the International Broadband segment; (iii) the Telecom Systems segment; (iv) the HTS Satellite segment; and (v) the Corporate and Other segment. The North America Broadband segment consists of the Consumer group, which delivers broadband Internet service to consumer customers, and the Enterprise group, which provides satellite, wireline and wireless communication network products and services to enterprises. The International Broadband segment consists of our international service companies and provides managed network services and equipment to enterprise customers and broadband service providers worldwide. The Telecom Systems segment consists of the Mobile Satellite Systems group and the Terrestrial Microwave group. The Mobile Satellite Systems group provides turnkey satellite ground segment systems to mobile system operators. The Terrestrial Microwave group provides point-to-multipoint microwave radio network systems that are used for both cellular backhaul and broadband wireless access. The HTS Satellite segment consists of activities related to the development, construction and launch of high throughput satellites (“HTS”) and currently represents construction activities of our new satellite named Jupiter and the development of related network equipment. The Corporate and Other segment includes certain minority interest investments held by us, our corporate offices and assets not specifically related to another business segment.

Note 2: Basis of Presentation and New Accounting Pronouncements

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with: (i) generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information; (ii) the instructions to Form 10-Q; and (iii) the guidance of Rule 10-01 of Regulation S-X under the Securities and Exchange Act of 1934, as amended, for financial statements required to be filed with the Securities and Exchange Commission (“SEC”). They include the assets, liabilities, results of operations and cash flows of the Company, including its domestic and foreign subsidiaries that are more than 50% owned or for which the Company is deemed to be the primary beneficiary as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) 810 “Consolidation.” Entities in which the Company holds at least 20% ownership or in which there are other indicators of significant influence are generally accounted for by the equity method, whereby the Company records its proportionate share of the entities’ results of operations. Entities in which the Company holds less than 20% ownership and does not have the ability to exercise significant influence

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

are generally carried at cost. As permitted under Rule 10-01 of Regulation S-X, certain notes and other financial information normally required by GAAP have been condensed or omitted. Management believes the accompanying condensed consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows as of and for the periods presented herein. Our results of operations for the three months ended March 31, 2011 may not be indicative of our future results. These condensed consolidated financial statements are unaudited and should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2010.

All intercompany balances and transactions with subsidiaries and other consolidated entities have been eliminated.

Use of Estimates in the Preparation of the Condensed Consolidated Financial Statements

The preparation of our condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates.

New Accounting Pronouncements

Recently Adopted Accounting Guidance

In October 2009, the FASB issued ASU 2009-13 amending ASC 605 “Revenue Recognition” related to revenue arrangements with multiple deliverables. Among other things, ASU 2009-13 provides guidance for entities in determining the accounting for multiple deliverable arrangements and establishes a hierarchy for determining the amount of revenue to allocate to the various deliverables. The adoption of ASU 2009-13 on January 1, 2011 did not have a material impact on our financial statements.

In October 2009, the FASB issued ASU 2009-14 to amend ASC 605 to change the accounting model for revenue arrangements that include both tangible products and software elements. The adoption of ASU 2009-14 on January 1, 2011 did not have a material impact on our financial statements.

Note 3: Recent Developments

On February 13, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EchoStar Corporation, a Nevada corporation (“EchoStar”), EchoStar Satellite Services L.L.C., a Colorado limited liability company (“Satellite Services”), and Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and becoming a wholly owned subsidiary of EchoStar.

Pursuant to the Merger Agreement, upon the closing of the Merger, each of our issued and outstanding shares of common stock (other than any of our common stock with respect to which appraisal rights have been duly exercised under Delaware law) will automatically be converted into the right to receive $60.70 in cash (without interest) and cancelled. Vested restricted stock awards and restricted stock units will become our common stock upon the closing of the Merger and are therefore entitled to the right to receive $60.70 in cash (without interest) and will be cancelled. Unvested restricted stock awards and restricted stock units at the closing of the Merger have the right to receive $60.70 in cash (without interest) payable at the time such restricted stocks vest, and will likewise be cancelled.

Vested options to acquire our common stock will continue to be outstanding until the closing of the Merger. Upon the closing of the Merger, vested options will be cancelled, and within 10 days after the closing of the Merger, each vested stock option will receive $60.70 in cash (without interest) minus the exercise price of the stock option per share. Unvested stock options at closing of the Merger will be converted into the right to receive $60.70 in cash (without interest) minus the exercise price of the stock option per share, payable at the time such options vest.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

The Merger Agreement also contemplates refinancing certain of HNS’ existing debt, including the 2009 and 2006 Senior Notes. The COFACE Guaranteed Facility will continue to remain outstanding following the Merger if the requisite lender consents thereunder are obtained. See Note 10—Debt for details of the 2006 and 2009 Senior Notes and the COFACE Guaranteed Facility.

Each of the boards of directors of the Company and Merger Sub approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, their respective companies and stockholders to enter into the Merger Agreement and to consummate the Merger and the transactions and agreements contemplated thereby. The board of directors of EchoStar approved the Merger Agreement and deemed it advisable and fair to, and in the best interests of, its stockholders to enter into the Merger Agreement and to consummate the transactions and agreements contemplated thereby.

The Merger is expected to close later this year, subject to certain closing conditions, including among others, receipt of approval by the Federal Communications Commission, as detailed in our Annual Report on Form 10-K for the year ended December 31, 2010.

The foregoing description of the Merger Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement.

Note 4: Marketable Securities

The amortized cost basis and estimated fair value of available-for-sale marketable securities are summarized as follows (in thousands):

	Cost Basis	Gross Unrealized Losses	Estimated Fair Value
March 31, 2011:
Money market instruments	$13,674	$—	$13,674
Certificate of deposit	6,000	(2)	5,998
Municipal commercial paper	4,000	—	4,000
Total available-for-sale securities	$23,674	$(2)	$23,672

December 31, 2010:
Money market instruments	$21,665	$(8)	$21,657
Municipal commercial paper	17,875	—	17,875
U.S. government bonds and treasury bills	5,000	—	5,000
Total available-for-sale securities	$44,540	$(8)	$44,532

As of March 31, 2011, our investments have ratings of A-1+ and P-1 from Standard & Poor’s (“S&P”) and Moody’s, respectively, for money market instruments and ratings of A-1 and P-1 from S&P and Moody’s, respectively, for municipal commercial paper. There was no investment rating for certificate of deposit. In addition to these investments, we hold marketable equity securities as a long-term investment in Other Assets.

Note 5: Receivables, Net

Receivables, net consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Trade receivables	$174,833	$172,309
Contracts in process	21,891	25,208
Other receivables	4,360	4,332
Total receivables	201,084	201,849
Allowance for doubtful accounts	(17,727)	(15,157)
Total receivables, net	$183,357	$186,692

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Trade receivables included $5.6 million and $5.8 million of amounts due from related parties as of March 31, 2011 and December 31, 2010, respectively. Advances and progress billings offset against contracts in process amounted to $11.3 million and $2.8 million as of March 31, 2011 and December 31, 2010, respectively.

Note 6: Inventories

Inventories consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Production materials and supplies	$7,399	$7,270
Work in process	11,537	12,828
Finished goods	40,691	37,721
Total inventories	$59,627	$57,819

Inventories are carried at the lower of cost or market, principally using standard costs adjusted to reflect actual cost, based on variance analyses performed throughout the year. Inventories are adjusted to net realizable value using management’s best estimates of future use. In making its assessment of future use or recovery, management considers the aging and composition of inventory balances, the effects of technological and/or design changes, forecasted future product demand based on firm or near-firm customer orders and alternative means of disposition of excess or obsolete items.

Note 7: Property, Net

Property, net consisted of the following (dollars in thousands):

	Estimate Useful Lives (years)	March 31, 2011	December 31, 2010
Land and improvements	10	$5,907	$5,888
Buildings and leasehold improvements	2 -30	36,693	35,643
Satellite related assets	15	380,394	380,394
Machinery and equipment	1 - 7	217,711	213,419
Consumer rental	2 - 4	172,438	140,616
VSAT operating lease hardware	2 - 5	10,910	13,137
Furniture and fixtures	5 - 7	1,766	1,732
Construction in progress- Jupiter		294,494	238,358
- Other		19,609	15,924
Total property		1,139,922	1,045,111
Accumulated depreciation		(302,321)	(271,059)
Total property, net		$837,601	$774,052

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over their estimated useful lives. A significant component of our property and equipment is associated with our SPACEWAYTM 3 (“SPACEWAY 3”) satellite, capitalized costs associated with our Jupiter satellite and related assets, and the consumer rental equipment, related to our consumer rental program.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

In June 2009, HNS entered into an agreement with Space Systems/Loral, Inc. (“SS/L”), under which SS/L will manufacture Jupiter, our next-generation and geostationary high throughput satellite. Jupiter will employ a multi-spot beam, bent pipe Ka-band architecture and will provide additional capacity for the HughesNet service in North America. The construction of Jupiter began in July 2009 and we began to capitalize all direct costs associated with the construction and the launch of the satellite, including interest incurred during the construction of the satellite. Jupiter is scheduled to be launched in the first half of 2012.

Capitalized satellite costs are depreciated on a straight-line basis over the estimated satellite useful life of 15 years. For the three months ended March 31, 2011 and 2010, we recorded $6.4 million and $2.0 million, respectively, of capitalized interest related to Jupiter.

Note 8: Intangible Assets, Net

Intangible assets, net consisted of the following (dollars in thousands):

	Estimated Useful Lives (years)	Cost Basis	Accumulated Amortization	Net Basis
March 31, 2011:
Customer relationships	7 - 8	$10,405	$(5,775)	$4,630
Patented technology and trademarks	8 - 10	15,275	(9,414)	5,861
Favorable leases	3	629	(437)	192
Total intangible assets, net		$26,309	$(15,626)	$10,683

December 31, 2010:
Backlog and customer relationships	7 - 8	$10,405	$(5,473)	$4,932
Patented technology and trademarks	8 - 10	15,275	(9,012)	6,263
Favorable leases	3	629	(384)	245
Total intangible assets, net		$26,309	$(14,869)	$11,440

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

We amortize the recorded values of our intangible assets over their estimated useful lives. For each of the three months ended March 31, 2011 and 2010, we recorded $0.8 million of amortization expense. Estimated future amortization expense as of March 31, 2011 is as follows (in thousands):

Amount
Remaining nine months ending December 31, 2011	$2,271
Year ending December 31,
2012	2,854
2013	2,818
2014	1,326
2015	1,325
2016	89
Total estimated future amortization expense	$10,683

Note 9: Other Assets

Other assets consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Subscriber acquisition costs	$25,755	$25,695
Debt issuance costs	17,304	17,150
Other	31,921	30,352
Total other assets	$74,980	$73,197

As of March 31, 2011, “Other” included our cost method and equity method investments, which includes our investment in Hughes Telematics, Inc. (“HTI”). As of March 31, 2011, we have 3.3 million shares of HTI common stock (“HTI Shares”), of which 1.3 million shares and 2.0 million shares are referred to as Non-escrowed shares and Escrowed shares, respectively.

The Non-escrowed shares had a fair value of $5.2 million as of March 31, 2011. We recorded an unrealized gain of $1.4 million and an unrealized loss of $0.7 million for the three months ended March 31, 2011 and 2010, respectively, and an unrealized loss of $1.4 million since the inception of our investment in the Non-escrowed shares in “Accumulated other comprehensive loss” (“AOCL”).

The Escrowed shares are subject to achievement of certain “earn-out” targets by HTI pursuant to HTI’s merger agreement with Polaris Acquisition Corp. If the full earn-out is achieved, our investment could represent approximately 3.5% of HTI’s outstanding common stock. If the earn-out is not attained, all or a portion of the Escrowed shares will be forfeited. In addition to the risk and valuation fluctuations associated with the earn-out targets, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods. As the Escrowed shares are not considered marketable equity securities as of March 31, 2011, we account for the Escrowed shares using the cost method in accordance with ASC 325 “Investments—Other.” As of March 31, 2011, the carrying value of the Escrowed shares of $1.1 million approximated its estimated fair value.

Note 10: Debt

Short-term and current portion of long-term debt consisted of the following (dollars in thousands):

	Interest Rates at March 31, 2011	March 31, 2011	December 31, 2010
Revolving bank borrowings	8.75%	$898	$967
VSAT hardware financing	7.27% -15.00%	2,036	3,109
Capital lease and other	5.50% -39.60%	1,766	2,209
Total short-term and the current portion of long-term debt		$4,700	$6,285

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

As of March 31, 2011, HNS had outstanding revolving bank borrowings of $0.9 million, which had a variable interest rate of 8.75%. The borrowings were obtained by HNS’ Indian subsidiary under its revolving line of credit with a local bank. There is no requirement for compensating balances for these borrowings. The total amount available for borrowing by our foreign subsidiaries under various revolving lines of credit was $5.1 million and $4.1 million as of March 31, 2011 and December 31, 2010, respectively.

Long-term debt consisted of the following (dollars in thousands):

	Interest Rates at March 31, 2011	March 31, 2011	December 31, 2010
Senior Notes(1)	9.50%	$590,792	$590,173
Term Loan Facility	7.62%	115,000	115,000
COFACE Guaranteed Facility	5.13%	43,523	27,403
VSAT hardware financing	7.27% - 15.00%	2,139	3,214
Capital lease and other	5.50% - 13.80%	4,996	4,786
Total long-term debt		$756,450	$740,576

(1)          Includes 2006 Senior Notes and 2009 Senior Notes.

On October 29, 2010, HNS entered into a $115 million loan agreement with BNP Paribas and Societe Generale (the “COFACE Guaranteed Facility”), which is guaranteed by COFACE, the French Export Credit Agency, to finance the launch related costs for our Jupiter satellite. Pursuant to the COFACE Guaranteed Facility, loan draw-downs, which began in the fourth quarter of 2010, will occur over the construction period for the Jupiter launch vehicle up to the time of the launch, which is estimated to be in the first half of 2012. The COFACE Guaranteed Facility has a fixed interest rate of 5.13%, payable semi-annually in arrears starting six months after each borrowing, and requires that principal repayments be paid in 17 consecutive equal semi-annual installments starting the earlier of (i) six months after the in-orbit delivery of Jupiter, or (ii) December 1, 2012. The agreement also contains covenants and conditions which are customary for financings of this type. As of March 31, 2011 and December 31, 2010, the COFACE Guaranteed Facility had an available borrowing capacity of $71.5 million and $87.6 million, respectively.

On March 16, 2010, HNS entered into a credit agreement with JP Morgan Chase Bank, N.A. and Barclays Capital to amend and restate its senior secured $50 million revolving credit facility (the “Revolving Credit Facility”). Pursuant to the terms of the agreement, among other changes, the maturity date of the Revolving Credit Facility was extended to March 16, 2014, subject to an early maturity date of 91 days prior to March 16, 2014 in the event the 2009 and 2006 Senior Notes and the Term Loan Facility (as defined below) of HNS are not (i) repaid in full or (ii) refinanced with new debt (or amended) with maturities of no earlier than 91 days after March 16, 2014. The terms of the Revolving Credit Facility were amended to be: (i) in respect of the interest rate, at our option, the Alternative Borrowing Rate (as defined in the Revolving Credit Facility) plus 2.00% or the Adjusted London Interbank Offered Rate (“LIBOR”) (as defined in the Revolving Credit Facility) plus 3.00% and (ii) in respect of the participation fee for outstanding letters of credit, 3.00% per annum, in each case subject to downward adjustment based on our leverage ratio. As of March 31, 2011 and December 31, 2010, the Revolving Credit Facility had no outstanding borrowing, $4.6 million and $4.4 million, respectively, of outstanding letters and an available borrowing capacity of $45.4 million and $45.6 million, respectively.

In May 2009, HNS, along with its subsidiary, HNS Finance Corp., as co-issuer, completed a private debt offering of $150.0 million of 9.50% senior notes maturing on April 15, 2014 (the “2009 Senior Notes”). The terms and covenants with respect to the 2009 Senior Notes are substantially identical to those of the 2006 Senior Notes (as defined below). Interest on the 2009 Senior Notes is accrued from April 15, 2009 and is paid semi-annually in

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

arrears on April 15 and October 15 of each year, beginning on October 15, 2009. As of March 31, 2011 and December 31, 2010, HNS recorded $6.5 million and $3.0 million, respectively, of accrued interest payable related to the 2009 Senior Notes.

In February 2007, HNS borrowed $115 million from a syndicate of banks (the “Term Loan Facility”), which matures on April 15, 2014. The interest on the Term Loan Facility is paid quarterly at Adjusted LIBOR (as defined in the Term Loan Facility) plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, HNS entered into a swap agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum (the “Swap Agreement”). As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. As of March 31, 2011 and December 31, 2010, interest accrued based on the Swap Agreement and the Term Loan Facility was $0.7 million.

In April 2006, HNS issued $450 million of 9.50% senior notes maturing on April 15, 2014 (the “2006 Senior Notes”). Interest on the 2006 Senior Notes is paid semi-annually in arrears on April 15 and October 15. As of March 31, 2011 and December 31, 2010, we recorded $19.6 million and $8.9 million, respectively, of accrued interest payable related to the 2006 Senior Notes.

Although the terms and covenants with respect to the 2009 Senior Notes are substantially identical to the 2006 Senior Notes, the 2009 Senior Notes were issued under a separate indenture and do not vote together with the 2006 Senior Notes. Each of the indentures governing the 2006 Senior Notes and the 2009 Senior Notes (collectively, the “Senior Notes”), the agreement governing the amended Revolving Credit Facility, the agreement governing the COFACE Guaranteed Facility and the agreement governing the Term Loan Facility require HNS to comply with certain affirmative and negative covenants: (i) in the case of the indentures, for so long as any Senior Notes are outstanding; (ii) in the case of the amended Revolving Credit Facility, so long as the amended Revolving Credit Facility is in effect; (iii) in the case of the COFACE Guaranteed Facility, for so long as the COFACE Guaranteed Facility remains outstanding; and (iv) in the case of the Term Loan Facility, for so long as the Term Loan Facility remains outstanding. Negative covenants contained in these agreements include limitations on the ability of HNS and/or certain of its subsidiaries to incur additional indebtedness; issue redeemable stock and subsidiary preferred stock; incur liens; pay dividends or distributions or redeem or repurchase capital stock; prepay, redeem or repurchase debt; make loans and investments; enter into agreements that restrict distributions from HNS’ subsidiaries; sell assets and capital stock of our subsidiaries; enter into certain transactions with affiliates; consolidate or merge with or into, or sell substantially all of our assets to, another person; and enter into new lines of business. In addition to these negative covenants, the amended Revolving Credit Facility, the indentures governing the Senior Notes, the COFACE Guaranteed Facility and/or the agreement governing the Term Loan Facility contain affirmative covenants that require us to: (i) preserve our businesses and properties; (ii) maintain insurance over our assets; (iii) pay and discharge all material taxes when due; and (iv) furnish the lenders’ administrative agent our financial statements for each fiscal quarter and fiscal year, certificates from a financial officer certifying that no Event of Default or Default (as defined in the respective agreements) has occurred during the fiscal period being reported, litigation and other notices, compliance with laws, maintenance of records and other such customary covenants. HNS and its subsidiaries comprise a substantial portion of the Company’s net assets and results of operations since January 1, 2006. Because of the negative covenants above, there are certain restrictions on the sale of HNS’ assets. As of March 31, 2011 and December 31, 2010, HNS’ net assets were $230.1 million and $221.9 million, respectively. Management believes that HNS was in compliance with all of its debt covenants as of March 31, 2011.

Prior to September 2005, we leased certain VSAT hardware under an operating lease with customers which were funded by two financial institutions at the inception of the operating lease for the future operating lease revenues. As part of the agreement, the financial institution received title to the equipment and obtained the residual rights to the equipment after the operating lease with the customer expires and assumed the credit risk associated with non-payment by the customers. However, we retained a continuing obligation to the financing institution to indemnify it from losses it may incur (up to the original value of the hardware) from non-performance of our system (a “Non-Performance Event”). Accordingly, we recognized a liability to the financial institution for the funded amount. We have not provided a reserve for a Non-Performance Event because we believe that the possibility of an occurrence of a Non-Performance Event due to a service outage is remote, given the ability to quickly re-establish customer service at relatively nominal costs.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

In July 2006, we entered into a capital lease with 95 West Co., Inc. (“95 West Co.”) and its parent, Miraxis License Holdings, LLC (“MLH”), which are our related parties as discussed in Note 15—Transactions with Related Parties. Pursuant to the capital lease agreement, 95 West Co. and MLH agreed to provide a series of coordination agreements allowing HNS to operate SPACEWAY 3 at the 95° orbital slot where 95 West Co. and MLH have higher priority rights. As of March 31, 2011, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables above. The remaining payments under the capital lease are subject to conditions in the agreement including our ability to operate SPACEWAY 3 and are $1.0 million for each of the years ending December 31, 2011 through 2016.

Note 11: Financial Instruments

Interest Rate Swap

The interest on the Term Loan Facility was at Adjusted LIBOR plus 2.50% per annum. To mitigate the variable interest rate risk associated with the Term Loan Facility, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We account for the Swap Agreement as a cash flow hedge in accordance with ASC 815-30 “Derivatives and Hedging—Cash Flow Hedges.” Accordingly, we recorded a net unrealized gain of $1.2 million and a net unrealized loss of $1.0 million for the three months ended March 31, 2011 and 2010, respectively, in AOCL associated with the fair market valuation of the interest rate swap. The net interest payments based on the Swap Agreement and the Term Loan Facility are paid quarterly and estimated to be approximately $8.8 million for each of the years ending December 31, 2011 through 2013 and $3.3 million for the year ending December 31, 2014. For each of the three months ended March 31, 2011 and 2010, we recorded $2.2 million of interest expense on the Term Loan Facility.

Note 12: Fair Value

Under ASC 820 “Fair Value Measurements and Disclosures,” fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in an orderly transaction between market participants at the measurement date, and the principal market is defined as the market in which the reporting entity would sell the asset or transfer the liability with the greatest volume and level of activity for the asset or liability. If there is no principal market, the most advantageous market is used. This is the market in which the reporting entity would sell the asset or transfer the liability with the price that maximizes the amount that would be received for the asset or minimizes the amount that would be paid to transfer the liability. ASC 820 clarifies that fair value should be based on assumptions market participants would make in pricing the asset or liability. Where available, fair value is based on observable quoted market prices or derived from observable market data. Where observable prices or inputs are not available, valuation models are used (i.e. Black-Scholes, a barrier option model or a binomial model). ASC 820 established the following three levels used to classify the inputs used in measuring fair value measurements:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs, other than quoted prices, that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on the assumptions market participants would use in pricing the asset or liability based on the best available information.

In determining fair value, we use various valuation approaches, including market, income and/or cost approaches. Other valuation techniques involve significant management judgment. As of March 31, 2011, the carrying values of cash and cash equivalents, receivables, net, accounts payable, and short-term debt approximated their respective fair values because of their short-term maturities.

Our investment in HTI was measured using Level 1 and Level 2 inputs for the Non-escrowed shares and Escrowed shares, respectively. The fair value of the Non-escrowed shares, as shown in the table below, was determined based on the quoted market prices. As of March 31, 2011, the Non-escrowed shares had a fair value of

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

$5.2 million. We recognized an unrealized gain of $1.4 million for the three months ended March 31, 2011 and an unrealized loss of $1.4 million since the inception of our investment in the Non-escrowed shares in AOCL. The fair value of the Escrowed shares, as shown in the table below, was determined using market observable data and utilizing a barrier option pricing model. The valuation of the Escrowed shares reflects the Company’s best estimate of what market participants would use in pricing the investment based on the best available information.

As of March 31, 2011, the carrying value of the Escrowed shares of $1.1 million approximated its estimated fair value. Based on our valuation analysis in accordance with ASC 320-10-35 “Investments—Debt and Equity Securities—Subsequent Measurement,” we determined that the decline in the estimated fair value of the Escrowed shares during 2010 is not an “other than temporary” impairment.

Our Senior Notes were categorized as Level 1 of the fair value hierarchy as we utilized pricing for recent market transactions for identical notes.

Our Term Loan Facility originally had a variable interest rate based on observable interest rates plus 2.50% per annum. To mitigate the variable interest rate risk, we entered into the Swap Agreement to swap the Adjusted LIBOR for a fixed interest rate of 5.12% per annum. As a result, the Term Loan Facility has a fixed interest rate of 7.62% per annum. We adjust the value of the interest rate swap on a quarterly basis. The fair value of the interest rate swap was categorized as Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are summarized below (dollars in thousands):

			March 31, 2011
	Level	Included In	Carrying Value		Fair Value
Marketable securities	2	Marketable securities	$23,672		$23,672
2006 Senior Notes	1	Long-term debt	$450,000		$465,750
2009 Senior Notes	1	Long-term debt	$140,792	(1)	$157,500
Term Loan Facility	2	Long-term debt	$115,000		$114,425
COFACE Guaranteed Facility	2	Long-term debt	$43,523		$44,379
Interest rate swap on the Term Loan Facility	2	Other long-term liabilities	$11,686		$11,686
Capital lease and others	2	Long-term debt	$4,996		$5,047
VSAT hardware financing	2	Long-term debt	$2,139		$2,029

(1)          Amount represents the face value of $150.0 million, net of the remaining original issue discount of $9.2 million.

Note 13: Income Taxes

For the three months ended March 31, 2011 and 2010, we recorded a net income tax expense of $1.9 million and $1.2 million, respectively. Because of our U.S. federal net operating loss (“NOL”) carryforward position and full valuation allowance against our net deferred tax assets, our income tax expense represents taxes associated with our foreign subsidiaries and state taxes. As of March 31, 2011, we estimated that our remaining NOL carry-forwards were approximately $319.3 million, expiring between the years 2012 and 2029, if unused, and our capital loss carry-forwards were approximately $10.4 million, expiring between 2011 and 2014, if unused.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

As of March 31, 2011, our German and United Kingdom (“U.K.”) subsidiaries have approximately $38.5 million and $56.2 million of NOL carryforwards, respectively. As the U.K. subsidiary is treated as a disregarded entity for U.S. income tax purposes, its net income or loss is reported on HNS’ partnership income tax return and subsequently allocated to us. The NOL carryforwards are available to reduce future U.K. taxable income and do not expire. The NOL carryforwards of the German subsidiary are available to reduce future German taxable income and do not expire.

As of March 31, 2011, we have not met the “more-likely-than-not” criteria of ASC 740 “Income Taxes” on deferred tax assets in certain jurisdictions, thus we maintained a full valuation allowance on these deferred tax assets. Any benefit realized from the reversal of valuation allowance will be recorded as a reduction to income tax expense.

In accordance with ASC 740, we have identified unrecognized tax benefits related to tax positions of $4.1 million as of December 31, 2010 and additional unrecognized tax benefits of $0.2 million through March 31, 2011. If recognized, the total unrecognized tax benefits would impact our effective tax rate. We do not believe that the unrecognized tax benefits will significantly fluctuate within the next twelve months. Following is a description of the tax years that remain subject to examination by major tax jurisdictions:

United States - Federal	1997 and forward
United States - Various States	1997 and forward
United Kingdom	2005 and forward
Germany	2004 and forward
Italy	2006 and forward
India	1995 and forward
Mexico	2000 and forward
Brazil	2004 and forward

Note 14: Employee Share-Based Payments

2006 Equity and Incentive Plan

In January 2006, we adopted and our Board of Directors approved the 2006 Equity and Incentive Plan (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards, as well as cash bonuses and long-term cash awards to directors, officers, other employees, advisors and consultants of the Company and its subsidiaries who are selected by our Compensation Committee for participation in the Plan. We recorded compensation expense related to the restricted stock awards, issued to members of our Board of Directors, our executives, a contractor and HNS’ employees, and restricted stock units, issued only to our international employees, after adjustment for forfeitures, of $0.3 million and $0.7 million for the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011, we had $1.2 million of unrecognized compensation expense related to the restricted stock awards and restricted stock units, which will be recognized over a weighted average life of 1.84 years.

Summaries of non-vested restricted stock awards and restricted stock units are as follows:

Restricted Stock Awards

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2010	78,326	$20.19
Vested	(22,175)	$14.87
Non-vested at March 31, 2011	56,151	$22.29

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Restricted Stock Units

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested at December 31, 2010	23,500	$26.68
Vested	(2,000)	$8.82
Non-vested at March 31, 2011	21,500	$28.34

Stock Option Program

Our Compensation Committee makes stock option awards under the Plan (the “Stock Option Program”), which consists of the issuance of non-qualified stock options to employees of the Company and its subsidiaries. The grant and exercise price of the stock options is the closing price of the Company’s common stock on the date of the grant. Any options forfeited or cancelled before exercise will be deposited back into the option pool and will become available for award under the Stock Option Program. Each grant has a 10 year life and vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. The fair value of each option award was estimated on the date of grant using a Black-Scholes option valuation model.

The key assumptions for the option awards for the three months ended March 31, 2011 are as follows:

Three Months Ended March 31, 2011
Volatility	45.4%
Weighted-average volatility	45.4%
Expected term	5 years
Risk-free interest rate	2.02%
Dividend yield	—
Discount for post-vesting restrictions	—

A summary of option activity under the Stock Option Program is presented below:

	Option Shares	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (In thousands)
Outstanding at December 31, 2010	1,196,950	$22.56	9.04	$21,412
Granted	5,000	$61.59	9.85	—
Forfeited or expired	(3,250)	$20.17

Outstanding at March 31, 2011	1,198,700	$22.73	8.80	$44,289

Vested and expected to vest at March 31, 2011	1,137,578	$22.74	8.80	$42,024

Exercisable at March 31, 2011	1,250	$17.03	7.71	$53

The compensation expense related to stock option awards is recognized on a straight-line basis over the four-year vesting period beginning on the date of grant. We recorded $1.4 million and $1.0 million of compensation expense for the three months ended March 31, 2011 and 2010, respectively. As of March 31, 2011, we had $11.3 million of unrecognized compensation expense for non-vested stock options, which will be recognized over a weighted average period of 2.88 years.

HNS’ Bonus Unit Plan

In July 2005, HNS adopted an incentive bonus unit plan (the “Bonus Unit Plan”), pursuant to which bonus units were granted to certain employees of the Company. The bonus units provide for time vesting over five years and are subject to a participant’s continued employment with HNS. Pursuant to the Bonus Unit Plan, if participants

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

in the Bonus Unit Plan are employed by HNS at the time of the predetermined exchange dates, they are entitled to exchange their vested bonus units for shares of our common stock. The number of our common stock shares to be issued upon each exchange is calculated based upon the fair market value of the vested bonus unit divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of the exchange. We recognized compensation expense of $0.1 million and $0.2 million for the three months ended March 31, 2011 and 2010, respectively, related to the Bonus Unit Plan. As of March 31, 2011 and December 31, 2010, HNS had 290,000 and 300,000, respectively, of outstanding bonus units, which will vest on July 15, 2011. If the total outstanding bonus units were to convert into our common stock as of March 31, 2011, they could be exchanged for approximately 33,900 shares of our common stock, net of applicable tax withholding. For the three months ended March 31, 2011, 10,000 bonus units were forfeited.

HNS’ Class B Membership Interests

HNS’ Class B membership interests were issued to certain members of our senior management, two of HNS’ former senior management and a member of our Board of Directors. The Class B membership interests are subject to certain vesting requirements, with 50% of the Class B membership interests subject to time vesting over five years and the other 50% vesting based upon certain performance criteria. At the holders’ election, vested Class B membership interests may be exchanged for our common stock. The number of shares of our common stock to be issued upon such exchange is based upon the fair market value of such vested Class B membership interest tendered for exchange divided by the average closing trading price of our common stock for the 20 business days immediately preceding the date of such exchange. On September 25, 2009, we registered 75,000 shares of our common stock with the SEC on a Registration Statement on Form S-8 to be issued, from time to time, upon the exchange of the Class B membership interests.

Pursuant to ASC 718 “Compensation—Stock Compensation,” HNS determined that the Class B membership interests had nominal value at the date of grant, and, accordingly, minimal compensation expense was recorded for each of the three months ended March 31, 2011 and 2010.

As of March 31, 2011, we had 3,280 outstanding Class B membership interests, which were fully vested. If the total outstanding Class B membership interests were to convert into our common stock as of March 31, 2011, they could be exchanged for approximately 693,100 shares of our common stock.

LightSquared 1998 Long Term Incentive Plan

In connection with the acquisition of HNS in 2006, the compensation committee of LightSquared, Inc. (“LightSquared”) determined that certain holders of stock options issued under the LightSquared 1998 Long Term Incentive Plan (the “LightSquared Plan”) would receive options to purchase our common stock, subject to certain terms under the LightSquared Plan, at the date LightSquared separated us into a publicly traded company (the “Distribution”). As of March 31, 2011, we had 57,500 options outstanding to purchase our common stock with a weighted average exercise price of $19.40 per share and an aggregate intrinsic value of $2.3 million.

The fair value of each option, as applicable, was determined on the date of grant, except for shares of restricted stock issued to a consultant. In accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”, the fair value of such shares is adjusted at the end of the reporting period, and accordingly, the fair value as of March 31, 2011 was used for determining compensation expense attributable to such shares.

Note 15:  Transactions with Related Parties

In the ordinary course of our operations, we enter into transactions with related parties to purchase and/or sell telecommunications services, equipment, and inventory. Related parties include all entities that are controlled by Apollo Management, L.P. and its affiliates (collectively “Apollo”), our controlling stockholder.

Separation Agreement

As part of the Distribution in 2006, LightSquared and the Company entered into a separation agreement (the “Separation Agreement”). Among other things, the Separation Agreement provides for certain indemnifications, tax sharing, consulting services and access to facilities.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Indemnification —The Separation Agreement provides that the Company will indemnify LightSquared against losses based on, arising out of, or resulting from (i) the ownership or the operation of the assets or properties transferred to the Company under the Separation Agreement, and the operation or conduct of the business of, including contracts entered into and any activities engaged in by, the Company, whether in the past or future; (ii) any other activities the Company engages in; (iii) any guaranty or keep well of or by LightSquared provided to any parties with respect to any of the Company’s actual or contingent obligations; and (iv) certain other matters described in the Separation Agreement. The Separation Agreement provides that LightSquared will indemnify the Company against losses based on, arising out of, or resulting from the ownership or operation of the assets or properties of Mobile Satellite Ventures LP (“MSV”) and TerreStar Networks, Inc., (“TerreStar”) or the operation or conduct of their businesses, including the contracts entered into by them, and certain other matters described in the Separation Agreement.

Tax sharing agreement—The tax sharing agreement governs the allocation between the Company and LightSquared of tax liabilities and related tax matters, such as the preparation and filing of tax returns and tax contests, for all taxable periods ended on or before February 21, 2006. The Company will generally be responsible for, and indemnify LightSquared and its subsidiaries against, all tax liabilities imposed on or attributable to (i) the Company and any of its subsidiaries relating to all taxable periods and (ii) LightSquared and any of its subsidiaries for all taxable periods or portions thereof ending on or prior to a change of control of LightSquared, in each case, after taking into account any tax attributes of LightSquared or any of its subsidiaries that are available to offset such tax liabilities. Notwithstanding the foregoing, the Company is not responsible for any taxes relating to MSV, TerreStar or a change of control of LightSquared. Additionally, under the tax sharing agreement, LightSquared is responsible for, and indemnifies the Company and its subsidiaries against, all tax liabilities imposed on or attributable to MSV and TerreStar relating to all taxable periods, LightSquared and any of its subsidiaries relating to all taxable periods or portions thereof beginning and ending after a change of control, and any change of control of LightSquared.

Hughes Telematics, Inc.

HTI is controlled by an affiliate of Apollo. Jeffrey A. Leddy, a member of HNS’ Board of Managers and our Board of Directors, is the Chief Executive Officer and a director of HTI and owns less than 1.5% of HTI’s equity as of March 31, 2011. In addition, Andrew Africk and Aaron Stone, members of HNS’ Board of Managers and our Board of Directors, are directors of HTI and partners of Apollo.

In July 2006, HNS granted a limited license to HTI allowing HTI to use the HUGHES trademark. The license is limited in that HTI may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the TELEMATICS name. As partial consideration for the license, the agreement provides that HNS will be HTI’s preferred engineering services provider. The license is royalty-free, except that HTI has agreed to pay a royalty to HNS in the event HTI no longer has a commercial or affiliated relationship with HNS.

In October 2007, HNS entered into an agreement with HTI and a customer of HTI, whereby HNS agreed to assume the rights and performance obligations of HTI in the event that HTI fails to perform its obligations due to a fundamental cause such as bankruptcy or the cessation of its telematics business. In connection with that agreement, HNS and HTI have entered into a letter agreement pursuant to which HTI has agreed to take certain actions to enable HNS to assume HTI’s obligations in the event that such action is required. However, as a result of the merger between HTI and Polaris Acquisition Corp in 2009, HNS’ obligations to HTI and its customer expired. In January 2008, HNS entered into an agreement with HTI for the development of an automotive telematics system for HTI, comprising the telematics system hub and the Telematics Control Unit (“TCU”), which will serve as the user appliance in the telematics system.

In March 2009, we made an equity investment in HTI, which represented approximately 3.8% of HTI’s outstanding common stock as of March 31, 2011 before giving effect to the “earn-out” of the Escrowed shares. If the full earn-out targets are achieved, our investment could represent approximately 3.5% of HTI’s outstanding common stock. In addition to the risk and valuation fluctuations associated with the “earn-out” targets, the carrying value of the investment in HTI may be subject to fair value adjustments in future reporting periods.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

In August 2009, HTI terminated substantially all of the development, engineering and manufacturing services with HNS as a result of the bankruptcy filing of one of HTI’s customers.

On December 18, 2009, HNS entered into a promissory note with HTI (the “Promissory Note”) for $8.3 million of account receivables that HTI owed to HNS. The Promissory Note had an amended maturity date of December 31, 2011 and an interest rate of 12% per annum. As of March 31, 2011 and December 31, 2010, the remaining Promissory Note had a balance of $5.5 million and $5.6 million, respectively.

95 West Co., Inc.

In July 2006, HNS entered into an agreement with 95 West Co. and its parent, MLH, pursuant to which 95 West Co. and MLH agreed to provide a series of coordination agreements which allow HNS to operate its SPACEWAY 3 at an orbital position where such parties have higher-priority rights. Jeffrey A. Leddy, a member of our Board of Directors and HNS’ Board of Managers, is the managing director of 95 West Co. and MLH and also owns a small interest in each. Andrew Africk, another member of our Board of Directors and HNS’ Board of Managers, is also a director of MLH. As part of the agreement, HNS agreed to pay $9.3 million, in annual installments of $0.3 million in 2006, $0.75 million in each year between 2007 and 2010 and $1.0 million in each year between 2011 and 2016 for the use of the orbital position, subject to conditions in the agreement including HNS’ ability to operate SPACEWAY 3. As of March 31, 2011, the remaining debt balance under the capital lease was $4.9 million, which was included in “Capital lease and other” in the short-term and long-term debt tables included in Note 10—Debt.

Smart & Final, Inc.

As of March 31, 2011, Apollo has controlled of Smart & Final, Inc. (“Smart & Final”). Therefore, Smart & Final is indirectly our related party. We provide broadband products and services to Smart & Final.

CKE Restaurants, Inc.

On July 12, 2010, an affiliate of Apollo acquired CKE Restaurants, Inc. (“CKE”). As a result, CKE indirectly became our related party as of that date. We provide broadband products and services to CKE.

Other

Certain members of our Board of Directors and officers serve on the boards of directors of some of our affiliates. In some cases, such directors and officers have received stock-based compensation from such affiliates for their service. In those cases, the amount of stock-based compensation received by the directors and officers is comparable to stock-based compensation awarded to other non-executive members of the affiliates’ boards of directors.

Related Party Transactions

Sales and purchase transactions with related parties are as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Sales:
HTI	$—	$301
Others	244	123

Total sales	$244	$424

Assets resulting from transactions with related parties are as follows (in thousands):

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

	March 31, 2011	December 31, 2010
Due from related parties:
HTI	$5,527	$5,632
Others	89	159

Total due from related parties	$5,616	$5,791

Note 16:  Segment Data

Set forth below is selected financial information for our operating segments (in thousands). There were no intersegment transactions.

	North America Broadband	International Broadband	Telecom Systems	HTS Satellite	Corporate and Other	Consolidated
As of or For the Three Months Ended March 31, 2011
Revenues	$193,706	$51,672	$16,692	$602	$1,420	$264,092
Operating income (loss)	$21,745	$(738)	$(316)	$(1,304)	$(4,467)	$14,920
Depreciation and amortization	$32,792	$3,750	$820	$—	$139	$37,501
Assets	$635,871	$187,843	$45,790	$308,731	$205,812	$1,384,047
Capital expenditures(1)	$39,200	$1,556	$10	$60,405	$2,850	$104,021
As of or For the Three Months Ended March 31, 2010
Revenues	$173,995	$43,456	$24,692	$—	$1,050	$243,193
Operating income (loss)	$9,616	$(1,156)	$3,708	$(858)	$(746)	$10,564
Depreciation and amortization	$25,519	$3,426	$1,024	$—	$164	$30,133
Assets	$636,622	$168,771	$45,877	$99,515	$328,710	$1,279,495
Capital expenditures(1)	$26,138	$4,187	$153	$32,767	$3,592	$66,837

(1)   Capital expenditures on an accrual basis were $98.9 million and $65.2 million for the three months ended March 31, 2011 and 2010, respectively.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 17:  Comprehensive Income (Loss)

Comprehensive income (loss) is as follows (in thousands)(1):

	Three Months Ended March 31,
	2011	2010
Net income (loss)	$685	$(6,174)

Other comprehensive income (loss):
Foreign currency translation adjustments	1,645	(729)
Unrealized loss on hedging instruments	(189)	(2,323)
Reclassification of realized loss on hedging instruments	1,404	1,368
Unrealized gain (loss) on available-for-sale securities	1,495	(647)

Total other comprehensive income (loss)	4,355	(2,331)

Comprehensive income (loss)	5,040	(8,505)
Comprehensive (income) loss attributable to the noncontrolling interest	115	(217)

Comprehensive income (loss) attributable to HCI	$5,155	$(8,722)

(1)          There is no tax impact for items included in the table since the Company has a full valuation allowance against its net deferred income taxes for all reporting periods.

Note 18:  Commitments and Contingencies

Litigation

We are periodically involved in litigation in the ordinary course of our business involving claims regarding intellectual property infringement, product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

In October 2008, Hughes Telecommunicaçoes do Brasil Ltda. (“HTB”), a wholly-owned subsidiary of HNS, received a tax assessment of approximately $8.0 million from the State of São Paulo Treasury Department. The tax assessment alleges that HTB failed to pay certain import taxes to the State of São Paulo. We do not believe the assessment is valid and plan to dispute the State of São Paulo’s claims and to defend vigorously against these allegations. Recent decrees and legislative actions by the State of São Paulo will alleviate approximately $5.1 million of the tax assessment over time with no impact to the Company. Therefore, we have not recorded a liability. It is the opinion of management that such litigation is not expected to have a material adverse effect on our financial position, results of operations or cash flows.

On May 18, 2009, the Company and HNS received notice of a complaint filed in the U.S. District Court for the Northern District of California by two California subscribers to the HughesNet service. The plaintiffs complain about the speed of the HughesNet service, the Fair Access Policy, early termination fees and certain terms and conditions of the HughesNet subscriber agreement. The plaintiffs seek to pursue their claims as a class action on behalf of other California subscribers. On June 4, 2009, the Company and HNS received notice of a similar complaint filed by another HughesNet subscriber in the Superior Court of San Diego County, California. The plaintiff in this case also seeks to pursue his claims as a class action on behalf of other California subscribers. Both cases have been consolidated into a single case in the U.S. District Court for the Northern District of California. In January 2011, the Company agreed to settle this consolidated case on a nationwide basis, subject to court approval. As a result, the Company accrued $1.9 million for estimated settlement costs, plaintiffs’ attorney fees and other related expenses as of December 31, 2010. In the event that the settlement is not effectuated, the Company would revert to its previous position of vigorously defending these matters as it believes that the allegations in these complaints are not meritorious.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

On December 18, 2009, the Company and HNS received notice of a complaint filed in the Cook County, Illinois, Circuit Court by a former subscriber to the HughesNet service. The complaint seeks a declaration allowing the former subscriber to file a class arbitration challenging early termination fees under the subscriber agreement. The Company was dismissed from this case in September 2010, while HNS remains a defendant. HNS’s motion to dismiss, filed in September 2010, is pending, and HNS will continue to vigorously defend the case.

Some or all of the Company, its directors, EchoStar, EchoStar Satellite Services, L.L.C. (“EchoStar LLC”), Broadband Acquisition Corporation (“Merger Sub”), and Apollo Global Management, LLC (“AGM”) have been named as defendants in five shareholder class action lawsuits in connection with the proposed transaction in which EchoStar will acquire all of the outstanding equity of the Company. On February 18, 2011, the Gottlieb Family Foundation filed its class action complaint in the Circuit Court for Montgomery County, Maryland. On February 23, 2011, Plymouth County Retirement System filed its shareholder class action complaint, which has since been voluntarily dismissed by the plaintiffs, in the Court of Chancery of the State of Delaware. On February 24, 2011, Edward Ostensoe filed his shareholder class action complaint in the Circuit Court for Montgomery County, Maryland. On February 28, 2011, Nina J. Shah Rohrbasser Irr. Trust filed its shareholder class action complaint in the Court of Chancery of the State of Delaware. On March 8, 2011, entities affiliated with ALJ Capital Management, LLC filed their shareholder class action complaint in the Court of Chancery of the State of Delaware. Each complaint alleges, among other things, that the directors of the Company breached their fiduciary duties in agreeing to the transaction and that some or all of the Company, EchoStar, EchoStar LLC, Merger Sub and AGM aided and abetted such breaches by the directors of the Company. In each case, the plaintiffs seek to enjoin the proposed transaction and/or damages, costs, and attorney fees. On April 28, 2011, the Company, its directors, and AGM entered into a Memorandum of Understanding with the plaintiffs in the Maryland actions that contains the essential terms of a settlement agreed to in principle between the parties (the “Settlement”). The Settlement remains subject to the approval of the court or courts, and contemplates the dismissal with prejudice of all four actions. The Company believes that the allegations in all of these complaints are not meritorious and if necessary, will vigorously contest these actions.

No other material legal proceedings have commenced or been terminated during the period covered by this report.

Commitments

In June 2009, HNS entered into an agreement with SS/L, under which HNS is obligated to pay an aggregate of approximately $252.0 million for the construction of our Jupiter satellite and has agreed to make installment payments to SS/L upon the completion of each milestone set forth in the agreement. As of March 31, 2011, the remaining obligation for the construction and the launch of Jupiter was $164.9 million. We anticipate launching Jupiter in the first half of 2012. In connection with the construction of Jupiter, HNS has entered into a contract with Barrett Xplore Inc. (“Barrett”), whereby Barrett has agreed to lease user beams and purchase gateways and terminals for the Jupiter satellite that are designed to operate in Canada.

We are contingently liable under standby letters of credit and bonds in the aggregate amount of $19.0 million that were undrawn as of March 31, 2011. Of this amount, $4.6 million was issued under the Revolving Credit Facility; $0.7 million was secured by restricted cash; $1.1 million related to insurance bonds; and $12.6 million was issued under credit arrangements available to our foreign subsidiaries. Certain letters of credit issued by our foreign subsidiaries are secured by their assets. As of March 31, 2011, these obligations were scheduled to expire as follows: $7.8 million in 2011; $8.3 million in 2012; $0.5 million in 2013; $0.3 million in 2014; and $2.1 million thereafter.

Note 19:  Supplemental Guarantor and Non-Guarantor Financial Information

In lieu of providing separate unaudited financial statements of HNS, the Co-Issuer and HNS’ guarantor subsidiaries, condensed financial statements prepared in accordance with Rule 3-10 and Rule 5-04 of Regulation S-X are presented below. The column marked “Parent” represents our results of operations, with the subsidiaries accounted for using the equity method. The column marked “Subsidiary Issuer” represents the results of HNS. The column marked “Guarantor Subsidiaries” includes the results of HNS’ guarantor subsidiaries and the Co-Issuer, which is a co-issuer of HNS’ Senior Notes and which had no assets, operations, revenues or cash flows for the periods presented. The column marked “Non-Guarantor Subsidiaries” includes the results of non-guarantor subsidiaries of the Company and HNS. Eliminations necessary to arrive at the information for the Company on a

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

consolidated basis for the periods presented are included in the column so labeled. Separate financial statements and other disclosures concerning the Co-Issuer and HNS’ Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following represents the supplemental condensed financial statements of the Company, HNS, the Guarantor Subsidiaries and the Non-guarantor Subsidiaries. These condensed financial statements should be read in conjunction with our condensed consolidated financial statements and notes thereto. In 2010, the Company liquidated one of its wholly-owned non-guarantor subsidiaries. As a result, certain prior period items in the following supplemental condensed financial statements have been reclassified to conform to the current period presentation.

Condensed Consolidated Balance Sheet as of March 31, 2011

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$72,186	$33,091	$144	$11,493	$—	$116,914
Marketable securities	20,993	2,679	—	—	—	23,672
Receivables, net	11,856	138,217	72	61,849	(28,637)	183,357
Inventories	—	47,337	—	12,290	—	59,627
Prepaid expenses and other	81	8,862	71	17,817	(37)	26,794
Total current assets	105,116	230,186	287	103,449	(28,674)	410,364
Property, net	—	776,370	33,497	27,734	—	837,601
Investment in subsidiaries	229,461	118,600	—	—	(348,061)	—
Other assets	8,363	99,729	135	30,541	(2,686)	136,082
Total assets	$342,940	$1,224,885	$33,919	$161,724	$(379,421)	$1,384,047

Liabilities and equity
Accounts payable	$3,313	$77,347	$123	$37,717	$(20,941)	$97,559
Short-term debt	—	1,304	—	3,396	—	4,700
Accrued liabilities and other	1,263	135,690	—	22,503	(7,696)	151,760
Total current liabilities	4,576	214,341	123	63,616	(28,637)	254,019
Long-term debt	—	753,664	—	2,786	—	756,450
Other long-term liabilities	—	26,764	—	2,723	(2,723)	26,764
Total HCI stockholders’ equity	335,965	230,116	25,346	92,599	(348,061)	335,965
Noncontrolling interests	2,399	—	8,450	—	—	10,849

Total liabilities and equity	$342,940	$1,224,885	$33,919	$161,724	$(379,421)	$1,384,047

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Balance Sheet as of December 31, 2010

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$56,583	$67,707	$256	$13,585	$—	$138,131
Marketable securities	37,857	6,675	—	—	—	44,532
Receivables, net	9,437	141,422	38	61,067	(25,272)	186,692
Inventories	—	45,388	—	12,431	—	57,819
Prepaid expenses and other	181	9,172	70	16,704	—	26,127
Total current assets	104,058	270,364	364	103,787	(25,272)	453,301
Property, net	—	713,007	32,948	28,097	—	774,052
Investment in subsidiaries	221,665	118,080	—	—	(339,745)	—
Other assets	7,404	98,967	1,405	29,746	(1,700)	135,822
Total assets	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	$1,363,175
Liabilities and equity
Accounts payable	$681	$101,684	$199	$36,764	$(19,126)	$120,202
Short-term debt	—	2,284	—	4,001	—	6,285
Accrued liabilities and other	756	109,561	—	24,619	(6,146)	128,790
Total current liabilities	1,437	213,529	199	65,384	(25,272)	255,277
Long-term debt	—	737,677	—	2,899	—	740,576
Other long-term liabilities	—	27,308	—	1,700	(1,700)	27,308
Total HCI stockholders’ equity	329,050	221,904	26,194	91,647	(339,745)	329,050
Noncontrolling interests	2,640	—	8,324	—	—	10,964
Total liabilities and equity	$333,127	$1,200,418	$34,717	$161,630	$(366,717)	$1,363,175

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2011

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues	$205	$229,340	$362	$41,996	$(7,811)	$264,092
Operating costs and expenses:
Costs of revenues	—	156,842	—	32,487	(7,045)	182,284
Selling, general and administrative	4,305	47,753	835	8,850	(766)	60,977
Research and development	—	5,154	—	—	—	5,154
Amortization of intangible assets	—	682	—	75	—	757
Total operating costs and expenses	4,305	210,431	835	41,412	(7,811)	249,172
Operating income (loss)	(4,100)	18,909	(473)	584	—	14,920
Other income (expense):
Interest expense	—	(12,324)	—	(227)	46	(12,505)
Interest and other income (loss), net	83	(28)	—	162	(46)	171
Equity in earnings (losses) of subsidiaries	4,769	(1,111)	—	—	(3,658)	—
Income (loss) before income tax expense	752	5,446	(473)	519	(3,658)	2,586
Income tax expense	(131)	(282)	—	(1,488)	—	(1,901)
Net income (loss)	621	5,164	(473)	(969)	(3,658)	685
Net (income) loss attributable to noncontrolling interests	217	—	(375)	311	—	153
Net income (loss) attributable to HCI stockholders	$838	$5,164	$(848)	$(658)	$(3,658)	$838

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2010

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenues	$251	$212,471	$988	$35,826	$(6,343)	$243,193
Operating costs and expenses:
Costs of revenues	—	155,328	306	26,947	(5,982)	176,599
Selling, general and administrative	770	41,086	1,372	7,458	(361)	50,325
Research and development	—	4,460	455	—	—	4,915
Amortization of intangible assets	—	534	168	88	—	790
Total operating costs and expenses	770	201,408	2,301	34,493	(6,343)	232,629
Operating income (loss)	(519)	11,063	(1,313)	1,333	—	10,564
Other income (expense):
Interest expense	—	(15,793)	—	(348)	31	(16,110)
Interest and other income (loss), net	56	(359)	870	55	(31)	591
Equity in earnings (losses) of subsidiaries	(5,812)	(246)	—	—	6,058	—
Income (loss) before income tax (expense) benefit	(6,275)	(5,335)	(443)	1,040	6,058	(4,955)
Income tax expense	(2)	(227)	(3)	(987)	—	(1,219)
Net income (loss)	(6,277)	(5,562)	(446)	53	6,058	(6,174)
Net (income) loss attributable to noncontrolling interests	137	—	(141)	38	—	34
Net income (loss) attributable to HCI stockholders	$(6,140)	$(5,562)	$(587)	$91	$6,058	$(6,140)

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2011

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$621	$5,164	$(473)	$(969)	$(3,658)	$685
Adjustments to reconcile net income (loss) to net cash flows from operating activities	(1,888)	44,127	1,384	842	3,658	48,123
Net cash provided by (used in) operating activities	(1,267)	49,291	911	(127)	—	48,808
Cash flows from investing activities:
Change in restricted cash	—	—	—	373	—	373
Purchases of marketable securities	(11,999)	—	—	—	—	(11,999)
Proceeds from sales of marketable securities	28,869	3,999	—	—	—	32,868
Expenditures for property	—	(98,898)	(1,023)	(1,348)	—	(101,269)
Expenditures for capitalized software	—	(2,752)	—	—	—	(2,752)
Proceeds from sales of property	—	—	—	80	—	80
Net cash provided by (used in) investing activities	16,870	(97,651)	(1,023)	(895)	—	(82,699)
Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	898	—	898
Repayments of revolver borrowings	—	—	—	(945)	—	(945)
Long-term debt borrowings	—	16,490	—	332	—	16,822
Repayment of long-term debt	—	(1,731)	—	(1,025)	—	(2,756)
Debt issuance costs	—	(1,015)	—	—	—	(1,015)
Net cash provided by (used in) financing activities	—	13,744	—	(740)	—	13,004
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(330)	—	(330)
Net increase (decrease) in cash and cash equivalents	15,603	(34,616)	(112)	(2,092)	—	(21,217)
Cash and cash equivalents at beginning of period	56,583	67,707	256	13,585	—	138,131
Cash and cash equivalents at end of period	$72,186	$33,091	$144	$11,493	$—	$116,914

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2010

(In thousands)

(Unaudited)

	Parent	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(6,277)	$(5,562)	$(446)	$53	$6,058	$(6,174)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	5,222	18,845	218	549	(6,058)	18,776
Net cash provided by (used in) operating activities	(1,055)	13,283	(228)	602	—	12,602
Cash flows from investing activities:
Change in restricted cash	—	(1)	—	87	—	86
Purchases of marketable securities	(5,166)	(22,615)	—	—	—	(27,781)
Proceeds from sales of marketable securities	5,000	10,000	—	—	—	15,000
Expenditures for property	—	(59,409)	(642)	(3,620)	—	(63,671)
Expenditures for capitalized software	—	(3,166)	—	—	—	(3,166)
Net cash used in investing activities	(166)	(75,191)	(642)	(3,533)	—	(79,532)
Cash flows from financing activities:
Short-term revolver borrowings	—	—	—	1,999	—	1,999
Repayments of revoler borrowings	—	—	—	(2,430)	—	(2,430)
Long-term debt borrowings	—	550	—	670	—	1,220
Repayment of long-term debt	—	(443)	—	(1,278)	—	(1,721)
Debt issuance costs	—	(1,742)	—	—	—	(1,742)
Net cash provided by financing activities	—	(1,635)	—	(1,039)	—	(2,674)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,739	—	1,739
Net increase (decrease) in cash and cash equivalents	(1,221)	(63,543)	(870)	(2,231)	—	(67,865)
Cash and cash equivalents at beginning of period	74,825	173,991	1,091	11,131	—	261,038
Cash and cash equivalents at end of period	$73,604	$110,448	$221	$8,900	$—	$193,173

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 20: Subsequent Event—Acquisition by EchoStar Corporation

On June 8, 2011, EchoStar completed its previously announced acquisition of the Company, pursuant to which a wholly owned subsidiary of EchoStar Corporation merged with and into HCI with HCI becoming an indirect wholly owned subsidiary of EchoStar Corporation and a direct wholly owned subsidiary of EH Holding Corporation.  EH Holding Corporation is a holding company wholly owned by EchoStar Corporation that was formed in March 2011 to facilitate the Merger and related financing transactions.  EH Holding Corporation was renamed Hughes Satellite Systems Corporation (“HSS”) in October 2011.  The cash portion of the Merger, related costs and repayment of certain indebtedness of the Company, including of its wholly owned subsidiary HNS, was financed with a combination of the net proceeds from the issuance of $1.1 billion of HSS’ 6½% Senior Secured Notes due 2019 and $900 million of HSS’ 7 5/8% Senior Notes due 2021 (together referred to as the “New Senior Debt”) and existing cash balances and marketable securities at EchoStar Corporation and the Company.

Upon the closing of the Merger, HCI and certain of its wholly-owned subsidiaries, including HNS, fully and unconditionally guaranteed, on a joint and several basis, the obligations of HSS under the New Senior Debt.

The condensed consolidating financial information set forth below is prepared in accordance with Rule 3-10 of Regulation S-X, based on the guarantor structure of the New Senior Debt as related to HCI and its subsidiaries, including the condensed balance sheet information, the condensed statement of operations information and the condensed statement of cash flows information of HCI and the guarantor subsidiaries on a combined basis and the non-guarantor subsidiaries on a combined basis and the eliminations necessary to arrive at the corresponding information of the Company on a consolidated basis. These condensed financial statements should be read in conjunction with our condensed consolidated financial statements and notes thereto.

Condensed Consolidating Balance Sheet as of March 31, 2011

(In thousands)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$105,421	$11,493	$—	$116,914
Marketable securities	23,672	—	—	23,672
Receivables, net	142,449	61,849	(20,941)	183,357
Inventories	47,337	12,290	—	59,627
Prepaid expenses and other	9,014	17,817	(37)	26,794
Total current assets	327,893	103,449	(20,978)	410,364
Property, net	809,867	27,734	—	837,601
Investment in subsidiary	92,599	—	(92,599)	—
Other assets	108,227	30,541	(2,686)	136,082
Total assets	$1,338,586	$161,724	$(116,263)	$1,384,047
Liabilities and equity
Accounts payable	$80,783	$37,717	$(20,941)	$97,559
Short term debt	1,304	3,396	—	4,700
Accrued liabilities and other	129,257	22,503	—	151,760
Total current liabilities	211,344	63,616	(20,941)	254,019
Long-term debt	753,664	2,786	—	756,450
Other long-term liabilities	26,764	2,723	(2,723)	26,764
Total HCI stockholders’ equity	335,965	92,599	(92,599)	335,965
Noncontrolling interests	10,849	—	—	10,849
Total liabilities and equity	$1,338,586	$161,724	$(116,263)	$1,384,047

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2011

(In thousands)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenues	$229,907	$41,996	$(7,811)	$264,092
Operating costs and expenses:
Costs of revenues	156,842	32,487	(7,045)	182,284
Selling, general and administrative	52,893	8,850	(766)	60,977
Research and development	5,154	—		5,154
Amortization of intangible assets	682	75		757
Total operating costs and expenses	215,571	41,412	(7,811)	249,172
Operating income (loss)	14,336	584	—	14,920
Other income (expense):
Interest expense	(12,324)	(227)	46	(12,505)
Other income, net	55	162	(46)	171
Equity in earnings of subsidiaries	(658)	—	658	—
Income (loss) before income taxes expense	1,409	519	658	2,586
Income tax (expense) benefit	(413)	(1,488)	—	(1,901)
Net income (loss)	996	(969)	658	685
Net (income) loss attributable to noncontrolling interests	(158)	311	—	153
Net income (loss) attributable to HCI stockholders	$838	(658)	658	838

Condensed Consolidating Statement of Operations for the Three Months Ended March 31, 2010

(In thousands)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Revenues	$213,710	$35,826	$(6,343)	$243,193
Operating costs and expenses:
Costs of revenues	155,634	26,947	(5,982)	176,599
Selling, general and administrative	43,228	7,458	(361)	50,325
Research and development	4,915	—	—	4,915
Amortization of intangible assets	702	88	—	790
Total operating costs and expenses	204,479	34,493	(6,343)	232,629
Operating income (loss)	9,231	1,333	—	10,564
Other income (expense):
Interest expense	(15,793)	(348)	31	(16,110)
Other income, net	567	55	(31)	591
Equity in earnings of subsidiaries	91	—	(91)	—
Income (loss) before income taxes expense	(5,904)	1,040	(91)	(4,955)
Income tax (expense) benefit	(232)	(987)	—	(1,219)
Net income (loss)	(6,136)	53	(91)	(6,174)
Net (income) loss attributable to noncontrolling interests	(4)	38	—	34
Net income (loss) attributable to HCI stockholders	$(6,140)	$91	$(91)	$(6,140)

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2011

(In thousands)

	Guarantor	Non- Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Total
Cash Flows From Operating Activities:
Net income (loss)	$996	$(969)	$658	$685
Adjustments to reconcile net income (loss) to net cash flows from operating activities	47,939	842	(658)	48,123
Net cash provided by (used in) operating activities	48,935	(127)	—	48,808
Cash Flows From Investing Activities:
Change in restricted cash	—	373	—	373
Purchases of marketable securities	(11,999)	—	—	(11,999)
Sales of marketable securities	32,868	—	—	32,868
Expenditures for property	(99,921)	(1,348)	—	(101,269)
Expenditures for capitalized software	(2,752)	—	—	(2,752)
Proceeds from sale of property	—	80	—	80
Other, net	—	—	—	—
Net cash used in investing activities	(81,804)	(895)	—	(82,699)
Cash Flows From Financing Activities:
Short-term revolver borrowings	—	898	—	898
Repayments of revolver borrowings	—	(945)	—	(945)
Proceeds from exercise of stock options	—	—	—	—
Long-term debt borrowings	16,490	332	—	16,822
Repayment of long-term debt	(1,731)	(1,025)	—	(2,756)
Debt issuance costs	(1,015)	—	—	(1,015)
Net cash provided by (used in) financing activities	13,744	(740)	—	13,004
Effect of exchange rate changes on cash and cash equivalents	—	(330)	—	(330)
Net increase (decrease) in cash and cash equivalents	(19,125)	(2,092)	—	(21,217)
Cash and cash equivalents at beginning of period	124,546	13,585	—	138,131
Cash and cash equivalents at end of period	$105,421	$11,493	$—	$116,914

HUGHES COMMUNICATIONS, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — Continued

Condensed Consolidating Statement of Cash Flows for the Three Months Ended March 31, 2010

(In thousands)

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Total
Cash Flows From Operating Activities:
Net income (loss)	$(6,136)	$53	$(91)	$(6,174)
Adjustments to reconcile net income (loss) to net cash flows from operating activities	18,027	658	91	18,776
Net cash provided by (used in) operating activities	11,891	711	—	12,602
Cash Flows From Investing Activities:
Change in restricted cash	(1)	87	—	86
Purchases of marketable securities	(27,781)	—	—	(27,781)
Sales of marketable securities	15,000	—	—	15,000
Expenditures for property	(60,051)	(3,620)	—	(63,671)
Expenditures for capitalized software	(3,166)	—	—	(3,166)
Net cash used in investing activities	(75,999)	(3,533)	—	(79,532)
Cash Flows From Financing Activities:
Short-term revolver borrowings	—	1,999	—	1,999
Repayments of revolver borrowings	—	(2,430)	—	(2,430)
Long-term debt borrowings	550	670	—	1,220
Repayment of long-term debt	(443)	(1,278)	—	(1,721)
Debt issuance costs	(1,742)	—	—	(1,742)
Net cash provided by (used in) financing activities	(1,635)	(1,039)	—	(2,674)
Effect of exchange rate changes on cash and cash equivalents	—	1,739	—	1,739
Net increase (decrease) in cash and cash equivalents	(65,743)	(2,122)	—	(67,865)
Cash and cash equivalents at beginning of period	249,869	11,169	—	261,038
Cash and cash equivalents at end of period	$184,126	$9,047	$—	$193,173

Hughes Satellite Systems Corporation

Offer to Exchange up to $1,100,000,000 aggregate principal amount of new
6 1/2% Senior Secured Notes due 2019 and
up to $900,000,000 aggregate principal amount of new 7 5/8% Senior Notes due 2021, which have been registered under the Securities Act of 1933, for any and all of its outstanding 6 1/2% Senior Secured Notes due 2019 and 7 5/8% Senior Notes due 2021

PROSPECTUS

January 27, 2012

All tendered Old Notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below.  Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Facsimile:

(612) 667-6282

For Information or Confirmation by telephone:

(800) 344-5128

By registered mail or certified

mail:

Wells Fargo Bank, National Association

MAC - N9303-121

Corporate Trust Operations

P.O. Box 1517

Minneapolis, Minnesota 55480-1517

By regular mail or overnight

courier:

Wells Fargo Bank, National Association

MAC - N9303-121

Corporate Trust Operations

Sixth Street & Marquette Avenue

Minneapolis, Minnesota 55479

By hand:

Wells Fargo Bank, National Association

Northstar East Building – 12th floor

Corporate Trust Services

608 Second Avenue South

Minneapolis, Minnesota 55402